As filed with the Securities and Exchange Commission on January 30, 2015

Registration No. 333-199113

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Costamare Partners LP
(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	98-1200487 (I.R.S. Employer Identification No.)

60 Zephyrou Street & Syngrou Avenue, 17564 Athens Greece, +30-210-949-0050
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 590-9338
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William P. Rogers, Jr. D. Scott Bennett Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY (212) 474-1000	Stephen P. Farrell Finnbarr D. Murphy Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000	Sean T. Wheeler Tim Fenn Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common units representing limited partner interests	$100,000,000	$12,880(3)

(1)	Includes common units issuable upon exercise of the underwriters’ option to purchase additional common units.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 30, 2015

PRELIMINARY PROSPECTUS

Costamare Partners LP
Common Units
Representing Limited Partner Interests
$   per common unit

This is the initial public offering of our common units. We currently expect the initial public offering price to be between $   and $   per common unit.

We have granted the underwriters an option to purchase up to an additional   common units.

Members of the Konstantakopoulos family and certain funds managed by York Capital Management Global Advisors LLC, which is the joint venture partner of Costamare Inc., or “Costamare”, for the ownership of certain vessels, have indicated that they currently intend to purchase up to an aggregate of approximately $  million and $  million, respectively, of common units in the offering at the public offering price. This represents an aggregate of approximately  common units based on the midpoint of the price range set forth above. The number of common units available for sale to the general public will be reduced to the extent of these sales.

We intend to apply to list the common units on the New York Stock Exchange under the symbol “CMRP”.

We are an “emerging growth company”, and we are eligible for reduced reporting requirements. See “Summary—Implications of Being an Emerging Growth Company”.

Investing in our common units involves risks. See “Risk Factors” beginning on page 31.

These risks include the following:

•

We may not have sufficient cash from operations, following the establishment of cash reserves and payment of fees and expenses, to enable us to pay the minimum quarterly distribution on our common units and subordinated units.

•

We will be required to make substantial capital expenditures to maintain the operating capacity of our fleet and acquire vessels, which may reduce or eliminate the amount of cash available for distribution.

•

Our ability to acquire additional containerships from Costamare or third parties will depend upon our ability to raise additional equity and debt financing, to fund all or a portion of the acquisition costs of these vessels, and may be dependent on the consent of existing lenders to Costamare.

•	Our debt levels may limit our ability to obtain additional financing, pursue other business opportunities and pay distributions to unitholders.
•	We depend on Costamare and its affiliates, including Costamare Shipping Company S.A., to operate and expand our businesses and compete in our markets.
•

Our future performance depends on the level of world and regional demand for chartering containerships, and a recurrence of the recent global economic slowdown may impede our ability to continue to grow our business.

•

We have only four vessels in our initial fleet. Any limitation in the availability or operation of those vessels could have a material adverse effect on our business, financial condition, results of operations and cash flows, which effect would be amplified by the small size of our initial fleet.

•

Unitholders have limited voting rights, and our partnership agreement restricts the voting rights of unitholders (other than our general partner and its affiliates, including Costamare) owning more than 4.9% of our common units.

•

Our unitholders will not be entitled to elect our general partner or its directors, subject to our general partner’s option to cause us at some point in the future to be managed by our own board of directors and, in that connection, to cause the common unitholders to permanently have the right to elect a majority of our directors.

•

Upon completion of this offering, Costamare and our general partner will own a  % interest in us and will have conflicts of interest and limited fiduciary and contractual duties to us and our common unitholders, which may permit them to favor their own interests to your detriment.

•	Even if public unitholders are dissatisfied, they cannot initially remove our general partner without Costamare’s consent.
•	You will experience immediate and substantial dilution of $ per common unit.
•	Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.
•	U.S. tax authorities could treat us as a “passive foreign investment company” under certain circumstances, which would have adverse U.S. federal income tax consequences to U.S. unitholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds, before expenses, to Costamare Partners LP(1)(2)	$	$

(1)

Excludes an aggregate structuring fee of  % of the offering proceeds before discounts and expenses, payable to Morgan Stanley & Co. LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. We will also pay up to $25,000 of reasonable fees and expenses of counsel related to the review by the Financial Industry Regulatory Authority, Inc. of the terms of sale of the common units offered hereby. See “Underwriting”.

(2)	Excludes offering expenses payable by us as described in “Expenses Related to This Offering”.

The underwriters expect to deliver the common units to purchasers on or about  , 2015 through the book-entry facilities of The Depository Trust Company.

Morgan Stanley	Barclays	Citigroup	Wells Fargo Securities
Credit Suisse		J.P. Morgan

 , 2015

We are responsible for the information contained in this prospectus and in any free writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus.

i

ii

iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus. Unless we otherwise specify, all references to information and data in this prospectus about our business and fleet refer to our business and fleet to be contributed to the Partnership upon the closing of this offering. Prior to the closing of this offering, the Partnership will not own any vessels. You should read the entire prospectus carefully, including the historical financial statements of Costamare Partners LP Predecessor, which includes the subsidiaries of Costamare Inc. that own the vessels in our initial fleet, and the notes to those financial statements. The information presented in this prospectus assumes, unless otherwise noted, (1) an initial public offering price of $   per common unit (the midpoint of the price range set forth on the cover of this prospectus) and (2) that the underwriters do not exercise their option to purchase additional common units. You should read “Risk Factors” for more information about important risks that you should consider carefully before buying our common units. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts are presented in, U.S. dollars.

References in this prospectus to “Costamare Partners”, “we”, “our”, “us” and “the Partnership” or similar terms when used in a historical context refer to Capetanissa Maritime Corporation, Jodie Shipping Co., Kayley Shipping Co. and Raymond Shipping Co., the subsidiaries of Costamare Inc. that hold interests in the vessels in our initial fleet. When used in the present tense or prospectively, those terms refer to Costamare Partners LP or any one or more of its subsidiaries, or to all such entities unless the context otherwise indicates. Please read “—Summary Financial, Operating and Pro Forma Data” beginning on page 26 for an overview of our predecessor’s operating results and financial position.

References in this prospectus to “our general partner” refer to Costamare Partners GP LLC, the general partner of Costamare Partners. References in this prospectus to “Costamare” refer, depending on the context, to Costamare Inc. and to any one or more of its direct and indirect subsidiaries, including Croy Holdings Inc., other than us. References in this prospectus to “Costamare Shipping” refer to Costamare Shipping Company S.A., an affiliate of Costamare controlled by Costamare’s chairman and chief executive officer. References in this prospectus to “Shanghai Costamare” refer to Shanghai Costamare Ship Management Co., Ltd., a Chinese corporation affiliated with Costamare Inc. References in this prospectus to “York” refer to York Capital Management Global Advisors LLC, Sparrow Holdings L.P., Bluebird Holdings L.P. and certain affiliated funds on whose behalf York Capital Management Global Advisors LLC has entered into the Framework Agreement (as defined herein) and the omnibus agreement (as discussed elsewhere in this prospectus), as the context may require. References in this prospectus to the “Framework Agreement” refer to the Framework Deed between Costamare Inc. and its wholly- owned subsidiary, Costamare Ventures Inc., on the one hand, and York and its affiliated fund, Sparrow Holdings, L.P., on the other, as amended from time to time, pursuant to which Costamare and York agreed to jointly invest in newbuild and secondhand container vessels through jointly held companies in which Costamare holds a 25% to 75% interest (any such entity, referred to as a “JV Entity”, and any such jointly owned or acquired vessel, referred to as a “JV vessel”). References in this prospectus to “V.Ships Greece” refer to V.Ships Greece Ltd. We use the term “twenty foot equivalent unit”, or “TEU”, the international standard measure of containers, in describing the capacity of our containerships.

Costamare Partners LP

We are a growth-oriented limited partnership formed to own, operate and acquire containerships under long-term, fixed-rate charters, which we define as charters of five full years or more. As of December 31, 2014, our initial fleet of four containerships had an average capacity of approximately 9,000 TEU and an average remaining charter term (weighted by TEU capacity) of approximately 6.2 years, with charter terms expiring between April 2018 and February 2023. These four vessels will be contributed to us by Costamare, one of the largest publicly listed containership owners by TEU capacity, which will control us through its ownership of our general partner. We believe that Costamare intends to utilize us as its primary growth vehicle to pursue the acquisition of containerships that are expected to generate long-term, predictable cash flows, although there is no guarantee that we will be able to take advantage of opportunities to grow or generate the desired cash flows, nor is there any guarantee that Costamare will utilize us in this manner.

We are an owner of containerships and we generate our revenues by chartering them to leading liner companies pursuant to long-term, fixed-rate charters. Under the terms of these charters, we provide crewing and technical management, while the charterer is generally responsible for securing cargos, fuel costs and voyage expenses. Our charters provide for a fixed hire rate over the life of the charter, regardless of the utilization of the vessel. We intend to focus primarily on large modern vessels because we believe that the economies of scale and fuel savings of newly designed vessels are most appealing to our customers, the major liner companies. We believe our focus on owning modern, high quality containerships, chartered under long-term contracts with staggered maturities, will provide stability and predictability to our revenues and cash flows and minimize re-chartering risk. In addition, we are focused on providing charters to a diversified group of leading liner companies, which we believe will minimize our counterparty risk. Though there is no guarantee that we will be able to take advantage of opportunities to grow or generate the desired cash flows, we believe that our strategy will ensure the long-term stability of our distributions.

Upon the closing of this offering, we will own four containerships, of which three were built in 2013 and one in 2006. These containerships operate under long-term charters with Mediterranean Shipping Company, S.A., or “MSC”, affiliates of the Evergreen Marine Corporation Taiwan Ltd., or “Evergreen”, and Cosco Container Lines Co., Ltd., or “COSCO”. We will also have options to acquire an additional ten identified vessels and certain other rights under which we may acquire additional containerships with long-term charters from Costamare and, with respect to the JV vessels, York as described below. We believe that such options and rights will provide us with significant built-in growth opportunities. We may also grow through further acquisitions of containerships, not only from Costamare and York, but also from liner companies, shipyards and other shipowners. We believe that executing our growth strategy, while providing reliable service to our customers, will enable us to grow our distributions per unit. However, we cannot assure you that we will make any particular acquisition or that as a consequence we will successfully grow the amount of our per unit distributions. Among other things, our ability to acquire additional containerships will be dependent upon our ability to raise additional equity and debt financing.

Initial Fleet

Upon the closing of this offering, our initial fleet will consist of the following four vessels. As of December 31, 2014, these four vessels had an average age (weighted by TEU capacity) of approximately 3.5 years and an average remaining charter term (weighted by TEU capacity) of approximately 6.2 years:

Vessel Name	Charterer	Year Built	Capacity (TEU)	Daily Charter Rate (U.S. dollars)	Expiration of Charter(1)
MSC ATHOS	MSC	2013	8,827	42,000	February 2023
MSC ATHENS	MSC	2013	8,827	42,000	January 2023
VALUE	Evergreen	2013	8,827	41,700	April 2020(2)
COSCO BEIJING	COSCO	2006	9,469	36,400	April 2018

(1)	Charter terms and expiration dates are based on the earliest scheduled date charters could expire. Amounts set out for daily charter rate are the amounts contained in the charter contracts.
(2)

Assumes exercise of owner’s unilateral options to extend the charter of this vessel for two one-year periods at the same charter rate. The charterer also has corresponding options to unilaterally extend the charter for the same periods at the same charter rate.

Option Vessels

We will have the option to purchase from Costamare the Valence (and shares in the vessel-owning entity) within 12 months following the closing of this offering at fair market value as determined in accordance with the omnibus agreement, provided that Costamare may, at its option, replace the Valence with any of the three vessels that are sister ships to the Valence with the same specifications, including TEU capacity, which vessels were delivered in 2013 and are chartered to the same charterer, Evergreen, subject to the same daily charter rate and charter length as those applicable to the Valence (each such sister ship is hereinafter referred to as the “substitute vessel”). In addition, Costamare and York have a 36-month period after each such vessel’s acceptance by its charterer, in which they may offer us the right to purchase nine additional JV vessels (and shares in the vessel-owning entities) that Costamare and York jointly own, in each case at fair market value as determined in accordance with the omnibus agreement. Within 30 days of receiving such notice, our general partner must make an election on whether to purchase the relevant vessel. If Costamare and York do not reach an agreement to offer us such right during the 36-month period, we will have the right to purchase such vessels at the end of such 36-month period, provided that, at the end of the 36-month period, the relevant vessel is subject to a charter with a remaining term of five full years or more.

As of the date of this prospectus, we have not secured any financing in connection with the ten option vessels. Our ability to purchase these ten option vessels, should we exercise our right to purchase such vessels, is dependent on our ability to obtain financing to fund all or a portion of the acquisition costs and may be dependent on the consent of existing lenders to Costamare and, as applicable, York with respect to these option vessels, as we may seek to transfer existing financing arrangements, including any financing leases, in connection with an acquisition. There are no assurances that we will purchase any of the option vessels. See “Risk Factors—Risk Inherent in Our Business—We may have difficulty obtaining consents that are necessary to acquire vessels with an existing charter or financing agreement”.

Vessel Name	Charterer	Date of Delivery(1)	Capacity (TEU)	Daily Charter Rate (U.S. dollars)	Expiration of Charter
S2125*	Evergreen	Q3 2016	14,354	46,700	2026(2)
S2124*	Evergreen	Q3 2016	14,354	46,700	2026(2)
S2123*	Evergreen	Q3 2016	14,354	46,700	2026(2)
S2122*	Evergreen	Q2 2016	14,354	46,700	2026(2)
S2121*	Evergreen	Q2 2016	14,354	46,700	2026(2)
VALENCE**	Evergreen	2013	8,827	41,700	July 2020(3)
Not currently chartered
NCP0116*	—	Q2 2016	11,000	—	—
NCP0115*	—	Q2 2016	11,000	—	—
NCP0114*	—	Q1 2016	11,000	—	—
NCP0113*	—	Q4 2015	11,000	—	—

(1)	For newbuilds, expected delivery quarters are presented.
(2)

Assumes exercise of owner’s unilateral options to extend the charter of this vessel for one three-year period and an additional one two-year period at the same charter rate. The charterer also has unilateral options to extend the charter for one three-year period and one two-year period, which correspond to owner’s extension option periods, and an additional two-year period, in each case at the same charter rate.

(3)

Assumes exercise of owner’s unilateral options to extend the charter of this vessel for two one-year periods at the same charter rate. The charterer also has corresponding options to unilaterally extend the charter for the same periods at the same charter rate.

*	Denotes vessels acquired by the JV Entities pursuant to the Framework Agreement with York.

**

Costamare may, at its option, replace the Valence with any of its three substitute vessels. The charters for the three substitute vessels expire in April 2020, June 2020 and September 2020, assuming the exercise of owner’s unilateral options to extend the charter of each such vessels for two one-year periods at the same charter rate. The charterer also has corresponding options to unilaterally extend the charter for the same periods at the same charter rate.

Non-Compete Vessels

In addition to the initial fleet and the option vessels described above, we intend to leverage our relationship with Costamare to make additional accretive acquisitions of containerships with long-term charters. Upon the earliest date on which the purchase options are no longer exercisable, either as a result of the expiration of the last of the option periods described above (which may be as late as 2019 based on the expected delivery schedule) or our having made elections with respect to such options (the “Non-Compete Commencement Date”), the following non-competition provisions of the omnibus agreement will become applicable to Costamare, the JV Entities, York and us. Following the Non-Compete Commencement Date, Costamare and, as applicable, York have agreed to offer us the right to purchase any other containerships (and shares in the vessel-owning entities), including the JV vessels, with the following characteristics:

•	vessel is less than seven years old with a carrying capacity of greater than 8,000 TEU; and
•	charters are secured with committed terms of five full years or more, which for existing charters shall mean charters with a remaining term of five full years or more.

We refer to any such vessel (and shares in the vessel-owning entities) as a “non-compete vessel”. Costamare and, with respect to any JV vessel, the JV Entities and York have agreed to offer us the right to purchase such non-compete vessel at fair market value as determined in accordance with the omnibus agreement.

In the case of any vessel that constitutes a non-compete vessel as of the Non-Compete Commencement Date, Costamare and, with respect to any JV vessels, the applicable JV Entity and York, have agreed to notify our general partner and offer us, within 36 months following the Non-Compete Commencement Date or, if later, the date of delivery to and acceptance by the charterer, the right to purchase such vessel.

For all vessels that become non-compete vessels after the Non-Compete Commencement Date, Costamare and, with respect to any JV vessels, the applicable JV Entity and York, have agreed to notify our general partner and offer us the right to purchase such non-compete vessels within (1) 36 months after the delivery to and acceptance by the charterer in the case of any newbuild non-compete vessels or (2) 24 months after the consummation of the acquisition or the commencement of operations or charter in the case of any secondhand non-compete vessels.

Costamare and, with respect to any JV vessel, the applicable JV Entity and York will be subject to the requirements described above to provide notice and offer for purchase any non-compete vessel (whether the relevant vessel constitutes a non-compete vessel as of the Non-Compete Commencement Date or becomes a non-compete vessel after the Non-Compete Commencement Date) only if, at the time of such notice and offer, the relevant vessel constitutes a non-compete vessel. If at the end of any such 36-month period or 24-month period, as applicable, the relevant vessel constitutes a non- compete vessel, and Costamare and York have not previously notified and offered us the right to purchase such vessel, we will have the right to do so at the end of such 36-month period or 24-month period, as applicable. Under these provisions, if a vessel ceases to be a non-compete vessel before they are offered to us, that vessel will cease to be subject to these non-competition provisions.

Except as discussed elsewhere in this prospectus, this right to purchase non-compete vessels pursuant to the omnibus agreement will run from the Non-Compete Commencement Date through the entire term of the omnibus agreement. In addition, starting from the closing of this offering, we will have a right of first offer with regard to any proposed sale, transfer or other disposition of any non-compete vessels that Costamare wholly or jointly with York owns, as discussed elsewhere in this prospectus.

Our ability to acquire additional containerships, including option vessels and non-compete vessels, from Costamare and, as applicable, a JV Entity and York is subject to obtaining any applicable consents of governmental authorities and other non-affiliated third parties, including the relevant lenders and charterers. Under the omnibus agreement, Costamare and, as applicable, a JV Entity and York will be obligated to use commercially reasonable efforts to obtain any such consents and to indemnify us if such consents are not obtained. The fair market value to be paid for such vessels and other terms of the purchase will be subject to approval by the conflicts committee of the board of directors of the general partner. Our ability to exercise any right to acquire additional containerships will also be subject to our ability to obtain additional equity and debt financing. We cannot assure you that in any particular case the necessary consent will be obtained. See “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement”.

Costamare Inc.

As of December 31, 2014, Costamare had a fleet of 68 containerships with a total capacity of approximately 447,000 TEU, including nine newbuilds on order, making it one of the largest public containership companies in the world, based on total TEU capacity. Costamare is controlled by members of the Konstantakopoulos family, which has a long history of operating and investing in the international shipping industry, including a long history of vessel ownership.

Costamare Inc. was incorporated in the Republic of The Marshall Islands on April 21, 2008, under the Marshall Islands Business Corporations Act, for the purpose of completing a reorganization of 53 ship-owning companies then owned by our general partner’s chief executive officer and other members of the Konstantakopoulos family under a single corporate holding company. Costamare initially owned and operated drybulk carrier vessels, but in 1984 became the first Greek-owned company to enter the containership market, and, since 1992, it has focused exclusively on containerships. In November 2010, Costamare completed an initial public offering of its common stock in the United States, and its common stock began trading on the New York Stock Exchange under the ticker symbol “CMRE”.

In May 2013, Costamare entered into the Framework Agreement with York, a New York-based investment management firm, to jointly invest in equity for the acquisition of newbuild and secondhand container vessels. The Framework Agreement, which was amended and restated on October 1, 2014, is expected to be each party’s exclusive joint venture for the acquisition of vessels in the containership industry during the commitment period ending May 15, 2020 (unless terminated earlier in certain circumstances). As of December 31, 2014, the joint venture had executed transactions with capital expenditure commitments of approximately $979.8 million. As of the same date, Costamare and York had made equity payments of $231.3 million, which was subsequently decreased to $154.9 million, based on debt financing arrangements. As part of the Framework Agreement, Costamare holds a minority stake in the existing JV vessels and expects to hold a stake of 25% to 75% in future JV vessels. Nine of our option vessels are JV vessels.

Our Relationship with Costamare Inc.

We believe that one of our principal strengths is our relationship with Costamare and its affiliates. We believe our relationship with Costamare will give us access to its relationships with leading liner companies, shipbuilders, financing sources and suppliers and to its technical, commercial and managerial expertise, which we believe will allow us to compete more effectively when seeking additional customers and expanding our fleet. As of December 31, 2014, Costamare’s fleet consisted of (i) 59 vessels in the water, aggregating approximately 332,000 TEU and (ii) nine newbuild vessels aggregating in excess of 115,000 TEU that are scheduled to be delivered through third quarter 2016, based on the current shipyard schedule. As of December 31, 2014, 13 of Costamare’s containerships, including nine newbuilds, had been acquired pursuant to the Framework Agreement with York by vessel-owning joint venture entities in which Costamare holds a minority equity interest.

The vessels in our initial fleet will be managed by Costamare’s affiliated manager, Costamare Shipping, which is controlled by Costamare’s chairman and chief executive officer, unless Costamare Shipping decides to delegate certain of its management services to an affiliated manager (such as Shanghai Costamare), V.Ships Greece or, subject to our consent, other third party managers. Costamare Shipping will also provide certain administrative and commercial management services to the Partnership. Costamare Shipping is a global operator that has successfully managed Costamare’s growing and diverse fleet for the past 41 years. Costamare Shipping utilizes both affiliated and unaffiliated managers for the technical management of vessels, which provides scale and flexibility to its operations. We believe that Costamare Shipping provides superior management services based on its market-specific experience and relationships, and we expect to rely on substantially the same management platform to manage our growing fleet. On January 7, 2013, Costamare Shipping entered into a Co-operation Agreement, or the “Co-operation Agreement”, with V.Ships Greece, a member of V.Group, to establish a ship management cell that, subject to limited exceptions, serves as the exclusive third-party manager of Costamare Shipping.

Upon completion of this offering, Costamare will own our 2.0% general partner interest, all of our incentive distribution rights and a  % limited partner interest in us, which consists of  common units and all of our subordinated units. As a result, Costamare will hold a majority of our total equity interests. Our general partner will manage our operations and day-to-day activities and Costamare will appoint all of the directors of the board of our general partner.

Market Opportunities

We believe there are a number of market factors that create a favorable backdrop for a growth oriented containership company:

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Growing demand for large, modern containerships provided by well-capitalized owners. As reported by Clarkson Research Services Limited, or “Clarkson Research”, due to a combination of high bunker prices and low freight rates in the container shipping market since 2009, liner companies are increasingly relying on large, modern containerships with high TEU capacity and fuel efficiency features, which minimize average operating expenses per TEU of capacity. According to Clarkson Research, this focus on maximizing economies of scale has been accompanied by a compound annual growth rate, or “CAGR”, of 23.7% in total capacity of containerships 8,000 TEU or larger over the last five years, compared to a CAGR of just 1.5% for containerships smaller than 8,000 TEU in size during the same period. On a year-on-year basis, the total capacity of containerships 8,000 TEU or larger grew by 20.8% in 2014, 19.2% in 2013, 23.2% in 2012, 26.4% in 2011, 29.1% in 2010 and 17.3% in 2009. This is compared to year-on-year contraction in the total capacity of containerships smaller than 8,000 TEU by 0.6% in 2014 and by 0.2% in 2013, and growth of just 0.2% in 2012, 2.9% in 2011, 5.3% in 2010 and 3.7% in 2009. Furthermore, Clarkson Research reported that recently built vessels with fuel efficiency features or environmental compliance features can achieve significant premium in the charter market. These large, modern containerships are capital intensive assets, and liner companies have traditionally relied on well-capitalized containership owners such as us to help manage their balance sheets. As the global economy continues to strengthen and liner companies continue to balance their capital expenditures and debt capacity with their requirement for larger vessels, we believe they will continue to rely on shipowners like us who can provide them with large vessels with minimal upfront capital outlay.

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Availability of attractive acquisition opportunities in the container shipping industry. Shipbuilding prices for new containerships and prices for secondhand vessels have been, and remain, near historically low levels since the recent economic downturn. As reported by Clarkson Research, benchmark prices for 6,600 TEU new containerships and 8,800 TEU secondhand five-year-old vessels in December 2014 were approximately 37% and 54%, respectively, below their peaks in 2008. The competition for these acquisition opportunities has changed as several historical lenders to shipping companies have tightened lending criteria and either stopped or severely reduced lending to shipping companies. In addition, certain German shipping funds that have historically contracted for nearly half of the containerships ordered between 1999 and 2008 have faced significant financial challenges and, as a result, their share of containership orders in 2014 fell to 19%. Furthermore, we believe liner companies typically prefer to charter from shipowners such as Costamare, who have demonstrated the financial wherewithal to acquire and offer them several vessels in a single transaction. We believe that our moderate leverage profile will position us well to obtain financing to allow us to exploit attractive growth opportunities and enhance our ability to earn an attractive yield on our vessels.

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Containership owners play a significant role in containership trade. Historically, a significant share of the global containership fleet by TEU capacity was owned by the liner companies. Since the 1990s, however, liner companies have increasingly chartered in a larger proportion of the capacity that they operate. Based on Clarkson Research information, the portion of liner companies’ fully cellular containership capacity, meaning that the vessel is a dedicated container vessel, that is supplied by independent charter owners has grown from 29% at the start of 1996 to 47.3% in January 2015. As one of the largest publicly traded containership owners, Costamare has informed us that it expects to participate directly in the continued growth and recovery of the global containership trade. In turn, we believe this will provide us with increased opportunities to grow our fleet and distributable cash flow.

•

Global containership trade continues to grow. As reported by Clarkson Research, global container trade grew by 4.0% in 2008, contracted by 9.2% in 2009, rebounded by 13.8% in 2010 and, between 2010 and 2013, grew by a CAGR of 5.0% per annum, and is estimated to have grown by 6.0% in 2014. According to Clarkson Research, current projections suggest that growth will reach 6.7% in 2015, outpacing expected growth in global containership fleet capacity. Clarkson Research also reported relative stability in the benchmark three-year charter rates for 9,000 TEU containerships in the past two and a half years and a reduction in the proportion of the vessels in layup from the levels reached in 2009. Clarkson Research projects that this dynamic will help improve the supply and demand balance of the containership market through 2015.

•

High barriers to entry to the long term charter market. According to Clarkson Research, availability of capital and selectivity by major liner companies can create barrier to entry in the long-term time charter market for larger vessels. We also believe that, given the large capital requirements, limited availability of financing, and need for a high level of operational and technical management expertise, the long-term charter market for larger vessels is difficult to penetrate. Our liner customers are extremely selective, and we believe that our relationship with Costamare provides us with a significant advantage in being able to attract long-term charters from high quality customers. We believe our relationship with Costamare and Costamare Shipping, and their long track record of operating containerships for some of the largest liner companies in the world, including A.P. Moller- Maersk, MSC, Evergreen, Hapag Lloyd Aktiengesellschaft, or “Hapag Lloyd”, and COSCO, allows us to benefit from the preference for experienced, high-quality operators. We believe this enhances our ability to compete for new customers and charters relative to less qualified and less experienced ship operators.

Competitive Strengths

We believe that our future business prospects are well supported by the following factors:

•

Significant built-in growth opportunities. In addition to our initial fleet of four containerships, we will have the option to purchase one wholly-owned vessel of Costamare for which a long-term charter has been arranged. Additionally, Costamare and York have a 36-month period after each such vessel’s acceptance by its charterer, in which they may offer us the right to purchase nine JV vessels expected to be delivered to Costamare and York between the fourth quarter of 2015 and the end of 2016, for five of which long-term charters have been arranged. If they do not reach an agreement to offer us such right during the 36-month period, we will have the right to purchase such vessels at the end of such 36-month period, provided that, at the end of the 36-month period, the relevant vessel constitutes a non-compete vessel. Once such purchase options are no longer exercisable, Costamare and, with respect to the JV vessels, the JV Entity and York have agreed to offer us the right to purchase at fair market value as determined in accordance with the omnibus agreement other non-compete vessels that Costamare, either by itself or jointly with York owns or acquires, to the extent such vessels constitute non-compete vessels at the time of such offer to us, in each case in accordance with the terms of the omnibus agreement. We believe these acquisition opportunities, as well as other future acquisition opportunities from Costamare, JV Entities and York or other third parties, will facilitate the growth of our distributions per unit.

•

Predictable cash flow profile through long-term charters to leading liner companies with staggered expiration dates. Our initial fleet will operate under charters with initial terms that expire between 2018 and 2023, and six of the ten containerships for which we have options to purchase from Costamare and, with respect to the JV vessels, York have or will have charter durations ranging from approximately 5.5 to 10 years with Evergreen. The staggered maturities of the charters for vessels in our initial fleet will mean that we will likely conduct our re-chartering activity in varying rate environments and we will seek to tailor our charter terms accordingly. Our current charters do not provide the charterers with the option to purchase the vessels at the end of the charter term, which we believe will allow us to take advantage of any improvement in the container shipping market at the end of the charter terms. Furthermore, by contracting with the liner companies that we perceive to be the most financially and operationally sound, such as MSC, Evergreen and COSCO, we believe that we have reduced our potential counterparty risk.

•

Enhanced growth opportunities through our relationship with Costamare, an established owner of containerships with significant experience and relationships in the containership sector. We believe our relationship with Costamare will provide us with many benefits that should drive growth in our distributions per unit. We believe charterers award new business to established participants in the containership sector because of their demonstrated technical, commercial and managerial expertise. Because our initial fleet is managed by the same ship manager as Costamare, we believe that we will benefit from the record that Costamare’s containerships have of low unscheduled off-hire days, with fleet utilization levels, excluding scheduled dry-dockings, of 99.9%, 99.9% and 99.8% in 2012, 2013 and 2014, respectively. Furthermore, over the last three years Costamare’s largest customers by revenue included many of the world’s largest liner companies, including A.P. Moller-Maersk, MSC, Evergreen, Hapag-Lloyd and COSCO. We believe that our relationship with Costamare and its affiliated ship managers, with their track record and reputation, will help us to similarly maintain a customer base of large liner companies, as well as to attract additional long-term charters for containerships. Further, we believe that we will be able to enhance our operational and financial efficiency through Costamare’s strong relationships with customers, shipyards and established financing providers, and its large pool of experienced and qualified global seafarers.

•

Scale and flexibility in vessel operation. Our vessels will be managed by Costamare Shipping, as head manager, and the same technical managers used for Costamare’s own fleet, which consist of Costamare Shipping, its affiliated manager, Shanghai Costamare (which acts as a sub-manager), V.Ships Greece and, in certain cases, subject to our consent, other third party managers. We believe that utilizing both affiliated and unaffiliated managers will provide us with operational scale, geographical flexibility and market-specific experience and relationships, which will allow us to grow appropriately to meet demand and manage our vessels in an efficient and cost-effective manner.

•	Newly constructed and high specification containerships. Our initial fleet will be among the youngest of any containership operator, with three of the four vessels built in 2013 and an average age (weighted by TEU capacity) of approximately 3.5 years as of December 31, 2014. We believe the large size of the vessels in our initial fleet will be attractive to liner companies as such vessels provide economies of scale, reducing costs per TEU of capacity, and can be deployed in numerous trade routes, providing liner companies with operational flexibility. The majority of the vessels in our initial fleet and all of our option vessels are equipped with the latest electronically controlled engines and have been designed with optimized hulls and propulsion systems, which allows the vessels to achieve relatively high fuel efficiency at lower speeds.

•

Experienced management team. Our ship managers’ senior management teams have a combined average of approximately 38 years of experience in the shipping industry. In addition, we believe that we will be able to secure attractive long-term charters with leading liner companies because of, among other things, our relationship with Costamare, which has an established operating track record and a high level of service and support. The Chief Executive Officer of our general partner, Konstantinos Konstantakopoulos, and Chief Financial Officer of our general partner, Gregory Zikos, will allocate their time between managing our business and affairs and the business and affairs of Costamare. Mr. Konstantakopoulos is the Chief Executive Officer and Chairman of the Board of Costamare. Mr. Zikos is the Chief Financial Officer and a member of the board of directors of Costamare. The amount of time Mr. Konstantakopoulos and Mr. Zikos will allocate between our business and the businesses of Costamare will vary from time to time depending on various circumstances and needs of the businesses, such as the relative levels of strategic activities of the businesses. Mr. Konstantakopoulos and Mr. Zikos will devote sufficient time to our business and affairs as they believe is necessary for their proper conduct.

•

Financial flexibility and access to capital to support our growth. After giving effect to this offering, we expect to have a moderate level of debt. We believe that such capital structure will allow us to pursue accretive vessel acquisitions and explore various ways to maximize unitholder value and grow distributable cash flow per share. Since Costamare’s initial public offering in November 2010, its management team has successfully raised over $2.2 billion in the equity and bank debt markets. We will be managed by the same management team as that of Costamare and we believe that, as a public company, we will have access to the public equity and bank debt markets in order to pursue expansion opportunities.

We can provide no assurance, however, that we will be able to utilize our strengths described above. For further discussion of the risks that we face, see “Risk Factors”.

Business Strategies

Our primary business objective is to grow our business profitably and increase quarterly distributions per unit over time by executing the following strategies:

•

Pursue strategic and accretive acquisitions of containerships on long-term, fixed-rate charters. We will seek to leverage our relationship with Costamare to make strategic acquisitions that are accretive to our distributions per unit. As of December 31, 2014, Costamare had 68 containership vessels in its fleet, including 13 vessels in its joint venture with York. This fleet includes a substantial built-in pipeline of potential acquisition targets for us. Furthermore, under the omnibus agreement, we will have the option to purchase one wholly-owned vessel of Costamare for which a long-term charter has been arranged. Additionally, Costamare and York have a 36-month period after each such vessel’s acceptance by its charterer, in which they may offer us the right to purchase nine JV vessels expected to be delivered to Costamare and York between the fourth quarter of 2015 and the end of 2016, for five of which long-term charters have been arranged. If they do not reach an agreement to offer us such right during the 36-month period, we will have the right to purchase such vessels at the end of such 36-month period, provided that, at the end of the 36-month period, the relevant vessel constitutes a non-compete vessel. Once such purchase options are no longer exercisable, Costamare and, with respect to the JV vessels, the JV Entity and York have agreed to offer us the right to purchase other non-compete vessels in the Costamare fleet, to the extent such vessels constitute non-compete vessels at the time of such offer to us, in each case in accordance with the terms of the omnibus agreement. Finally, we will continuously evaluate potential vessel acquisitions from third-parties and seek to acquire those vessels that meet our rigorous quality standards, have long-term charters and that we believe will be accretive to distributions per unit.

•

Acquire attractively priced vessels. We believe we are well-positioned to take advantage of the significant opportunities created by the recent economic downturn to acquire vessels at attractively low prices. In addition to our initial fleet of four containerships, we will also have options to acquire one wholly-owned vessel of Costamare and, subject to being offered such vessels by Costamare and York, nine JV vessels, which are delivered or expected to be delivered to Costamare and York between the fourth quarter of 2015 and the end of 2016, and other rights under which we may acquire additional containerships from Costamare and, with respect to the JV vessels, York, as described above. We intend to expand our fleet by acquiring additional containerships at relatively low prices using proceeds from this offering to the extent available and proceeds from future equity and debt financings.

•

Manage our fleet and charter portfolio to provide a stable base of cash flows. We intend to maintain and grow our cash flow by expanding our relationships with creditworthy counterparties, growing our fleet of vessels on long-term time charters, and minimizing operating costs, while maintaining a high level of service to our customers. Costamare’s largest customers over the last three years have been A.P. Moller-Maersk, MSC, Evergreen, Hapag-Lloyd and COSCO, which we perceive to be among the more creditworthy liner companies. We believe that Costamare will continue to maintain and develop relationships with these and other liner companies, with a particular focus on counterparty diversification and credit quality, in order to support its growth programs. We expect to benefit from these growth and diversification initiatives as we seek to acquire additional vessels with long- term charters from Costamare. We believe that the long-term fixed-rate nature of our charters will continue to provide us with a stable base of contracted future revenue. As of December 31, 2014, the time charters for our initial fleet represented an aggregate of $343.1 million of contracted revenue through 2023.

•

Maintain a strong balance sheet through moderate use of leverage. We intend to use approximately $  million of the net proceeds from this offering and the borrowings under our new credit facility to repay the outstanding indebtedness under our existing credit facilities. We intend to manage our balance sheet conservatively, targeting a modest amount of leverage, managing our maturity profile and maintaining an adequate level of liquidity. We believe that managing our balance sheet in a conservative manner will minimize our financial risk while providing a solid foundation for our future expansion and enhancing our ability to apply a substantial portion of our cash flow to the payment of distributions to our unitholders.

•

Provide high-quality, low-cost customer service through efficient vessel management. We seek to provide high-quality, low-cost customer service that allows our customers to implement integrated logistics solutions in the marketplace in a cost-effective manner. Our managers’ ship management approach is to provide tailored services based on the customers’ needs, which we believe has helped extend Costamare’s charters and the useful lives of its containerships, and can differentiate us from our competitors. We believe that our partnership with Costamare Shipping, who may delegate certain management services to its affiliated managers, V.Ships Greece and, subject to our consent, other unaffiliated managers, will allow us to have a deep pool of operational management in multiple locations around the globe with the market-specific experience and relationships necessary to manage a large fleet with a high level of service at a low-cost, while offering the scalability and flexibility for future growth. We also believe that our focus on customer service and reliability will enhance our relationships with our charterers. In the past decade, Costamare and our other managers have had successful chartering relationships with the majority of the top 20 liner companies by TEU capacity. We also intend to apply high standards of vessel operation and maintenance to enhance the predictability of our operating expenses and the operational efficiencies of our fleet.

We can provide no assurance, however, that we will be able to implement our business strategies described above. For further discussion of the risks that we face, see “Risk Factors”.

Risk Factors

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Please read carefully the risks described under “Risk Factors” beginning on page 31 of this prospectus.

These risks include, among other things, the following:

•

We may not have sufficient cash from operations, following the establishment of cash reserves and payment of fees and expenses, to enable us to pay the minimum quarterly distribution on our common units and subordinated units.

•

We will be required to make substantial capital expenditures to maintain the operating capacity of our fleet and acquire vessels, which may reduce or eliminate the amount of cash available for distribution.

•

Our ability to acquire additional containerships from Costamare or third parties will depend upon our ability to raise additional equity and debt financing, to fund all or a portion of the acquisition costs of these vessels, and may be dependent on the consent of existing lenders to Costamare.

•	Our debt levels may limit our ability to obtain additional financing, pursue other business opportunities and pay distributions to unitholders.
•	We depend on Costamare and its affiliates, including Costamare Shipping, to operate and expand our businesses and compete in our markets.
•

Our future performance depends on the level of world and regional demand for chartering containerships, and a recurrence of the recent global economic slowdown may impede our ability to continue to grow our business.

•

We have only four vessels in our initial fleet. Any limitation in the availability or operation of those vessels could have a material adverse effect on our business, financial condition, results of operations and cash flows, which effect would be amplified by the small size of our initial fleet.

•

Unitholders have limited voting rights and our partnership agreement restricts the voting rights of unitholders (other than our general partner and its affiliates, including Costamare) owning more than 4.9% of our common units.

•

Our unitholders will not be entitled to elect our general partner or its directors, subject to our general partner’s option to cause us at some point in the future to be managed by our own board of directors and, in that connection, to cause the common unitholders to permanently have the right to elect a majority of our directors.

•

Upon completion of this offering, Costamare and our general partner will own a  % interest in us and will have conflicts of interest and limited fiduciary and contractual duties to us and our common unitholders, which may permit them to favor their own interests to your detriment.

•	Even if public unitholders are dissatisfied, they cannot initially remove our general partner without Costamare’s consent.
•	You will experience immediate and substantial dilution of $ per common unit.
•	Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.
•	U.S. tax authorities could treat us as a “passive foreign investment company” under certain circumstances, which would have adverse U.S. federal income tax consequences to U.S. unitholders.

This is not a comprehensive list of risks to which we are subject, and you should carefully consider all the information in this prospectus prior to investing in our common units.

Implications of Being an Emerging Growth Company

Our Predecessor had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the “JOBS Act”. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, among others:

•

the ability to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement of its initial public offering;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;
•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•

exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or “PCAOB”, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company as of the earliest to occur of: (i) the last day of the fiscal year during which we had $1 billion or more in annual gross revenues; (ii) the date of our issuance, in a three-year period, of more than $1 billion in non-convertible debt; or (iii) the date on which we are deemed to be a “large accelerated filer” as defined for purposes of the Securities Exchange Act of 1934, or the “Exchange Act”, which will occur if the market value of our common units held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide unitholders may be different than information provided by other public companies. We have elected to opt out of the extended transition period for complying with new or revised accounting standards applicable to public companies until such standards are also applicable to private companies, which election is irrevocable.

Formation Transactions

General

We were formed on July 30, 2014 as a Marshall Islands limited partnership. We intend to own, operate and acquire containerships under long-term charters with terms of five full years or more, although the vessels in our initial fleet will have charters with remaining terms ranging from 3.3 years to 8.2 years, as of December 31, 2014. Prior to the closing of this offering, our partnership will not own any vessels. At the closing of this offering, Costamare will contribute to us a 100% interest in entities which own a 100% interest in the Cosco Beijing, the MSC Athens, the MSC Athos and the Value. Prior to this offering, we have been a wholly-owned subsidiary of Costamare, and our vessels have operated as part of Costamare’s larger fleet.

At or prior to the closing of this offering, the following transactions will occur:

•

we will issue to Costamare  common units and all of our subordinated units, representing a  % limited partner interest in us, and all of our incentive distribution rights, which will entitle Costamare to increasing percentages of the cash we distribute in excess of $  per unit per quarter;

•	we will issue to Costamare Partners GP LLC, a wholly-owned subsidiary of Costamare, general partner units, representing a 2.0% general partner interest in us; and
•

we will sell  common units to the public in this offering, representing a  % limited partner interest in us, which includes up to an aggregate of approximately $  million and $  million of common units that members of the Konstantakopoulos family and certain funds managed by York have indicated that they currently intend to purchase, respectively.

At or promptly following the closing of this offering;

•

we will use the net proceeds from this offering, together with the borrowings under our new credit facility, to repay $  million of outstanding borrowings as part of a refinancing of our vessel financing agreements and retain $  million for general partnership purposes; and

•	we will make a payment of the remaining proceeds of approximately $ million to Costamare as partial consideration for the interest described above.

In addition, at or prior to the closing of this offering:

•

we, as guarantor, and our vessel owning subsidiaries, as borrowers, have entered into a new credit facility to refinance the existing vessel financing agreements, which will consist of a $126.6 million term loan facility and a $53.4 million revolving credit facility (provided that the amount drawn under the revolving credit facility, when aggregated with the term loan actually drawn, may not exceed 50% of the fair market value of the relevant security vessels). We expect to borrow under the term loan facility concurrently with the closing of this offering. Such new credit facility will be secured solely by vessels in our initial fleet. No guarantee or collateral will be provided by Costamare and its subsidiaries, other than us, in connection with such credit facility;

•	we have entered into an omnibus agreement with Costamare, York, our general partner and other affiliates of Costamare and York governing, among other things:
•	the extent to which we, Costamare and York may compete with each other;
•

following the Non-Compete Commencement Date, our agreement with Costamare and, with respect to any JV vessels, the JV Entities and York regarding their offer to us of certain rights to purchase non-compete vessels with charters having committed terms of five full years or more, which for existing charters shall mean charters with a remaining term of five full years or more;

•

our options to purchase the Valence (or, at Costamare’s option, one of the substitute vessels) from Costamare within 12 months following the closing of this offering, and our agreement with Costamare, the JV Entities and York regarding their offer to us, within 36 months following each vessel’s acceptances by its respective charterer, of certain rights to purchase Hulls NCP0113, NCP0114, NCP0115, NCP0116, S2121, S2122, S2123, S2124 and S2125, in each case, at their respective fair market values, as described under “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement”;

•

certain rights of first offer on non-compete vessels under charters of five full years or more that Costamare or, with respect to the JV vessels, York proposes to sell, as described under “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement”; and

•	Costamare’s and, with respect to the JV vessels, York’s provision of certain indemnities to us;
•

we and our general partner will enter into a partnership management agreement with Costamare Shipping, pursuant to which Costamare Shipping will agree to provide us and our general partner certain administrative, commercial and technical management services; and

•

we expect to enter into an addendum for each of the existing ship management agreements, which govern the crew and technical management of the vessels in our initial fleet, such that our operating subsidiaries will continue to be party to such existing ship management agreements with Costamare Shipping pursuant to the partnership management agreement.

For further details on our agreements with Costamare and its affiliates, including amounts involved, see “Certain Relationships and Related Party Transactions”.

The consideration for the 100% interests in the entities which own a 100% interest in the Cosco Beijing, the MSC Athens, the MSC Athos and the Value that will be contributed to us will be determined based on fair values; however, since Costamare and the Partnership are entities under common control, the consideration will be accounted for at historical carrying values. The amount of cash consideration will be calculated after deducting from the net proceeds of this offering and the borrowings under our new credit facility the amount that will be used for the debt prepayment and the amount that will remain as cash for general corporate purposes for the Partnership. The non-cash consideration to Costamare will be equal to the fair value of the net assets as adjusted for the fair value of the vessels that will be contributed to the Partnership less the cash consideration. The difference between the fair value of consideration issued to Costamare and the net assets to be received will be accounted for as an equity transaction in the financial statements of the Partnership.

Holding Company Structure

We are a holding entity and will conduct our operations and business through subsidiaries, as is common with publicly traded limited partnerships, to maximize operational flexibility. We believe that conducting our operations through a publicly traded limited partnership will offer us the following advantages:

•	access to the public equity and debt capital markets;
•	a lower cost of capital for expansion and acquisitions; and
•	an enhanced ability to use equity securities as consideration in future acquisitions.

Simplified Organizational and Ownership Structure After this Offering

The following table and diagram depict our simplified organizational and ownership structure, after giving effect to the offering and related transactions described above, assuming no exercise of the underwriters’ option to purchase additional common units:

	Number of Units	Percentage Ownership
Public Common Units(1)(2)
Costamare Inc. Common Units(1)
York Common Units
Konstantakopoulos Family Common Units
Costamare Inc. Subordinated Units
General Partner Units		2.0%

		100.0%

(1)

Assumes the underwriters do not exercise their option to purchase additional common units. If the underwriters do not exercise their option to purchase additional common units in full, we will issue up to an additional  common units to Costamare at the expiration of the option. Any such units issued to Costamare will be issued for no additional consideration. If the underwriters exercise their option to purchase up to  additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be sold to the public instead of being issued to Costamare. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding. If the underwriters’ option is exercised in full, then Costamare would own  common units, representing a  % ownership interest in us and the public would own  common units, representing a  % ownership interest in us.

(2)	Includes up to $ of common units that members of the Konstantakopoulos family have indicated that they currently intend to purchase and up to $ of common units that certain funds managed by York have indicated that they currently intend to purchase, in each case in the offering at the public offering price.
(3)

Pursuant to a separate agreement between Costamare and York, York will be entitled to receive from Costamare certain incentive payments based primarily on York’s interest in the JV vessels acquired by the Partnership and the amount of any incentive distributions received by Costamare. For more information, see “How We Make Cash Distributions—Incentive Distribution Rights”.

Our Management

Our partnership agreement provides that our general partner, Costamare Partners GP LLC, a Marshall Islands limited liability company, will manage our operations and day-to-day activities. The executive officers and two of the directors of Costamare Partners GP LLC also serve as executive officers or directors of Costamare, and another director of Costamare Partners GP LLC also serves as a key employee of an affiliate of Costamare. For more information about these individuals, see “Management—Directors and Executive Officers”.

Our unitholders will not be entitled to elect our general partner or its directors. Our general partner will not receive a management fee in connection with its management of our business, but it will be entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. Our general partner will also be entitled to distributions on its general partner interest. Please read “Certain Relationships and Related Party Transactions” and “Management”.

Pursuant to the partnership management agreement, we and our subsidiaries will pay a per vessel management fee to Costamare Shipping in connection with the provision of certain administrative, commercial and technical management services to us. With respect to the provision of technical management of our vessels, Costamare Shipping, either directly or by delegating to another manager, which may be directed to enter into a direct ship management agreement with the relevant containership-owning subsidiary, will provide technical, crewing and provisioning services to our containerships pursuant to separate ship management agreements. Such ship management services have been provided under existing ship management agreements between Costamare Shipping and each of Costamare’s subsidiaries that own the vessels in our initial fleet, which agreements will remain in place after this offering. In connection with the offering, we expect to enter into an addendum for each of the existing ship management agreements for our initial fleet such that our operating subsidiaries will continue to be party to such agreements pursuant to the partnership management agreement. For the four vessels in our initial fleet, we expect that we and our subsidiaries will pay approximately $1.8 million in total under the partnership management agreement and the related ship management agreements for the twelve months ending December 31, 2015. For a more detailed description of these arrangements, see “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Partnership Management Agreement” and “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Ship Management Agreements”.

Although we will initially be managed by our general partner, which will act through its board of directors and officers, all of whom will be appointed by Costamare, our general partner will have the option to cause us instead to be managed by our own board of directors and officers. In that connection, the exercise of such option by our general partner will cause the common unitholders to permanently have the right to elect a majority of our directors. This option is exercisable at the sole discretion of our general partner, which is a wholly-owned subsidiary of Costamare. Our general partner may decide to exercise this right in order to permit us to claim, or continue to claim, an exemption under Section 883 of the Internal Revenue Code of 1986, or the “Code”, from U.S. federal income tax on U.S. Source International Transportation Income. However, there is no assurance that our general partner will exercise this right, and in its sole discretion, our general partner may decide not to exercise this right even if, as a result of such non-exercise, we would become subject to U.S. federal income tax on U.S. Source International Transportation Income. For 2015, we expect to qualify for the exemption under Section 883 of the Code on the basis of Costamare’s qualification under that section and its ownership and control of us, but we cannot assure you that we will continue to do so in the future. Please read “Business—Taxation of the Partnership—United States” for a discussion of material U.S. federal income tax consequences of our activities and the definition of “U.S. Source International Transportation Income”.

In addition, if our general partner exercises its right to delegate management of the partnership to a board of directors of the partnership, then, thereafter, if a majority of our directors ceases to consist of directors that were (1) appointed by our general partner and (2) recommended for election by a majority of our appointed directors, the non-competition provisions of the omnibus agreement applicable to Costamare and York would terminate immediately.

Principal Executive Offices and Internet Address; SEC Filing Requirements

We maintain our principal executive offices at 60 Zephyrou Street & Syngrou Avenue, 17564 Athens, Greece. Our telephone number at that address is +30-210-949-0050. We expect to make our periodic reports and other information filed with or furnished to the United States Securities and Exchange Commission, or the “SEC”, available, free of charge, through our website at www.costamarepartners.com, which will be operational after this offering, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. See “Where You Can Find More Information” for an explanation of our reporting requirements as a foreign private issuer.

Summary of Conflicts of Interest and Fiduciary Duties

Costamare Partners GP LLC, our general partner, has a legal duty to manage us in a manner beneficial to our unitholders, subject to the limitations described under “Conflicts of Interest and Fiduciary Duties”. This legal duty is commonly referred to as a “fiduciary duty”. However, because Costamare Partners GP LLC is owned by Costamare, the officers and directors of Costamare Partners GP LLC also have fiduciary duties to manage the business of Costamare Partners GP LLC in a manner beneficial to Costamare. In addition, the directors of Costamare Partners GP LLC are employed by an affiliate of Costamare and also provide director, executive officer or key employee services to Costamare or its affiliates. The officers of Costamare Partners GP LLC are also employed by an affiliate of Costamare and provide officer services to Costamare. As a result of these relationships, conflicts of interest may arise between us and our unaffiliated limited partners on the one hand, and Costamare and its affiliates, including our general partner, on the other hand. The resolution of these conflicts may not be in the best interest of us or our unitholders. In particular:

•

certain of the directors and all of the officers of our general partner also serve as directors and officers of Costamare or its affiliates and as such will have fiduciary duties to Costamare or its affiliates that may cause them to pursue business strategies that disproportionately benefit Costamare or its affiliates or which otherwise are not in the best interests of us or our unitholders. In the exercise of such fiduciary duties to Costamare, in deciding whether we will exercise the right to acquire a vessel under the vessel option or non-competition provisions of the omnibus agreement, our general partner may consider the interests of Costamare as well as us, so long as it does so in good faith;

•

our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, which entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligations to give any consideration to any interest of or factors affecting us, our affiliates or any unitholder; when acting in its individual capacity, our general partner may act without any fiduciary obligation to us or our unitholders whatsoever;

•

Costamare and its affiliates and, as applicable, York and its affiliates, may compete with us, subject to the restrictions contained in the omnibus agreement, and could own and operate non-compete vessels that may compete with our vessels prior to the Non-Compete Commencement Date or if the Partnership does not exercise its rights to acquire such non-compete vessels;

•

any agreement between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to our unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor;

•	borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

(i) enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or our incentive distribution rights or (ii) hastening the expiration of the subordination period;

•

Costamare, as the holder of our incentive distribution rights, has the right to reset the minimum quarterly distribution and the cash target distribution levels upon which the incentive distributions payable to the holders of the incentive distribution rights are based without the approval of our unitholders or the conflicts committee of the board of directors of our general partner at any time when there are not subordinated units outstanding and we have made cash distributions to the holders of our incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters; in connection with such resetting and the corresponding relinquishment by Costamare of incentive distribution payments based on the cash target distribution levels prior to the reset, Costamare will be entitled to receive a number of newly issued common units and general partner units based on a predetermined formula described under “How We Make Cash Distributions—Costamare’s Right to Reset Incentive Distribution Levels”; and

•

in connection with this offering, we and our general partner will enter into agreements, and may enter into additional agreements, with Costamare and certain of its subsidiaries and York, relating to the purchase of additional vessels, and with certain of Costamare’s affiliates relating to the provision of certain services to us by Costamare Shipping and other matters. In the performance of their obligations under these agreements, Costamare and its affiliates, other than our general partner, and York are not held to a fiduciary duty standard of care to us, our general partner or our limited partners, but rather to the standard of care specified in these agreements.

For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, see “Conflicts of Interest and Fiduciary Duties”.

The board of directors of our general partner will have a conflicts committee composed of two directors who meet both NYSE and SEC independence requirements and are not any of the following: (a) officers or employees of our general partner, (b) officers, directors or employees of any affiliate of our general partner (other than the Partnership and its subsidiaries) or (c) holders of any ownership interest in the general partner, its affiliates or the Partnership and its subsidiaries (other than (x) common units or (y) awards granted pursuant to any long-term incentive plan, equity compensation plan or similar plan of the Partnership or its subsidiaries). The board of directors of our general partner may, but is not obligated to, seek approval of the conflicts committee for resolutions of conflicts of interest that may arise as a result of the relationships between Costamare and its affiliates, on the one hand, and us and our unaffiliated limited partners, on the other. There can be no assurance that a conflict of interest will be resolved in favor of the Partnership.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held under Marshall Islands law. For example, our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to our unitholders. Our partnership agreement also restricts the remedies available to our unitholders. By purchasing a common unit, you are treated as having agreed to the modified standard of fiduciary duties and to certain actions that may be taken by our general partner or the directors, officers or affiliates of our general partner, all as set forth in our partnership agreement. See “Conflicts of Interest and Fiduciary Duties” for a description of the fiduciary duties that would otherwise be imposed on our general partner or the directors, officers or affiliates of our general partner under Marshall Islands law, the material modifications of those duties contained in our partnership agreement and certain legal rights and remedies available to our unitholders under Marshall Islands law.

For a more detailed description of the conflicts of interest and fiduciary duties of our general partner and its affiliates, see “Conflicts of Interest and Fiduciary Duties”. For a description of our other relationships with our affiliates, see “Certain Relationships and Related Party Transactions”.

The Offering

Common units offered to the public	common units.

common units, if the underwriters exercise in full their option to purchase additional common units.

Units outstanding after this offering

  common units and  subordinated units, representing a  % and  % limited partner interest in us, respectively. If the underwriters do not exercise their option to purchase additional common units, we will issue common units to Costamare upon the option’s expiration for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding. In addition, our general partner will own a 2.0% general partner interest in us.

Use of proceeds

We intend to use the net proceeds from this offering (approximately $  million, after deducting underwriting discounts and commissions, structuring fees and estimated offering expenses payable by us), together with the borrowings under our new credit facility, to repay $  million of debt and to retain approximately $  million for general partnership purposes. The remaining $  million will be used to make a payment to Costamare as partial consideration for the interest in the subsidiaries that own the vessels in our initial fleet.

The net proceeds from any exercise of the underwriters’ option to purchase additional common units (approximately $  million, if exercised in full, after deducting the underwriting discounts and commissions) will be used to make a payment to Costamare. If the underwriters do not exercise their option to purchase additional common units, we will issue additional common units to Costamare at the expiration of the option for no additional consideration.

Cash distributions

We intend to make minimum quarterly distributions of $  per common unit ($  per unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. In general, we will pay any cash distributions we make each quarter in the following manner:

	•	first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received a minimum quarterly distribution of $ plus any arrearages from prior quarters;

	•	second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $ ; and

•	third, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received an aggregate distribution of $ .

Within 45 days after the end of each fiscal quarter (beginning with the quarter ending March 31, 2015), we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of this offering through March 31, 2015, based on the actual length of the period. Our ability to pay our minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions”.

If cash distributions to our unitholders exceed $  per unit in a quarter, holders of our incentive distribution rights (initially, Costamare) will receive increasing percentages, up to 48.0%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions”. Pursuant to a separate agreement between Costamare and York, York will be entitled to receive from Costamare certain incentive payments based primarily on York’s interest in the JV vessels acquired by the Partnership and the amount of any incentive distributions received by Costamare. We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner to provide for the proper conduct of our business, to comply with any applicable debt instruments or to provide funds for future distributions. We refer to this cash as “available cash”, and we define its meaning in our partnership agreement. The amount of available cash may be greater than or less than the aggregate amount of the minimum quarterly distribution to be distributed on all units.

We believe, based on the estimates contained in and the assumptions listed under “Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Cash Available for Distribution”, that we will have sufficient cash available for distribution to enable us to pay the minimum quarterly distribution of $  on all of our common and subordinated units for each quarter through December 31, 2015. However, unanticipated events may occur that could adversely affect the actual results we achieve during the forecast period. Consequently, our actual results of operations, cash flows and financial condition during the forecast period may vary from the forecast, and such variations may be material. Prospective investors are cautioned not to place undue reliance on the forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition.

See “Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Cash Available for Distribution”.

Subordinated units

Costamare will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period the subordinated units are entitled to receive the minimum quarterly distribution of $  per unit only after the common units have received the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. The subordination period generally will end if we have earned and paid at least $  on each outstanding common and subordinated unit and the corresponding distribution on our general partner’s 2.0% interest for any three consecutive four-quarter periods ending on or after December 31, 2017. If the subordination period ends as a result of us having met the tests described above, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

For purposes of determining whether the subordination period will end, the three consecutive four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period.

See “How We Make Cash Distributions—Subordination Period”.

Costamare’s right to reset the target distribution levels

Costamare, as the initial holder of our incentive distribution rights, has the right, at a time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. If Costamare transfers all or a portion of the incentive distribution rights it holds in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. Following a reset election by Costamare, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (we refer to such amount as the “reset minimum quarterly distribution amount”), and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution amount as our current target distribution levels.

In connection with resetting these target distribution levels, Costamare will be entitled to receive a number of common units equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to it on the incentive distribution rights in the prior two quarters. Our general partner will also receive additional general partner units in order to maintain its ownership interest relative to the common units. For a more detailed description of Costamare’s right to reset the target distribution levels upon which the incentive distribution payments are based, see “How We Make Cash Distributions—Costamare’s Right to Reset Incentive Distribution Levels”.

Issuance of additional units

We can issue an unlimited number of additional units, including units that are senior to the common units in rights of distribution, liquidation and voting, without the consent of our unitholders. See “Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Interests”.

Our general partner’s option to create a partnership board of directors

We will initially be managed by our general partner, which will act through its board of directors and officers, all of whom will be appointed by Costamare. Our general partner will have the option to cause us instead to be managed by our own board of directors and officers and, in that connection, to cause the common unitholders to permanently have the right to elect a majority of our directors. This option is exercisable at the sole discretion of our general partner, which is a wholly-owned subsidiary of Costamare. Our general partner may decide to exercise this right in order to permit us to claim, or continue to claim, an exemption under Section 883 of the Code from U.S. federal income tax on U.S. Source International Transportation Income. However, there is no assurance that our general partner will exercise this right, and in its sole discretion, our general partner may decide not to exercise this right even if, as a result of such non-exercise, we would become subject to U.S. federal income tax on U.S. Source International Transportation Income. For 2015, we expect to qualify for the exemption under Section 883 of the Code on the basis of Costamare’s qualification under that section and its ownership and control of us, but we cannot assure you that we will continue to do so in the future. Please read “Business—Taxation of the Partnership—United States” for a discussion of material U.S. federal income tax consequences of our activities and the definition of “U.S. Source International Transportation Income”. If our general partner exercises this option, we would need to obtain a waiver or amendment of the provision of our new credit facility, which makes it a change of control if our general partner ceases to be able to appoint a majority of our directors.

Limited voting rights

Our general partner will manage and operate us. Holders of our common units will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or the directors of our general partner on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 80.0% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, Costamare will own  of our common units and all of our subordinated units, representing a  % limited partner interest in us. If the underwriters’ option to purchase additional common units is exercised in full, Costamare will own  of our common units and all of our subordinated units, representing a  % limited partner interest in us. As a result, you will initially be unable to remove our general partner without its consent, because Costamare will own sufficient units upon completion of this offering to be able to prevent the general partner’s removal.

Except as otherwise described herein, each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, if at any time, any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement, unless otherwise required by a mandatory provision of applicable law. Effectively, this means that the voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired common units with the prior approval of the board of directors of our general partner will not be subject to this 4.9% limitation or redistribution of the voting rights described above. See “The Partnership Agreement—Voting Rights”.

Limited call right

If at any time our general partner and its affiliates own 80.0% or more of the outstanding common units, our general partner has the right, but not the obligation, to purchase all, but not less than all, of the remaining common units at a price equal to the greater of (x) the average of the daily closing prices of the common units over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right.

U.S. federal income tax considerations

Although we are organized as a partnership, we have elected to be treated as a corporation solely for U.S. federal income tax purposes. Consequently, all or a portion of the distributions you receive from us will constitute dividends for such purposes. We estimate that, if you hold the common units that you purchase in this offering through the period ending December 31, 2016, all of the distributions you receive during that period will constitute dividends for U.S. federal income tax purposes. However, if any distributions you receive exceed the earnings and profits of the Partnership, such excess portion will instead be treated first as a non-taxable return of capital to the extent of your tax basis in your common units, and thereafter, as capital gain. Please see “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Ratio of Dividend Income to Distributions” for the basis of this estimate. Please also see “Risk Factors—Tax Risks” for a discussion relating to the taxation of dividends. For a discussion of other material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, see “Material U.S. Federal Income Tax Considerations”.

Non-U.S. tax considerations	We have been organized under the laws of the Republic of the Marshall Islands. Our vessel-owning subsidiaries for the initial fleet have been organized under the laws of Liberia.

For a discussion of material Marshall Islands and Liberian income tax considerations that may be relevant to prospective unitholders and for a discussion of the risk that unitholders may be attributed the activities we undertake in various jurisdictions for taxation purposes, see “Non-United States Tax Considerations” and “Risk Factors—Tax Risks”.

Purchase by members of the Konstantakopoulos family and York

Members of the Konstantakopoulos family and certain funds managed by York have indicated that they currently intend to purchase up to an aggregate of approximately $  million and $  million, respectively, of common units in the offering at the public offering price. This represents an aggregate of approximately   and   common units, respectively.

Exchange listing	We intend to apply to list the common units on the New York Stock Exchange under the symbol “CMRP”.

Summary Financial, Operating and Pro Forma Data

The following table presents, in each case for the periods and as of the dates indicated, summary historical financial and operating data of Costamare Partners LP Predecessor, which includes the subsidiaries of Costamare that have interests in the vessels in our initial fleet. The acquisition by which we will acquire the vessels in our initial fleet will be accounted for as a reorganization of entities under common control. The summary historical financial data of Costamare Partners LP Predecessor as of and for the years ended December 31, 2013 and 2014 have been derived from the audited combined carve-out financial statements of Costamare Partners LP Predecessor. The summary pro forma balance sheet data of Costamare Partners LP as of December 31, 2014 have been derived from the unaudited pro forma combined balance sheet of Costamare Partners LP. The financial statements of Costamare Partners LP Predecessor and the Partnership have been prepared in accordance with U.S. generally accepted accounting principles, or “U.S. GAAP” or “GAAP”, and are included elsewhere in this prospectus.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the historical combined carve-out financial statements of Costamare Partners LP Predecessor and the notes thereto, the unaudited pro forma combined balance sheet and the notes thereto and our forecasted results of operations for the twelve months ending December 31, 2015, in each case included elsewhere in this prospectus.

The results of operations for the years ended December 31, 2013 and 2014 reflect operations of the MSC Athens, the MSC Athos and the Value from March 2013, April 2013 and June 2013, respectively, when they commenced operations under their respective charters. The Cosco Beijing has been in operation under its charter from June 2006.

Our financial position, results of operations, cash flows and financial conditions could differ from those that would have resulted if we operated autonomously or as an entity independent of Costamare in the periods for which historical financial data are presented below, and such data may not be indicative of our future operating results or financial performance.

	Year Ended December 31,
	2013	2014
	(audited)
	(Expressed in thousands of U.S. dollars)
STATEMENT OF INCOME
Revenues:
Voyage revenue	$44,369		$59,161
Expenses:
Voyage expenses	(190)		—
Voyage expenses-related parties	(334)		(444)
Vessels’ operating expenses	(7,733)		(9,762)
General and administrative expenses	(316)		(277)
Management fees-related parties	(987)		(1,340)
Amortization of dry-docking and special survey costs	(173)		(172)
Depreciation	(8,928)		(11,715)
Foreign exchange gains / (losses)	22		(6)

Operating income	25,730		35,445

Other Income (Expenses)
Interest and finance costs	(10,764)		(12,742)
Other	2		22

Total other income (expenses)	(10,762)		(12,720)

Net Income	$14,968		$22,725

Pro forma net income per unit (unaudited)
Common unitholders’ interest in net income(4)		$
Subordinated unitholder’s interest in net income(5)		$
General partner’s interest in net income(6)		$
Pro forma net income per common unit, basic and diluted(7)		$
Pro forma number of common units outstanding, basic and diluted(8)
Pro forma adjusted net income per unit (unaudited)
Pro forma adjusted net income per common unit, basic and diluted(9)		$
Pro forma adjusted number of common units outstanding, basic and diluted(10)

	Year Ended December 31,
	2013	2014
	(Expressed in thousands of U.S. dollars)
OTHER FINANCIAL DATA
Net cash provided by operating activities	$25,897	$34,659
Net cash used in investing activities	(184,852)	—
Net cash provided by / (used in) financing activities	158,955	(34,659)
Net increase (decrease) in cash and cash equivalents	—	—
EBITDA(1)	$34,660	$47,182

	As of December 31,
	2013	2014
	(audited)
	(Expressed in thousands of U.S. dollars)
BALANCE SHEET DATA
Total current assets	$1,844	$2,200
Total fixed assets	361,488	349,773
Total assets	371,479	359,124
Total current liabilities	38,152	36,941
Total long-term debt, including current portion	257,915	238,544
Total equity	$91,616	$97,827

As of December 31,
2014
(unaudited)
(Expressed in thousands of U.S. dollars)
PRO FORMA BALANCE SHEET DATA(2)
Total assets	$359,124
Total long-term debt, including current portion	$238,544
Total equity

	Year Ended December 31,
	2013	2014
FLEET DATA
Number of vessels (at period end)	4	4
Average number of vessels during period	3.1	4
Average TEU capacity during period	27,631	35,950
Fleet utilization(3)	99.1%	100.0%
Average age of vessels weighted by TEU (years)	2.5	3.5

(1)

EBITDA is a non-GAAP measure. The Partnership reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures, including EBITDA, used in managing the business may provide users of these financial measures additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management will also use these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Partnership’s performance. The table below sets out EBITDA and corresponding reconciliation to net income, the most directly comparable GAAP financial measure for the years ended December 31, 2014 and 2013. A non-GAAP financial measure should be viewed in addition to, and not as an alternative for, the combined carve-out financial statements of Costamare Partners LP Predecessor prepared in accordance with GAAP.

	Year Ended December 31,
	2013	2014
	(Expressed in thousands of U.S. dollars)
Reconciliation of Net Income to EBITDA
Net Income	$14,968	$22,725
Interest and finance costs	10,764	12,742
Interest income	—	—
Depreciation	8,928	11,715

EBITDA	$34,660	$47,182

EBITDA represents net income before interest and finance costs, interest income and depreciation. In addition to EBITDA, we may present other non-GAAP financial measures in the future. However, EBITDA is not a recognized measurement under GAAP. We believe that the presentation of EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, we believe that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance. In evaluating EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

(2)

The summary pro forma balance sheet data of Costamare Partners LP as of December 31, 2014 have been derived from the unaudited pro forma combined balance sheet of Costamare Partners LP, which is provided elsewhere in this prospectus.

(3)

Fleet utilization means fleet revenue days, which we define as days during which a vessel has been on charter, including scheduled off-hire days for dry-docking, divided by fleet ownership days, which we define as days during which we have owned the vessel, after its delivery from the shipyard.

(4)

Represents the allocation of a portion of historical net income of Costamare Partners LP Predecessor to the limited partner interests represented by the common units in accordance with the distribution provisions of the partnership agreement and on the basis of the number of units to be outstanding immediately after the offering. For the periods ended December 31, 2013 and December 31, 2014, these portions were  % and  %, respectively, of historical net income of Costamare Partners LP Predecessor.

(5)

Represents the allocation of a portion of historical net income of Costamare Partners LP Predecessor to the limited partner interests represented by the subordinated units in accordance with the distribution provisions of the partnership agreement and on the basis of the number of units to be outstanding immediately after the offering. For the periods ended December 31, 2013 and December 31, 2014, these portions were  % and  %, respectively, of historical net income of Costamare Partners LP Predecessor.

(6)

Represents the allocation of a portion of historical net income of Costamare Partners LP Predecessor to the general partner in accordance with the distribution provisions of the partnership agreement and on the basis of the partnership interests to be outstanding immediately after the offering. For each period presented, this was 2% of historical net income of Costamare Partners LP Predecessor.

(7)

Represents the per common unit amount of the portion of historical net income of Costamare Partners LP Predecessor allocated to the common unitholders. See footnote (4). Accordingly, such amount is calculated by (x) dividing Common unitholders’ interest in net income by (y) the Pro forma number of common units outstanding, basic and diluted, which consists of   common units held by Costamare and   common units issued in the offering, assuming the underwriters’ option to purchase additional common units is not exercised.

(8)

Represents the number of common units to be outstanding immediately after the offering, which consists of   common units held by Costamare and   common units issued in the offering, assuming the underwriters’ option to purchase additional units is not exercised.

(9)

Pro forma adjusted net income per common unit gives effect to the additional number of common units that would be required to be issued at an assumed offering price of $  per common unit to pay the amount of the payment to Costamare as a part of the formation transactions that exceeds net income for the years ended December 31, 2013 and December 31, 2014. Please refer to Note 18 to our audited combined carve-out financial statements included elsewhere in this prospectus.

(10)

Represents (i) the number of common units to be outstanding immediately after the offering, which consists of   common units held by Costamare and   common units issued in the offering, assuming the underwriters’ option to purchase additional units is not exercised, plus (ii) the additional number of common units that would be required to be issued at an assumed offering price of $  per common unit to pay the amount of the payment to Costamare as a part of the formation transactions that exceeds net income for the years ended December 31, 2013 and December 31, 2014. Please refer to Note 18 to our audited combined carve-out financial statements included elsewhere in this prospectus.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

Any of the risk factors described below could significantly and negatively affect our business, results of operations, prospects or financial condition, which may reduce our ability to make cash distributions to our unitholders and lower the trading price of our common units. You may lose part or all of your investment.

Risks Inherent in Our Business

We may not have sufficient cash from operations, following the establishment of cash reserves and payment of fees and expenses, to enable us to pay the minimum quarterly distribution on our common units and subordinated units.

We may not have sufficient cash from operations to pay the minimum quarterly distribution of $  per unit on our common units and subordinated units. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which may fluctuate from quarter to quarter based on the risks described in this section, including, among other things:

•	the charter-hire payments we obtain from our charters as well as our ability to re-charter the vessels and the rates obtained upon the expiration of our existing charters;
•	the due performance by our charterers of their obligations;
•	our fleet expansion strategy and associated uses of our cash and our financing requirements;
•	delays in the delivery of newbuild vessels and the beginning of payments under charters relating to those vessels;
•	the level of our operating costs, such as the costs of crews, vessel maintenance, lubricants and insurance;
•	the number of unscheduled off-hire days for our fleet and the timing of, and number of days required for, scheduled dry-docking of our containerships;
•	prevailing global and regional economic and political conditions;
•	changes in interest rates;
•	currency exchange rate fluctuations;
•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business; and
•	changes in the basis of taxation of our activities in various jurisdictions.

The actual amount of cash we will have available for distribution will also depend on other factors, including:

•	the level of capital expenditures we make, including for maintaining or replacing vessels and complying with regulations;
•	our debt service requirements, including fluctuations in interest rates, and restrictions on distributions contained in our debt instruments;
•

the level of debt we will incur if we exercise our right to purchase the Valence (or, at Costamare’s option, one of the substitute vessels) from Costamare and, to the extent we are offered the right to purchase, any of Hulls NCP0113, NCP0114, NCP0115, NCP0116, S2121, S2122, S2123, S2124 and S2125 from Costamare and York;

•	fluctuations in our working capital needs;

•	our ability to make, and the level of, working capital borrowings; and
•

the amount of any cash reserves, including reserves for future maintenance and replacement capital expenditures, working capital and other matters, established by our general partner, which cash reserves are not subject to any specified maximum dollar amount.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non-cash items. We may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution to unitholders. As a result of this and the other factors mentioned above, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

The assumptions underlying our forecast of cash available for distribution are inherently uncertain and are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted.

The forecast of cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” includes our forecast of operating results and cash flows for the twelve months ending December 31, 2015. The financial forecast has been prepared by management and we have not received an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of the common units may decline materially.

Our ability to grow and to meet our financial needs may be adversely affected by our cash distribution policy.

Our cash distribution policy, which is consistent with our partnership agreement, requires us to distribute all of our available cash (as defined in our partnership agreement) each quarter. Accordingly, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations.

In determining the amount of cash available for distribution, our general partner approves the amount of cash reserves to set aside, including reserves for future maintenance and replacement capital expenditures, working capital and other matters. We also rely upon external financing sources, including commercial borrowings, to fund our capital expenditures. Accordingly, to the extent we do not have sufficient cash reserves or are unable to obtain financing, our cash distribution policy may significantly impair our ability to meet our financial needs or to grow.

We must make substantial capital expenditures to maintain the operating capacity of our fleet and acquire vessels, which may reduce or eliminate the amount of cash available for distribution. In addition, each quarter our general partner is required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted.

We must make substantial capital expenditures to maintain and replace, over the long-term, the operating capacity of our fleet and we generally expect to finance these maintenance capital expenditures with cash balances or credit facilities. We estimate that maintenance and replacement capital expenditures will average approximately $7.1 million per year, including potential costs related to replacing current vessels at the end of their useful lives. In addition, we will need to make substantial capital expenditures to acquire vessels in accordance with our growth strategy. These expenditures could vary significantly from quarter to quarter and could increase as a result of changes in:

•	the cost of labor and materials;
•	customer requirements;
•	the size of our fleet;
•	the cost of replacement vessels;

•	length of charters;
•	governmental regulations and maritime self-regulatory organization standards relating to safety, security or the environment;
•	competitive standards; and
•	the age of our ships.

Significant capital expenditures, including to maintain and replace, over the long-term, the operating capacity of our fleet, may reduce or eliminate the amount of cash available for distribution to our unitholders. Our partnership agreement requires our general partner to deduct estimated, rather than actual, maintenance and replacement capital expenditures from operating surplus each quarter in an effort to reduce fluctuations in operating surplus (as defined in our partnership agreement). The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by the conflicts committee of the board of directors of our general partner at least once a year. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted from operating surplus. If our general partner underestimates the appropriate level of estimated maintenance and replacement capital expenditures, we may have less cash available for distribution in future periods when actual capital expenditures exceed our previous estimates.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. While our initial fleet will be relatively young with an average age (weighted by TEU capacity, which means that the average age is calculated as the average age of the TEU capacity of our vessels) of approximately 3.5 years as of December 31, 2014, we will incur increased costs as our fleet ages. Older vessels may require longer and more expensive dry-dockings, resulting in more off-hire days and reduced revenue. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. In addition, older vessels are often less desirable to charterers. Governmental regulations and safety or other equipment standards related to the age of a vessel may also require expenditures for alterations or the addition of new equipment to our vessels and may restrict the type of activities in which our containerships may engage. We cannot assure you that, as our vessels age, market conditions will justify such expenditures or will enable us to profitably operate our older vessels.

Unless we set aside reserves or are able to borrow funds for vessel replacement, at the end of the useful lives of our vessels our revenue will decline, which would adversely affect our business, results of operations and financial condition.

Our initial fleet will be relatively young with an average age (weighted by TEU capacity) of approximately 3.5 years as of December 31, 2014. As our vessels age and reach the end of their useful lives, however, we will be unable to replace the older vessels in our fleet unless we maintain reserves or are able to borrow or raise funds for vessel replacement. Our cash flows and income are dependent on the revenues earned by the chartering of our containerships. The inability to replace the vessels in our fleet upon the expiration of their useful lives could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions to our unitholders. Any reserves set aside for vessel replacement will not be available for distribution.

Capital expenditures financed through cash from operations, commercial bank borrowings or by issuing debt or equity securities, may diminish our ability to make cash distributions, increase our financial leverage and dilute our unitholders.

Use of cash from operations to expand or maintain our fleet will reduce cash available for distribution to unitholders. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering, as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for future capital expenditures could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our unitholders. Even if we are successful in obtaining necessary funds, the terms of such financings could limit our ability to pay cash distributions to unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant unitholder dilution and would increase the aggregate amount of cash required to maintain our current level of quarterly distributions to unitholders, both of which could have a material adverse effect on our ability to make cash distributions.

We have only four vessels in our initial fleet. Any limitation in the availability or operation of those vessels could have a material adverse effect on our business, financial condition, results of operations and cash flows, which effect would be amplified by the small size of our initial fleet.

Our initial fleet consists of four containerships that are in operation. If any of our vessels is unable to generate revenues for any significant period of time for any reason, including unexpected periods of off-hire or early charter termination (which could result from damage to our ships), our business, financial condition, results of operations and cash flows, including cash available for distribution to unitholders, could be materially and adversely affected. The impact of any limitation in the operation of our vessels or any early charter termination would be amplified during the period prior to the acquisition of additional vessels from Costamare and, with respect to JV vessels, York, or other third parties, as a substantial portion of our cash flows and income are dependent on the revenues earned by the chartering of our four containerships in operation. In addition, the costs of ship repairs are unpredictable and can be substantial. In the event certain repair costs that are not covered by our insurance policies, we may have to pay for such repair costs, which would decrease our earnings and cash flows.

Any charter termination could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our charterers have the right to terminate a ship’s time charter in certain circumstances, such as:

•	requisition of the vessel;
•	failure of the vessel to maintain certain minimum speed;
•	loss of time due to boycott or government restrictions caused by the vessel’s flag, ownership, crew or employment terms, which is not remedied within 96 working hours;
•

off-hire of the ship for any reason other than scheduled dry-docking for a period exceeding 45 days on a cumulative basis in any 365-day period or one period of 60 consecutive full days during the course of the charter; or

•	outbreak of war involving two or more specified nations, which include the United States and the People’s Republic of China.

A termination right under one ship’s time charter would not automatically give the charterer the right to terminate its other charter contracts with us. However, a charter termination could materially affect our relationship with the customer and our reputation in the container shipping industry, and in some circumstances the event giving rise to the termination right could potentially impact multiple charters. Accordingly, the existence of any right of termination could have a material adverse effect on our business, financial condition, results of operations and cash flows, including cash available for distribution to unitholders, which effect would be amplified by the small size of our initial fleet.

If we lose a charter, we may be unable to obtain a new time charter on terms as favorable to us or with a charterer of comparable standing, or to obtain a charter at all, particularly if we are seeking new time charters at a time when charter rates in the container shipping industry are depressed. Consequently, we may have an increased exposure to the volatile spot market, which is highly competitive and subject to significant price fluctuations. In the event that we are unable to re-

deploy a ship for which a charter has been terminated, we will not receive any revenues from that ship, while we will be required to pay expenses necessary to maintain the ship in proper operating condition.

Due to our lack of diversification, adverse developments in the containership transportation business could reduce our ability to service our debt obligations and make cash distributions to our unitholders.

We rely exclusively on the cash flow generated from charters for our containerships. Due to our lack of diversification, an adverse development in the container shipping industry would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets or lines of business. An adverse development could also impair our ability to service debt or make cash distributions to our unitholders.

A limited number of customers operating in a consolidating industry comprise a large part of our revenues. The loss of these customers could adversely affect our results of operations, cash flows and competitive position.

Our customers in the containership sector for the initial fleet consist of a limited number of liner companies. MSC, Evergreen and COSCO together represented 100% of our revenue in both 2013 and 2014. Furthermore, six of the ten vessels that we have options to acquire from Costamare and, as applicable, York, to the extent such vessels are offered to us, have arranged charters with Evergreen. We expect that a limited number of leading liner companies will continue to generate a substantial portion of our revenues. The cessation of business with these liner companies or their failure to fulfill their obligations under the time charters for our containerships could have a material adverse effect on our financial condition and results of operations, as well as our cash flows. In addition, any consolidations or alliances involving our customers could further increase the concentration of our business. We could lose a customer or the benefits of our time charter arrangements for many different reasons including if the customer is unable or unwilling to make charter hire or other payments to us because of a deterioration in its financial condition, disagreements with us or otherwise. If any of these customers terminates its charters, chooses not to re-charter our ships after the initial charters expire or is unable to perform under its charters and we are not able to find replacement charters on similar terms, we will suffer a loss of revenues that could have a material adverse effect on our business, financial condition, results of operations and cash flows, including cash available for distribution to unitholders.

Our growth depends upon continued increases in world and regional demand for chartering containerships, and a recurrence of the recent global economic slowdown may impede our ability to continue to grow our business.

The ocean-going container shipping industry is both cyclical and volatile in terms of charter rates and profitability. According to Clarkson Research, containership charter rates peaked in 2005, with the Containership Timecharter Rate Index (a per TEU weighted average of 6-12 month time charter rates of Panamax and smaller vessels (1993=100)) reaching 172 points in March and April 2005, and generally stayed strong until the middle of 2008, when the effects of the economic crisis began to affect global container trade, driving the Containership Timecharter Rate Index to a 10-year low of 32 points in the period from November 2009 to January 2010. As of the end of December 2014, the Containership Timecharter Rate Index stood at 47 points. See “The International Containership Industry—The Containership Markets—Containership Timecharter Rates”.

According to Clarkson Research, demand for containerships declined significantly, following the onset of the global economic downturn. After growing by just 4.0% in 2008, container trade contracted by 9.2% in 2009 before rebounding by 13.8% in 2010. While container trade grew by a CAGR of 5.0% per annum between 2010 and 2013 and is estimated to have risen by 6.0% in 2014 and is projected to grow by a further 6.7% in 2015, such projections are subject to a wide range of risks. In 2014, worldwide trade volumes increased, but containership supply continued to exceed demand during the year as more large vessels were delivered. In addition, according to Clarkson Research, as of January 2015, the containership order-book for vessels with carrying capacity of

8,000-12,000 TEU represented 29% of the existing fleet capacity, and for vessels with carrying capacity of 12,000 TEU and above, the containership order-book represented 58% of the existing fleet capacity, both increasing the expected future supply of larger vessels and having a spillover effect on the market segment for smaller vessels. An oversupply in the containership market may negatively affected time charter rates for both short- and long-term periods as well as box freight rates charged by liner companies to shippers.

Freight rates have become more volatile since the downturn in 2009 and, despite some short-term improvements, freight rates have remained under pressure. Relatively weak trade growth coupled with the on-going delivery of high capacity containerships has placed significant pressure on certain trade routes as well. The continuation of such low freight rates or any further declines in freight rates would negatively affect the liner companies to which we seek to charter our containerships and could lower prevailing charter rates. Accordingly, weak conditions in the containership sector may affect our ability to generate cash flows and maintain liquidity, as well as adversely affect our ability to obtain financing.

The factors affecting the supply and demand for containerships are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. The factors that influence demand for containership capacity include:

•	supply and demand for products shipped in containers;
•	changes in global production of products transported by containerships;
•	global and regional economic and political conditions;
•	developments in international trade;
•	environmental and other regulatory developments;
•	the distance container cargo products are to be moved by sea;
•	changes in seaborne and other transportation patterns;
•	port and canal congestion; and
•	currency exchange rates.

The factors that influence the supply of containership capacity include:

•	the availability of financing;
•	the price of steel and other raw materials;
•	the number of newbuild vessel deliveries;
•	the availability of shipyard capacity;
•	the scrapping rate of older containerships;
•	the number of containerships that are out of service;
•	changes in environmental and other regulations that may limit the useful lives of containerships;
•	the price of fuel; and
•	the economics of slow steaming.

Hire rates for containerships may fluctuate substantially. If rates are lower when we are seeking a new charter, our revenues and cash flows may decline.

The four vessels in our initial fleet have already secured long-term, fixed-rated charters that expire between April 2018 and February 2023. However, as the charter terms for our initial fleet expire or terminate, we must seek a new charter in the then prevailing market environment. Our ability to re- charter our containerships upon the expiration or termination of the current time charters and the charter rates payable under any replacement time charters will depend upon, among other things, the state of the containership charter market, which can be affected by consumer demand for products shipped in containers. If the charter market is depressed when our containerships’ time charters expire, we may be forced to re-charter our containerships at reduced or even unprofitable rates, or we may not be able to re-charter them at all, which may reduce or eliminate earnings and cash flows or make our earnings and cash flows volatile. The same issues will be faced if we acquire additional vessels and attempt to obtain multi-year time charters as part of our acquisition and financing plan.

Furthermore, four of the nine JV vessels that we have options to acquire from Costamare and York, to the extent such vessels are offered to us, have not yet secured a charter. Such vessels will be unsuitable for acquisition if they remain unchartered, as our strategy is focused on acquiring containerships with long-term charters. Even if Costamare and, as applicable, York succeed in chartering the vessels, there is no assurance that the terms of the charter or the charter counterparty will be acceptable, particularly if the prevailing state of the containership charter market is depressed at the time such charters are arranged.

A decrease in the level of China’s export of goods or an increase in trade protectionism could have a material adverse impact on our charterers’ business and, in turn, could cause a material adverse impact on our results of operations, financial condition and cash flows.

China exports considerably more goods than it imports. Our containerships are deployed on routes involving containerized trade in and out of emerging markets, and our charterers’ container shipping and business revenue may be derived from the shipment of goods from the Asia Pacific region to various overseas export markets including the United States and Europe. Any reduction in or hindrance to the output of China-based exporters could have a material adverse effect on the growth rate of China’s exports and on our charterers’ business. For instance, the government of China has recently implemented economic policies aimed at increasing domestic consumption of Chinese-made goods. This may have the effect of reducing the supply of goods available for export and may, in turn, result in a decrease of demand for container shipping. Additionally, though in China there is an increasing level of autonomy and a gradual shift in emphasis to a “market economy” and enterprise reform, many of the reforms, particularly some limited price reforms that result in the prices for certain commodities being principally determined by market forces, are unprecedented or experimental and may be subject to revision, change or abolition. The level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government.

Our operations expose us to the risk that increased trade protectionism will adversely affect our business. If global economic recovery is undermined by downside risks and the economic downturn continues, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing the demand for shipping. Specifically, increasing trade protectionism in the markets that our charterers serve has caused and may continue to cause an increase in (i) the cost of goods exported from China, (ii) the length of time required to deliver goods from China and (iii) the risks associated with exporting goods from China, as well as a decrease in the quantity of goods to be shipped.

Any increased trade barriers or restrictions on trade, especially trade with China, would have an adverse impact on our charterers’ business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions to our unitholders.

We conduct business in China, including through our time charter with COSCO, and may engage with our local manager, Shanghai Costamare, a Chinese corporation. The legal system in China is not fully developed and has inherent uncertainties that could limit the legal protections available to us.

The Chinese legal system is based on written statutes and their legal interpretation by the Standing Committee of the National People’s Congress. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. We may do business in China, including through one of our managers, Shanghai Costamare, a Chinese corporation, which would expose us to potential litigation in China. Additionally, we have a charter with COSCO, a Chinese corporation, and though these charters are governed by English law, we may have difficulties enforcing a judgment rendered by an English court (or other non-Chinese court) in China. Such charter, and any additional charters that we enter into with Chinese customers, may be subject to new regulations in China that may require us to incur new or additional compliance or other administrative costs and may require that we pay to the Chinese government new taxes or other fees.

Liner company customers have been placed under significant financial pressure, thereby increasing our charter counterparty risk.

The continuing weakness in demand for container shipping services and the oversupply of large containerships (as well as potential oversupply of smaller size vessels due to a cascading effect) places our liner company customers under financial pressure. Any future declines in demand could result in worsening financial challenges to our liner company customers and may increase the likelihood of one or more of our customers being unable or unwilling to pay us contracted charter rates. We expect to generate all of our revenues from these charters and if our charterers fail to meet their obligations to us, we will sustain significant losses which could have a material adverse effect on our financial condition and results of operations, and our ability to make cash distributions to our unitholders.

An oversupply of containership capacity may prolong or further depress the current charter rates and adversely affect our ability to re-charter our existing containerships at profitable rates or at all.

From 2005 through the first quarter of 2010, the containership order-book was at historically high levels as a percentage of the in-water fleet. Although order-book volumes have decreased as deliveries of previously ordered containerships increased substantially, some renewed ordering in late 2012 of mainly larger vessels maintained the order-book at average levels. According to Clarkson Research, as of January 2015, the containership order-book for vessels with carrying capacity of 8,000-12,000 TEU represented 29% of the existing fleet capacity, and for vessels with carrying capacity of 12,000 TEU and above, the containership order-book represented 58% of the existing fleet capacity. An oversupply of large newbuild vessel and/or re-chartered containership capacity entering the market, combined with any future decline in the demand for containerships, may result in a reduction of charter rates and may decrease our ability to re-charter our containerships other than for reduced rates or unprofitable rates, or we may not be able to re-charter our containerships at all.

Weak economic conditions throughout the world, particularly the Asia Pacific region and recent European Union sovereign debt default fears, could have a material adverse effect on our business, financial condition and results of operations.

The global economy remains relatively weak, when compared to the period prior to the 2008-2009 financial crisis. The current global recovery is proceeding at varying speeds across regions and is still subject to downside risks stemming from factors like fiscal fragility in advanced economies, highly accommodative macroeconomic policies and persistent difficulties in access to credit. In particular, concerns regarding the possibility of sovereign debt defaults by European Union member countries, including Greece, disrupted financial markets throughout the world, and may lead to weaker consumer demand in the European Union, the United States, and other parts of the world. The deterioration in the global economy has caused, and may continue to cause, a decrease in worldwide demand for certain goods shipped in containerized form. In addition, the resolution of the sovereign debt crisis is not proceeding with uniform speed throughout Europe and a setback or delay could impact the global economy and have a material adverse effect on our business.

We anticipate that a significant number of port calls made by our containerships will involve the loading or unloading of container cargoes in ports in the Asia Pacific region. In recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product, which has had a significant impact on shipping demand. However, if China’s growth in gross domestic product slows down and other countries in the Asia Pacific region experience slowed or experience negative economic growth in the future, this may exacerbate the effect of the significant downturns in the economies of the United States and the European Union, and thus, may negatively impact container shipping demand. For example, the possibility of sovereign debt defaults by European Union member countries, including Greece, and the possibility of market reforms to float the Chinese renminbi, either of which development could weaken the Euro against the Chinese renminbi, could adversely affect consumer demand in the European Union. Moreover, the revaluation of the renminbi may negatively impact the United States’ demand for imported goods, many of which are shipped from China in containerized form. Such weak economic conditions could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions to our unitholders.

We may have difficulty properly managing our growth through acquisitions of new or secondhand vessels and we may not realize expected benefits from these acquisitions, which may negatively impact our cash flows, liquidity and our ability to make cash distributions to our unitholders.

We intend to grow our fleet beyond the vessels we may acquire from Costamare and, with respect to the JV vessels, York by ordering newbuild vessels and through selective acquisitions of high-quality secondhand vessels to the extent that they are available. Our future growth will depend on numerous factors, some of which are beyond our control, including:

•	obtaining consents from lenders and charterers with respect to the vessels that we may acquire from Costamare and, as applicable, York;
•	the operations of the shipyards that build any newbuild vessels we may order;
•	obtaining newbuild contracts at acceptable prices;
•	locating and identifying suitable high-quality secondhand vessels;
•	obtaining required financing on acceptable terms;
•	consummating vessel acquisitions;
•	enlarging our customer base;
•	hiring additional shore-based employees and seafarers through Costamare Shipping pursuant to the partnership management agreement we will enter into with Costamare Shipping;
•	continuing to meet technical and safety performance standards; and
•	managing joint ventures or significant acquisitions and integrating the new ships into our fleet.

During periods in which charter rates are high, ship values are generally high as well, and it may be difficult to consummate ship acquisitions or enter into shipbuilding contracts at favorable prices. In addition, any vessel acquisition may not be profitable at or after the time of acquisition and may not generate cash flows sufficient to justify the investment. We may not be successful in executing any future growth plans and we cannot give any assurances that we will not incur significant expenses and losses in connection with such growth efforts. Other risks associated with vessel acquisitions that may harm our business, financial condition and operating results include the risks that we may:

•	fail to realize anticipated benefits, such as new customer relationships, cost-savings or cash flow enhancements;
•	be unable to hire, train or retain through Costamare Shipping qualified shore-based and seafaring personnel to manage and operate our growing business and fleet;
•	decrease our liquidity by using a significant portion of available cash or borrowing capacity to finance acquisitions;

•	significantly increase our interest expense or financial leverage if we incur additional debt to finance acquisitions;
•	incur or assume unanticipated liabilities, losses or costs associated with any vessels or businesses acquired; or
•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges.

Unlike newbuild vessels, secondhand vessels typically do not carry warranties as to their condition. While we will generally inspect existing vessels prior to purchase, such an inspection would normally not provide us with as much knowledge of a vessel’s condition as we would possess if it had been built for us and operated by us during its life. Repairs and maintenance costs for secondhand vessels are difficult to predict and may be substantially higher than for vessels we have operated since they were built. These costs could decrease our cash flows, liquidity and our ability to make cash distributions to our unitholders.

Our ability to expand our fleet by acquiring vessels in Costamare’s fleet may be adversely affected by the Framework Agreement or by a default by Costamare’s partner under the Framework Agreement.

The Framework Agreement is the exclusive joint venture of Costamare for the acquisition of new vessels during a commitment period ending May 15, 2020, unless terminated earlier in certain circumstances (although Costamare may acquire vessels outside the joint venture where York rejects a vessel acquisition opportunity). Where York decides to participate in a new vessel acquisition, Costamare will hold a 25-75% equity interest in such vessel. Nine of the ten option vessels are JV vessels in which Costamare holds a minority equity interest. Pursuant to the omnibus agreement, Costamare and York have a 36-month period in which they may offer us the right to purchase such nine JV vessels. If they do not reach an agreement to offer us such right during the 36-month period, we will have the right to purchase such vessels at the end of such 36-month period, provided that, at the end of the 36- month period, the relevant vessel constitutes a non-compete vessel. Upon our purchase of any of the JV vessels, Costamare and York will receive a pro rata share of the purchase price we pay based on their percentage interest in such vessels, net of any commissions and fees payable to Costamare Shipping under the ship management agreement for the JV vessels. In addition, Costamare and York have entered into a separate agreement, pursuant to which York will be entitled to receive from Costamare certain incentive payments based primarily on York’s interest in the JV vessels acquired by the Partnership and the amount of any incentive distributions received by Costamare. The operation of the Framework Agreement and the separate agreement may increase certain administrative burdens, delay decision making or make it more difficult to obtain debt financing for JV vessels. For example, the Framework Agreement requires that decisions regarding the joint venture’s vessel acquisition be made jointly by Costamare and York. If York fails to cooperate in the acquisition process, Costamare may not be able to consummate the acquisition in a timely and cost-effective manner, which may result in a reduced pool of vessels that we can acquire or a higher purchase price for the vessels.

In addition, if York were to delay or default in meeting its commitments under the Framework Agreement to provide equity or under any guarantee it provides to support a shipbuilding contract or a charter, our commercial relations with shipbuilders and charterers, which we maintain through our relationship with Costamare, could be adversely affected. Under such circumstances, Costamare may be required to provide additional funding, which may increase the purchase price we pay or delay the delivery of the vessel, which could adversely affect our earnings and cash flows. Furthermore, our ability to consummate acquisitions of the JV vessels in a timely and cost-effective manner will depend upon our reaching an agreement with Costamare and York regarding the purchase price and other material terms. While Costamare, York and the Partnership have agreed to a form of agreement that contains material terms that will be applicable to any purchase and sale of JV vessels, if York fails to cooperate in the acquisition process, we may experience difficulty in acquiring JV vessels, which could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

We may have difficulty obtaining consents that are necessary to acquire vessels with an existing charter or a financing agreement.

Under the omnibus agreement, we will have certain options and other rights to acquire vessels with existing charters from Costamare and, with respect to the JV vessels, York. The omnibus agreement provides that our ability to consummate the acquisition of any such vessels from Costamare and, as applicable, York will be subject to obtaining any consents of governmental authorities and other non-affiliated third parties and to all agreements existing with respect to such vessel, including any financing leases. In particular, with respect to the vessels in Costamare’s existing fleet, we may need the consent of the existing charterers and lenders. While Costamare and, with respect to the JV vessels, York will be obligated to use commercially reasonable efforts to obtain any such consents and, in the case of our initial fleet, to indemnify us if they are not obtained, we cannot assure you that in any particular case the necessary consent will be obtained from the governmental entity, charterer, lender or other entity.

Our growth depends on our ability to expand relationships with existing charterers, establish relationships with new customers and obtain new time charters, for which we will face substantial competition from new entrants and established companies with significant resources.

One of our principal objectives is to acquire additional containerships in conjunction with entering into additional long-term, fixed-rate charters for these vessels. The process of obtaining new long-term, fixed-rate charters is highly competitive and generally involves an intensive screening process and competitive bids, and often extends for several months. Generally, we compete for charters based upon charter rate, customer relationships, operating expertise, professional reputation and containership specifications, including size, age and condition.

In addition, as vessels age, it will become more difficult to employ them on profitable time charters, particularly during periods of decreased demand in the charter market. Accordingly, we may find it difficult to continue to find profitable employment for our vessels as they age.

We face substantial competition from a number of experienced companies, including state-sponsored entities. Some of these competitors have significantly greater financial resources than we do, and can therefore operate larger fleets and may be able to offer better charter rates. In the future, we may also face competition from reputable, experienced and well-capitalized marine transportation companies, including state-sponsored entities, that do not currently own containerships, but may choose to do so. Any increased competition may cause greater price competition for time charters, as well as for the acquisition of high-quality secondhand vessels and newbuild vessels. Further, since the charter rate is generally considered to be one of the principal factors in a charterer’s decision to charter a vessel, the rates offered by our competitors can place downward pressure on rates throughout the charter market. As a result of these factors, we may be unable to re-charter our containerships, expand our relationships with existing customers or to obtain new customers on a profitable basis, if at all, which could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions to our unitholders.

Containership values decreased significantly since 2008 and have remained at depressed levels through 2014. Containership values may decrease further and over time may fluctuate substantially. If these values are low at a time when we are attempting to dispose of a vessel, we could incur a loss.

Containership values can fluctuate substantially over time due to a number of different factors, including:

•	prevailing economic conditions in the markets in which containerships operate;
•	reduced demand for containerships, including as a result of a substantial or extended decline in world trade;
•	increases in the supply of containership capacity;
•	changes in prevailing charter hire rates;

•	the physical condition, size, age and technical specification of the ships; and
•

the cost of retrofitting or modifying existing ships to respond to technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.

If the market values of our vessels further deteriorate, we may be required to record an impairment charge in our financial statements, which could adversely affect our results of operations. In addition, any such deterioration in the market values of our vessels could trigger a breach under our credit facilities, which could adversely affect our operations. If a charter expires or is terminated, we may be unable to re-charter the vessel at an acceptable rate and, rather than continue to incur costs to maintain the vessel, may seek to dispose of it. Our inability to dispose of the containership at a reasonable price could result in a loss on its sale and could materially and adversely affect our business, financial condition, results of operations and cash flows, including cash available for distribution to unitholders.

We may be unable to obtain additional debt financing for future acquisitions of vessels.

The vessels in our initial fleet will secure related borrowings under the new credit facility that we have entered into in connection with this offering. We also expect to borrow against the vessels we may acquire in the future as part of our growth plan. Our ability to borrow against the ships in our existing fleet and any ships we may acquire in the future largely depends on the value of the ships, which in turn depends in part on charter hire rates and the ability of our charterers to comply with the terms of their charters. The actual or perceived credit quality of our charterers, and any defaults by them, and any decline in the market value of our fleet may materially affect our ability to obtain the additional capital resources that we will require to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing or committing to financing on unattractive terms could have a material adverse effect on our business, financial condition, results of operations and cash flows, including cash available for distributions to our unitholders.

Our future capital needs are uncertain and we may need to raise additional funds in the future.

We believe that our existing cash and cash equivalents, including the funds raised in this offering, will be sufficient to meet our anticipated cash requirements for at least the next 12 months. However, we may need to raise additional capital to maintain, replace and expand the operating capacity of our fleet and fund our operations. Among other things, we hold options to acquire ten containerships from Costamare and, with respect to the JV vessels, York, to the extent such vessels are offered to us, and we do not currently have financing sources in place to fund the acquisition of these vessels. Our future funding requirements will depend on many factors, including the cost and timing of vessel acquisitions, and the cost of retrofitting or modifying existing ships as a result of technological advances in ship design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.

We cannot assure you that we will be able to obtain additional funds on acceptable terms, or at all. If we raise additional funds by issuing equity or equity-linked securities, our unitholders may experience dilution or reduced distributions per unit. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt or pay distributions. Any debt or additional equity financing that we raise may contain terms that are not favorable to us or our unitholders. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets, or delay, reduce the scope of or eliminate some or all of our fleet expansion plans. Any of these factors could have a material adverse effect on our business, financial condition, results of operations and cash flows, including cash available for distributions to our unitholders.

Fluctuations in exchange rates could hurt our results of operations.

Fluctuations in currency exchange rates may have a material impact on our financial performance. We generate all of our revenues in United States dollars and for the year ended December 31, 2014, we incurred a substantial portion of our vessels’ operating expenses in currencies other than United States dollars. This difference could lead to fluctuations in net income due to changes in the value of the United States dollar relative to other currencies, in particular the Euro. Expenses incurred in foreign currencies against which the United States dollar falls in value could increase, thereby decreasing our net income. We do not expect to have any exchange rate hedges at the time of this offering. While we may hedge some of the exposure described above from time to time, our U.S. dollar denominated results of operations and financial condition and ability to make distributions could suffer from adverse currency exchange rate movements.

Indebtedness under our new credit facility will be subject to floating rates of interest and will not be hedged by any interest rate swap agreement at the time of this offering, which could result in higher interest expense if interest rates increase.

All of our indebtedness under our new credit facility is expected to be subject to floating interest rates. Such floating rate risk will not be hedged at the time of this offering, as we have entered into a new credit facility in connection with this offering to refinance the existing vessel financing arrangements for our initial fleet and expect to terminate the existing interest rate swap agreements in connection with this offering. As a result, if interest rates, which have been at historically low levels since the recent economic downturn, increase, the higher interest expense could reduce our cash flows from operations and affect our ability to make cash distributions to our unitholders.

There is no assurance that any derivative contract we may enter into will provide adequate protection against adverse changes in interest rates or currency exchange rates.

In the future, we may enter into interest rate swaps for purposes of managing our exposure to fluctuations in interest rates applicable to floating rate indebtedness. In addition, from time to time we may also enter into certain currency hedges. However, there is no assurance that any derivative contracts we enter into in the future will provide adequate protection against adverse changes in interest rates or currency exchange rates, or that our bank counterparties will be able to perform their obligations. In addition, as a result of the implementation of new regulation of the swaps markets in the United States, the European Union and elsewhere over the next few years, the cost of interest rate and currency hedges may increase or suitable hedges may not be available.

While we will monitor the credit risks associated with our bank counterparties, there can be no assurance that these counterparties would be able to meet their commitments under any derivative contract. Our bank counterparties may include financial institutions that are based in European Union countries that have faced and continue to face severe financial stress due to the ongoing sovereign debt crisis. The potential for the bank counterparties to default on their obligations under any derivative contracts may be highest when we are most exposed to the fluctuations in interest and currency rates such contracts are designed to hedge, and several or all of such bank counterparties may simultaneously be unable to perform their obligations due to the same events or occurrences in global financial markets.

To the extent our future derivative contracts may not qualify for treatment as hedges for accounting purposes, we would recognize fluctuations in the fair value of such contracts in our income statement. In addition, changes in the fair value of any derivative contract are recognized in “Accumulated Other Comprehensive Income” on our balance sheet, and can affect compliance with the net worth covenant requirements in our credit facilities. Changes in the fair value of our derivative contracts that do not qualify for treatment as hedges for accounting and financial reporting purposes affect, among other things, our net income, earnings per unit and EBITDA coverage ratio.

We are dependent on our charterers and other counterparties fulfilling their obligations under agreements with us, and their inability or unwillingness to honor these obligations could significantly reduce our revenues and cash flow.

We expect that our containerships will continue to be chartered to customers mainly under long-term fixed rate time charters. Payments to us under these time charters are and will be our sole source of operating cash flow. Many of our charterers finance their activities through cash from operations, the incurrence of debt or the issuance of equity. Since 2008, there has been a significant decline in the credit markets and the availability of credit, and the equity markets have been volatile. The combination of a reduction of cash flow resulting from lower demand for our ships due to declines in world trade, a reduction in borrowing bases under any credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the ability of our charterers to make charter payments to us. Additionally, we could lose a time charter if the charterer exercises certain specified, limited termination rights.

If we lose a time charter because the charterer is unable to pay us or for any other reason, we may be unable to re-deploy the related vessel on similarly favorable terms or at all. Also, we will not receive any revenues from such a vessel while it is un-chartered, but we will be required to pay expenses necessary to maintain and insure the vessel and service any indebtedness on it. The combination of any surplus of containership capacity and the expected increase in the size of the world containership fleet over the next few years may make it difficult to secure substitute employment for any of our containerships if our counterparties fail to perform their obligations under the currently arranged time charters, and any new charter arrangements we are able to secure may be at lower rates. Furthermore, the surplus of containerships available at lower charter rates and lack of demand for our customers’ liner services could negatively affect our charterers’ willingness to perform their obligations under our time charters, particularly if the charter rates in such time charters are significantly above the prevailing market rates.

The loss of any of our charterers, time charters or vessels, or a decline in payments under our time charters, could have a material adverse effect on our business, results of operations and financial condition, revenues and cash flow and our ability to make cash distributions to unitholders.

We may, among other things, enter into shipbuilding contracts, provide performance guarantees relating to shipbuilding contracts or to charters, enter into credit facilities or other financing arrangements, accept commitment letters from banks, or enter into insurance contracts and interest or exchange rate swaps. Such agreements subject us to counterparty credit risk. The ability and willingness of each of our counterparties to perform its obligations under a contract with us will depend upon a number of factors that are beyond our control and may include, among other things, general economic conditions, the state of the capital markets, the condition of the ocean-going container shipping industry and charter hire rates. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which in turn could have a material adverse effect on our business, financial condition, results of operations and cash flows, including cash available for distribution to unitholders.

Our debt levels may limit our ability to obtain additional financing, pursue other business opportunities and pay distributions to unitholders.

Upon completion of this offering and the related transactions, we estimate that our consolidated debt will be approximately $  million. Following this offering, we will continue to have the ability to incur additional debt. Our level of debt could have important consequences to us, including the following:

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures, ship acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•

we will need a substantial portion of our cash flow to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to unitholders;

•	our debt level may make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our industry or the economy generally;
•	our debt level may limit our flexibility in responding to changing business and economic conditions; and
•	if we are unable to satisfy the restrictions included in any of our financing agreements or are otherwise in default under any of those agreements, as a result of our debt levels or otherwise, we will not be able to make cash distributions to our unitholders, notwithstanding our stated cash distribution policy.

Our ability to service our debt depends upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. We may not be able to refinance all or part of our maturing debt on favorable terms, or at all. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

In the future we may change our operational and financial model by replacing amortizing debt in favor of non-amortizing debt with a higher fixed or floating rate without unitholder approval, which may increase our risk of defaulting on our indebtedness if market conditions become unfavorable.

Credit facilities or other financing arrangements contain payment obligations and restrictive covenants that may limit our liquidity and our ability to expand our fleet. A failure by us to meet our obligations under our credit facilities could result in an event of default under such credit facilities and foreclosure on our vessels.

We, as guarantor, and our vessel owning subsidiaries, as borrowers, have entered into a new credit facility to refinance the existing vessel financing agreements, which will consist of a $126.6 million term loan facility and a $53.4 million revolving credit facility (provided that the amount drawn under the revolving credit facility, when aggregated with the term loan actually drawn, may not exceed 50% of the fair market value of the relevant vessels securing the facility). We expect to borrow under the term loan facility concurrently with the closing of this offering. Such new credit facility will be secured solely by vessels in our initial fleet. No guarantee or collateral will be provided by Costamare and its subsidiaries, other than us, in connection with such credit facility. The operating and financial restrictions and covenants in such refinancing agreements and any future financing agreements could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, the new credit facility we have entered into will and future financing agreements may restrict our ability and the ability of our subsidiaries to, among other things:

•	incur or guarantee indebtedness;
•	change ownership or structure, including mergers, consolidations, liquidations and dissolutions;
•	pay dividends or make distributions if there is an event of default;
•	make certain negative pledges and grant certain liens;
•	sell, transfer, assign or convey assets;
•	make certain investments; and
•	enter into a new line of business.

In addition, the new credit facility we have entered into will and future financing agreements may require us to comply with certain financial ratios and tests, including, among others, maintaining a minimum ratio of EBITDA over net interest expense, maintaining a minimum amount of cash and cash equivalents, ensuring that the ratio of net funded debt to total assets does not exceed a certain threshold and maintaining a minimum level of vessel employment.

A failure to meet our payment and other obligations could lead to defaults under our credit facilities. Our lenders could then accelerate our indebtedness and foreclose on the vessels in our fleet securing those credit facilities, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders. If any of these events occur, we cannot guarantee that our assets will be sufficient to repay in full all of our outstanding indebtedness, and we may be unable to find alternative financing. Even if we could obtain alternative financing, that financing might not be on terms that are favorable or acceptable. The loss of these vessels would have a material adverse effect on our operating results and financial condition. Any of these events would adversely affect our ability to make distributions to our unitholders and cause a decline in the market price of our common units. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

Restrictions in our debt agreements may prevent us or our subsidiaries from paying distributions.

The payment of principal and interest on our debt reduces cash available for distribution to us and on our units. In addition, the new credit facility we have entered into and future financing agreements prohibit or may prohibit the payment of distributions upon the occurrence of the following events, among others:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;
•	breach or lapse of any insurance with respect to vessels securing the facilities;
•	breach of certain financial covenants;
•	failure to observe any other agreement, security instrument, obligation or covenant beyond specified cure periods in certain cases;
•	default under other indebtedness;
•	bankruptcy or insolvency events;
•	material misrepresentation;
•	a change of control, as defined in the applicable agreement; and
•	a material adverse change, as defined in the applicable agreement.

The new credit facility we have entered into in connection with this offering and the existing vessel financing facilities contain customary events of default. For more information regarding these financing agreements, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources”.

The failure to consummate or integrate acquisitions in a timely and cost-effective manner could have an adverse effect on our financial condition and results of operations.

Acquisitions that expand our fleet are an important component of our strategy. Under the omnibus agreement, we will have the right to purchase for fair market value the Valence (or, at Costamare’s option, one of the substitute vessels) from Costamare within 12 months after the closing of this offering. Additionally, Costamare and York have agreed to offer to us, within 36 months after each respective vessel’s acceptance by its charterer, for purchase any of the Hulls NCP0113, NCP0114, NCP0115, NCP0116, S2121, S2122, S2123, S2124 and S2125 in accordance with the terms of the omnibus agreement. We will not be obligated to purchase any of these vessels at the applicable price, and, accordingly, we may not complete the purchase of any of such vessels. Furthermore, even if the applicable price and other material terms have been determined, there are no assurances that we will be able to obtain adequate financing on terms that are acceptable to us.

Certain acquisition and investment opportunities may not result in the consummation of a transaction. In addition, we may not be able to obtain acceptable terms for the required financing for any such acquisition or investment that arises. We cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of our common units. Our future acquisitions could present a number of risks, including the risk of incorrect assumptions regarding the future results of acquired vessels or businesses or expected cost reductions or other synergies expected to be realized as a result of acquiring vessels or businesses, the risk of failing to successfully and timely integrate the operations or management of any acquired vessels or businesses and the risk of diverting management’s attention from existing operations or other priorities. We may also be subject to additional costs related to compliance with various international laws in connection with such acquisition. If we fail to consummate and integrate our acquisitions in a timely and cost-effective manner, our business, financial condition, results of operations and cash available for distribution could be adversely affected.

We depend on Costamare and its affiliates, including Costamare Shipping who serves as our manager, to operate and expand our businesses and compete in our markets.

In connection with this offering, we will enter into a partnership management agreement with Costamare Shipping pursuant to which Costamare Shipping will agree to provide to us certain administrative, commercial and technical management services. With respect to the provision of technical management of our vessels, Costamare Shipping, either directly or by delegating to another manager, which may be directed to enter into a direct ship management agreement with the relevant containership-owning subsidiary, will provide technical, crewing and provisioning services to our containerships pursuant to separate ship management agreements. Our operational success and ability to execute our growth strategy depends significantly upon the satisfactory performance of these services by Costamare Shipping and other managers. Our business will be harmed if such entities fail to perform these services satisfactorily or if they stop providing these services to us or our operating subsidiaries. In addition, Costamare Shipping owns the Costamare trademarks, which consist of the name “COSTAMARE” and the Costamare logo, and has agreed to license each trademark to us on a royalty free basis for the life of the partnership management agreement. If the partnership management agreement were to be terminated or if its terms were to be altered, our business could be adversely affected, as we may not be able to immediately replace such services, and even if replacement services were immediately available, the terms offered could be less favorable than the ones offered by our managers.

Our ability to compete for and enter into new charters and to expand our customer relationships depends largely on our ability to leverage our relationship with Costamare and its reputation and relationships in the shipping industry. If Costamare or its affiliates suffer material damage to its reputation or relationships, it may harm the ability of us or our subsidiaries to:

•	renew existing charters upon their expiration;
•	obtain new charters;
•	successfully interact with shipyards;
•	obtain financing and other contractual arrangements with third parties on commercially acceptable terms (therefore potentially increasing operating expenditure for the fleet);
•	maintain satisfactory relationships with our charterers and suppliers; or
•	successfully execute our business strategies.

If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, financial condition, results of operations and cash flows, including cash available for distribution to unitholders.

The required dry-docking of our ships could be more expensive and time consuming than we anticipate, which could adversely affect our results of operations and cash flows.

Dry-dockings of our ships require significant capital expenditures and result in loss of revenue while our ships are off-hire. Any significant increase in either the number of off-hire days due to such dry-dockings or in the costs of any repairs carried out during the dry-dockings could have a material adverse effect on our profitability and our cash flows. We may not be able to accurately predict the time required to dry-dock any of our ships or any unanticipated problems that may arise. If more than one of our ships is required to be out of service at the same time, or if a ship is dry-docked longer than expected or if the cost of repairs during the dry-docking is greater than budgeted, our results of operations and our cash flows, including cash available for distribution to unitholders, could be adversely affected.

Delay in the delivery of any option vessels or future newbuild vessel order could adversely affect our earnings.

The expected delivery dates of the newbuild vessels for which we have an option or been offered a right to purchase from Costamare and, with respect to the JV vessels, York or any newbuild vessels that we may acquire in the future under any shipbuilding contracts, may be delayed for reasons not under our control, including, among other things:

•	quality or engineering problems;
•	changes in governmental regulations or maritime self-regulatory organization standards;
•	work stoppages or other labor disturbances at the shipyard;
•	bankruptcy of or other financial crisis involving the shipyard;
•	a backlog of orders at the shipyard;
•	any delay or default by Costamare’s joint venture partner in meeting its financial commitments;
•	political, social or economic disturbances;
•	weather interference or a catastrophic event, such as a major earthquake or fire, or other force majeure event;
•	requests for changes to the original vessel specifications;
•	shortages of or delays in the receipt of necessary construction materials, such as steel;
•	an inability to obtain requisite permits or approvals; and
•	financial instability of the charterers under any agreed time charters for the newbuild vessels, resulting in potential delay or inability to charter the newbuild vessels.

If the seller of any newbuild vessel subject to our purchase option or any newbuild that we have contracted to purchase is not able to deliver the vessel to Costamare or us, as applicable, in accordance with the relevant contract, or if Costamare or we cancel a purchase agreement because a seller has not met his obligations, it may result in a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions to our unitholders.

We may have more difficulty entering into long-term, fixed-rate time charters if a more active short-term or spot container shipping market develops.

One of our principal strategies is to enter into long-term, fixed-rate time charters in both strong and weak charter rate environments, although in weaker charter rate environments we would generally expect to target somewhat shorter charter terms. If more containerships become available for the spot or short-term charter market, we may have difficulty entering into additional multi-year, fixed-rate time charters for our containerships due to the increased supply of containerships and the possibility of lower rates in the spot market. We may then have to charter more of our containerships for shorter periods upon expiration or early termination of the current charters, for any ships for which we have not secured charters, including for any ships we acquire from Costamare and, with respect to the JV vessels, York without a charter attached. As a result, our revenues, cash flows and profitability could then reflect fluctuations in the short-term charter market and become more volatile. In addition, an active short-term or spot charter market may require us to enter into charters based on changing market prices, as opposed to contracts based on fixed rates, which could result in a decrease in our revenues and cash flows, including cash available for distribution to unitholders, if we enter into charters during periods when the market price for container shipping is depressed.

Increased competition in technology and innovation could reduce our charter hire income and the value of our vessels.

The charter rates and the value and operational life of a vessel are determined by a number of factors, including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed and fuel economy. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. Physical life is related to the original design and construction, maintenance and the impact of the stress of operations. If new ship designs currently promoted by shipyards as being more fuel efficient perform as promoted, or if new containerships are built in the future that are more efficient or flexible or have longer physical lives than our vessels, competition from these more technologically advanced containerships could adversely affect our ability to re-charter, the amount of charter hire payments that we receive for our containerships once their current time charters expire and the resale value of our containerships. This could adversely affect our revenues, and cash flows, and our ability to service our debt or make cash distributions to our unitholders.

Risks inherent in the operation of ocean-going vessels could affect our business and reputation, which could adversely affect our expenses, net income, cash flow and unit price.

The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

•	marine disaster;
•	piracy;
•	environmental accidents;
•	grounding, fire, explosions and collisions;
•	cargo and property loss or damage;
•	business interruptions caused by mechanical failure, human error, war, terrorism, disease and quarantine, political action in various countries, or adverse weather conditions; and
•	work stoppages or other labor problems with crew members serving on our containerships, some of whom are unionized and covered by collective bargaining agreements.

Such occurrences could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, litigation with our employees, customers or third parties, higher insurance rates, and damage to our reputation and customer relationships generally. Although we maintain hull and machinery and war risks insurance, as well as protection and indemnity insurance, which may cover certain risks of loss resulting from such occurrences, our insurance coverage may be subject to caps or not cover such losses, and any of these circumstances or events could increase our costs or lower our revenues. The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator. Any of these results could have a material adverse effect on our business, financial condition, results of operations and cash flows, including cash available for distribution to unitholders.

Changes in global and regional economic conditions could adversely impact our business, financial condition, results of operations and cash flows.

Weak global or regional economic conditions may negatively impact our business, financial condition, results of operations and cash flows in ways that we cannot predict. Our ability to expand our fleet will be dependent on our ability to obtain financing to fund the acquisition of additional ships. Global financial markets and economic conditions have been volatile in recent years and remain subject to significant vulnerabilities. In particular, despite recent measures taken by the European Union, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the Euro. Furthermore, a tightening of the credit markets may further negatively impact our operations by affecting the solvency of our suppliers or customers, which could lead to disruptions in delivery of supplies such as equipment for conversions, cost increases for supplies, accelerated payments to suppliers, customer bad debts or reduced revenues. Similarly, such market conditions could affect lenders participating in our financing agreements, making them unable to fulfill their commitments and obligations to us. Any reductions in activity owing to such conditions or failure by our customers, suppliers or lenders to meet their contractual obligations to us could adversely affect our business, financial position, results of operation and ability to make cash distributions to our unitholders.

Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a material adverse impact on our results of operations, financial condition and cash flows.

Global financial markets and economic conditions have been severely disrupted and volatile in recent years and remain subject to significant vulnerabilities, such as the deterioration of fiscal balances and the rapid accumulation of public debt, continued deleveraging in the banking sector and a limited supply of credit. Credit markets as well as the equity and debt capital markets were exceedingly distressed during 2008 and 2009 and have been volatile since that time. The continuing sovereign debt crisis in Greece and other European Union member countries, the renewed crisis in the Middle East and Argentina and civil unrest in Ukraine, have led to increased volatility in global credit and equity markets. These issues, along with the re-pricing of credit risk and the difficulties currently experienced by financial institutions have made, and will likely continue to make, it difficult to obtain financing. As a result of the disruptions in the credit markets and higher capital requirements, many lenders have increased margins on lending rates, enacted tighter lending standards, required more restrictive terms (including higher collateral ratios for advances, shorter maturities and smaller loan amounts), or have refused to refinance existing debt at all. Furthermore, certain banks that have historically been significant lenders to the shipping industry have reduced or ceased lending activities in the shipping industry. Additional tightening of capital requirements and the resulting policies adopted by lenders, could further reduce lending activities. We may experience difficulties obtaining financing commitments or be unable to fully draw on the capacity under committed loans we arrange in the future if our lenders are unwilling to extend financing to us or unable to meet their funding obligations due to their own liquidity, capital or solvency issues. We cannot be certain that financing will be available on acceptable terms or at all. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our future obligations as they come due. Our failure to obtain such funds could have a material adverse effect on our business, results of operations and financial condition, as well as our cash flows, including cash available for distribution to unitholders. In the absence of available financing, we also may be unable to take advantage of business opportunities or respond to competitive pressures.

In addition, as a result of the ongoing economic slump in Greece resulting from the sovereign debt crisis and the related austerity measures implemented by the Greek government, our operations in Greece may be subjected to new regulations that may require us to incur new or additional compliance or other administrative costs and may require that we pay to the Greek government new taxes or other fees. Furthermore, the change in the Greek government and potential shift in its policies may undermine Greece’s political and economic stability, which may adversely affect our operations and those of our managers located in Greece. We also face the risk that strikes, work stoppages, civil unrest and violence within Greece may disrupt our shoreside operations and those of our managers located in Greece.

Compliance with safety and other requirements imposed by classification societies may be very costly and may adversely affect our business.

The hull and machinery of every commercial vessel must be classed by a classification society. The classification society certifies that the vessel has been built and maintained in accordance with the applicable rules and regulations of the classification society. Moreover, every vessel must comply with all applicable international conventions and the regulations of the vessel’s flag state as verified by a classification society. Finally, each vessel must successfully undergo periodic surveys, including annual, intermediate and special surveys.

If any vessel does not maintain its class, it will lose its insurance coverage and be unable to trade, and the vessel’s owner will be in breach of relevant covenants under its financing arrangements. Failure to maintain the class of one or more of our containerships could have a material adverse effect on our financial condition and results of operations, as well as our cash flows, including cash available for distribution to unitholders.

Our business depends upon certain members of our general partner’s senior management who may not necessarily continue to work for us.

Our future success depends to a significant extent upon our general partner’s chairman and chief executive officer, Konstantinos Konstantakopoulos, certain members of our general partner’s senior management and our managers. Mr. Konstantakopoulos has substantial experience in the container shipping industry and has worked with Costamare and our managers for many years. He, our managers and certain of our general partner’s senior management team are crucial to the execution of our business strategies and to the growth and development of our business. If these individuals were no longer to be affiliated with us or our managers, or if we were to otherwise cease to receive services from them, we may be unable to recruit other employees with equivalent talent and experience, which could have a material adverse effect on our financial condition and results of operations.

The chairman and chief executive officer of our general partner has entered into certain restrictive covenants for the benefit of Costamare, and indirectly, us, that restrict his ability to compete with us, and such restrictive covenants generally may be unenforceable.

Konstantinos Konstantakopoulos, the chairman and chief executive officer of our general partner, is subject to a restrictive covenant agreement with Costamare, which restricts his ability to own containerships or containership businesses without first offering the same to Costamare. It also requires him to offer certain charters to Costamare vessels where the charter is suitable both for a Costamare vessel and a vessel he owns outside of Costamare. To the extent that those obligations involve vessels that would be, or would become, subject to the non-competition provisions of the omnibus agreement, the omnibus agreement will permit our general partner to require those opportunities to be offered to us. Our general partner is not required to act solely in our interest in making these decisions and may make a decision that unitholders may consider not to be in our best interests.

In addition, the restrictive covenant agreement is governed by English law and English law generally does not favor the enforcement of such restrictions which are considered contrary to public policy and facially are void for being in restraint of trade. Our ability to cause Costamare to enforce these restrictions, should it ever become necessary, will depend upon establishing that there is a legitimate proprietary interest that is appropriate to protect, and that the protection sought is no more than is reasonable, having regard to the interests of the parties and the public interest. We cannot give any assurance that a court would enforce the restrictions as written by way of an injunction or that we or Costamare could necessarily establish a case for damages as a result of a violation of the restrictive covenants agreement.

Our managers are privately held companies and there is little or no publicly available information about them.

The ability of our managers to continue providing services for our benefit will depend in part on their own financial strength. Circumstances beyond our control could impair our managers’ financial strength, and because they are privately held companies, information about their financial strength is not publicly available. As a result, an investor in our common units might have little advance warning of problems affecting any of our managers, even though these problems could have a material adverse effect on us. As part of our reporting obligations as a public company, we will disclose information regarding our managers that has a material impact on us to the extent that we become aware of such information.

The chairman and chief executive officer of our general partner has affiliations with our managers and others that could create conflicts of interest between us and our managers or other entities in which he has an interest.

The partnership management agreement is between us and Costamare Shipping, which is controlled by our general partner’s chairman and chief executive officer, Konstantinos Konstantakopoulos. While we believe that the terms of the partnership management agreement are consistent with normal commercial practice of the industry, the agreement was not negotiated at arms’ length by non-related parties. Accordingly, the terms may be less favorable to us than if such terms were obtained from a non-related third party. Additionally, Konstantinos Konstantakopoulos directly or indirectly controls our affiliated managers and will continue to be our chairman and chief executive officer and the owner of approximately  % of our common units, and this relationship could create conflicts of interest between us, on the one hand, and our managers, on the other hand. These conflicts, which are addressed in the partnership management agreement, may arise in connection with the chartering, purchase, sale and operation of the vessels in our fleet versus vessels owned or chartered-in by other companies affiliated with our managers or our general partner’s chairman and chief executive officer. These conflicts of interest may have an adverse effect on our results of operations.

Additionally, Konstantinos Konstantakopoulos holds a passive minority interest in certain companies controlled by the family of Dimitrios Lemonidis that own three containerships and may acquire additional vessels. However, the existing three vessels are older vessels with significantly lower cargo capacity compared to the vessels in our fleet. Such vessels and any additional vessels acquired by such companies, which are expected to have similar specifications as the existing three vessels, are unlikely to compete with our vessels for chartering opportunities. These investments were entered into following the review and approval of Costamare’s audit committee and board of directors.

Certain of our managers are permitted to, and are actively seeking to, provide management services to vessels owned by third parties that compete with us, which could result in conflicts of interest or otherwise adversely affect our business.

Shanghai Costamare is not prohibited from providing management services to vessels owned by third parties, including related parties, that may compete with us for charter opportunities. In addition, the Cell under V.Ships Greece actively seeks to provide management services to vessels owned by third parties that may compete with us. We have also consented to Costamare Shipping providing management services in respect of the JV vessels that are similar to and compete with our vessels in addition to Costamare’s wholly-owned vessels. Our managers’ provision of management services to third parties, including related parties, that may compete with our vessels could give rise to conflicts of interest or adversely affect the ability of these managers to provide the level of service that we require. Conflicts of interest with respect to certain services, including sale and purchase and chartering activities, among others, may have an adverse effect on our results of operations.

We are subject to regulation and liability under environmental and operational safety laws that could require significant expenditures and affect our cash flows and net income.

Our business and the operation of our vessels are materially affected by environmental regulation in the form of international, national, state and local laws, regulations, conventions, treaties and standards in force in international waters and the jurisdictions in which our containerships operate, as well as in the country or countries of their registration, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions, water discharges and ballast water management. We may incur substantial costs in complying with these requirements, including costs for ship modifications and changes in operating procedures. Because such conventions, laws and regulations are often revised, it is difficult to predict the ultimate cost of compliance with such requirements or their impact on the resale value or useful lives of our containerships.

Environmental requirements can also affect the resale value or useful lives of our vessels, require a reduction in cargo capacity, vessel modifications or operational changes or restrictions, lead to decreased availability of, or more costly insurance coverage for, environmental matters or result in the denial of access to certain jurisdictional waters or ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations and claims for natural resource damages, personal injury and/or property damages in the event that there is a release of petroleum or other hazardous materials from our vessels or otherwise in connection with our operations. Violations of, or liabilities under, environmental requirements can also result in substantial penalties, fines and other sanctions, including criminal sanctions, and, in certain instances, seizure or detention of our containerships. Events of this nature or additional environmental conventions, laws and regulations could have a material adverse effect on our financial condition, results of operations and ability to make cash distributions to our unitholders.

The operation of vessels is also affected by the requirements set forth in the International Safety Management Code (the “ISM Code”). The ISM Code requires vessel owners and managers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe vessel operation and describing procedures for dealing with emergencies. Failure to comply with the ISM Code may subject us to increased liability, may decrease or suspend available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports. Each of the containerships in our fleet and each of our affiliated managers and third party managers are ISM Code-certified. However, there can be no assurance that such certifications can be maintained indefinitely.

Governmental regulation of the shipping industry, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future. In addition, we believe that the heightened environmental, quality and security concerns of insurance underwriters, regulators and charterers will lead to additional requirements, including enhanced risk assessment and security requirements and greater inspection and safety requirements for vessels. In complying with new environmental laws and regulations and other requirements that may be adopted, we may have to incur significant capital and operational expenditures to keep our containerships in compliance, or even to scrap or sell certain containerships altogether.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

Our vessels may call in ports in South America and other areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims or penalties which could have an adverse effect on our business, results of operations, cash flows, financial condition and ability to make cash distributions.

Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and cause disruption of our containership business.

International container shipping is subject to security and customs inspection and related procedures in countries of origin, destination, and certain trans-shipment points. These inspection procedures can result in cargo seizure, delays in the loading, offloading, trans-shipment, or delivery of containers, and the levying of customs duties, fines and other penalties against us.

Since the events of September 11, 2001, United States authorities have substantially increased container inspections. Government investment in non-intrusive container scanning technology has grown and there is interest in electronic monitoring technology, including so-called “e-seals” and “smart” containers, that would enable remote, centralized monitoring of containers during shipment to identify tampering with or opening of the containers, along with potentially measuring other characteristics such as temperature, air pressure, motion, chemicals, biological agents and radiation. Also, as a response to the events of September 11, 2001, additional vessel security requirements have been imposed, including the installation of security alert and automatic identification systems on board vessels.

It is unclear what additional changes, if any, to the existing inspection and security procedures may ultimately be proposed or implemented in the future, or how any such changes will affect the industry. It is possible that such changes could impose additional financial and legal obligations on us. Furthermore, changes to inspection and security procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of goods in containers uneconomical or impractical. Any such changes or developments could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions to our unitholders.

The operation of our vessels is also affected by the requirements set forth in the International Ship and Port Facilities Security Code (the “ISPS Code”). The ISPS Code requires vessels to develop and maintain a ship security plan that provides security measures to address potential threats to the security of ships or port facilities. Although each of our containerships is ISPS Code-certified, any failure to comply with the ISPS Code or maintain such certifications may subject us to increased liability and may result in denial of access to, or detention in, certain ports. Furthermore, compliance with the ISPS Code requires us to incur certain costs. Although such costs have not been material to date, if new or more stringent regulations relating to the ISPS Code are adopted by the International Maritime Organization, or “IMO”, and the flag states, these requirements could require significant additional capital expenditures or otherwise increase the costs of our operations.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

Due to concern over the risks of climate change, a number of countries and the IMO have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emission from ships. These regulatory measures may include adoption of cap and trade regimes, carbon taxes, increased efficiency standards and incentives or mandates for renewable energy. For example, the Marine Environment Protection Committee, or “MEPC”, of the IMO adopted two new sets of mandatory requirements to address greenhouse gas emissions from ships at its July 2011 meeting. The Energy Efficiency Design Index requires a minimum energy efficiency level per capacity mile and is applicable to new vessels, and the Ship Energy Efficiency Management Plan is applicable to currently operating vessels. The IMO is also considering the development of a market-based mechanism for greenhouse gas emissions from ships, but it is difficult to accurately predict the likelihood that such a standard might be adopted or its potential impact on our operations at this time.

The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine ships. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations under the CAA to limit greenhouse gas emissions from certain mobile sources and large stationary sources. Although the mobile source emissions do not apply to greenhouse gas emissions from ships, the EPA may, in the future, decide to regulate greenhouse gas emissions from ocean-going ships. Any passage of climate control legislation or other regulatory initiatives by the IMO, the European Union, the United States or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures that we cannot predict with certainty at this time.

Our insurance may be insufficient to cover losses that may occur to our property or result from our operations.

The operation of any vessel includes risks such as mechanical failure, collision, fire, contact with floating objects, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of a marine disaster, including oil spills and other environmental mishaps. There are also liabilities arising from owning and operating vessels in international trade. We procure insurance for our fleet of containerships in relation to risks commonly insured against by vessel owners and operators. Our current insurance includes (i) hull and machinery insurance covering damage to our and third-party vessels’ hulls and machinery from, among other things, collisions and contact with fixed and floating objects, (ii) war risks insurance covering losses associated with the outbreak or escalation of hostilities and (iii) protection and indemnity insurance (which includes environmental damage) covering, among other things, third-party and crew liabilities such as expenses resulting from the injury or death of crew members, passengers and other third parties, the loss or damage to cargo, third-party claims arising from collisions with other vessels, damage to other third-party property and pollution arising from oil or other substances.

We can give no assurance that we are adequately insured against all risks or that our insurers will pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to obtain a timely replacement containership in the event of a loss of a containership. Under the terms of our credit facilities, we are subject to restrictions on the use of any proceeds we may receive from claims under our insurance policies. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. For example, more stringent environmental regulations have led to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage. There is no cap on our liability exposure for such calls or premiums payable to our protection and indemnity association. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs. A catastrophic oil spill or marine disaster could exceed our insurance coverage, which could harm our business, results of operations and cash flows, including cash available for distribution to unitholders. Any uninsured or underinsured loss could harm our business, results of operations and cash flows, including cash available for distribution to unitholders. In addition, the insurance may be voidable by the insurers as a result of certain actions, such as vessels failing to maintain required certification.

We do not carry loss of hire insurance. Loss of hire insurance covers the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled dry-docking due to damage to the vessel from accidents. Accordingly, any loss of a vessel or any extended period of vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business, results of operations and financial condition and our ability to make cash distributions to our unitholders.

The global financial markets continue to experience economic instability resulting from terrorist attacks, regional armed conflicts and general political unrest.

Terrorist attacks in certain parts of the world over the last decade, such as the attacks on the United States on September 11, 2001, and the continuing response of the United States and other countries to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty and volatility in the world financial markets and may affect our business, results of operations and financial condition. In addition, current conflicts in Afghanistan and general political unrest in Ukraine, certain African nations and the Middle East may lead to additional regional conflicts and acts of terrorism around the world, which may contribute to further economic instability in the global financial markets. Political tension or conflicts in the Asia Pacific Region may also reduce the demand for our services. These uncertainties, as well as future hostilities or other political instability in regions where our vessels trade, could also affect trade volumes and patterns and adversely affect our operations, our ability to obtain financing and otherwise have a material adverse effect on our financial condition, results of operations and ability to make cash distributions to our unitholders.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in certain regions of the world, such as the South China Sea and the Gulf of Aden off the coast of Somalia. Piracy continues to occur in the Gulf of Aden off the coast of Somalia and increasingly in the Gulf of Guinea. Although both the frequency and success of attacks have diminished recently, we still consider potential acts of piracy to be a material risk to the international container shipping industry, and protection against this risk requires vigilance. Our vessels regularly travel through regions where pirates are active. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on our results of operations, financial condition and ability to make cash distributions. Crew costs could also increase in such circumstances.

We may not be adequately insured to cover losses from acts of terrorism, piracy, regional conflicts and other armed actions.

Costamare Shipping may on our behalf be unable to attract and retain qualified, skilled employees or crew necessary to operate our business or may pay rising crew and other vessel operating cost.

Acquiring and renewing long-term time charters with leading liner companies depend on a number of factors, including our ability to man our containerships with suitably experienced, high-quality masters, officers and crews. Our success will depend in large part on Costamare Shipping’s ability to attract, hire, train and retain highly skilled and qualified personnel. In recent years, the limited supply of and the increased demand for well-qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs, which we generally bear under our time charters. Changing conditions in the home country of our seafarers, such as increases in the local general living standards or changes in taxation, may make serving at sea less appealing and thus further reduce the supply of crew. Unless we are able to increase our hire rates to compensate for increases in crew costs, our business, results of operations, financial condition and our ability to make cash distributions to our unitholders may be adversely affected. In addition, any inability we experience in the future to attract, hire, train and retain a sufficient number of qualified employees could impair our ability to manage, maintain and grow our business. If we cannot retain sufficient numbers of quality onboard seafaring personnel, our fleet utilization will decrease, which could also have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions.

Our vessels may call on ports located in countries that are subject to restrictions imposed by the United States government, the European Union, the United Nations and other governments which could negatively affect the trading price of our shares of common units.

The United States, the European Union, the United Nations and other governments and their agencies impose sanctions and embargoes on certain countries and maintain lists of countries, individuals or entities they consider to be state sponsors of terrorism. From time to time on charterers’ instructions, our vessels may call on ports located in countries subject to sanctions and embargoes imposed by the United States government and countries identified by the United States government as state sponsors of terrorism. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time.

For example, in 2010, the United States enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or “CISADA”, which expanded the scope of the former Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to non-U.S. companies, such as us, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. The Secretary of the Treasury may prohibit any transactions or dealings, including any U.S. capital markets financing, involving any person found to be in violation of Executive Order 13608. Also in 2012, the U.S. enacted the Iran Threat Reduction and Syria Human Rights Act of 2012 (the “ITRA”) which created new sanctions and strengthened existing sanctions. Among other things, the ITRA intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The ITRA also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years. The ITRA also includes a requirement that issuers of securities must disclose to the SEC in their annual and quarterly reports filed after February 6, 2013 if the issuer or “any affiliate” has “knowingly” engaged in certain sanctioned activities involving Iran during the timeframe covered by the report. Finally, in January 2013, the U.S. enacted the Iran Freedom and Counter-Proliferation Act of 2012 (the “IFCPA”) which expanded the scope of U.S. sanctions on any person that is part of Iran’s energy, shipping or shipbuilding sector and operators of ports in Iran, and imposes penalties on any person who facilitates or otherwise knowingly provides significant financial, material or other support to these entities.

Although the ships in our initial fleet have not called on ports in countries subject to sanctions or embargoes or in countries identified as state sponsors of terrorism, including Iran, North Korea, Sudan and Syria, we cannot assure you that these ships will not call on ports in these countries in the future. While we intend to maintain compliance with all applicable sanctions and embargo laws and regulations, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. Additionally, some investors may decide to divest their interest, or not to invest, in us simply because we do business with companies that do business in sanctioned countries. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. Investor perception of the value of our common units may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Failure to comply with the U.S. Foreign Corrupt Practices Act and other anti-bribery legislation in other jurisdictions could result in fines, criminal penalties, contract terminations and an adverse effect on our business.

We may operate in a number of countries through the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Reliability of suppliers may limit our ability to obtain supplies and services when needed.

We rely, and will in the future rely, on a significant supply of consumables, spare parts and equipment to operate, maintain, repair and upgrade our fleet of ships. Delays in delivery or unavailability of supplies could result in off-hire days due to consequent delays in the repair and maintenance of our fleet. This would negatively impact our revenues and cash flows. Cost increases could also negatively impact our future operations.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.

A government of the jurisdiction where one or more of our containerships are registered could requisition for title or seize our containerships. Requisition for title occurs when a government takes control of a vessel and becomes its owner. Also, a government could requisition our containerships for hire. Requisition for hire occurs when a government takes control of a ship and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would expect to be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment, if any, would be uncertain. Government requisition of one or more of our containerships may cause us to breach covenants in certain of our credit facilities, and could have a material adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

Maritime claimants could arrest our vessels, which could interrupt our cash flows.

Crew members, suppliers of goods and services to a vessel, shippers or receivers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages, including, in some jurisdictions, for debts incurred by previous owners. In many jurisdictions, a maritime lien-holder may enforce its lien by arresting a vessel. The arrest or attachment of one or more of our vessels, if such arrest or attachment is not timely discharged, could cause us to default on a charter or breach covenants in certain of our credit facilities, could interrupt our cash flows and could require us to pay large sums of money to have the arrest or attachment lifted. Any of these occurrences could have a material adverse effect on our business, financial condition, results of operations and cash flows, including cash available for distribution to unitholders.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one containership in our fleet for claims relating to another of our containerships.

Because the Public Company Accounting Oversight Board is not currently permitted to inspect our independent accounting firm, you may not benefit from such inspections.

Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board, or “PCAOB”, inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. Certain European Union countries, including Greece, do not currently permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they are part of major international firms. Accordingly, unlike for most U.S. public companies, the PCAOB is prevented from evaluating our auditor’s performance of audits and its quality control procedures, and, unlike stockholders of most U.S. public companies, we and our unitholders would be deprived of the possible benefits of such inspections.

We may be adversely affected by the introduction of new accounting rules for leasing.

International and U.S. accounting standard-setting boards (the International Accounting Standards Board, or “IASB”, and the Financial Accounting Standards Board, or “FASB”) have issued new exposure drafts in their joint project that would require lessees to record most leases on their balance sheets as lease assets and liabilities. Entities would still classify leases, but classification would be based on different criteria and would serve a different purpose than it does today. Lease classification would determine how entities recognize lease-related revenue and expense, as well as what lessors record on the balance sheet. Classification would be based on the portion of the economic benefits of the underlying asset expected to be consumed by the lessee over the lease term. Financial statement metrics such as leverage and capital ratios, as well as EBITDA, may also be affected, even when cash flow and business activity have not changed. This may in turn affect covenant calculations under various contracts (e.g., loan agreements) unless the affected contracts are modified. The IASB and FASB’s redeliberation of certain topics is continuing and an effective date has not yet been determined. Accordingly, the timing and ultimate effect of those proposals on us is uncertain.

We are a holding company and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make distributions to unitholders.

We are a holding company. Our subsidiaries conduct all of our operations and own all of our operating assets, including our ships. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to pay our obligations and to make distributions to unitholders depends entirely on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, or by the law of their respective jurisdiction of incorporation which regulates the payment of distributions. If we are unable to obtain funds from our subsidiaries, our general partner may exercise its discretion not to make distributions to unitholders.

We may be subject to litigation that could have an adverse effect on us.

We may in the future be involved from time to time in litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, toxic tort claims, employment matters and governmental claims for taxes or duties, as well as other litigation that arises in the ordinary course of our business. We cannot predict with certainty the outcome of any claim or other litigation matter. The ultimate outcome of any litigation matter and the potential costs associated with prosecuting or defending such lawsuits, including the diversion of management’s attention to these matters, could have an adverse effect on us and, in the event of litigation that could reasonably be expected to have a material adverse effect on us, could lead to an event of default under certain of our credit facilities.

Risks Inherent in an Investment in Us

Costamare and its affiliates and York may compete with us.

We, York and Costamare have entered into an omnibus agreement, which will automatically become effective as of the closing of this offering. Pursuant to such omnibus agreement, Costamare and its controlled affiliates (other than us, our general partner and our subsidiaries) and, during the capital commitment period under the Framework Agreement, York and any JV Entity generally will agree not to acquire, own, operate or charter certain containerships under charters of five full years or more. However, such restriction will only become applicable after the Non-Compete Commencement Date, which may be as late as 2019 based on the expected delivery schedule. In addition, the omnibus agreement contains significant exceptions that may allow Costamare or certain of its affiliates, York or any JV Entity to compete with us even after the Non-Compete Commencement Date, which could harm our business. For example, these exceptions will result in Costamare, York or any JV Entity not being restricted from: (a) acquiring, owning, operating or chartering Non-Five-Year Vessels (as defined herein); (b) acquiring a non-controlling equity ownership, voting or profit participation interest in any company, business or pool of assets; (c) acquiring, owning, operating or chartering a Five-Year Vessel (as defined herein) that Costamare, York or any JV Entity would otherwise be restricted from owning unless and until we are offered the right to purchase such vessels or if we are not willing or able to acquire such vessel from Costamare and, with respect to the JV vessels, York or any JV Entity despite being offered the right to purchase such vessels; or (d) prior to the Non-Compete Commencement Date, owning or operating any Five-Year Vessel. See “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Non-competition” for a detailed description of those exceptions and the definitions of “Five-Year Vessel” and “Non-Five Year Vessel”.

Under the omnibus agreement, Costamare and York may postpone our JV vessel acquisition by up to three years, potentially rendering any vessels subject to the non-competition or purchase option provisions to be no longer eligible for our acquisition with passage of time.

Under the purchase option provisions of the omnibus agreement, Costamare and York have a 36-month period in which they may offer us the right to purchase the nine JV vessels. While the timing of such offer will be mutually agreed by Costamare and York, they have agreed to offer us such purchase right only if, at the time of such offer or the end of such 36-month period, the relevant vessel constitutes a non-compete vessel. Currently, five of the nine JV vessels are subject to ten-year charters commencing in 2016, and, absent a premature termination of such charters, will have a remaining charter term of five full years or more throughout any such 36-month period. If at the end of any such 36-month period Costamare and York have not previously offered us the right to purchase such vessel, we will have the right to do so at the end of such 36-month period. However, four of the nine JV vessels have not yet secured a charter. If such vessels remain unchartered or, with passage of time during any such 36-month period, result in having a remaining charter term of less than five years, Costamare and York will not be obligated to offer us the right to purchase any such vessel.

Similarly, under the non-competition provisions of the omnibus agreement, Costamare and, with respect to any JV vessels, York have a 24-month period or a 36-month period, as applicable, to offer us the right to purchase any Five-Year Vessels. While the timing of such offer for the JV vessels will be mutually agreed by Costamare and York, they have agreed to offer us such purchase right only if, at the time of such offer or the end of such 24-month period or 36-month period, the relevant vessel constitutes a non-compete vessel. With the passage of time during such 24-month period or 36-month period, the relevant vessel may no longer be less than seven years old or be subject to a charter with a remaining charter term of five full years more, which would result in Costamare and York no longer being obligated to offer us the right to purchase any such vessel. These terms of the omnibus agreement may undermine our ability to acquire additional containerships from Costamare and York.

The voting rights and ability of the unitholders to influence our general partner’s business decisions are limited. Our partnership agreement restricts the voting rights of unitholders owning more than 4.9% of our common units.

Holders of our common unit have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders did not elect our general partner or its board of directors and will have no right to elect our general partner or its board of directors on an annual or other continuing basis, subject to our general partner’s option to create a board of directors of the partnership. The board of directors of our general partner is chosen by Costamare. The general partner will manage our operations and day-to-day activities, and will have significant discretion over whether the Partnership exercises any right to purchase from Costamare and, as applicable, York any additional vessels pursuant to the omnibus agreement.

Furthermore, if the unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. The unitholders will be unable initially to remove the general partner without its consent because the general partner and its affiliates will own sufficient units upon completion of this offering to be able to prevent its removal. Our general partner may not be removed except by a vote of the holders of at least 80.0% of the outstanding common and subordinated units, including any units owned by our general partner and its affiliates, voting together as a single class. Following the closing of this offering, Costamare will own  % of the units. Also, if the general partner is removed without cause during the subordination period and units held by the general partner and Costamare are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units and any existing arrearages on the common units will be extinguished. A removal of the general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business, so the removal of the general partner because of the unitholders’ dissatisfaction with the general partner’s performance in managing our partnership will most likely result in the termination of the subordination period. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price. The partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Our partnership agreement further restricts unitholders’ voting rights by providing that if any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes, unless required by law. Effectively, this means that the voting rights of any unitholders not entitled to vote on a specific matter will be redistributed pro rata among the other common unitholders. Our general partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to the 4.9% limitation.

Upon completion of this offering, Costamare and our general partner will own a  % limited partner interest and a 2.0% general partner interest in us and have conflicts of interest and limited fiduciary and contractual duties to us and our common unitholders, which may permit them to favor their own interests to your detriment.

Following this offering, Costamare will own a  % limited partner interest and a 2.0% general partner interest in us, assuming no exercise of the underwriters’ option to purchase additional common units, and will own and control our general partner. Certain of our general partner’s directors and officers are directors and officers of Costamare or its affiliates, and, as such, they have fiduciary duties to Costamare or its affiliates that may cause them to pursue business strategies that disproportionately benefit Costamare or its affiliates or which otherwise are not in the best interests of us or our unitholders. Conflicts of interest may arise between Costamare and its affiliates (including our general partner), on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner and its affiliates may favor their own interests over the interests of our unitholders. See “—Our partnership agreement limits our general partner’s and our directors’ fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner or our directors”. These conflicts include, among others, the following situations:

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neither our partnership agreement nor any other agreement requires our general partner or Costamare or its affiliates to pursue a business strategy that favors us or utilizes our assets, and Costamare’s officers and directors have a fiduciary duty to make decisions in the best interests of the stockholders of Costamare, which may be contrary to our interests;

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the executive officers and two of the directors of our general partner also serve as executive officers or directors of Costamare and another director of our general partner serves as a key employee of an affiliate of Costamare;

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our general partner is allowed to take into account the interests of parties other than us, such as Costamare and its affiliates, in resolving certain conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders. In addition, in deciding whether we will exercise the right to acquire a vessel under the vessel option or non-competition provisions of the omnibus agreement, our general partner is permitted to consider the interests of Costamare as well as us, so long as it does so in good faith. These decisions may be to the detriment of our future growth;

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our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. Specifically, pursuant to our partnership agreement, our general partner will be considered to be acting in its individual capacity if it (a) exercises its (i) call right, (ii) pre-emptive rights, (iii) registration rights, (iv) right to make a determination to receive common units in a resetting of the target distribution levels related to the incentive distribution rights or (v) right to exercise or not exercise the option to cause us to be managed by our own board of directors and officers and in that connection cause the common unitholders to permanently have the right to elect a majority of our directors, (b) consents or withholds consent to any merger or consolidation of the partnership, (c) appoints any directors or votes for the election of any director, (d) votes or refrains from voting on amendments to our partnership agreement that require a vote of the outstanding units, (e) voluntarily withdraws from the partnership, (f) transfers (to the extent permitted under our partnership agreement) or refrains from transferring its units or general partner interest or (g) votes upon the dissolution of the partnership;

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under our partnership agreement, as permitted under Marshall Islands law, our general partner has limited fiduciary duties. The partnership agreement also restricts the remedies available to our unitholders, as a result of purchasing common units, unitholders are treated as having agreed to the modified standard of fiduciary duties and to certain actions that may be taken by our general partner, all as set forth in the partnership agreement;

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our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution to our unitholders;

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in some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to make incentive distributions or to accelerate the expiration of the subordination period;

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our general partner is entitled to reimbursement for expenses incurred on our behalf, which expenses include all expenses necessary or appropriate for conducting our business and allocable to us, as determined by our general partner;

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our partnership agreement does not restrict us from paying our general partner or its affiliates for any services rendered to us on terms that are fair and reasonable or entering into additional contractual arrangements with any of these entities on our behalf;

•	our general partner controls the enforcement of obligations owed to us by it and its affiliates;
•	our general partner decides whether to retain separate counsel, accountants or others to perform services for us;
•	our general partner may exercise its right to call and purchase our common units if it and its affiliates own 80.0% or more of our common units; and
•	our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of its limited call right.

Even if our general partner exercises its option to create a partnership board of directors and cause the common unitholders to permanently have the right to elect a majority of our directors, our general partner will have substantial influence on decisions made by our board of directors. See “Certain Relationships and Related Party Transactions”, “Conflicts of Interest and Fiduciary Duties” and “The Partnership Agreement”.

Our general partner’s officers face conflicts in the allocation of their time to our business.

Our general partner’s officers, all of whom are employed by Costamare Shipping and perform executive officer functions for us pursuant to the partnership management agreement, are not required to work full-time on our affairs and also perform services for affiliates of our general partner, including Costamare. As a result, there could be material competition for the time and effort of the officers of our general partner who also provide services to our general partner’s affiliates, which could have a material adverse effect on our business, results of operations and financial condition. See “Our Management”.

Our partnership agreement limits our general partner’s fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by Marshall Islands law. For example, our partnership agreement:

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permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. Where our partnership agreement permits, our general partner may consider only the interests and factors that it desires, and in such cases it has no fiduciary duty or obligation to give any consideration to any interest of, or factors affecting us, our affiliates or our unitholders. Decisions made by our general partner in its individual capacity will be made by its sole owner, Costamare. Specifically, pursuant to our partnership agreement, our general partner will be considered to be acting in its individual capacity if it (a) exercises its (i) call right, (ii) pre-emptive rights, (iii) registration rights, (iv) right to make a determination to receive common units in a resetting of the target distribution levels related to the incentive distribution rights or (v) right to exercise or not exercise the option to cause us to be managed by our own board of directors and officers and in that connection cause the common unitholders to permanently have the right to elect a majority of our directors, (b) consents or withholds consent to any merger or consolidation of the partnership, (c) appoints any directors or votes for the election of any director, (d) votes or refrains from voting on amendments to our partnership agreement that require a vote of the outstanding units, (e) voluntarily withdraws from the partnership, (f) transfers (to the extent permitted under our partnership agreement) or refrains from transferring its units or general partner interest or (g) votes upon the dissolution of the partnership;

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permits our general partner to consider the interests of Costamare as well as us, in deciding whether we will exercise the right to acquire a vessel under the vessel option or non-competition provisions of the omnibus agreement, so long as it does so in good faith;

•	provides that our general partner is entitled to make other decisions in “good faith” if it reasonably believes that the decision is in our best interests;
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generally provides that transactions with our affiliates and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable”, our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be advantageous or beneficial to us; and

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provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors or those other persons engaged in actual fraud or willful misconduct.

In order to become a limited partner of our partnership, a common unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. See “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties”.

Fees for the management services provided to us and our subsidiaries by Costamare Shipping will be substantial, will likely be higher for future periods than reflected in our results of operations for the year ended December 31, 2014, will be payable regardless of our profitability and will reduce our cash available for distribution to you.

Pursuant to the partnership management agreement, we and our subsidiaries will pay a per vessel management fee to Costamare Shipping in connection with the provision of certain administrative, commercial and technical management services to us. With respect to the provision of technical management of our vessels, Costamare Shipping, either directly or by delegating to another manager, which may be directed to enter into a direct ship management agreement with the relevant containership-owning subsidiary, will provide technical, crewing and provisioning services to our containerships pursuant to separate ship management agreements. Such ship management services have been provided under existing ship management agreements between Costamare Shipping and each of Costamare’s subsidiaries that own the vessels in our initial fleet, which agreements will remain in place after this offering. In connection with the offering, we expect to enter into an addendum for each of the existing ship management agreements for our initial fleet such that our operating subsidiaries will continue to be party to such agreements pursuant to the partnership management agreement. For the four vessels in our initial fleet, we expect that we and our subsidiaries will pay approximately $1.8 million in total under the partnership management agreement and the related ship management agreements for the twelve months ending December 31, 2015.

For a more detailed description of these arrangements, see “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Partnership Management Agreement” and “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Ship Management Agreements”. The fees and expenses payable pursuant to the partnership management agreement and the related ship management agreements will likely be higher for future periods than reflected in our results of operations for the year ended December 31, 2014. These fees and expenses will be payable without regard to our business, results of operation and financial condition. Additionally, we have limited rights to terminate the partnership management agreement, provided that after December 31, 2015, we may terminate the partnership management agreement by giving 12-months’ notice and paying a termination fee. The payment of fees to Costamare or other applicable managers could adversely affect our ability to pay cash distributions to you.

Our partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our general partner, and even if public unitholders are dissatisfied, they will be unable to remove our general partner without Costamare’s consent, unless Costamare’s ownership interest in us is decreased, all of which could diminish the trading price of our common units.

Our partnership agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our general partner.

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The unitholders will be unable initially to remove our general partner without its consent because our general partner and Costamare will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 80.0% of all outstanding common and subordinated units voting together as a single class is required to remove the general partner. Following the closing of this offering, Costamare will own  % of the outstanding common and subordinated units, assuming no exercise of the underwriters’ option to purchase additional common units.

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If our general partner is removed without “cause” during the subordination period and units held by our general partner and Costamare are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units, any existing arrearages on the common units will be extinguished, and our general partner will have the right to convert its general partner interest and the holders of the incentive distribution rights will have the right to convert such incentive distribution rights into common units or to receive cash in exchange for those interests, based on the fair market value of those interests at the time. A removal of our general partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Any conversion of the general partner interest or incentive distribution rights would be dilutive to existing unitholders. Furthermore, any cash payment in lieu of such conversion could be prohibitively expensive. “Cause” is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor business decisions, such as charges of poor management of our business. Therefore, the removal of our general partner because of the unitholders’ dissatisfaction with the general partner’s decisions in this regard would most likely result in the termination of the subordination period.

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Unitholders will have no right to elect our general partner or its board of directors on an annual or continuing basis, subject to our general partner’s option to create a board of directors of the partnership. The board of directors of our general partner is chosen by Costamare.

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Our partnership agreement contains provisions limiting the ability of unitholders to call meetings of unitholders, to nominate directors and to acquire information about our operations as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

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Unitholders’ voting rights are further restricted by the partnership agreement provision providing that if any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes, unless required by law. Effectively, this means that the voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired common units with the prior approval of the board of directors of our general partner will not be subject to this 4.9% limitation or redistribution of the voting rights described above.

•	There are no restrictions in our partnership agreement on our ability to issue equity securities.

The effect of these provisions may be to diminish the price at which the common units will trade. In addition, upon a change of control of the general partner, Costamare Shipping will have the right to terminate the partnership management agreement and receive a termination fee.

The control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. In addition, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party. In the event of any such transfer, the new members of our general partner would be in a position to replace the board of directors and officers of our general partner with their own choices and to control the decisions taken by the board of directors and officers.

Substantial future sales of our common units in the public market could cause the price of our common units to fall.

We have granted registration rights to Costamare and certain of its affiliates. These unitholders have the right, subject to some conditions, to require us to file registration statements covering any of our common, subordinated or other equity securities owned by them or to include those securities in registration statements that we may file for ourselves or other unitholders. Upon the closing of this offering and assuming no exercise of the underwriters’ option to purchase additional common units, Costamare will own  common units and all of our subordinated units and all of the incentive distribution rights. Following their registration and sale under the applicable registration statement, those securities will become freely tradable. By exercising their registration rights and selling a large number of common units or other securities, these unitholders could cause the price of our common units to decline.

In addition, members of the Konstantakopoulos family and certain funds managed by York have indicated that they currently intend to purchase up to an aggregate of approximately $  million and $  million, respectively, of common units in the offering at the public offering price. Assuming members of the Konstantakopoulos family and certain funds managed by York purchase $  million, or an aggregate of approximately  million common units (based on the midpoint of the price range set forth on the cover of this prospectus), these common units will be held by persons who have contractually agreed not to sell such units for 180 days following the date of this prospectus. However, following the expiration of the 180 day lockup period, sales of a large number of these units could cause the price of our common units to decline.

You will experience immediate and substantial dilution of $  per common unit.

The assumed initial public offering price of $  per common unit exceeds pro forma net tangible book value of $  per common unit. Based on the assumed initial public offering price, you will incur immediate and substantial dilution of $  per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded at their historical cost, and not their fair value, in accordance with the Partnership’s accounting policy decision under U.S. GAAP. See “Dilution”.

Costamare, as the initial holder of the incentive distribution rights, may elect to cause us to issue additional common units to it in connection with a resetting of the target distribution levels related to the incentive distribution rights without the approval of the conflicts committee of the board of directors of our general partner or holders of our common units and subordinated units. This may result in lower distributions to holders of our common units in certain situations.

Costamare, as the initial holder of the incentive distribution rights, has the right, at a time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. Following a reset election by Costamare, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution amount.

In connection with resetting these target distribution levels, Costamare will be entitled to receive a number of common units equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to it on the incentive distribution rights in the prior two quarters. We anticipate that Costamare would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion; however, it is possible that Costamare could exercise this reset election at a time when it is experiencing, or may be expected to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued our common units, rather than retain the right to receive incentive distributions based on the initial target distribution levels. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued additional common units to Costamare in connection with resetting the target distribution levels related to the incentive distribution rights held by Costamare. See “How We Make Cash Distributions—Incentive Distribution Rights” and “How We Make Cash Distributions—Costamare’s Right to Reset Incentive Distribution Levels”.

We may issue additional equity securities, including securities senior to the common units, without your approval, which would dilute your ownership interests.

Our general partner may, without the approval of our unitholders, cause us to issue an unlimited number of additional units or other equity securities. In addition, our general partner may cause us to issue an unlimited number of units that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;
•	the amount of cash available for distribution on each unit may decrease;
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because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and
•	the market price of the common units may decline.

Upon the expiration of the subordination period, the subordinated units will convert into common units and will then participate pro rata with other common units in distributions of available cash.

During the subordination period, which we define elsewhere in this prospectus, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $  per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units. Upon the expiration of the subordination period, the subordinated units will convert into common units and will then participate pro rata with other common units in distributions of available cash. See “How We Make Cash Distributions—Subordination Period”, “—Distributions of Available Cash From Operating Surplus During the Subordination Period” and “—Distributions of Available Cash From Operating Surplus After the Subordination Period”.

In establishing cash reserves, our general partner may reduce the amount of cash available for distribution to you.

Our partnership agreement requires our general partner to deduct from operating surplus cash reserves that it determines are necessary to fund our future operating expenditures. These reserves also will affect the amount of cash available for distribution to our unitholders and they are not subject to any specified maximum dollar amount. Our general partner may establish reserves for distributions on the subordinated units, but only if those reserves will not prevent us from distributing the full minimum quarterly distribution, plus any arrearages, on the common units for the following four quarters. As described above in “—Risks Inherent in Our Business—We must make substantial capital expenditures to maintain and replace the operating capacity of our fleet, which will reduce cash available for distribution. In addition, each quarter our general partner is required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted”, our partnership agreement requires our general partner each quarter to deduct from operating surplus estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, which could reduce the amount of available cash for distribution. The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year, provided that any change must be approved by the conflicts committee of the board of directors of our general partner.

Our general partner has a limited call right that may require you to sell your common units at an undesirable time or price.

If at any time our general partner and its affiliates own 80.0% or more of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than the then-current market price of our common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. For additional information about the limited call right, see “The Partnership Agreement—Limited Call Right”.

At the completion of this offering and assuming no exercise of the underwriters’ option to purchase additional common units, Costamare, which owns and controls our general partner, will own  % of our common units. At the end of the subordination period, assuming no additional issuances of common units, no exercise of the underwriters’ option to purchase additional common units and the conversion of our subordinated units into common units, Costamare will own  % of our common units.

You may not have limited liability if a court finds that unitholder action constitutes control of our business.

As a limited partner in a partnership organized under the laws of the Marshall Islands, you could be held liable for our obligations to the same extent as a general partner if you participate in the “control” of our business. Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner. In addition, the limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some jurisdictions in which we do business. See “The Partnership Agreement—Limited Liability” for a discussion of the implications of the limitations on liability of a unitholder.

We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

Our partnership agreement allows us to make working capital borrowings to pay distributions. Accordingly, if we have available borrowing capacity, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions will reduce the amount of working capital borrowings we can make for operating our business. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

The price of our common units after this offering may be volatile.

The price of our common units after this offering may be volatile and may fluctuate due to factors including:

•	our payment of cash distributions to our unitholders;
•	actual or anticipated fluctuations in quarterly and annual results;
•	fluctuations in the international container shipping industry;
•	mergers and strategic alliances in the shipping industry;
•	changes in governmental regulations or maritime self-regulatory organizations standards;
•	shortfalls in our operating results from levels forecasted by securities analysts;
•	announcements concerning us or our competitors;
•	the failure of securities analysts to publish research about us after this offering, or analysts making changes in their financial estimates;
•	general economic conditions;
•	terrorist acts;
•	future sales of our units or other securities;
•	investors’ perceptions of us and the international container shipping industry;
•	the general state of the securities markets; and
•	other developments affecting us, our industry or our competitors.

Securities markets worldwide are experiencing significant price and volume fluctuations. The market price for our common units may also be volatile. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common units despite our operating performance. Consequently, you may not be able to sell our common units at prices equal to or greater than those that you pay in this offering.

Increases in interest rates may cause the market price of our common units to decline.

An increase in interest rates may cause a corresponding decline in demand for equity investments in general, and in particular for yield-based equity investments such as our common units. Any such increase in interest rates or reduction in demand for our common units resulting from other relatively more attractive investment opportunities may cause the trading price of our common units to decline.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for the common units. After this offering, there will be only  publicly traded common units, assuming no exercise of the underwriters’ option to purchase additional common units, which includes up to approximately $  of common units that members of the Konstantakopoulos family have indicated that they currently intend to purchase and up to approximately $  of common units that certain funds managed by York have indicated that they currently intend to purchase. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

Unitholders may have liability to repay distributions.

Under some circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under the Marshall Islands Limited Partnership Act, or the “Marshall Islands Act”, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Marshall Islands law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Marshall Islands law will be liable to the limited partnership for the distribution amount. Assignees who become substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the assignee at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

We have no history operating as a separate publicly traded entity and will incur increased costs as a result of being a publicly traded limited partnership.

We have no history operating as a separate publicly traded entity. As a publicly traded limited partnership, we will be required to comply with the SEC’s reporting requirements and with corporate governance and related requirements of the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act”, the SEC and the securities exchange on which our common units will be listed. We will incur significant legal, accounting and other expenses in complying with these and other applicable regulations. We anticipate that our general and administrative expenses as a publicly traded limited partnership will be approximately $1.9 million annually and will include costs associated with annual reports to unitholders, tax return preparation, investor relations, registrar and transfer agent’s fees, director and officer liability insurance costs and officer and director compensation. In addition, we expect to incur approximately $1.8 million per annum of costs and fees for the four vessels in our initial fleet pursuant to the partnership management agreement that we will enter into with Costamare Shipping and the related ship management agreements. These expenses may increase further after we are no longer an “emerging growth company” and are required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common units less attractive to investors.

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described under “Summary—Implications of Being an Emerging Growth Company”. We have elected to opt out of the extended transition period for complying with new or revised accounting standards under Section 107(b) of the JOBS Act, which election is irrevocable. We cannot predict if investors will find our common units less attractive because we may rely on these exemptions. If some investors find our common units less attractive as a result, there may be a less active trading market for our common units and our unit price may be more volatile.

In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. For as long as we take advantage of the reduced reporting obligations, the information that we provide unitholders may be different than information provided by other public companies.

We have been organized as a limited partnership under the laws of the Marshall Islands, which does not have a well-developed body of partnership law.

We are organized in the Republic of the Marshall Islands, which does not have a well-developed body of case law or bankruptcy law and, as a result, unitholders have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States. Our partnership affairs are governed by our partnership agreement and by the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Partnership Act and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law (or case law) of the State of Delaware. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as the courts in Delaware. For example, the rights of our unitholders and the fiduciary responsibilities of our general partner under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. As a result, unitholders may have more difficulty in protecting their interests in the face of actions by our general partner and its officers and directors than would unitholders of a similarly organized limited partnership in the United States. See “Service of Process and Enforcement of Civil Liabilities”.

We have been organized as a limited partnership under the laws of the Marshall Islands, which has no established bankruptcy act, and, as a result, unitholders may find it difficult to pursue their claims.

The Marshall Islands has no established bankruptcy act, and as a result, any bankruptcy action involving the Partnership would have to be initiated outside the Marshall Islands, and our public unitholders may find it difficult or impossible to pursue their claims in such other jurisdictions.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands and all of our subsidiaries are, and will likely be, incorporated in jurisdictions outside the United States. In addition, our general partner is a Marshall Islands limited liability company, and our executive offices are located outside of the United States in Athens, Greece. All of our general partner’s directors and officers reside outside of the United States, and all or a substantial portion of our assets and the assets of most of our general partner’s officers and directors are, and will likely be, located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve legal process within the United States upon us or any of these persons or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or our subsidiaries’ assets are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. Federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws. For more information regarding the relevant laws of the Marshall Islands, see “Service of Process and Enforcement of Civil Liabilities”.

There is also substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. Federal or state securities laws.

Our partnership agreement designates the Court of Chancery of the State of Delaware as the sole and exclusive forum, unless otherwise provided for by Marshall Islands law, for certain litigation that may be initiated by our unitholders, which could limit our unitholders’ ability to obtain a favorable judicial forum for disputes with our general partner.

Our partnership agreement provides that, unless otherwise provided for by Marshall Islands law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any claims that:

•

arise out of or relate in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	are brought in a derivative manner on our behalf;
•	assert a claim of breach of a fiduciary duty owed by any director, officer or other employee of our general partner, or owed by our general partner, to us or the limited partners;
•	assert a claim arising pursuant to any provision of the Marshall Islands Act; or
•	assert a claim governed by the internal affairs doctrine,

regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. any person or entity otherwise acquiring any interest in our common units shall be deemed to have notice of and to have consented to the provisions described above. This forum selection provision may limit our unitholders’ ability to obtain a judicial forum that they find favorable for disputes with us or our general partner’s directors, officers or other employees or our unitholders.

Tax Risks

In addition to the following risk factors, you should read “Business—Taxation of the Partnership”, “Material U.S. Federal Income Tax Considerations” and “Non-United States Tax Considerations” for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of our common units.

We may be subject to taxes, which may reduce our cash available for distribution to you.

We and our subsidiaries may be subject to tax in the jurisdictions in which we are organized or operate, reducing the amount of cash available for distribution. In computing our tax obligation in these jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on us or our subsidiaries, further reducing the cash available for distribution. In addition, changes in our operations or ownership could result in additional tax being imposed on us or our subsidiaries in jurisdictions in which operations are conducted. See “Business—Taxation of the Partnership”.

U.S. tax authorities could treat us as a “passive foreign investment company” under certain circumstances, which would have adverse U.S. federal income tax consequences to U.S. unitholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company”, or “PFIC”, for U.S. federal income tax purposes if at least 75.0% of its gross income for any taxable year consists of “passive income” or at least 50.0% of the average value of its assets produce, or are held for the production of, “passive income”. For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income”. U.S. unitholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their interests in the PFIC.

Based on our current and projected method of operation, and an opinion of our U.S. counsel, Cravath, Swaine & Moore LLP, we believe that we will not be a PFIC for our current taxable year, and we expect that we will not be treated as a PFIC for any future taxable year. We have received an opinion of our U.S. counsel in support of this position that concludes that the income our subsidiaries earn from certain of our present time-chartering activities should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that we expect that more than 25.0% of our gross income for our current taxable year and each future year will arise from such time-chartering activities or other income our U.S. counsel has opined does not constitute passive income, and more than 50.0% of the average value of our assets for each such year will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for our current taxable year or any future year. This opinion is based and its accuracy is conditioned on representations, valuations and projections provided by us regarding our assets, income and charters to our U.S. counsel. While we believe these representations, valuations and projections to be accurate, the shipping market is volatile and no assurance can be given that they will continue to be accurate at any time in the future.

Moreover, there are legal uncertainties involved in determining whether the income derived from time-chartering activities constitutes rental income or income derived from the performance of services. In Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), the Fifth Circuit held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a provision of the Code relating to foreign sales corporations. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time-chartering activities may be treated as rental income, and we would likely be treated as a PFIC. In published guidance, the Internal Revenue Service, or “IRS”, stated that it disagreed with the holding in Tidewater, and specified that time charters similar to those at issue in the case should be treated as service contracts. We have not sought, and we do not expect to seek, an IRS ruling on the treatment of income generated from our time-chartering activities, and the opinion of our counsel is not binding on the IRS or any court. As a result, the IRS or a court could disagree with our position. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we will not be a PFIC in the future. If the IRS were to find that we are or have been a

PFIC for any taxable year (and regardless of whether we remain a PFIC for any subsequent taxable year), our U.S. unitholders would face adverse U.S. federal income tax consequences. See “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences to U.S. unitholders if we are treated as a PFIC.

We may have to pay tax on U.S.-source income, which will reduce our cash flow.

Under the Code, the U.S. source gross transportation income of a ship-owning or chartering corporation, such as ourselves, is subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under a tax treaty or Section 883 of the Code and the Treasury Regulations promulgated thereunder. U.S. source gross transportation income consists of 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

We expect to qualify for this statutory tax exemption for 2015. We expect to continue to qualify for the foreseeable future, so long as Costamare’s ownership interest in us continues to satisfy the 50% Ownership Test of the Section 883 exemption or our general partner exercises its right to cause the common unitholders to permanently have the right to elect a majority of our directors. See “Summary—Our Management”. However, no assurance can be given that this will continue to be the case in the future, particularly if Costamare sells a portion of our equity that it currently owns in one or more sales or we issue additional equity interests to other owners such that Costamare’s ownership interest in us no longer satisfies the 50% Ownership Test of the Section 883 exemption and we do not take steps to attempt to qualify for the Publicly-Traded Test for such exemption. We may not have control over the timing of any such sales by Costamare, which Costamare may make on the basis of its own interests. If we are not entitled to this exemption under Section 883 for any taxable year, we would be subject for those years to a 4% U.S. federal income tax on our U.S. source gross transportation income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our unitholders. For a more detailed discussion and the definitions of “50% Ownership Test” and “Publicly-Traded Test”, see the section entitled “Business—Taxation of the Partnership—United States—U.S. Taxation of Shipping Income”.

You may be subject to income tax in one or more non-U.S. jurisdictions as a result of owning our common units if, under the laws of any such jurisdiction, we are considered to be carrying on business there. Such laws may require you to file a tax return with, and pay taxes to, those jurisdictions.

We intend to conduct our affairs and cause each of our subsidiaries to operate its business in a manner that minimizes income taxes imposed upon us and our subsidiaries. Furthermore, we intend to conduct our affairs and cause each of our subsidiaries to operate its business in a manner that minimizes the risk that unitholders may be treated as having a permanent establishment or taxable presence in a jurisdiction where we or our subsidiaries conduct activities simply by virtue of their ownership of our common units. However, because we are organized as a partnership, there is a risk in some jurisdictions that our activities or the activities of our subsidiaries may rise to the level of a taxable presence that is attributed to our unitholders for tax purposes. If you are attributed such a taxable presence in a jurisdiction, you may be required to file a tax return with, and to pay tax in, that jurisdiction based on your allocable share of our income. In addition, we may be required to obtain information from you in the event a tax authority requires such information to submit a tax return. We may be required to reduce distributions to you on account of any tax withholding obligations imposed upon us by that jurisdiction in respect of such allocation to you. The United States may not allow a tax credit for any foreign income taxes that you directly or indirectly incur by virtue of an investment in us.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus that are not statements of historical fact are “forward-looking statements”. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should”, “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we will file with the SEC, other information sent to our unitholders, and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•	forecasts of our ability to make cash distributions on the units and the amount of any borrowings that may be necessary to make such distributions;
•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand;
•	future supply of, and demand for, ocean-going containership shipping services
•	our continued ability to enter into time charters with our existing customers as well as new customers, including the re-chartering of vessels upon the expiry of existing charters;
•	our ability to leverage to our advantage Costamare’s and our managers’ relationships and reputation within the container shipping industry;
•	our contracted charter revenue;
•	the financial health of our counterparties, both to our time charters and our credit facilities, and the ability of such counterparties to perform their obligations;
•	the effect of the worldwide economic slowdown;
•	future operating or financial results and future revenues and expenses;
•

our future financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other partnership activities, as well as our ability to refinance indebtedness;

•

our ability to purchase any of the Valence (or, at Costamare’s option, one of the substitute vessels) from Costamare and Hulls NCP0113, NCP0114, NCP0115, NCP0116, S2121, S2122, S2123, S2124 and S2125 from Costamare and York;

•	the anticipated taxation of our partnership and distributions to our unitholders;
•	estimated future maintenance and replacement capital expenditures;
•	future sales of our common units in the public market;
•	our ability to maximize the use of our ships, including the re-employment or disposal of ships no longer under time charter commitments;
•	the overall health and condition of the U.S. and global financial markets;
•	fluctuations in interest rates and currencies, including the value of the U.S. dollar relative to other currencies;
•	technological advancements and opportunities for the profitable operations of containerships;
•	acceptance of a vessel by its charterer;
•	our ability to maintain long-term relationships with major liner companies;
•	expiration dates and extensions of charters;

•	future, pending or recent acquisitions of vessels or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;
•	our expectations relating to making distributions and our ability to make such distributions;
•

our ability to enter into shipbuilding contracts for newbuilds and our expectations about availability of existing vessels to acquire or newbuilds to purchase, the time that it may take to construct and deliver new vessels, or the useful lives of our vessels;

•	Costamare Shipping’s ability to retain key employees and provide services to us;
•	availability of skilled labor, ship crews and management, length and number of off-hire days, dry-docking requirements and fuel and insurance costs;
•	our anticipated general and administrative expenses;
•

our anticipated incremental general and administrative expenses as a publicly traded limited partnership and our fees and expenses payable under the partnership management agreements and the related ship management agreements;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;
•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;
•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;
•	potential liability from future litigation;
•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standard regulations imposed by our charterers applicable to our business;

•	requirements imposed by classification societies;
•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;
•	Costamare’s cooperation with its joint venture partners and any expected benefits from such joint venture arrangement;
•	our business strategy and other plans and objectives for future operations; and
•	other factors discussed in the “Risk Factors” section of this prospectus.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the “Risk Factors” section of this prospectus. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

•	changes in law, governmental rules and regulations, or actions taken by regulatory authorities;
•	changes in economic and competitive conditions affecting our business;
•	potential liability from future litigation;
•	length and number of off-hire periods and dependence on affiliated managers; and
•	other factors discussed in the “Risk Factors” section of this prospectus.

We caution that these and other forward-looking statements included in this prospectus represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Many of the forward-looking statements included in this prospectus are based on our assumptions about factors that are beyond our ability to control or predict. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described in the “Risk Factors” section of this prospectus. As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $   million from the sale of common units offered by this prospectus, assuming an initial public offering price of $   per unit and, after deducting underwriting discounts and commissions, structuring fees and estimated offering expenses payable by us. We will use approximately $   million of the net proceeds from this offering, together with $126.6 million of borrowings under our new credit facility, to:

•

repay approximately (i) $   million of borrowings under the $90.0 million Credit Agricole-Capetanissa Credit Facility, which matures in 2018 and had an applicable interest rate of 1.08% as of December 31, 2014; (ii) $   million of borrowings under the $140.0 million ING Credit Facility, which matures in 2021 and had an applicable interest rate of 2.83% as of December 31, 2014; and (iii) $   million of borrowings under the $152.8 million DnB—Raymond Credit Facility, which matures in 2020 and had an applicable interest rate of 2.38% as of December 31, 2014 (the applicable interest rates for such facilities are reset quarterly or semiannually as the sum of three-month LIBOR or six-month LIBOR, as applicable, and the applicable spread);

•	retain approximately $ million for general partnership purposes; and
•

make a payment of $  to Costamare as the cash portion of the consideration for the interest in the subsidiaries that own the vessels in our initial fleet, a portion of which will be used by Costamare to pay the swap termination fee. The balance of the consideration to Costamare for such interest will consist of (i)   common units, representing a  % limited partner interest in us, (ii) all of our subordinated units, representing a 49.0% limited partner interest in us, and (iii) all of our incentive distribution rights, which will entitle Costamare to increasing percentages of the cash we distribute in excess of $   per unit per quarter. Costamare’s wholly-owned subsidiary, Costamare Partners GP LLC, also holds a 2.0% general partner interest.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Borrowing Activities—Credit Facilities” for a description of the $90.0 million Credit Agricole-Capetanissa Credit Facility, $140.0 million ING Credit Facility and $152.8 million DnB—Raymond Credit Facility. Borrowings under these facilities were used to finance the construction of the vessels in our initial fleet.

The new credit facility will consist of a $126.6 million term loan facility and a $53.4 million revolving credit facility, provided that the amount drawn under the revolving credit facility, when aggregated with the term loan actually drawn, may not exceed 50% of the fair market value of the relevant vessels securing the facility. The purpose of the term loan facility is to refinance the existing vessel financing arrangements for our initial fleet and the purpose of the revolving credit facility is to finance our general corporate and working capital purposes. The obligations under the new credit facility will be guaranteed by the Partnership and are secured by a first priority mortgage over the vessels, the Cosco Beijing, the MSC Athens, the MSC Athos and the Value, first priority assignment of earnings and insurance of such vessels, an account pledge and a first priority assignment of rights under any derivative instruments entered into by the borrowers with respect to such vessels. The interest rate under the new credit facility is LIBOR plus an agreed margin. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Borrowing Activities—Credit Facilities” for a description of the new credit facility.

We have granted the underwriters a 30-day option to purchase up to  additional common units. If the underwriters exercise their option to purchase additional common units, we will use the net proceeds (approximately $  million, if exercised in full, after deducting underwriting discounts and commissions) to make a payment to Costamare. If the underwriters do not exercise their option to purchase additional common units, we will issue common units to Costamare at the expiration of the option period. If and to the extent the underwriters exercise their option to purchase additional common units, the number of units purchased by the underwriters pursuant to such exercise will be issued to the public and the remainder, if any, will be issued to Costamare. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units. See “Underwriting”.

CASH AND CAPITALIZATION

The following table shows our (i) cash and cash equivalents and (ii) capitalization as of December 31, 2014 on an:

•	actual basis;

•	as adjusted basis, giving effect to scheduled paydowns of $ million under the existing credit facilities since December 31, 2014; and

•	as further adjusted basis, giving effect to the following transactions:
•

we will issue to Costamare  common units and all of our subordinated units, representing a  % limited partner interest in us, and all of our incentive distribution rights, which will entitle Costamare to increasing percentages of the cash we distribute in excess of $  per unit per quarter;

•	we will issue to Costamare Partners GP LLC, a wholly-owned subsidiary of Costamare, general partner units, representing a 2.0% general partner interest in us;
•

we will sell  common units to the public in this offering (assuming the underwriters’ option to purchase additional units is not exercised), at a public offering price of $  per unit resulting in net proceeds of approximately $  million (after deducting underwriting discounts and commissions and structuring fees of $  million and estimated offering expenses of $  million) and representing a  % limited partner interest in us, which includes up to $  of common units that members of the Konstantakopoulos family have indicated that they currently intend to purchase and up to $  of common units that certain funds managed by York have indicated that they currently intend to purchase;

•

our vessel owning subsidiaries, as borrowers, will borrow $  under a new credit facility, consisting of $126.6 million term loan facility and a $53.4 million revolving credit facility (provided that the amount drawn under the revolving credit facility, when aggregated with the term loan actually drawn, may not exceed 50% of the fair market value of the relevant security vessels);

•

we will use the net proceeds from this offering, together with $  of borrowings under our new credit facility, to repay $  million of the outstanding borrowings as part of a refinancing of our vessel financing agreements related to the Cosco Beijing, the MSC Athens, the MSC Athos and the Value and we will retain $  for general partnership purposes; and

•

we will make a payment of the remaining proceeds of approximately $  million to Costamare as partial consideration for the interest described above, a portion of which will be used by Costamare to pay the swap termination fee.

This table is derived from and should be read together with the historical combined carve-out financial statements of Costamare Partners LP Predecessor and the accompanying notes and the unaudited pro forma combined balance sheet and the notes thereto, in each case contained elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	As of December 31, 2014
	Historical	As Adjusted	As Further Adjusted
	(Expressed in thousands of U.S. dollars)
Cash and cash equivalents(1)	$—	$—	$—

Debt(2)
Revolving credit facility(3)	—	—	—
Current portion of long-term debt	19,371	—	—
Long-term debt, net of current portion	219,173	—	—
New term loan facility(4)	—	—	—
Total debt	238,544	—	—

Equity
Partner’s equity	$97,827	$—	$—
Held by public:
Common units ( units on an as further adjusted basis)(5)	—	—	—
Held by general partner and its affiliates:
Common units ( units on an as further adjusted basis)(6)	—	—	—
Subordinated units ( units on an as further adjusted basis)(6)	—	—	—
General partner interest ( units on an as further adjusted basis)(6)	—	—	—
Equity attributable to Costamare Partners	97,827	—	—

Total capitalization	$336,371	$—	$—

(1)

Restricted cash maintained by Costamare as corporate guarantor will not be transferred to the Partnership as it will off-set a related liability. Accordingly, restricted cash is not included in this table.

(2)

All of our outstanding debt is secured by our vessels. We, as guarantor, and our vessel owning subsidiaries, as borrowers, have entered into a new credit facility to refinance the existing vessel financing agreements. We expect to borrow under the term loan facility concurrently with the closing of this offering. Such credit facility will be secured solely by vessels in our initial fleet. No guarantee or collateral will be provided by Costamare and its subsidiaries, other than us, in connection with such credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

(3)

We have entered into a new credit facility which includes a revolving credit facility. We do not expect to draw under this revolving credit facility at the closing of this offering. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities”.

(4)

We have entered into a new credit facility which includes a term loan facility. The proceeds from such term loan facility, together with the net proceeds from this offering, will be used in part to repay borrowings under the existing vessel financing arrangements for our initial fleet. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities”.

(5)	Represents the estimated net proceeds from this offering.
(6)

Represents equity attributable to Costamare Partners before the completion of this offering of $  , less cash payment of $  to Costamare, allocated pro rata among the units to be held by Costamare and its affiliates immediately following the offering on the basis of  common units,  subordinated units and  general partner units.

DILUTION

Dilution is the amount by which the offering price will exceed the pro forma net tangible book value per common unit after this offering. Based on the assumed initial public offering price of $  per common unit, on a pro forma basis as of December 31, 2014, after giving effect to this offering of common units, the application of the net proceeds in the manner described under “Use of Proceeds” and the formation transactions related to this offering, our pro forma net tangible book value would have been $  million, or $  per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$
Pro forma net tangible book value per common unit before this offering(1)	$
Increase in net tangible book value per common unit attributable to purchasers in this offering
Decrease in net tangible book value per unit attributable to payments made to Costamare as part of the consideration for our initial fleet(2)

Less: Pro forma net tangible book value per common unit after this offering(3)

Immediate dilution in net tangible book value per common unit to purchasers in this offering(4)		$

(1)

Determined by dividing the net tangible book value of the contributed assets and liabilities by the total number of units (  common units,   subordinated units and the 2.0% general partner interest represented by  general partner units) to be issued to our general partner and its affiliates for their contribution of assets and liabilities to us.

(2)

The decrease in net tangible book value per unit attributable to payments made to Costamare as part of the consideration for our initial fleet was determined by dividing the decrease in net tangible book value attributable to payments made to Costamare as part of the consideration for our initial fleet by the total number of units to be outstanding after this offering.

(3)

Determined by dividing the pro forma net tangible book value, after giving effect to the application of the net proceeds of this offering, by the total number of units (  common units,   subordinated units and the 2.0% general partner interest represented by  general partner units) to be outstanding after this offering.

(4)

Because the total number of common units outstanding following this offering will not be impacted by any exercise of the underwriters’ option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any exercise of the option.

The following table sets out the calculation of our historical and pro forma net tangible book value and pro forma net tangible book value per unit before and after the offering.

	As of December 31, 2014
	Historical pro forma before this offering		Adjustments			Pro forma after this offering
	(Expressed in thousands of U.S. dollars, except units and per unit data)
Total equity		$97,827			$(1)	$
Less:
Unamortized deferred loan issuance costs(2)		(1,678)		—

Net tangible book value		$96,149	$			$

Pro forma number of units
Pro forma net tangible book value per unit before and after offering	$					$

(1)

This amount represents the net proceeds from this offering after deducting the payment of $  million to Costamare as partial consideration for the interest in the subsidiaries that own the vessels in our initial fleet.

(2)	See Note 7 to our audited combined carve-out financial statements included elsewhere in this prospectus.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by Costamare and its affiliates and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired		Total Consideration		Average Price Per Unit
	Number	Percent	Amount	Percent
Costamare and its affiliates(1)(2)		%	$	%
New investors

Total		%	$	%

(1)

Upon consummation of the transactions contemplated by this prospectus, our general partner and Costamare will own an aggregate of  common units,  subordinated units and the 2.0% general partner interest represented by  general partner units assuming no exercise of the underwriters’ over-allotment option.

(2)

The assets contributed by our general partner and its affiliates were recorded at historical book value, rather than fair value, in accordance with U.S. GAAP. Book value of the consideration provided by Costamare, as of December 31, 2014, was $  million. Total consideration contributed by Costamare gives effect to the payment to Costamare that will be made from net proceeds of the offering as part of the consideration for our initial fleet.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

General

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing our available cash (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves) rather than retaining it. Because we believe we will generally finance any expansion capital expenditures from external financing sources, we believe that our investors are best served by our distributing all of our available cash. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly (after deducting expenses, including estimated maintenance and replacement capital expenditures and reserves).

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•

Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our partnership agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our general partner to establish reserves and other limitations.

•

We will be subject to restrictions on distributions under our financing agreements. Our financing agreements contain material financial tests and covenants that must be satisfied in order to pay distributions. If we are unable to satisfy the restrictions included in any of our financing agreements or are otherwise in default under any of those agreements, as a result of our debt levels or otherwise, we will not be able to make cash distributions to you, notwithstanding our stated cash distribution policy. These financial tests and covenants are described in this prospectus in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

•

We are required to make substantial capital expenditures to maintain and replace our fleet. These expenditures may fluctuate significantly over time, particularly as our vessels near the end of their useful lives. In order to minimize these fluctuations, our partnership agreement requires us to deduct estimated, as opposed to actual, maintenance and replacement capital expenditures from the amount of cash that we would otherwise have available for distribution to our unitholders. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted.

•

Although our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including provisions contained therein requiring us to make cash distributions, may be amended. During the subordination period, with certain exceptions, our partnership agreement may not be amended without the approval of non-affiliated common unitholders. After the subordination period has ended, our partnership agreement can be amended with the approval of a majority of the outstanding common units. Costamare will own  common units representing a  % ownership interest in us and all of our subordinated units outstanding immediately after the closing of this offering. See “The Partnership Agreement—Amendment of the Partnership Agreement”.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.
•	Under Section 51 of the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.
•

We may lack sufficient cash to pay distributions to our unitholders due to decreases in total operating revenues, decreases in hire rates, the loss of a vessel, increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs. See “Risk Factors” for a discussion of these factors.

Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable limited partnership and limited liability company laws in the Marshall Islands and other laws and regulations.

Our Ability to Grow Depends on Our Ability to Access External Expansion Capital

Because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. We expect that we will rely upon external financing sources, including bank borrowings and the issuance of equity and debt securities, to fund acquisitions and expansion and investment capital expenditures. As a result, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. To the extent we issue additional units in connection with any acquisitions or other capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may affect the available cash that we have to distribute on each unit. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional borrowings or other debt by us to finance our growth would result in increased interest expense, which in turn may affect the available cash that we have to distribute to our unitholders.

Initial Distribution Rate

Upon completion of this offering, our general partner will adopt a policy pursuant to which we will declare an initial quarterly distribution of $  per unit for each complete quarter, or $  per unit on an annualized basis, to be paid no later than 45 days after the end of each fiscal quarter (beginning with the quarter ending March 31, 2015). This equates to an aggregate cash distribution of $  million per quarter, or $  million per year, in each case based on the number of common units, subordinated units and general partner units outstanding immediately after completion of this offering. Our ability to make cash distributions at the initial distribution rate pursuant to this policy will be subject to the factors described above under
“—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy”.

The table below sets forth the number of outstanding common units, subordinated units and general partner units upon the closing of this offering and the aggregate distribution amounts payable on such units during the year following the closing of this offering at our initial distribution rate of $  per unit per quarter ($  per unit on an annualized basis).

	Number of Units	Distributions
		One Quarter	Four Quarters
Common units		$	$
Subordinated units
General partner units(1)

Total	$(2)	$

(1)

The number of general partner units is determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common and subordinated units outstanding divided by 98.0%) by the general partner’s 2.0% general partner interest.

(2)

Actual payments of distributions on the common units, subordinated units and the general partner units are expected to be $  million for the period between the estimated closing date of this offering (  , 2015) and the end of the fiscal quarter in which the closing date of this offering occurs.

If the underwriters do not exercise their option to purchase additional common units, we will issue common units to Costamare at the expiration of the option period. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the underwriters and the remainder, if any, will be issued to Costamare. Any such units issued to Costamare will be issued for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

During the subordination period, before we make any quarterly distributions to subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution plus any arrearages in distributions from prior quarters. See “How We Make Cash Distributions—Subordination Period”. We cannot guarantee, however, that we will pay the minimum quarterly distribution or any amount on the common units in any quarter.

As of the closing date of this offering, our general partner will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner’s initial 2.0% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its initial 2.0% general partner interest. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest.

Forecasted Results of Operations for the Twelve Months Ending December 31, 2015

In this section, we present in detail the basis for our belief that we will be able to pay our minimum quarterly distribution on all of our outstanding units for each of the four quarters in the twelve months ending December 31, 2015. We present two tables, consisting of:

•

Forecasted Results of Operations for (i) each of the three month periods ending March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015 and (ii) the twelve months ending December 31, 2015; and

•

Forecasted Cash Available for Distribution for (i) each of the three month periods ending March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015 and (ii) the twelve months ending December 31, 2015, as well as the significant assumptions upon which the forecast is based.

We do not as a matter of course make public projections as to future sales, earnings, or other results. However, management has prepared the prospective financial information set forth below to present forecasted results of operations and forecasted cash available for distribution. In the view of management, the forecast was prepared on a reasonable basis, reflects the best currently available estimates and judgments of the management as of the date of this prospectus (which is the date of the forecast), and presents, to the best of management’s knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this Registration Statement are cautioned not to place undue reliance on the prospective financial information.

Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

We present below a forecast of our expected results of operations for the twelve months ending December 31, 2015. Our forecast presents, to the best of our knowledge and belief, our expected results of operations for the forecast period. Although we anticipate exercising some or all of our options to purchase the Valence (or, at Costamare’s option, one of the substitute vessels) from Costamare and, to the extent such vessels are offered to us, Hulls NCP0113, NCP0114, NCP0115, NCP0116, S2121, S2122, S2123, S2124 and S2125 from Costamare and York, the timing of such purchases is uncertain and each such purchase is subject to the availability of financing, which we anticipate would be from external sources. As a result, our forecast does not reflect the expected results of operations or related financing of any of such vessels.

Our financial forecast reflects our judgment, as of the date of this prospectus, of conditions we expect to exist and the course of action we expect to take during the twelve months ending December 31, 2015. Our financial forecast is based on assumptions that we believe to be reasonable with respect to the forecast period as a whole. The assumptions and estimates used in the financial forecast are inherently uncertain and represent those that we believe are significant to our financial forecast. We believe that we have a reasonable objective basis for those assumptions. To the extent that there is a shortfall during any quarter in the forecast period, we believe we would be able to make working capital borrowings to pay distributions in such quarter and would be able to repay such borrowings in a subsequent quarter, because we believe the total cash available for distribution for the forecast period will be more than sufficient to pay the aggregate minimum quarterly distribution to all unitholders. We believe our actual results of operations will approximate those reflected in our financial forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our financial forecast and the actual results and those differences could be material. Our operations are subject to numerous risks that are beyond our control. If the financial forecast is not achieved, we may not be able to pay cash distributions on our units at the initial distribution rate stated in our cash distribution policy or at all.

Our forecast of our results of operations is a forward-looking statement and should be read together with the historical combined carve-out financial statements of Costamare Partners LP Predecessor and the notes thereto, the unaudited pro forma combined balance sheet and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case, contained elsewhere in this prospectus. The financial forecast has been prepared by and is the responsibility of our management. However, our management has prepared the financial forecast set forth below in support of our belief that we will have sufficient cash available to allow us to pay the minimum quarterly distribution on all of our outstanding units during the forecast period. In addition, in the view of our management, the accompanying financial forecast was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the financial forecast.

When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements included under the heading “Risk Factors” elsewhere in this prospectus. Any of the risks discussed in this prospectus or unanticipated events could cause our actual results of operations, cash flows and financial condition to vary significantly from the financial forecast and such variations may be material. Prospective investors are cautioned to not place undue reliance on the financial forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition.

We are providing the financial forecast in support of our belief that we will have sufficient cash available to allow us to pay cash distributions on all of our units for each quarter in the twelve-month period ending December 31, 2015 at our stated initial distribution rate. See “—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions” for further information as to the assumptions we have made for the financial forecast.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update the financial forecast to reflect events or circumstances after the date of this prospectus, even in the event that any or all of the underlying assumptions are shown to be in error. Therefore, we caution you not to place undue reliance on this information.

COSTAMARE PARTNERS LP FORECASTED RESULTS OF OPERATIONS AND
COSTAMARE PARTNERS LP PREDECESSOR HISTORICAL DATA

	Forecast Costamare Partners LP					Historical Data Costamare Partners LP Predecessor
(Expressed in thousands of U.S. dollars)	Three Months Ending March 31, 2015	Three Months Ending June 30, 2015	Three Months Ending September 30, 2015	Three Months Ending December 31, 2015	Twelve Months Ending December 31, 2015	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2014
	(estimated)	(estimated)	(estimated)	(estimated)	(estimated)	(unaudited)	(unaudited)
STATEMENT OF INCOME
Revenues:
Voyage revenue	$14,548	$14,711	$14,873	$14,873	$59,005	$44,369	$59,161
Expenses:
Voyage expenses	—	—	—	—	—	(190)	—
Voyage expenses—related parties	(109)	(110)	(112)	(112)	(443)	(334)	(444)
Vessels’ operating expenses	(2,646)	(2,676)	(2,705)	(2,705)	(10,732)	(7,733)	(9,762)
General and administrative expenses	(457)	(462)	(467)	(467)	(1,853)	(316)	(277)
Management fees—related parties	(344)	(348)	(352)	(352)	(1,396)	(987)	(1,340)
Amortization of dry-docking and special survey costs	(43)	(44)	(44)	(44)	(175)	(173)	(172)
Depreciation	(2,889)	(2,921)	(2,953)	(2,953)	(11,716)	(8,928)	(11,715)
Foreign exchange gains/(losses)	—	—	—	—	—	22	(6)
Other income/(expenses)	—	—	—	—	—	—	—

Operating income	8,060	8,150	8,240	8,240	32,690	25,730	35,445

Other Income/(Expenses):
Interest income	—	—	—	—	—	—	—
Interest and finance costs	(891)	(942)	(1,003)	(1,082)	(3,918)	(10,764)	(12,742)
Other	—	—	—	—	—	2	22
Gain/(loss) on derivative instruments	—	—	—	—	—	—	—

Total other income/(expenses)	(891)	(942)	(1,003)	(1,082)	(3,918)	(10,762)	(12,720)

Net Income attributable to Costamare Partners LP owners	7,169	7,208	7,237	7,158	28,772	14,968	22,725

General partner’s interest in net income	143	144	145	143	575	299	454
Limited partner’s interest in net income	7,026	7,064	7,092	7,015	28,197	14,669	22,271
Net income per:
Common unit (basic and diluted)
Subordinated unit (basic and diluted)
General partner unit (basic and diluted)

Please read the accompanying summary of significant accounting policies and forecast assumptions.

Forecast Assumptions and Considerations

Basis of Presentation

The accompanying financial forecast and related notes present our forecasted results of operations for (i) each of the three month periods ending March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015 and (ii) the twelve months ending December 31, 2015, based on the assumption that:

•

we will issue to Costamare  common units and all of our subordinated units, representing a  % limited partner interest in us, and all of our incentive distribution rights, which will entitle Costamare to increasing percentages of the cash we distribute in excess of $  per unit per quarter;

•	we will issue to Costamare Partners GP LLC, a wholly-owned subsidiary of Costamare, general partner units, representing a 2.0% general partner interest in us;
•

we will sell  common units to the public in this offering, representing a  % limited partner interest in us, which includes up to an aggregate of approximately $  million and $  million of common units that members of the Konstantakopoulos family and certain funds managed by York have indicated that they currently intend to purchase, respectively;

•	we will make a payment of $ million to Costamare as partial consideration for the interest described above;
•

we will use approximately $  million of the net proceeds from this offering, together with the borrowings under our new credit facility, to repay outstanding borrowings as part of a refinancing of our vessel financing agreements;

•

we will use approximately $  million of the proceeds from this offering, together with the borrowings under our new credit facility, to pay underwriting discounts and commissions, structuring fees and offering expenses, and will retain approximately $  million of cash for working capital; and

•	the vessels will be accounted for at their historical carrying values.

Summary of Significant Accounting Policies and Sources of Estimation Uncertainty

A summary of significant accounting policies is set out in Note 2 to our audited combined carve-out financial statements included elsewhere in this prospectus.

Summary of Significant Forecast Assumptions

Vessels. The forecast reflects or assumes the following about our fleet:

•	364 days of operation under a time charter for the Cosco Beijing;
•	364 days of operation under a time charter for the MSC Athens;
•	364 days of operation under a time charter for the MSC Athos; and
•	364 days of operation under a time charter for the Value.

We have assumed that we will not make any acquisitions during the forecast period.

Voyage revenues. Our forecasted voyage revenues are based on contracted daily hire rates multiplied by the total number of days our vessels are expected to be on-hire during the twelve months ending December 31, 2015. We have assumed one day per year of unscheduled off-hire for each of the vessels in our fleet. The amount of actual off-hire time depends upon, among other things, the time a vessel spends in dry-docking for repairs, maintenance or inspection, equipment breakdowns or delays due to accidents, crew strikes, certain vessel detentions or similar problems, as well as failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

The hire rate payable under the time charters in our initial fleet is fixed and payable every 15 days in advance, in U.S. dollars. For more information on the components of the hire rate payable under our charters, see “Business—Chartering of Our Fleet—Hire Rate Provisions”.

Voyage Expenses—Related Parties. We estimate that we will incur approximately $0.4 million of Voyage expenses—related parties for the twelve months ending December 31, 2015, which represent management fees charged to us by Costamare Shipping pursuant to our partnership management agreement. Voyage expenses—related parties represent a 0.75% charge on our forecast voyage revenues for the twelve months ending December 31, 2015.

Vessels’ Operating Expenses. Vessels’ operating expenses include crew wages and related costs, the cost of insurance, expenses for repairs and maintenance, the cost of spares and consumable stores, lubricant costs, statutory and classification expenses and other miscellaneous expenses. Aggregate expenses increase as the size of our fleet increases.

Our forecasted vessel operating cost assumes that all of our vessels are operational during the twelve months ending December 31, 2015. The forecast takes into account (a) historical operating expenses for crew wages, technical and maintenance expenses (including scheduled maintenances and repairs), provisions and stores, insurance expenses, and other expenses and (b) the ownership days. Estimated expenses are based on Costamare’s 2015 budget.

General and Administrative Expenses. Forecasted general and administrative expenses for the twelve months ending December 31, 2015, are based on the assumption that we will incur approximately $1.9 million per annum in general and administrative expenses, which include the additional costs of being a publicly traded limited partnership. These expenses will include costs associated with annual reports to unitholders, tax return preparation, investor relations, registrar and transfer agent’s fees, director and officer liability insurance costs and officer and director compensation.

Management Fees—Related Parties. Management fees represent the fees we pay pursuant to our partnership management agreement. Based on this agreement we will pay to our manager a daily management fee of $956 per day per vessel beginning from January 1, 2015. Our forecasted management fees assume that all of our vessels are operational during the twelve months ending December 31, 2015.

Amortization of Dry-docking and Special Survey Costs. We follow the deferral method of accounting for special survey and dry-docking costs whereby actual costs incurred (mainly shipyard costs, paints and class renewal expenses) are deferred and amortized on a straight-line basis over the period through the date the next survey is scheduled to become due.

The amortization of deferred dry-docking and special survey costs of $0.2 million relate to the amortization costs of the dry-docking of the Cosco Beijing, which was dry-docked in 2011. We have no scheduled dry-dockings for the twelve month period ending December 31, 2015.

Depreciation. Our forecasted depreciation of fixed assets includes only the vessels in our initial fleet. Depreciation is based on cost, less the estimated scrap value of the vessels. We depreciate our containerships on a straight-line basis over their estimated useful economic lives, which we estimate to be 30 years for each of the Cosco Beijing, the MSC Athens, the MSC Athos and the Value, respectively. Furthermore, we estimate the residual values of the ships to be the product of the vessel’s lightweight tonnage and estimated scrap rate (approximately $300 per ton).

Foreign Exchange Gains / (Losses). Our functional currency is the U.S. dollar because our vessels operate in international shipping markets, and therefore transact business mainly in U.S. dollars. Our books of accounts are maintained in U.S. dollars. Transactions involving other currencies are converted into U.S. dollars using the exchange rates in effect at the time of the transactions.

Other Income / (Expenses). Other expenses represent primarily non-recurring items that are not classified under the other categories of our income statement. Such expenses may, for instance, result from various potential claims against our company, or from payments we are effecting on behalf of charterers that cannot meet their obligations.

Interest Income. We have assumed that any cash surplus balance will not earn any interest during the forecast period.

Interest and Finance Costs. Our financial forecast for the twelve months ending December 31, 2015 assumes we will have an average outstanding loan balance of approximately $122.2 million with an estimated weighted average interest rate of 2.59% per annum. This compares with an average outstanding loan balance of approximately $248.2 million with an estimated weighted average interest rate of 4.8% for the twelve months ended December 31, 2014, which is prior to the refinancing of our debt arrangements. The rates we have assumed are based on the relevant period’s LIBOR forecast and the applicable margin under our new term loan facility, which is part of the new credit facility we have entered into in connection with this offering. Our forecasted interest expense include commitment fees for our revolving credit facility, which is part of our new credit facility, amortization of the upfront fee of the new credit facility and amortization of legal fees.

The forecast assumes that we draw down the full amount of the term loan under the new facility and that we do not draw on the revolving credit facility, therefore paying commitment fees on the full available amount under the revolving credit facility. The amount of legal fees is an estimate.

Other. Other primarily represents vessels’ hull and machinery and vessels’ guarantee claims recoveries.

Gain/(Loss) on Derivative Instruments. We enter into interest rate swap contracts to manage our exposure to fluctuations of interest rate risks associated with specific borrowings. All derivatives are recognized in the financial statements at their fair value. On the inception date of the derivative contract, we designate the derivative as a hedge of a forecasted transaction or the variability of cash flow to be paid (“cash flow” hedge). Changes in the fair value of a derivative that is qualified, designated and highly effective as a cash flow hedge are recorded in Other comprehensive income until earnings are affected by the forecasted transaction or the variability of cash flow and are then reported in earnings. Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in earnings in the period in which those fair value changes have occurred. With respect to the interest rate derivative instruments that meet hedge accounting criteria, the effective portion in change in their fair value is recognized in Other comprehensive loss in partners’ equity on our balance sheet. We recognize in our statement of income the change in fair value of interest rate swap that does not meet hedge accounting criteria. Historically, all of our Predecessor’s interest rate swaps qualified for hedge accounting. We have assumed that we will not enter into interest rate swap contracts for the twelve months ending December 31, 2015.

Taxes. We have assumed that we will not incur any income tax expense for the twelve months ending December 31, 2015.

Maintenance and replacement capital expenditures. Our partnership agreement requires our general partner to deduct from operating surplus each quarter estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as dry-docking and vessel replacement. The actual cost of replacing the vessels in our fleet will depend on a number of factors, including prevailing market conditions, hire rates and the availability and cost of financing at the time of replacement. Our general partner, with the approval of the conflicts committee of the board of directors of our general partner, may determine that one or more of our assumptions should be revised, which could cause our general partner to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of our maintenance and replacement capital expenditures through the issuance of additional common units, which could be dilutive to our existing unitholders. See “Risk Factors—Risks Inherent in Our Business—We must make substantial capital expenditures to maintain the operating capacity of our fleet and acquire vessels, which may reduce or eliminate the amount of cash available for distribution. In addition, each quarter our general partner is required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted”.

Dry-docking Capital Expenditures. No dry-docking cost was assumed for the twelve months ending December 31, 2015 because the next dry-docking and special survey will be in 2016 for the Cosco Beijing, and the remaining three vessels will undergo dry-dockings and special surveys in 2018. Our initial annual estimated dry-docking capital expenditure reserve will be $1.1 million.

Replacement Capital Expenditures. Because of the substantial capital expenditures we are required to make to maintain our fleet over time, our initial annual estimated replacement capital expenditures for estimating maintenance and replacement capital expenditures will be $6.0 million per year, including financing costs, for replacing our containerships at the end of their useful lives. The future vessel replacement is based on assumptions and estimates regarding the remaining useful lives of the vessels, a long-term net investment rate equivalent to our current expected long-term borrowing costs, vessel replacement values based on current market conditions and residual value of the vessels at the end of their useful lives based on current steel prices.

Regulatory, Industry and Economic Factors. Our financial forecast for (i) each of the three month periods ending March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015 and (ii) the twelve months ending December 31, 2015 is based on the following assumptions related to regulatory, industry and economic factors:

•	no material nonperformance or defaults by suppliers, customers or vendors;
•	no new regulation or interpretation of existing regulations or other governmental legislation or action that, in either case, would be materially adverse or costly to our business;
•	no material unanticipated costs or expenses;
•	no material accidents, environmental incidents, releases, weather-related incidents, unscheduled downtime or similar unanticipated events;
•	no major adverse change in the markets in which we operate resulting from substantial or extended decline in world trade or reduced demand container shipping services; and
•	no material changes to market, regulatory and overall economic conditions or in prevailing interest rates.

Forecasted Cash Available for Distribution

The table below sets forth our calculation of forecasted cash available for distribution to our unitholders and general partner based on the Forecasted Results of Operations set forth above. Based on the financial forecast and related assumptions, we forecast that our cash available for distribution generated during each of the three month periods ending March 31, 2015, June 30, 2015, September 30, 2015 and December 31, 2015 would be approximately $8.4 million per quarter, or approximately $33.4 million for the twelve months ending December 31, 2015. This amount would be sufficient to pay 100% of the minimum quarterly distribution of $  per unit on all of our common units and subordinated units for the four quarters ending December 31, 2015. For the historical periods presented, we would have had [an excess][a shortfall] in cash available for distribution, based on the units to be outstanding immediately after the offering and a minimum quarterly distribution of $  .

Actual payments of distributions on the common units, subordinated units and the general partner units are expected to be $  million for the period between the estimated closing date of this offering (  , 2015) and the end of the fiscal quarter in which the closing date of this offering occurs.

You should read “—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions” included as part of the financial forecast for a discussion of the material assumptions underlying our forecast of EBITDA that is included in the table below. Our forecast is based on those material assumptions and reflects our judgment as of the date of this prospectus (which is the date of the forecast) of conditions we expect to exist and the course of action we expect to take. The assumptions disclosed in our financial forecast are those that we believe are significant to generate the forecasted EBITDA. If our estimate is not achieved, we may not be able to pay distributions on the common units at the initial distribution rate of $  per unit per quarter ($  per unit on an annualized basis). Our financial forecast and the forecast of cash available for distribution set forth below have been prepared by our management. This calculation represents available cash from operating surplus generated during the period and excludes any cash from working capital borrowings, capital expenditures and cash on hand on the closing date.

EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance calculated in accordance with U.S. GAAP.

When considering our forecast of cash available for distribution for the twelve months ending December 31, 2015, you should keep in mind the risk factors and other cautionary statements under the headings “Forward-Looking Statements” and “Risk Factors” elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our results of operations to vary significantly from those set forth in the financial forecast and the forecast of cash available for distribution set forth below.

COSTAMARE PARTNERS LP
FORECASTED CASH AVAILABLE FOR DISTRIBUTION AND
COSTAMARE PARTNERS LP PREDECESSOR HISTORICAL DATA

	Forecast Costamare Partners LP															Historical Data Costamare Partners LP Predecessor
	Three Months Ending March 31, 2015(1)			Three Months Ending June 30, 2015(1)			Three Months Ending September 30, 2015(1)			Three Months Ending December 31, 2015(1)			Twelve Months Ending December 31, 2015(1)			Twelve Months Ended December 31, 2013			Twelve Months Ended December 31, 2014
(Expressed in thousands of U.S. dollars, except per unit amounts)	(estimated)			(estimated)			(estimated)			(estimated)			(estimated)			(unaudited)			(unaudited)
EBITDA(2)		$10,949			$11,071			$11,193			$11,193			$44,406			$34,660			$47,182
Adjustments for cash items, estimated maintenance and replacement capital expenditures:
Interest expense		891			942			1,003			1,082			3,918			10,764			12,742
Income tax expense		—			—			—			—			—			—			—
Dry-docking capital expenditure reserves(3)		261			264			267			267			1,059			808			1,059
Replacement capital expenditure reserves(3)		1,487			1,503			1,520			1,520			6,030			4,518			6,030

Cash available for distribution		$8,310			$8,362			$8,403			$8,324			$33,399			$18,570			$27,351

Total distributions(4)	$			$			$			$			$			$			$

Excess (shortfall)(5)	$			$			$			$			$			$			$
Aggregate minimum quarterly distribution per unit for the relevant period	$			$			$			$			$			$			$
Aggregate distributions based on minimum quarterly distribution for the relevant period	$			$			$			$			$			$			$
Percent of minimum quarterly distributions payable to common unitholders			%			%			%			%			%			%			%
Percent of minimum quarterly distributions payable to subordinated unitholder			%			%			%			%			%			%			%

(1)	The forecast is based on the assumptions set forth in “—Forecast Assumptions and Considerations-Summary of Significant Forecast Assumptions”. It is presented on an accrual basis.
(2)

EBITDA is a non-GAAP measure. The Partnership reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures used in managing the business may provide users of these financial measures additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management will also use these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Partnership’s performance. The table below sets out EBITDA and corresponding reconciliation to net income, the most directly comparable GAAP financial measure. A non-GAAP financial measure should be viewed in addition to, and not as an alternative for, any measure of financial performance prepared in accordance with GAAP.

	Forecast Costamare Partners LP					Historical Data Costamare Partners LP Predecessor
	Three Months Ending March 31, 2015	Three Months Ending June 30, 2015	Three Months Ending September 30, 2015	Three Months Ending December 31, 2015	Twelve Months Ending December 31, 2015	Twelve Months Ended December 31, 2013	Twelve Months Ended December 31, 2014
(Expressed in thousands of U.S. dollars)	(estimated)	(estimated)	(estimated)	(estimated)	(estimated)	(unaudited)	(unaudited)
Net income attributable to Costamare Partners LP owners	$7,169	$7,208	$7,237	$7,158	$28,772	$14,968	$22,725
Interest and finance costs	891	942	1,003	1,082	3,918	10,764	12,742
Interest income	—	—	—	—	—	—	—
Depreciation	2,889	2,921	2,953	2,953	11,716	8,928	11,715
EBITDA	10,949	11,071	11,193	11,193	44,406	34,660	47,182

EBITDA represents net income before interest and finance costs, interest income and depreciation. However, EBITDA is not a recognized measurement under GAAP. We believe that the presentation of EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, we believe that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance. In evaluating EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

(3)

Our partnership agreement requires that an estimate of the maintenance and replacement capital expenditures necessary to maintain our asset base be subtracted from operating surplus each quarter, as opposed to amounts actually spent. See “How We Make Cash Distributions—Operating Surplus and Capital Surplus—Capital Expenditures”.

(4)

Represents the amount required to fund distributions to our unitholders and our general partner for four quarters based upon our minimum quarterly distribution rate of $  per unit and the total number of units to be outstanding immediately after the offering.

(5)

Any shortfall in the payment of the minimum quarterly distribution will be first borne by the subordinated units. See “How We Make Cash Distributions—Distributions of Available Cash From Operating Surplus During the Subordination Period” for a further description of our cash distribution policy.

Forecast of Compliance with Debt Covenants. Our ability to make distributions could be affected if we do not remain in compliance with the restrictions and covenants of our financing agreements. We have entered into a new credit facility to refinance the existing vessel financing arrangements for our initial fleet. We have assumed that we will be in compliance with all of the covenants in such new credit facility during the forecast period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a further description of our financing agreements, including these financial covenants.

HOW WE MAKE CASH DISTRIBUTIONS

Distributions of Available Cash

General

Within 45 days after the end of each quarter, beginning with the quarter ending March 31, 2015, we will distribute all of our available cash (defined below) to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from and including the date of the closing of this offering through March 31, 2015, based on the actual length of the period.

Definition of Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of any subsidiaries we do not wholly own):

•	less, the amount of cash reserves (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) established by our general partner to:
•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our anticipated credit needs);
•	comply with applicable law, any of our debt instruments or other agreements; and/or
•

provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (except to the extent establishing such reserves would cause us to not be able to distribute the minimum quarterly distribution (plus any arrearage) for such quarter);

•

plus, all cash on hand (including our proportionate share of cash on hand of any subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under a revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Intent to Distribute the Minimum Quarterly Distribution

We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $  per unit, or $  per unit per year, to the extent we have sufficient cash on hand to pay the distribution after we establish cash reserves and pay fees and expenses. The amount of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter on all units outstanding immediately after this offering and the related distribution on the 2.0% general partner interest is approximately $  million.

There is no guarantee that we will pay the minimum quarterly distribution on the common units and subordinated units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. We will be effectively prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is then existing, under our financing agreements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of the restrictions contained in our financing agreements that may restrict our ability to make distributions.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus”. We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus for any period generally means:

•	$ million; plus
•

all of our cash receipts (including our proportionate share of cash receipts of any subsidiaries we do not wholly own) after the closing of this offering (provided that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract), excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions or (5) corporate reorganizations or restructurings; plus

•

working capital borrowings (including our proportionate share of working capital borrowings for any subsidiaries we do not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•

interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by any subsidiaries we do not wholly own), in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset (such as a vessel) in respect of the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•

interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by any subsidiaries we do not wholly own), in each case, to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

•

all of our “operating expenditures” (which includes estimated maintenance and replacement capital expenditures and is further described below) (including our proportionate share of operating expenditures by any subsidiaries we do not wholly own) beginning immediately after the closing of this offering; less

•

the amount of cash reserves (including our proportionate share of cash reserves for any subsidiaries we do not wholly own) established by our general partner to provide funds for future operating expenditures; less

•	any cash loss realized on dispositions of assets acquired using investment capital expenditures; less
•	all working capital borrowings (including our proportionate share of working capital borrowings by any subsidiaries we do not wholly own) not repaid within twelve months after having been incurred.

If a working capital borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $  million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments we receive from non-operating sources.

Operating expenditures generally means all of our cash expenditures, including but not limited to taxes, employee and director compensation, reimbursement of expenses to our general partner, repayment of working capital borrowings, debt service payments and payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its specified termination date be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), provided that operating expenditures will not include:

•	deemed repayments of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;
•	payments (including prepayments and payment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures (which are discussed in further detail under “—Capital Expenditures” below);

•	payment of transaction expenses (including taxes) relating to interim capital transactions; or
•	distributions to partners.

Capital Expenditures

For purposes of determining operating surplus, capital expenditures are classified as either maintenance and replacement capital expenditures, expansion capital expenditures or investment capital expenditures.

Maintenance and replacement capital expenditures are those capital expenditures required to maintain, over the long-term, the operating capacity of or the revenue generated by our capital assets.

Expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by our capital assets. To the extent, however, that capital expenditures associated with acquiring a new vessel or improving an existing vessel increase the revenues or the operating capacity of our fleet, those capital expenditures would be classified as expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

Examples of maintenance and replacement capital expenditures include capital expenditures associated with dry-docking, modifying an existing vessel or acquiring a new vessel, to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by our fleet. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance the acquisition or construction of a replacement vessel and paid in respect of the construction period. We define construction period as the period beginning on the date that we enter into a binding acquisition or construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our incentive distribution rights) will also be considered maintenance and replacement capital expenditures.

Because our maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of our actual maintenance and replacement capital expenditures may differ substantially from period to period. In order to avoid these fluctuations having a similar effect on operating surplus, adjusted operating surplus and available cash for distribution to our unitholders, our partnership agreement will require that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. In our partnership agreement, we refer to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as “estimated maintenance capital expenditures”. The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by the board of directors of our general partner at least once a year, provided that any change must be approved by the conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect our fleet. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance and replacement capital expenditures, see “Our Cash Distribution Policy and Restrictions on Distributions”.

The use of estimated maintenance and replacement capital expenditures in calculating operating surplus will have the following effects:

•

it will reduce the risk that actual maintenance and replacement capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it may reduce the need for us to borrow to pay distributions;
•	it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to Costamare; and
•

it will reduce the likelihood that a large maintenance and replacement capital expenditure in a period will prevent Costamare from being able to convert some or all of its subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

Definition of Capital Surplus

Capital surplus generally will be generated only by:

•	borrowings other than working capital borrowings;
•	sales of equity and debt securities; and
•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $  million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General

During the subordination period, which we define below, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $  per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Definition of Subordination Period

The subordination period will extend until the second business day following the distribution of available cash from operating surplus in respect of any quarter, ending on or after December 31, 2017, that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distribution for each of the three consecutive four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted weighted average basis and the related distribution on the 2.0% general partner interest during those periods; and

•	there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units.

If the unitholders remove our general partner without cause, the subordination period will end before December 31, 2017.

For purposes of determining whether the tests in the bullets above have been met, the three consecutive, non-overlapping four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period.

If the expiration of the subordination period occurs as a result of us having met the tests described above, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

Definition of Adjusted Operating Surplus

Adjusted operating surplus for any period generally means:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under “—Operating Surplus and Capital Surplus-Definition of Operating Surplus” above); less

•

the amount of any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings of any subsidiaries we do not wholly own) with respect to that period; less

•

the amount of any net reduction in cash reserves for operating expenditures (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) over that period not relating to an operating expenditure made during that period; plus

•

the amount of any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings of any subsidiaries we do not wholly own) with respect to that period; plus

•

the amount of any net increase in cash reserves for operating expenditures (including our proportionate share of cash reserves of any subsidiaries we do not wholly own) over that period required by any debt instrument for the repayment of principal, interest or premium; plus

•

the amount of any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods.

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of Removal of Our General Partner on the Subordination Period

If the unitholders remove our general partner other than for cause and units held by our general partner and its affiliates are not voted in favor of such removal:

•

the subordination period will end and each subordinated unit will immediately convert into one common unit and will then participate pro rata with the other common units in distributions of available cash;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and
•	our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for that interest.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•

first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest” and “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and
•	thereafter, in the manner described in “—General Partner Interest” and “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest

Our partnership agreement provides that our general partner initially will be entitled to 2.0% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2.0% general partner interest if we issue additional units. Our general partner’s 2.0% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2.0% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2.0% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Costamare will initially hold all of the incentive distribution rights following completion of this offering. The incentive distribution rights may be transferred separately from any other interests, subject to restrictions in the partnership agreement. Except for transfers of incentive distribution rights to an affiliate or another entity as part of a merger or consolidation with or into, or sale of substantially all of the assets to, such entity, the approval of a majority of our common units (excluding common units held by our general partner and its affiliates), voting separately as a class, generally is required for a transfer of the incentive distribution rights to a third party prior to December 31, 2019. See “The Partnership Agreement—Transfer of Incentive Distribution Rights”. Any transfer by Costamare of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights. In addition, Costamare and York have entered into a separate agreement, pursuant to which York will be entitled to receive from Costamare certain incentive payments based primarily on York’s interest in the JV vessels acquired by the Partnership and the amount of any incentive distributions received by Costamare. Under such agreement, a portion of the incentive distribution rights will be transferred from Costamare to York if Costamare’s option to terminate such agreement lapses or if any termination fee payable to York is not paid.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);
•

second, 85.0% to all unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $  per unit for that quarter (the “second target distribution”);

•

third, 75.0% to all unitholders, pro rata, 2.0% to our general partner and 23.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $  per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights, pro rata.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above assume that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders, our general partner and the holders of the incentive distribution rights up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders, our general partner and the holders of the incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount”, until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders, our general partner and the holders of the incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our general partner include its 2.0% general partner interest only and assume that our general partner has contributed any capital necessary to maintain its 2.0% general partner interest.

	Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount		Unitholders	General Partner	Holders of IDRs
Minimum Quarterly Distribution		$	98.0%	2.0%	0%
First Target Distribution	up to	$	98.0%	2.0%	0%
	above	$
Second Target Distribution	up to	$	85.0%	2.0%	13.0%
	above	$
Third Target Distribution	up to	$	75.0%	2.0%	23.0%
Thereafter	above	$	50.0%	2.0%	48.0%

Costamare’s Right to Reset Incentive Distribution Levels

Costamare, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right of the holders of our incentive distribution rights to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to Costamare would be set. Costamare’s right to reset the minimum quarterly distribution amount and the cash target distribution levels upon which the incentive distributions payable to Costamare are based may be exercised, without approval of our unitholders or the conflicts committee of the board of directors of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If Costamare transfers all or a portion of the incentive distribution rights it holds in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The reset minimum quarterly distribution amount and cash target distribution levels will be higher than the minimum quarterly distribution amount and the cash target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset cash target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that Costamare would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to the holders of our incentive distribution rights.

In connection with the resetting of the minimum quarterly distribution amount and the cash target distribution levels and the corresponding relinquishment by Costamare of incentive distribution payments based on the cash target distribution levels prior to the reset, Costamare will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by Costamare for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. We will also issue an additional amount of general partner units in order to maintain the general partner’s ownership interest in us relative to the issuance of the additional common units.

The number of common units that Costamare would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the cash target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by Costamare in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. The issuance of the additional common units will be conditioned upon approval of the listing or admission for trading of such common units by the national securities exchange on which the common units are then listed or admitted for trading.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the cash target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;
•

second, 85.0% to all unitholders, pro rata, 2.0% to our general partner and 13.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for that quarter;

•

third, 75.0% to all unitholders, pro rata, 2.0% to our general partner and 23.0% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for that quarter; and

•	thereafter, 50.0% to all unitholders, pro rata, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights, pro rata.

The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders, our general partner and the holders of the incentive distribution rights at various levels of cash distribution levels pursuant to the cash distribution provision of our partnership agreement in effect at the closing of this offering as well as following a hypothetical reset of the minimum quarterly distribution and cash target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $  .

	Quarterly Distribution per Unit Prior to Reset		Marginal Percentage Interest in Distribution		Holders of IDRs	Quarterly Distribution per Unit following Hypothetical Reset
			Unitholders	General Partner

Minimum Quarterly Distribution		$	98.0%	2.0%	0%		$
First Target Distribution	up to	$	98.0%	2.0%	0%	up to		$(1)
Second Target Distribution	above	$	85.0%	2.0%	13.0%	above	$
	up to	$				up to		(2)
Third Target Distribution	above	$	75.0%	2.0%	23.0%	above	$
	up to	$				up to		(3)
Thereafter	above	$	50.0%	2.0%	48.0%	above	$

(1)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders, the general partner and the holders of the incentive distribution rights based on an average of the amounts distributed per quarter for the two quarters immediately prior to the reset. The table assumes that there are common units and general partner units outstanding, representing a 2.0% general partner interest, and that the average distribution to each common unit is $  for the two quarters prior to the reset. The assumed number of outstanding units assumes the conversion of all subordinated units into common units and no additional unit issuances.

	Quarterly Distribution per Unit Prior to Reset	Common Unitholders Cash Distributions Prior to Reset	Additional Common Units	General Partner and IDR Holders Cash Distribution Prior to Reset			Total Distributions
				2.0% General Partner Interest	IDRs	Total
Minimum Quarterly Distribution	$	$	0	$	$	$	$
First Target Distribution	$		0
Second Target Distribution	$		0
Third Target Distribution	$		0
Thereafter	$		0

		$	0	$	$	$	$

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders, the general partner and the holders of the incentive distribution rights with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there are common units and general partner units outstanding, and that the average distribution to each common unit is $  . The number of additional common units was calculated by dividing (x) $  as the average of the amounts received by Costamare in respect of its incentive distribution rights for the two quarters prior to the reset as shown in the table above by

(y) the $  of available cash from operating surplus distributed to each common unit as the average distributed per common unit for the two quarters prior to the reset.

	Quarterly Distribution per Unit After Reset	Common Unitholders Cash Distributions After Reset		Additional Common Units	General Partner and IDR Holders Cash Distributions After Reset					Total Distributions
					2.0% General Partner Interest		IDRs	Total
Minimum Quarterly Distribution	$	$		0	$		$0	$		$
First Target Distribution	$		0	0		0	0		0		0
Second Target Distribution	$		0	0		0	0		0		0
Third Target Distribution	$		0	0		0	0		0		0
Thereafter	$		0	0		0	0		0		0

		$			$		$0	$		$

Assuming that it continues to hold a majority of our incentive distribution rights, Costamare will be entitled to cause the minimum quarterly distribution amount and the cash target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when the holders of the incentive distribution rights have received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that the holders of incentive distribution rights are entitled to receive under our partnership agreement.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until the minimum quarterly distribution is reduced to zero, as described below;
•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

The partnership agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the cash target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for Costamare to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and the cash target distribution levels to zero, we will then make all future distributions 50.0% to the holders of units, 2.0% to our general partner and 48.0% to the holders of the incentive distribution rights (initially, Costamare). The 2.0%

interests shown for our general partner assumes that our general partner maintains its 2.0% general partner interest.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and cash target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;
•	the cash target distribution levels; and
•	the initial unit price.

For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution, the cash target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our common units for the preceding 20 trading days (or the current market price) is greater than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus
•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the current market price of our common units;
•

second, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each subordinated unit an amount equal to the current market price of our common units; and

•	thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus
•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);
•

second, 98.0% to the common unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 98.0% to the subordinated unitholders, pro rata, and 2.0% to our general partner, until we distribute for each outstanding subordinated unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and

•	thereafter, 50.0% to all unitholders, pro rata, 48.0% to holders of incentive distribution rights and 2.0% to our general partner.

The immediately preceding paragraph is based on the assumption that our general partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

SELECTED HISTORICAL FINANCIAL, OPERATING AND PRO FORMA DATA

The following table presents, in each case for the periods and as of the dates indicated, selected historical financial and operating data of Costamare Partners LP Predecessor, which includes the subsidiaries of Costamare that have interests in the vessels in our initial fleet. The acquisition by which we will acquire the vessels in our initial fleet will be accounted for as a reorganization of entities under common control. The selected historical financial data of Costamare Partners LP Predecessor as of and for the years ended December 31, 2013 and 2014 have been derived from the audited combined carve-out financial statements of Costamare Partners LP Predecessor. The selected pro forma balance sheet data of Costamare Partners LP as of December 31, 2014 have been derived from the unaudited pro forma combined balance sheet of Costamare Partners LP. The financial statements of Costamare Partners LP Predecessor and the Partnership have been prepared in accordance with U.S. GAAP, and are included elsewhere in this prospectus.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the historical combined carve-out financial statements of Costamare Partners LP Predecessor and the notes thereto, the unaudited pro forma combined balance sheet and the notes thereto and our forecasted results of operations for the twelve months ending December 31, 2015, in each case included elsewhere in this prospectus.

The results of operations for the years ended December 31, 2013 and 2014 reflect operations of the MSC Athens, the MSC Athos and the Value from March 2013, April 2013 and June 2013, respectively, when they commenced operations under their respective charters. The Cosco Beijing has been in operation under its charter from June 2006.

Our financial position, results of operations, cash flows and financial conditions could differ from those that would have resulted if we operated autonomously or as an entity independent of Costamare in the periods for which historical financial data are presented below, and such data may not be indicative of our future operating results or financial performance.

	Year Ended December 31,
	2013	2014
	(audited)
	(Expressed in thousands of U.S. dollars)
STATEMENT OF INCOME
Revenues:
Voyage revenue	$44,369		$59,161
Expenses:
Voyage expenses	(190)		—
Voyage expenses-related parties	(334)		(444)
Vessels’ operating expenses	(7,733)		(9,762)
General and administrative expenses	(316)		(277)
Management fees-related parties	(987)		(1,340)
Amortization of dry-docking and special survey costs	(173)		(172)
Depreciation	(8,928)		(11,715)
Foreign exchange gains / (losses)	22		(6)

Operating income	25,730		35,445

Other Income (Expenses)
Interest and finance costs	(10,764)		(12,742)
Other	2		22

Total other income (expenses)	(10,762)		(12,720)

Net Income	$14,968		$22,725

Pro forma net income per unit (unaudited)
Common unitholders’ interest in net income(4)		$
Subordinated unitholder’s interest in net income(5)		$
General partner’s interest in net income(6)		$
Pro forma net income per common unit, basic and diluted(7)		$
Pro forma number of common units outstanding, basic and diluted(8)
Pro forma adjusted net income per unit (unaudited)
Pro forma adjusted net income per common unit, basic and diluted(9)		$
Pro forma adjusted number of common units outstanding, basic and diluted(10)

	Year Ended December 31,
	2013	2014
	(Expressed in thousands of U.S. dollars)
OTHER FINANCIAL DATA
Net cash provided by operating activities	$25,897	$34,659
Net cash used in investing activities	(184,852)	—
Net cash provided by / (used in) financing activities	158,955	(34,659)
Net increase (decrease) in cash and cash equivalents	—	—
EBITDA(1)	$34,660	$47,182

	As of December 31,
	2013	2014
	(audited)
	(Expressed in thousands of U.S. dollars)
BALANCE SHEET DATA
Total current assets	$1,844	$2,200
Total fixed assets	361,488	349,773
Total assets	371,479	359,124
Total current liabilities	38,152	36,941
Total long-term debt, including current portion	257,915	238,544
Total equity	91,616	97,827

As of December 31,
2014
(unaudited)
(Expressed in thousands of U.S. dollars)
PRO FORMA BALANCE SHEET DATA(2)
Total assets	$359,124
Total long-term debt, including current portion	$238,544
Total equity

	Year Ended December 31,
	2013	2014
FLEET DATA
Number of vessels (at period end)	4	4
Average number of vessels during period	3.1	4
Average TEU capacity during period	27,631	35,950
Fleet utilization(3)	99.1%	100.0%
Average age of vessels weighted by TEU (years)	2.5	3.5

(1)

EBITDA is a non-GAAP measure. The Partnership reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures, including EBITDA, used in managing the business may provide users of these financial measures additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management will also use these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Partnership’s performance. The table below sets out EBITDA and corresponding reconciliation to net income, the most directly comparable GAAP financial measure for the years ended December 31, 2014 and 2013. A non-GAAP financial measure should be viewed in addition to, and not as an alternative for, the combined carve-out financial statements of Costamare Partners LP Predecessor prepared in accordance with GAAP.

	Year Ended December 31,
	2013	2014
	(Expressed in thousands of U.S. dollars)
Reconciliation of Net Income to EBITDA
Net Income	$14,968	$22,725
Interest and finance costs	10,764	12,742
Interest income	—	—
Depreciation	8,928	11,715

EBITDA	$34,660	$47,182

EBITDA represents net income before interest and finance costs, interest income and depreciation. In addition to EBITDA, we may present other non-GAAP financial measures in the future. However, EBITDA is not a recognized measurement under GAAP. We believe that the presentation of EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, we believe that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance. In evaluating EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

(2)

The selected pro forma balance sheet data of Costamare Partners LP as of December 31, 2014 have been derived from the unaudited pro forma combined balance sheet of Costamare Partners LP, which is provided elsewhere in this prospectus.

(3)

Fleet utilization means fleet revenue days, which we define as days during which a vessel has been on charter, including scheduled off-hire days for dry-docking, divided by fleet ownership days, which we define as days during which we have owned the vessel, after its delivery from the shipyard.

(4)

Represents the allocation of a portion of historical net income of Costamare Partners LP Predecessor to the limited partner interests represented by the common units in accordance with the distribution provisions of the partnership agreement and on the basis of the number of units to be outstanding immediately after the offering. For the periods ended December 31, 2013 and December 31, 2014, these portions were  % and  %, respectively, of historical net income of Costamare Partners LP Predecessor.

(5)

Represents the allocation of a portion of historical net income of Costamare Partners LP Predecessor to the limited partner interests represented by the subordinated units in accordance with the distribution provisions of the partnership agreement and on the basis of the number of units to be outstanding immediately after the offering. For the periods ended December 31, 2013 and December 31, 2014, these portions were  % and  %, respectively, of historical net income of the Costamare Partners LP Predecessor.

(6)

Represents the allocation of a portion of historical net income of Costamare Partners LP Predecessor to the general partner in accordance with the distribution provisions of the partnership agreement and on the basis of the partnership interests to be outstanding immediately after the offering. For each period presented, this was 2% of historical net income of Costamare Partners LP Predecessor.

(7)

Represents the per common unit amount of the portion of historical net income of Costamare Partners LP Predecessor allocated to the common unitholders. See footnote (4). Accordingly, such amount is calculated by (x) dividing Common unitholders’ interest in net income by (y) the Pro forma number of common units outstanding, basic and diluted, which consists of   common units held by Costamare and   common units issued in the offering, assuming the underwriters’ option to purchase additional common units is not exercised.

(8)

Represents the number of common units to be outstanding immediately after the offering, which consists of   common units held by Costamare and   common units issued in the offering, assuming the underwriters’ option to purchase additional units is not exercised.

(9)

Pro forma adjusted net income per common unit gives effect to the additional number of common units that would be required to be issued at an assumed offering price of $  per common unit to pay the amount of the payment to Costamare as a part of the formation transactions that exceeds net income for the years ended December 31, 2013 and December 31, 2014. Please refer to Note 18 to our audited combined carve-out financial statements included elsewhere in this prospectus.

(10)

Represents (i) the number of common units to be outstanding immediately after the offering, which consists of   common units held by Costamare and   common units issued in the offering, assuming the underwriters’ option to purchase additional units is not exercised, plus (ii) the additional number of common units that would be required to be issued at an assumed offering price of $  per common unit to pay the amount of the payment to Costamare as a part of the formation transactions that exceeds net income for the years ended December 31, 2013 and December 31, 2014. Please refer to Note 18 to our audited combined carve-out financial statements included elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the historical combined carve-out financial statements and the related notes of Costamare Partners LP Predecessor, the entities that own the Cosco Beijing, the MSC Athens, the MSC Athos and the Value and all of their related assets, liabilities, revenues, expenses and cash flows (collectively, the “Predecessor”), in each case included elsewhere in this prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following information. The combined carve-out financial statements of the Predecessor have been prepared in accordance with U.S. GAAP, and are presented in U.S. dollars. This discussion contains forward-looking statements based on assumptions about our future business. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements. Please see the section “Forward-Looking Statements” at the beginning of this prospectus.

Prior to the closing of this offering, our partnership will not own any vessels. The following discussion assumes that our business was operated as a separate entity prior to its inception. The Predecessor will be accounted for as a reorganization of entities under common control. The combined carve- out financial statements, the results of which are discussed below, have been carved out of the consolidated financial statements of Costamare, which operated the vessels in our fleet during the periods presented. Costamare’s vessels and other assets, liabilities, revenues, expenses and cash flows that do not relate to the vessels or time charter contracts to be acquired by us are not included in our combined carve-out financial statements. Our financial position, results of operations and cash flows reflected in our combined carve-out financial statements include all expenses allocable to our business, but may not be indicative of those that would have been incurred had we operated as a separate public entity for all periods presented or of future results. Other than as discussed below under “—Items You Should Consider When Evaluating Our Historical Financial Performance and Assessing Our Future Prospects”, the vessels and all of their related assets, liabilities, revenues, expenses and cash flows contributed to us in connection with this offering reflect all of the net assets included in the combined carve-out financial statements in the periods discussed below.

Overview

We are a growth-oriented limited partnership formed to own, operate and acquire containerships under long-term, fixed-rate charters, which we define as charters of five full years or more. As of December 31, 2014, our initial fleet of four containerships had an average capacity of approximately 9,000 TEU and an average remaining charter term (weighted by TEU capacity) of approximately 6.2 years, with charter terms expiring between April 2018 and February 2023. These four vessels will be contributed to us by Costamare, one of the largest publicly listed containership owners by TEU capacity, which will control us through its ownership of our general partner. We believe that Costamare intends to utilize us as its primary growth vehicle to pursue the acquisition of containerships that are expected to generate long-term, predictable cash flows, although there is no guarantee that we will be able to take advantage of opportunities to grow or generate the desired cash flows, nor is there any guarantee that Costamare will utilize us in this manner.

We are an owner of containerships and we generate our revenues by chartering them to leading liner companies pursuant to long-term, fixed-rate charters. Under the terms of these charters, we provide crewing and technical management, while the charterer is generally responsible for securing cargos, fuel costs and voyage expenses. Our charters provide for a fixed hire rate over the life of the charter, regardless of the utilization of the vessel. We intend to focus primarily on large modern vessels because we believe that the economies of scale and fuel savings of newly designed vessels are most appealing to our customers, the major liner companies. We believe our focus on owning modern, high quality containerships, chartered under long-term contracts with staggered maturities, will provide stability and predictability to our revenues and cash flows and minimize re-chartering risk. In addition, we are focused on providing charters to a diversified group of leading liner companies, which we believe will minimize our counterparty risk. Though there is no guarantee that we will be able to take advantage of opportunities to grow or generate the desired cash flows, we believe that our strategy will ensure the long-term stability of our distributions.

Upon the closing of this offering, we will own four containerships, of which three were built in 2013 and one in 2006. These containerships operate under long-term charters with MSC, affiliates of Evergreen, and COSCO. We will also have options to acquire an additional ten identified vessels and certain other rights under which we may acquire additional containerships with long-term charters from Costamare and, with respect to the JV vessels, York as described below. We believe that such options and rights will provide us with significant built-in growth opportunities. We may also grow through further acquisitions of containerships, not only from Costamare and York, but also from liner companies, shipyards and other shipowners. We believe that executing our growth strategy, while providing reliable service to our customers, will enable us to grow our distributions per unit. However, we cannot assure you that we will make any particular acquisition or that as a consequence we will successfully grow the amount of our per unit distributions. Among other things, our ability to acquire additional containerships will be dependent upon our ability to raise additional equity and debt financing.

Our Fleet

Initial Fleet

Upon the closing of this offering, our initial fleet will consist of the following four vessels. As of December 31, 2014, these four vessels had an average age (weighted by TEU capacity) of approximately 3.5 years and an average remaining charter term (weighted by TEU capacity) of approximately 6.2 years:

Vessel Name	Charterer	Year Built	Capacity (TEU)	Daily Charter Rate (U.S. dollars)	Expiration of Charter(1)
MSC ATHOS	MSC	2013	8,827	42,000	February 2023
MSC ATHENS	MSC	2013	8,827	42,000	January 2023
VALUE	Evergreen	2013	8,827	41,700	April 2020(2)
COSCO BEIJING	COSCO	2006	9,469	36,400	April 2018

(1)	Charter terms and expiration dates are based on the earliest scheduled date charters could expire. Amounts set out for daily charter rate are the amounts contained in the charter contracts.
(2)

Assumes exercise of owner’s unilateral options to extend the charter of this vessel for two one-year periods at the same charter rate. The charterer also has corresponding options to unilaterally extend the charter for the same periods at the same charter rate.

Option Vessels

We will have the option to purchase from Costamare the Valence (and shares in the vessel-owning entity) within 12 months following the closing of this offering at fair market value as determined in accordance with the omnibus agreement, provided that Costamare may, at its option, replace the Valence with any one of the substitute vessels. In addition, Costamare and York have a 36-month period after each such vessel’s acceptance by its charterer, in which they may offer us the right to purchase nine additional JV vessels (and shares in the vessel-owning entities) that Costamare and York jointly own, in each case at fair market value as determined in accordance with the omnibus agreement. Within 30 days of receiving such notice, our general partner must make an election on whether to purchase the relevant vessel. If Costamare and York do not reach an agreement to offer us such right during the 36-month period, we will have the right to purchase such vessels at the end of such 36-month period, provided that, at the end of the 36-month period, the relevant vessel is subject to a charter with a remaining term of five full years or more.

As of the date of this prospectus, we have not secured any financing in connection with the ten option vessels. Our ability to purchase these ten option vessels, should we exercise our right to purchase such vessels, is dependent on our ability to obtain financing to fund all or a portion of the acquisition costs and may be dependent on the consent of existing lenders to Costamare and, as applicable, York with respect to these option vessels, as we may seek to transfer existing financing arrangements, including any financing leases, in connection with an acquisition. There are no assurances that we will purchase any of the option vessels. See “Risk Factors—Risk Inherent in Our Business—We may have difficulty obtaining consents that are necessary to acquire vessels with an existing charter or financing agreement”.

Vessel Name	Charterer	Date of Delivery(1)	Capacity (TEU)	Daily Charter Rate (U.S. dollars)	Expiration of Charter
S2125*	Evergreen	Q3 2016	14,354	46,700	2026(2)
S2124*	Evergreen	Q3 2016	14,354	46,700	2026(2)
S2123*	Evergreen	Q3 2016	14,354	46,700	2026(2)
S2122*	Evergreen	Q2 2016	14,354	46,700	2026(2)
S2121*	Evergreen	Q2 2016	14,354	46,700	2026(2)
VALENCE**	Evergreen	2013	8,827	41,700	July 2020(3)
Not currently chartered
NCP0116*	—	Q2 2016	11,000	—	—
NCP0115*	—	Q2 2016	11,000	—	—
NCP0114*	—	Q1 2016	11,000	—	—
NCP0113*	—	Q4 2015	11,000	—	—

(1)	For newbuilds, expected delivery quarters are presented.
(2)

Assumes exercise of owner’s unilateral options to extend the charter of this vessel for one three-year period and an additional one two-year period at the same charter rate. The charterer also has unilateral options to extend the charter for one three-year period and one two-year period, which correspond to owner’s extension option periods, and an additional two-year period, in each case at the same charter rate.

(3)

Assumes exercise of owner’s unilateral options to extend the charter of this vessel for two one-year periods at the same charter rate. The charterer also has corresponding options to unilaterally extend the charter for the same periods at the same charter rate.

*	Denotes vessels acquired by the JV Entities pursuant to the Framework Agreement with York.
**

Costamare may, at its option, replace the Valence with any of its three substitute vessels. The charters for the three substitute vessels expire in April 2020, June 2020 and September 2020, assuming the exercise of owner’s unilateral options to extend the charter of each such vessels for two one-year periods at the same charter rate. The charterer also has corresponding options to unilaterally extend the charter for the same periods at the same charter rate.

Non-Compete Vessels

In addition to the initial fleet and the option vessels described above, we intend to leverage our relationship with Costamare to make additional accretive acquisitions of containerships with long-term charters. Upon the earliest date on which the purchase options are no longer exercisable, either as a result of the expiration of the last of the option periods described above (which may be as late as 2019 based on the expected delivery schedule) or our having made elections with respect to such options (the “Non-Compete Commencement Date”), the following non-competition provisions of the omnibus agreement will become applicable to Costamare, the JV Entities, York and us. Following the Non-Compete Commencement Date, Costamare and, as applicable, York have agreed to offer us the right to purchase any other containerships (and shares in the vessel-owning entities), including the JV vessels, with the following characteristics:

•	vessel is less than seven years old with a carrying capacity of greater than 8,000 TEU; and
•	charters are secured with committed terms of five full years or more, which for existing charters shall mean charters with a remaining term of five full years or more.

We refer to any such vessel (and shares in the vessel-owning entities) as a “non-compete vessel”. Costamare and, with respect to any JV vessel, the JV Entities or York have agreed to offer us the right to purchase such non-compete vessel at fair market value as determined in accordance with the omnibus agreement.

In the case of any vessel that constitutes a non-compete vessel as of the Non-Compete Commencement Date, Costamare and, with respect to any JV vessels, the applicable JV Entity and York, have agreed to notify our general partner and offer us, within 36 months following the Non-Compete Commencement Date or, if later, the date of delivery to and acceptance by the charterer, the right to purchase such vessel.

For all vessels that become non-compete vessels after the Non-Compete Commencement Date, Costamare and, with respect to any JV vessels, the applicable JV Entity and York, have agreed to notify our general partner and offer us the right to purchase such non-compete vessels within (1) 36 months after the delivery to and acceptance by the charterer in the case of any newbuild non-compete vessels or (2) 24 months after the consummation of the acquisition or the commencement of operations or charter in the case of any secondhand non-compete vessels.

Costamare and, with respect to any JV vessel, the applicable JV Entity and York will be subject to the requirements described above to provide notice and offer for purchase any non-compete vessel (whether the relevant vessel constitutes a non-compete vessel as of the Non-Compete Commencement Date or becomes a non-compete vessel after the Non-Compete Commencement Date) only if, at the time of such notice and offer, the relevant vessel constitutes a non-compete vessel. If at the end of any such 36-month period or 24-month period, as applicable, the relevant vessel constitutes a non- compete vessel, and Costamare and York have not previously notified and offered us the right to purchase such vessel, we will have the right to do so at the end of such 36-month period or 24-month period, as applicable. Under these provisions, if a vessel ceases to be a non-compete vessel before they are offered to us, that vessel will cease to be subject to these non-competition provisions. Within 30 days of receiving such notice, our general partner must make an election on whether to purchase the relevant vessel.

Except as discussed elsewhere in this prospectus, this right to purchase non-compete vessels pursuant to the omnibus agreement will run from the Non-Compete Commencement Date through the entire term of the omnibus agreement. In addition, starting from the closing of this offering, we will have a right of first offer with regard to any proposed sale, transfer or other disposition of any non-compete vessels that Costamare wholly or jointly with York owns, as discussed elsewhere in this prospectus.

Our ability to acquire additional containerships, including option vessels and non-compete vessels, from Costamare and, as applicable, a JV Entity and York is subject to obtaining any applicable consents of governmental authorities and other non-affiliated third parties, including the relevant lenders and charterers. Under the omnibus agreement, Costamare and, as applicable, a JV Entity and York will be obligated to use commercially reasonable efforts to obtain any such consents and to indemnify us if such consents are not obtained. The fair market value to be paid for such vessels and other terms of the purchase will be subject to approval by the conflicts committee of the board of directors of the general partner. Our ability to exercise any right to acquire additional containerships will also be subject to our ability to obtain additional equity and debt financing. We cannot assure you that in any particular case the necessary consent will be obtained. See “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement”.

Our Manager

The operations of our initial fleet of containerships will be managed by Costamare Shipping pursuant to a partnership management agreement between us, our general partner and Costamare Shipping, under the supervision of the chairman and chief executive officer and the chief financial officer of our general partner, in conjunction with the board of directors of our general partner. Costamare Shipping will receive a fee in 2015 of $956 per day or, if any of our containerships become subject to a bareboat charter, $478 per day, for each containership, pro rated for the calendar days we own each containership, for providing us and our general partner with general administrative services, certain commercial services, D&O related insurance services and the services of the officers of our general partner (but not for providing funds for the compensation or benefits of such officers) and for providing the relevant containership-owning subsidiaries with technical, commercial, insurance, accounting, provisioning, sale and purchase, chartering, crewing, bunkering and administrative services. In 2014 such daily fees payable by the Predecessor were $919 and $460, respectively. In the event that Costamare Shipping decides to delegate certain or all of the services it has agreed to perform to affiliated managers (such as Shanghai Costamare), V.Ships Greece or, subject to our consent, other third-party managers, either through subcontracting or by directing the applicable manager to enter into a direct ship management agreement with the relevant containership-owning subsidiary, then, in the case of subcontracting, Costamare Shipping will be responsible for paying the management fee charged by the relevant sub-manager for providing such services and, in the case of a direct ship management agreement, the fee received by Costamare Shipping will be reduced by the fee payable to the applicable manager under the relevant direct ship management agreement. As a result, these arrangements will not result in any increase in the aggregate management fees we pay. In addition to management fees, we will pay for any capital expenditures, financial costs, operating expenses and any general and administrative expenses, including the salaries of the officers and employees of our general partner and payments to third parties in accordance with the partnership management agreement and the relevant separate ship management agreements or, if we enter into any ship building contracts, supervision agreements. We will also pay to Costamare Shipping a flat fee of $787,405 per newbuild vessel for the supervision of the construction of any newbuild vessel that we may contract. Such fee will be subject to annual negotiation subsequent to the expiry of the initial term of the partnership management agreement and may be further adjusted to reflect any strengthening of the Euro against the U.S. dollar and/or material unforeseen cost increases. Costamare Shipping also receives a fee of 0.75% on all gross freight, demurrage, charter hire, ballast bonus or other income earned with respect to each containership in our fleet.

The initial term of the partnership management agreement with Costamare Shipping expires on December 31, 2015. The partnership management agreement automatically renews for five consecutive one-year periods until December 31, 2020, at which point the partnership management agreement will expire. Subsequent to the expiry of the initial term of the partnership management agreement, the daily management fee for each containership will be subject to annual negotiation and may be further adjusted to reflect any strengthening of the Euro against the U.S. dollar and/or material unforeseen cost increases. After the initial term expires on December 31, 2015, our general partner, or, if our general partner exercises its option to cause us to be managed by our own board of directors, we, will be able to terminate the partnership management agreement, subject to a termination fee, by providing written notice to Costamare Shipping at least 12 months before the end of the subsequent one-year term. The termination fee is equal to (a) the lesser of (i) five and (ii) the number of full years remaining prior to December 31, 2020, times (b) the aggregate fees due and payable to Costamare Shipping during the 12-month period ending on the date of termination (without taking into account any reduction in fees to reflect that certain obligations have been delegated to another manager); provided that the termination fee will always be at least two times the aggregate fees over the 12-month period described above. Information about other termination events under the partnership management agreement is set forth in “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Partnership Management Agreement”.

Pursuant to the terms of our partnership management agreement and the related separate ship management agreements and supervision agreements, liability of our managers to us or our general partner is limited to instances of gross negligence or willful misconduct on the part of the managers. Further, we are required to indemnify the managers for liabilities incurred by the managers in performance of the partnership management agreement and the related ship management agreements and supervision agreements, except in instances of gross negligence or willful misconduct on the part of the managers.

Our Charters

We generate revenues by charging customers for chartering our containerships. These services are provided under time charters, whereby the vessels that we operate, and for which we are responsible for providing crews, are chartered to customers for a fixed period of time at hire rates that are generally fixed. In the case of our initial fleet, such hire rates are fixed and remain the same through the duration of the fixed charter term as well as any option periods. Under most of our time charters, hire payments may be reduced by the time lost and the cost of additional fuel or other expenses if the average vessel speed falls below a certain threshold or if the speed is reduced by defect in or breakdown of any part of the vessel.

When the vessel is “off-hire”, as described below, the customer generally is not required to pay the hire rate and we are responsible for all costs. Prolonged off-hire may lead to vessel substitution or termination of the time charter. A vessel generally will be deemed off-hire if there is a loss of time due to, among other things:

•

operational deficiencies; scheduled and unscheduled dry-docking for repairs, maintenance or inspection; equipment breakdowns; or delays due to accidents, crew strikes, certain vessel detentions or similar problems; or

•	our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

For more information on our charters, see “Business—Chartering of Our Fleet”.

Historical Employment of Our Fleet

The vessels in our initial fleet have operated under a time charter with MSC, Evergreen and COSCO, which commenced upon each vessel’s delivery to the charterer. The Cosco Beijing has been in operation under a time charter with COSCO since June 2006 and the relevant time charter is scheduled to expire in April 2018. The MSC Athens and the MSC Athos have been in operation under time charters with MSC since March 2013 and April 2013, respectively, and the relevant time charters are scheduled to expire in January 2023 and February 2023, respectively. The Value has been in operation under a time charter with Evergreen since June 2013 and the relevant time charter is scheduled to expire in April 2020. The charter terms indicated above are based on the earliest scheduled date charters could expire and assumes the exercise of owner’s unilateral option to extend the charter.

Items You Should Consider When Evaluating Our Historical Financial Performance and Assessing Our Future Prospects

Our result of operations, cash flows and financial condition could differ from those that would have resulted if we operated autonomously or as an entity independent of Costamare in the periods for which historical financial data is presented below, and such data may not be indicative of our future operating results or financial performance.

You should consider the following factors when evaluating our historical results of operations and assessing our future prospects:

•

The size of our fleet continues to change. Our historical results of operations reflect changes in the size and composition of our fleet due to certain vessel deliveries. For example, while the Cosco Beijing was delivered and has been in operation since 2006, each of the MSC Athens, the MSC Athos and the Value were delivered from the shipyard during 2013 and did not have any historical operations prior to that time. In addition, pursuant to the omnibus agreement, (i) we will have the option to purchase the Valence (or, at Costamare’s option, one of the substitute vessels) from Costamare, and Costamare and York have agreed to offer to us certain rights to purchase Hulls NCP0113, NCP0114, NCP0115, NCP0116, S2121, S2122, S2123, S2124 and S2125 at fair market value as determined in accordance with the omnibus agreement, and (ii) following the Non-Compete Commencement Date, Costamare and, with respect to the JV vessels, York or any JV Entity have agreed to offer us certain rights to purchase at fair market value any containership less than seven years old with a carrying capacity of greater than 8,000 TEU that Costamare and, as applicable, York or any JV Entity own or acquire, to the extent such vessels are less than seven years old and charters are secured with committed terms of five full years or more, which for existing charters shall mean charters with a remaining term of five full years or more, at the time of such offer to us, in each case in accordance with the terms of the omnibus agreement. Furthermore, we may grow through the acquisition in the future of other vessels as part of our growth strategy.

•

Upon completion of this offering, our leverage and associated finance expenses will be reduced. We expect to refinance our existing financing agreements in connection with this offering and repay certain outstanding balances with a portion of the proceeds of this offering, and, we therefore, expect to have less debt outstanding and lower interest expense upon completion of this offering. In connection with this offering, we, as guarantor, and our vessel owning subsidiaries, as borrowers, have entered into a new credit facility to refinance the existing vessel financing agreements, which will consist of a $126.6 million term loan facility and a $53.4 million revolving credit facility (provided that the amount drawn under the revolving credit facility, when aggregated with the term loan actually drawn, may not exceed 50% of the fair market value of the relevant vessels securing the facility). We expect to borrow under the term loan facility concurrently with the closing of this offering. Such new credit facility will be secured solely by vessels in our initial fleet. No guarantee or collateral will be provided by Costamare and its subsidiaries, other than us, in connection with such credit facility. In addition, the existing interest rate swaps will be terminated in connection with this offering and any outstanding indebtedness under the new facility will not be hedged at the time of the closing of this offering. For descriptions of our new credit facility and existing financing agreements, see “—Liquidity and Capital Resources—Borrowing Activities”. We do not expect to have funding from related parties after the closing of this offering.

•

Our future results of operations may be affected by fluctuations in currency exchange rates. All of the revenue generated from our initial fleet is denominated in U.S. dollars, and the majority of our expenses, including debt repayment obligations under our credit facilities and a portion of our administrative expenses, are denominated in U.S. dollars. However, a portion of the ship operating expenses, primarily crew wages of officers, and a large portion of our administrative expenses are denominated in Euro. The composition of our vessel operating expenses may vary over time depending upon the location of future charters and/or the composition of our crews. All of our financing and interest expenses are also denominated in U.S. dollars. We anticipate that all of our future financing agreements will also be denominated in U.S. dollars.

•

Our historical results of operations reflect management costs that are not necessarily indicative of future management costs. The management costs included in our historical results of operations are the actual management costs of the Predecessor under the existing group management agreement between Costamare and Costamare Shipping. In connection with the offering, we and our general partner expect to enter into a partnership management agreement with Costamare Shipping, which agreement will contain terms that are substantially similar to that of the existing group management agreement. However, the terms of the partnership management agreement may deviate from the group management agreement in the future, and the management costs included in our historical results of operations are not necessarily indicative of our future management costs or the costs that we would have incurred as a stand-alone business. Pursuant to the partnership management agreement, Costamare Shipping will agree to provide us and our general partner certain administrative, commercial and technical management services. With respect to the provision of technical management of our vessels, Costamare Shipping, either directly or by delegating to another manager, which may be directed to enter into a direct ship management agreement with the relevant containership-owning subsidiary, will provide technical, crewing and provisioning services to our containerships pursuant to separate ship management agreements. For the four vessels in our initial fleet, we expect that we and our subsidiaries will pay approximately

$1.8 million under the partnership management agreement and the related ship management agreements for the twelve months ending December 31, 2015.
•

We will incur additional general and administrative expense as a publicly traded partnership. Historically, general and administrative expenses have mainly included legal, accounting and advisory fees, which have been allocated to us from Costamare’s general and administrative expenses based on the ownership days of the vessels in our initial fleet compared to the total ownership days of the vessels in Costamare’s fleet. After the completion of this offering, we expect to incur approximately $1.9 million for the twelve months ending December 31, 2015 in general and administrative expenses as a publicly traded limited partnership, including costs associated with the preparation of disclosure documents, increased legal and accounting costs, investor relations costs, director and officer liability insurance costs, as well as costs related to compliance with the Sarbanes-Oxley Act and the Dodd Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act”. In addition, under the partnership management agreement, we are responsible for the cost of the compensation and benefits for our general partner’s executive officers.

Factors Affecting Our Results of Operations

We believe the principal factors that will affect our future results of operations include:

•

the number and availability of our vessels, including our ability to purchase from Costamare and, with respect to the JV vessels, York the ten containerships, the Valence, (or, at Costamare’s option, one of the substitute vessels) Hulls NCP0113, NCP0114, NCP0115, NCP0116, S2121, S2122, S2123, S2124 and S2125, in accordance with the procedures and other terms of the omnibus agreement, and, following the Non-Compete Commencement Date, our ability to acquire any of Costamare’s other existing or future containerships, including the non-compete vessels, to the extent that Costamare and, with respect to any JV vessels, York offers us the right to purchase such vessels;

•	our ability to maintain good working relationships with our existing customers and our ability to increase the number of our customers through the development of new working relationships;
•	the performance of our charterers;
•

the demand and supply of containership capacity, which can fluctuate significantly over time as a result of changing economic conditions affecting trade flow between ports served by liner companies and the industries which use liner shipping services;

•	our ability to successfully re-employ our ships at economically attractive rates;
•	the effective and efficient technical management of our ships;
•	our ability to obtain acceptable equity and debt financing in respect of our capital commitments;
•	our ability to obtain and maintain regulatory approvals and to satisfy technical, health, safety and compliance standards that meet our customers’ requirements; and
•	economic, regulatory, political and governmental conditions that affect container shipping industry.

In addition to the general factors discussed above, we believe certain specific factors have impacted, and will continue to impact, our results of operations. These factors include:

•	the hire rate earned by our ships, which are based primarily on demand and supply of containership capacity at the time we enter into the charters for our vessels;
•	utilization of our fleet, which is affected by unscheduled off-hire days, the amount of time our vessels spend dry-docked undergoing repairs, and maintenance or upgrade work;
•

the level of our ship operating expenses, including commission expenses, crew wages and related costs, the cost of insurance, expenses for repairs and maintenance, the cost of spares and consumable stores, lubricating oil costs, tonnage taxes and other miscellaneous expenses;

•	currency exchange rate fluctuations;
•	our level of debt, the related interest expense and the timing of required payments of principal;
•	mark-to-market changes in any interest rate swaps;
•	fluctuations in interest rates and currency exchange rates to the extent we are not fully hedged; and
•	the level of our general and administrative expenses, including salaries and costs of consultants.

See “Risk Factors” for a discussion of certain risks inherent in our business.

Principal Components of Revenues and Expenses

Voyage Revenue

Our operating revenues are driven primarily by the number of vessels in our fleet, the amount of daily charter hire that our vessels earn under time charters and the number of operating days during which our vessels generate revenues. These factors are, in turn, affected by our decisions relating to vessel acquisitions and dispositions, the amount of time that we spend positioning our vessels, the amount of time that our vessels spend dry-docked undergoing repairs, maintenance and upgrade work, the age, condition and specifications of our vessels and the levels of supply and demand in the containership charter market.

Charter revenues are generated from fixed-rate time charters and are recorded on a straight-line basis over the term of each time charter (excluding the effect of any options to extend the term). Revenues derived from time charters with escalating rates are accounted for as operating leases and thus are recognized on a straight-line basis as the average revenue over the rental periods of such agreements, as service is performed, by dividing (i) the aggregate contracted revenues until the earliest expiration date of the time charter by (ii) the total contracted days until the earliest expiration date of the time charter. Our revenues will be affected by the acquisition of any additional vessels in the future subject to time charters, as well as by the disposition of any existing vessel in our fleet. Our revenues will also be affected if any of our charterers cancel a time charter or if we agree to renegotiate charter terms during the term of a charter resulting in aggregate revenue reduction. Our time charter arrangements have been contracted in varying rate environments and expire at different times. We do not expect to employ our vessels under voyage charters under which a ship-owner, in return for a fixed sum, agrees to transport cargo from one or more loading ports to one or more destinations and assumes all vessel operating costs and voyage expenses.

According to Clarkson Research, the first half of 2007 saw the containership charter market recover to rate levels similar to those seen in late 2005 and early 2006. However, the onset of the global economic downturn and the resulting slowdown in container trade growth created a relative oversupply of capacity, leading to a rapid decrease in containership earnings in the latter half of 2008, which continued in the first half of 2009, with earnings remaining depressed during the rest of the year. In 2010, containership charter rates registered and upward trend over the years as a whole and made further gains in early 2011 before decreasing sharply in the second half of 2011. The time charter rates and charter free vessel values remained at low levels through 2014 and current charter rates remain near historically low levels compared to the ten-year historical average. While charter rates and the level of demand for containerships are historically volatile, and there can be no assurance that either will improve, we believe that any continued improvement in the global economy and demand for containerships will lead to an improvement in charter rates over time.

The table below provides additional information about our expected revenues based on contracted charter rates as of December 31, 2014. Although these expected revenues are based on contracted charter rates, any contract is subject to various risks, including performance by the counterparties or an early termination of the contract pursuant to its terms. If the charterers are unable to make charter payments to us, if we agree to renegotiate charter terms at the request of a charterer or if contracts are prematurely terminated for any reason, our results of operations and financial condition may be materially adversely affected. Historically, we have had no defaults or early terminations by charterers with respect to the vessels in our initial fleet.

Contracted Revenue and Days From Time Charters as of January 1, 2015

	On and After January 1,
	2015	2016	2017	2018	2019	2020 and thereafter	Total
	(Expressed in thousands of U.S. dollars, except days and percentages)
Contracted Revenues(1)(2)	$59,167	$59,329	$59,167	$39,143	$30,660	$95,592	$343,058
Fleet Contracted Days(2)	1,460	1,464	1,460	946	730	2,276	8,336
Percentage of fleet contracted days/Total days(2)	100%	100%	100%	65%	50%	38.9%	63.4%

(1)

Annual revenue calculations are based on: (a) an assumed 365 revenue days per vessel per annum, (b) the earliest redelivery dates possible under our containerships’ charters and (c) non-exercise of the owner’s options to extend the terms of those charters.

(2)	Total days are calculated on the assumption that the vessels will continue trading until the end of the year in which the last charter expires.

Voyage Expenses and Voyage Expenses—Related Parties

Voyage expenses include port and canal charges, bunker (fuel) expenses, address commissions and brokerage commissions. While the vessels are in operation under time charters, the charterers bear the voyage expenses other than, if applicable, address and brokerage commissions. During 2013 and 2014, the vessels in our initial fleet did not incur any brokerage and address commissions. As such, voyage expenses represent a relatively small portion of our vessels’ overall expenses.

These commissions do not include the fees we pay to our manager, which are described below under “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Partnership Management Agreement”.

Vessels’ Operating Expenses

Vessels’ operating expenses include crew wages and related costs, the cost of insurance, expenses for repairs and maintenance, the cost of spares and consumable stores, lubricant costs, statutory and classification expenses and other miscellaneous expenses. Aggregate expenses increase as the size of our fleet increases. We expect that insurance costs, dry-docking and maintenance costs will increase as our vessels age. Factors beyond our control, some of which may affect the shipping industry in general—for instance, developments relating to market premiums for insurance and changes in the market price of lubricants due to increases in oil prices—may also cause vessel operating expenses to increase. In addition, a substantial portion of our vessel operating expenses, primarily crew wages, are in currencies other than the U.S. dollar (mainly in Euro), and any gain or loss we incur as a result of the U.S. dollar fluctuating in value against these currencies is included in vessel operating expenses. We fund our managers with the amounts they will need to pay our fleet’s vessel operating expenses. Under our time charter arrangements, we generally pay for vessel operating expenses.

General and Administrative Expenses

Historically, general and administrative expenses have mainly included legal, accounting and advisory fees. After the completion of this offering, we expect to incur additional general and administrative expenses going forward as a public company, which include costs associated with the preparation of disclosure documents, legal and accounting costs, investor relation costs, director and officer liability insurance costs, director and executive compensation and costs related to compliance with the Sarbanes-Oxley Act and Dodd-Frank Act.

Management Fees—Related Parties

Historically, our initial fleet has been managed by Costamare Shipping pursuant to an existing group management agreement between Costamare Shipping and Costamare. Pursuant to such agreement, our Predecessor paid to our manager a daily management fee of $884 per day per vessel in 2013. Such fee increased to $919 per day per vessel beginning January 1, 2014, and further increased to $956 per day per vessel beginning January 1, 2015. The total management fees paid by our Predecessor to our manager during the years ended December 31, 2013 and 2014 amounted to $986,544 and $1,339,740, respectively. In connection with the offering, we and our general partner expect to enter into a partnership management agreement with Costamare Shipping, which agreement will contain terms that are substantially similar to that of the existing group management agreement between Costamare and Costamare Shipping. See “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Partnership Management Agreement” for a more detailed discussion of the terms of our partnership management agreement.

Amortization of Dry-docking and Special Survey Costs

All vessels are dry-docked at least once every five years for inspection of their underwater parts and for repairs related to such inspections. For the four vessels in our initial fleet, the next scheduled dry-docking and special survey will be in 2016 for the Cosco Beijing, and the remaining three vessels are scheduled to undergo dry-dockings and special surveys in 2018. We follow the deferral method of accounting for special survey and dry-docking costs whereby actual costs incurred (mainly shipyard costs, paints and class renewal expenses) are deferred and amortized on a straight-line basis over the period through the date the next survey is scheduled to become due. If a survey is performed prior to the scheduled date, the remaining unamortized balances are immediately written off. Unamortized balances of vessels that are sold are written off and included in the calculation of the resulting gain or loss in the period of the vessel’s sale.

Depreciation

We depreciate our containerships on a straight-line basis over their estimated remaining useful economic lives. We estimate the useful lives of our containerships to be 30 years from their initial delivery from the shipyard. Depreciation is based on cost, less the estimated scrap value of the vessels.

Foreign Exchange Gains / (Losses)

Our functional currency is the U.S. dollar because our vessels operate in international shipping markets, and therefore transact business mainly in U.S. dollars. Our books of accounts are maintained in U.S. dollars. Transactions involving other currencies are converted into U.S. dollars using the exchange rates in effect at the time of the transactions. The gain or loss derives from the different foreign currency exchange rates between the time that a cost is recorded in our books and the time that the cost is paid. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated into U.S. dollars at the year-end exchange rates. Resulting gains or losses are reflected as foreign exchange gains / (losses) in our statement of income.

Interest and Finance Costs

We incur interest expense on outstanding indebtedness under our credit facilities which we include in interest expense. Finance costs also include financing and legal costs in connection with establishing those facilities, which are deferred and amortized to interest and finance costs during the life of the related debt using the effective interest method. Unamortized fees relating to loans repaid or refinanced, meeting the criteria of debt extinguishment, are expensed in the period the repayment or refinancing is made. While our total debt will be reduced in connection with this offering, we will incur additional interest expense and other borrowing costs in the future to the extent we incur additional debt to acquire additional ships.

Other

Other primarily represents vessels’ hull and machinery and vessels’ guarantee claims recoveries.

Gain/(Loss) on Derivative Instruments

We enter into interest rate swap contracts to manage our exposure to fluctuations of interest rate risks associated with specific borrowings. All derivatives are recognized in the financial statements at their fair value. On the inception date of the derivative contract, we designate the derivative as a hedge of a forecasted transaction or the variability of cash flow to be paid (“cash flow” hedge). Changes in the fair value of a derivative that is qualified, designated and highly effective as a cash flow hedge are recorded in Other comprehensive income until earnings are affected by the forecasted transaction or the variability of cash flow and are then reported in earnings. Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in earnings in the period in which those fair value changes have occurred. With respect to the interest rate derivative instruments that meet hedge accounting criteria, the effective portion in change in their fair value is recognized in Other comprehensive loss in stockholders’ equity on our balance sheet. We recognize in our statement of income the change in fair value of interest rate swap that does not meet hedge accounting criteria. Historically, all of our Predecessor’s interest rate swaps qualified for hedge accounting.

Results of Operations

Year ended December 31, 2014 compared to the year ended December 31, 2013

During the years ended December 31, 2014 and 2013, we had an average of 4.0 and 3.1 vessels, respectively, in our fleet. In the years ended December 31, 2014 and 2013, our fleet ownership days totaled 1,460 and 1,116 days, respectively. During the year ended December 31, 2013, we accepted delivery of the newbuild vessels the MSC Athens, the MSC Athos and the Value with an aggregate of 26,481 TEU capacity. Ownership days, in combination with the level of daily charter hire that our vessels earn under time charters, are the primary drivers of voyage revenue and vessels’ operating expenses and represent the aggregate number of days in a period during which each vessel in our fleet is owned.

	Year ended December 31,		Change	Percentage Change
	2013	2014
	(Expressed in thousands of U.S. dollars, except percentages)
Voyage revenue	$44,369	$59,161	$14,792	33.3%
Voyage expenses	(190)	—	(190)	(100.0%)
Voyage expenses—related parties	(334)	(444)	110	32.9%
Vessels operating expenses	(7,733)	(9,762)	2,029	26.2%
General and administrative expenses	(316)	(277)	(39)	(12.3%)
Management fees—related parties	(987)	(1,340)	353	35.8%
Amortization of dry-docking and special survey costs	(173)	(172)	(1)	(0.6%)
Depreciation	(8,928)	(11,715)	2,787	31.2%
Foreign exchange gains / (losses)	22	(6)	(28)	(127.3%)
Interest and finance costs	(10,764)	(12,742)	1,978	18.4%
Other	2	22	20	1,000.0%

Net Income	$14,968	$22,725

Fleet operational data	Year ended December 31		Change	Percentage Change
	2013	2014
Average number of vessels	3.1	4.0	0.9	29.0%
Ownership days	1,116	1,460	344	30.8%
Number of vessels underwent dry-docking	—	—	—

Voyage Revenue

Voyage revenue increased by $14.8 million, to $59.2 million during the year ended December 31, 2014, from $44.4 million during the year ended December 31, 2013. This increase was mainly attributable to the increase in the average number of vessels during the year ended December 31, 2014 compared to the year ended December 31, 2013, reflecting the delivery from the shipyard and commencement of time charters for the MSC Athens, the MSC Athos and the Value in March, April and June 2013, respectively.

Voyage Expenses

Voyage expenses during the year ended December 31, 2014 were nil compared to $0.2 million during the year ended December 31, 2013. Voyage expenses for 2013 mainly consist of the increase in bunker (fuel) price between the time of delivery from the shipyard of the MSC Athens, the MSC Athos and the Value and the time of their delivery to their respective charterers.

Voyage Expenses—Related Parties

Voyage expenses—related parties increased by $0.1 million, to $0.4 million during the year ended December 31, 2014, from $0.3 million during the year ended December 31, 2013, and represent fees of 0.75% on voyage revenues charged to our Predecessor by Costamare Shipping as provided under the existing group management agreement. In connection with the offering, we expect to enter into a partnership management agreement with Costamare Shipping, which agreement will contain terms that are substantially similar to that of the existing group management agreement.

Vessels’ Operating Expenses

Vessels’ operating expenses increased by $2.1 million, to $9.8 million during the year ended December 31, 2014, from $7.7 million during the year ended December 31, 2013. This increase was mainly attributable to the increased average number of vessels during the year ended December 31, 2014 compared to the year ended December 31, 2013.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2014 and 2013 were $0.3 million and $0.3 million, respectively. General and administrative expenses consist mainly of legal fees, audit fees and fees for the services of the Predecessor’s officers in aggregate charged to our Predecessor by Costamare Shipping as provided under the existing group management agreement. Such expenses and fees were allocated to our Predecessor based on the ownership days of the entities owning each vessel in our initial fleet compared to the total ownership days of the vessels in Costamare’s fleet.

Management Fees—Related Parties

Management fees paid to our manager increased by $0.3 million, to $1.3 million during the year ended December 31, 2014, from $1.0 million during the year ended December 31, 2013. The increase was primarily attributable to (i) the inflation-related upward adjustment by 4% of the daily management fee for each vessel (effective January 1, 2014), as provided under the existing group management agreement and (ii) the increased average number of vessels during the year ended December 31, 2014, compared to the year ended December 31, 2013. In connection with the offering, we expect to enter into a partnership management agreement with Costamare Shipping, which agreement will contain terms that are substantially similar to that of the existing group management agreement.

Amortization of Dry-docking and Special Survey Costs

Amortization of deferred dry-docking and special survey costs for the years ended December 31, 2014 and 2013 was $0.2 million and $0.2 million, respectively. During the years ended December 31, 2014 and 2013, no vessel underwent their special survey. Of the vessels in our initial fleet, only the Cosco Beijing has ever undergone a special survey.

Depreciation

Depreciation expense increased by $2.8 million, to $11.7 million during the year ended December 31, 2014, from $8.9 million during the year ended December 31, 2013. This increase was mainly attributable to the increased average number of vessels during the year ended December 31, 2014, compared to the year ended December 31, 2013.

Foreign Exchange Gains/ (Losses)

Foreign exchange gains / (losses) amounted to de minimis during the years ended December 31, 2014 and 2013.

Interest and Finance Costs

Interest and finance costs increased by $1.9 million, to $12.7 million during the year ended December 31, 2014, from $10.8 million during the year ended December 31, 2013. The increase was mainly attributable to the increased interest expense derived from the increased average loan balances during 2014 compared to 2013; partly off-set by the interest capitalized in 2013, rather than recognized as an expense, which had been payable under the loans for the MSC Athens, the MSC Athos and the Value prior to their delivery in 2013.

Customers

We currently derive all of our revenues from three customers, MSC, Evergreen and COSCO.

Seasonality

Our containerships mainly operate under multi-year charters and therefore are not subject to the effect of seasonal variations in demand. Additionally, our business is not subject to seasonal borrowing requirements.

Liquidity and Capital Resources

Liquidity and Capital Resources

We operate in a capital-intensive industry, and we expect to finance the purchase of additional vessels and other capital expenditures through a combination of proceeds from this offering to the extent available, borrowings from commercial banks and equity and debt financings. In addition to paying distributions, our other liquidity requirements relate to servicing our debt, funding investments (including maintenance capital expenditures during dry-dockings), funding working capital and maintaining cash reserves against fluctuations in operating cash flows. In connection with this offering, we, as guarantor, and our vessel owning subsidiaries, as borrowers, have entered into a new credit facility to refinance the existing vessel financing agreements, which will consist of a $126.6 million term loan facility and a $53.4 million revolving credit facility (provided that the amount drawn under the revolving credit facility, when aggregated with the term loan actually drawn, may not exceed 50% of the fair market value of the relevant vessels securing the facility). We expect to borrow under the term loan facility concurrently with the closing of this offering. Such new credit facility will be secured solely by vessels in our initial fleet. No guarantee or collateral will be provided by Costamare and its subsidiaries, other than us, in connection with such credit facility. We believe our current resources are sufficient to meet our working capital requirements for our current business. Generally, our sources of funds will be cash from operations, long-term bank borrowings and other equity and debt financings, including finance leases. Because we will distribute all of our available cash, we expect that we will rely upon external financing sources, including bank borrowings and the issuance of equity and debt securities, to fund acquisitions and other expansion capital expenditures.

Our funding and treasury activities are intended to maximize investment returns while maintaining appropriate liquidity. Historically, we have not made use of derivative instruments other than for interest rate risk management purposes. The existing interest rate swaps will be terminated in connection with this offering. While our outstanding indebtedness will not be hedged at the time of the closing of this offering, we expect to economically hedge our exposure to interest rate fluctuations in the future by entering into new interest rate swap contracts.

We estimate that we will spend in total approximately $5.3 million for dry-docking and classification surveys for the four vessels in our initial fleet during the five-year period following this offering. As our fleet matures and expands, our dry-docking expenses will likely increase. Ongoing costs for compliance with environmental regulations are primarily a component of our vessel operating expenses. We are not aware of any regulatory changes or environmental liabilities that we anticipate will have a material impact on our current or future operations. See “Business—Environmental and Other Regulation”.

Capital Structure and Cash Distributions

Following this offering,  common units and  subordinated units, representing a 49.0% and 49.0% limited partner interest in us, respectively, will be outstanding. Following this offering and assuming no exercise of the underwriters’ option to purchase additional common units, Costamare will own  of our common units. Costamare will initially own all of our subordinated units. In addition, Costamare will own all of our incentive distribution rights, which will entitle it to increasing percentages of the cash we distribute in excess of $  per unit per quarter, and Costamare Partners GP LLC, a wholly-owned subsidiary of Costamare, will own a 2.0% general partner interest in us. In addition, Costamare and York have entered into a separate agreement, pursuant to which York will be entitled to receive from Costamare certain incentive payments based primarily on York’s interest in the JV vessels acquired by the Partnership and the amount of any incentive distributions received by Costamare. For a description of the relative rights and privileges of holders of common units and subordinated units, and of holders of general partner units and incentive distribution rights, in and to partnership distributions, see this section and “How We Make Cash Distributions”. For a description of the rights and privileges of the partners under our partnership agreement, including voting rights, see “The Partnership Agreement”.

The principal difference between our common units and subordinated units is that in any quarter during the subordination period, the subordinated units are entitled to receive the minimum quarterly distribution of $  per unit only after the common units have received the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. The subordination period generally will end if we have earned and paid at least $  on each outstanding common and subordinated unit and the corresponding distribution on our general partner’s 2.0% interest for any three consecutive four-quarter periods ending on or after December 31, 2017. If the subordination period ends as a result of us having met the tests described above, all subordinated units will convert into common units on a one- for-one basis, and the common units will no longer be entitled to arrearages. See “How We Make Cash Distributions—Subordination Period”.

If at any time our general partner and its affiliates own 80.0% or more of the outstanding common units, our general partner has the right, but not the obligation, to purchase all, but not less than all, of the remaining common units at a price equal to the greater of (x) the average of the daily closing prices of the common units over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right.

Our general partner may cause us to issue an unlimited number of additional units, including units that are senior to the common units in rights of distribution, liquidation and voting, on the terms and conditions determined by the board of directors of our general partner, without the consent of our unitholders. See “Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Interests”.

Costamare, as the initial holder of our incentive distribution rights, has the right, at a time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (48.0%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. If Costamare transfers all or a portion of the incentive distribution rights it holds in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. Following a reset election by Costamare, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (we refer to such amount as the “reset minimum quarterly distribution amount”), and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution amount as our current target distribution levels. In connection with resetting these target distribution levels, Costamare will be entitled to receive a number of common units equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to it on the incentive distribution rights in the prior two quarters. Our general partner will also receive additional general partner units in order to maintain its ownership interest relative to the common units. For a more detailed description of Costamare’s right to reset the target distribution levels upon which the incentive distribution payments are based, see “How We Make Cash Distributions—Costamare’s Right to Reset Incentive Distribution Levels”.

Following this offering, we intend to make minimum quarterly distributions of $  per common unit ($  per unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. In general, we will pay any cash distributions we make each quarter in the following manner:

•	first, 98.0% to the holders of common units and 2.0% to our general partner, until each common unit has received a minimum quarterly distribution of $ plus any arrearages from prior quarters;
•	second, 98.0% to the holders of subordinated units and 2.0% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $ ; and
•	third, 98.0% to all unitholders, pro rata, and 2.0% to our general partner, until each unit has received an aggregate distribution of $ .

Within 45 days after the end of each fiscal quarter (beginning with the quarter ending March 31, 2015), we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of this offering through December 31, 2014 based on the actual length of the period. Our ability to pay our minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions”. If cash distributions to our unitholders exceed $  per unit in a quarter, holders of our incentive distribution rights (initially, Costamare) will receive increasing percentages, up to 48.0%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions”. We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner to provide for the proper conduct of our business, to comply with any applicable debt instruments or to provide funds for future distributions. We refer to this cash as “available cash”, and we define its meaning in our partnership agreement. The amount of available cash may be greater than or less than the aggregate amount of the minimum quarterly distribution to be distributed on all units. See “Description of the Common Units” and “The Partnership Agreement”.

Working Capital Position

As of December 31, 2014 and December 31, 2013, our total current liabilities, including the current portion of long-term debt, exceeded total current assets by $34.7 million and $36.3 million, respectively. The working capital deficit as of December 31, 2013 and December 31, 2014, resulted primarily due to the fact that three of our vessels in our initial fleet were not in operation for the entire year 2013 and due to the credit balances of (i) the current portion of long-term debt which we expect to repay, (ii) fair value of derivatives which will be paid by Costamare and (iii) due to related parties, which includes the related liability for the restricted cash which will off-set the associated restricted cash. In addition, we, as guarantor, and our vessel owning subsidiaries, as borrowers, have entered into a new credit facility to refinance the existing vessel financing agreements, which will consist of a $126.6 million term loan and a $53.4 million revolving credit facility (provided that the amount drawn under the revolving credit facility, when aggregated with the term loan actually drawn, may not exceed 50% of the fair market value of the relevant vessels securing the facility). We expect to borrow under the term loan facility concurrently with the closing of this offering. Such new credit facility will be secured solely by vessels in our initial fleet. No guarantee or collateral will be provided by Costamare and its subsidiaries, other than us, in connection with such credit facility. We expect to have less debt outstanding upon completion of this offering.

We anticipate that cash flow generated from operations will be sufficient to fund our operations, including our working capital requirements, and to make the required principal and interest payments on our indebtedness during the next 12 months.

Estimated Maintenance and Replacement Capital Expenditures

Our partnership agreement requires our general partner to deduct from operating surplus each quarter estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as dry-docking and vessel replacement. Because of the substantial capital expenditures we are required to make to maintain our fleet, our initial annual estimated maintenance and replacement capital expenditures for purposes of estimating maintenance and replacement capital expenditures will be $7.1 million per year, which is composed of $1.1 million for dry-docking and $6.0 million, including financing costs, for replacing our vessels at the end of their useful lives.

The $6.0 million for future vessel replacement is based on assumptions and estimates regarding the remaining useful lives of our vessels, a long-term net investment rate equivalent to our current expected long-term borrowing costs, vessel replacement values based on current market conditions and residual value of the vessels at the end of their useful lives. The actual cost of replacing the vessels in our fleet will depend on a number of factors, including prevailing market conditions, time charter hire rates and the availability and cost of financing at the time of replacement. Our general partner, with the approval of the conflicts committee of its board of directors, may determine that one or more of our assumptions should be revised, which could cause our general partner to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of our maintenance and replacement capital expenditures through the issuance of additional common units, which could be dilutive to existing unitholders. See “Risk Factors—Risks Inherent in Our Business—We must make substantial capital expenditures to maintain the operating capacity of our fleet and acquire vessels, which may reduce or eliminate the amount of cash available for distribution. In addition, each quarter our general partner is required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted”.

Cash Flows

Year ended December 31, 2014 compared to the year ended December 31, 2013

	Year ended December 31,
	2013	2014
	(Expressed in thousands of U.S. dollars)
Condensed cash flows
Net Cash Provided by Operating Activities	$25,897	$34,659
Net Cash Used in Investing Activities	(184,852)	—
Net Cash Provided by / (Used in) Financing Activities	158,955	(34,659)

Net Cash Provided by Operating Activities

Net cash provided by operating activities for the year ended December 31, 2014, increased by $8.8 million to $34.7 million, compared to $25.9 million for the year ended December 31, 2013. The increase was primarily attributable to (a) the increased cash from operations of $14.8 million due to cash generated from the charters of the three newbuild vessels delivered to us during the year ended December 31, 2013, partly offset by the unfavorable change in working capital position, excluding the current portion of long term debt of $1.9 million and the increased interest payments (including swap payments) of $4.4 million.

Net Cash Used in Investing Activities

Net cash used in investing activities was $nil in the year ended December 31, 2014

Net cash used in investing activities was $184.9 million in the year ended December 31, 2013, which mainly consisted of the delivery installments paid to the shipyards for the construction and purchase of the MSC Athens, the MSC Athos and the Value.

Net Cash Provided by / (Used in) Financing Activities

Net cash used in financing activities was $34.7 million in the year ended December 31, 2014, which consisted of (a) $19.4 million of indebtedness that we repaid and (b) $15.3 million returns of paid-in capital to Costamare.

Net cash provided by financing activities was $159.0 million in the year ended December 31, 2013, which mainly consisted of (a) $12.2 million of indebtedness that we repaid, (b) $133.7 million that we drew down from two of our credit facilities primarily to make advance payments for the construction and purchase of the MSC Athens, the MSC Athos and the Value and (c) $37.4 million capital contributions received from Costamare with respect to such vessels.

Borrowing Activities

New Credit Facility

In connection with this offering, we, as guarantor, and each of our vessel owning subsidiaries, Capetanissa Maritime Corporation, Jodie Shipping Co., Kayley Shipping Co. and Raymond Shipping Co., as borrowers, have entered into a new credit facility with DNB Bank ASA, CitiBank, N.A., London Branch and Credit Suisse AG for up to $180.0 million, which we refer to in this section as the “New Credit Facility”. The New Credit Facility will consist of a term loan facility in an amount equal to the lesser of (a) $126.6 million and (b) an amount, when aggregated with the amount drawn under the revolving credit facility as of the drawdown date of the term loan facility, not exceeding 50% of the market value of the relevant vessels securing the facility, and a revolving credit facility in an amount equal to the lesser of (a) $53.4 million and (b) an amount, when aggregated with the amount actually drawn under the term loan facility, not exceeding 50% of the market value of the relevant vessels securing the facility. The purpose of the term loan facility is to refinance the existing vessel financing arrangements for our initial fleet and the purpose of the revolving credit facility is to finance our general corporate purposes. The obligations under the New Credit Facility will be guaranteed by the Partnership and are secured by a first priority mortgage over the vessels, the Cosco Beijing, the MSC Athens, the MSC Athos and the Value, first priority assignment of earnings and insurance of such vessels, an account pledge and a first priority assignment of rights under any derivative instruments entered into by the borrowers with respect to such vessels. The interest rate under the New Credit Facility is LIBOR plus an agreed margin.

Term Loan Facility. The term loan facility is available for a single drawdown through March 31, 2015. We expect to borrow under the term loan facility concurrently with the closing of this offering. The term loan facility provides that the borrowers must repay the loan by 20 equal consecutive quarterly installments in the amount of approximately $2.2 million, plus a balloon payment of all amounts outstanding at the final maturity date, which shall be November 30, 2019 (the “Final Maturity Date”).

Revolving Credit Facility. The revolving credit facility is available for drawing on a fully revolving basis until three months prior to the Final Maturity Date. The minimum amount for each such loan is $1.0 million. The revolving credit facility provides that borrowers must repay each loan under such facility on the last day of its interest period, which shall be three months unless otherwise agreed among the borrowers and the lending banks. The commitment under the revolving credit facility will be reduced in 20 quarterly amounts of $936,845, with the first reduction occurring three months after the first drawdown date under the New Credit Facility and the last such reduction occurring on the Final Maturity Date, provided that the last reduction shall be in the amount outstanding as of such date.

The New Credit Facility imposes certain operating and financial restrictions on the borrowers. These restrictions generally limit the borrowers’ ability to, among other things:

•	dispose of assets or any debt or other payables;
•	incur additional liabilities or obligations, subject to certain exceptions;
•	change the nature of the borrower’s business;
•	make distributions or effect any form of redemption if an event of default has occurred and is continuing or will result from any such distribution or redemption;
•	provide any form of credit or financial assistance subject to certain exceptions; or
•	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganization.

In addition, the New Credit Facility may be cancelled by the agent upon 10 business days’ notice and all amounts outstanding may become immediately due and payable if (i) Costamare ceases to wholly own our general partner, (ii) our general partner ceases to be the general partner of the Partnership or (iii) the general partner ceases to control the appointment of the majority of the board of directors of the Partnership.

The New Credit Facility contains customary events of default, including failure to pay within three days of the due date any sum payable under the New Credit Facility or the related finance documents, breach of certain covenants or material misrepresentations, default by the borrowers or the Partnership under other financial indebtedness in excess of specified thresholds and insolvency events. Furthermore, an event of default will occur under the New Credit Facility if (i) the majority of the fleet vessels are not subject to charters with remaining terms of greater than 18 months and the agent notifies the borrowers that the ratio of the security and the amount outstanding under the facility is less than 1.25:1, unless the borrowers provide additional security and/or partially prepay the loan such that such ratio is met or exceeded, (ii) the common units cease to be quoted on the New York Stock Exchange or other stock exchange acceptable to the lenders, (iii) without prior consent of the lenders, the Partnership ceases to wholly own, directly or indirectly, any borrower, or (iv) without prior consent of the agent, the existing charters are terminated unless such charters are replaced within 90 days of such termination. Upon the occurrence of an event of default, all amounts outstanding may become immediately due and payable. No guarantee or collateral will be provided by Costamare and its subsidiaries, other than us, in connection with the New Credit Facility. In connection with entering into the New Credit Facility, a structuring fee of approximately $   million will be payable to DNB Bank ASA.

Existing Credit Facilities

The existing vessel financing arrangements, which will be replaced by the New Credit Facility in connection with this offering, had been entered into by Costamare and its subsidiaries in connection with the acquisition of the vessels in our initial fleet. Terms of these vessel financing agreements include covenants applicable to some Costamare subsidiaries that will not be subsidiaries of the Partnership, following completion of this offering.

The following summarizes certain terms of such existing credit facilities discussed below as at December 31, 2014:

	Outstanding Principal Amount as of
Lender	December 31, 2014	December 31, 2013	Available Borrowing Capacity	Interest Rate(1)	Maturity	Repayment Profile
	(Expressed in thousands of U.S. dollars)
ING	120,330	129,243	—	LIBOR + Margin(2)	2021	Straight-line amortization with balloon
DnB—MEGA(3)	68,214	73,672	—	LIBOR + Margin(2)	2020	Straight-line amortization with balloon
Credit Agricole	50,000	55,000	—	LIBOR + Margin(2)	2018	Straight-line amortization with balloon

(1)

The interest rates of long-term debt at December 31, 2014 and December 31, 2013 both ranged from 3.54% to 6.01%, and the weighted average interest rates as at December 31, 2014 and December 31, 2013 were both 4.82%.

(2)

The interest rate margins at December 31, 2014 and December 31, 2013 both ranged from 0.75% to 2.50%, and the weighted average interest rate margins as at December 31, 2014 and December 31, 2013 were both 2.03%.

(3)	Reflects outstanding balance with regards to the Value tranche.

Credit Agricole—Capetanissa Credit Facility. On June 29, 2006, Costamare’s subsidiary, Capetanissa Maritime Corporation, as borrower, entered into a twelve-year, $90.0 million credit facility with Credit Agricole Corporate and Investment Bank (ex. Calyon), or “Credit Agricole”, which we refer to as the “Credit Agricole—Capetanissa Credit Facility”. The purpose of this facility was to finance part of the acquisition and collateral cost of a vessel, the Cosco Beijing. The interest rate under the Credit Agricole—Capetanissa Credit Facility is LIBOR plus an agreed margin. The obligations under the Credit Agricole—Capetanissa Credit Facility are guaranteed by Costamare Inc. and are secured by a first priority mortgage over the vessel, the Cosco Beijing, an account pledge, and a general assignment of earnings, insurances, requisition compensation and charter rights.

ING Credit Facility. On April 7, 2011, Costamare Inc., as borrower, entered into an eight-year loan, for up to $140.0 million, with ING Bank N.V., London Branch, which we refer to in this section as the “ING Credit Facility”. The purpose of this facility was to finance part of the acquisition and construction cost of the MSC Athens and the MSC Athos, and the facility is divided into two tranches, one for each vessel. The interest rate under the ING Credit Facility is LIBOR plus an agreed margin. The obligations under the ING Credit Facility are guaranteed by Jodie Shipping Co. and Kayley Shipping Co., which are wholly-owned subsidiaries of Costamare Inc. that own each of these vessels. The obligations under the ING Credit Facility are secured by assignment of refund guarantees and shipbuilding contracts, a first priority mortgage over the vessels, charter assignments, account assignments, master agreement assignment and general assignments of earnings, insurances and requisition compensation.

DnB—Raymond Credit Facility. On October 12, 2011, Costamare’s subsidiaries, Raymond Shipping Co. and Terance Shipping Co., as borrowers, entered into a seven-year loan for up to $152.8 million, with DnB NOR Bank ASA, Cathay United Bank, Chinatrust Commercial Bank, Hua Nan Commercial Bank, Ltd., Land Bank of Taiwan and Mega International Commercial Bank Co., Ltd., which we refer to in this section as the “DnB—Raymond Credit Facility”. The purpose of this facility was to finance part of the acquisition and construction cost of the Value and the Valence, and the facility is divided into two tranches, one for each vessel. The interest rate under the DnB—Raymond Credit Facility is LIBOR plus an agreed margin. The obligations under the DnB—Raymond Credit Facility are guaranteed by Costamare Inc. and are secured by assignment of refund guarantees and shipbuilding contracts, a first priority mortgage over the vessels, charter assignments, account assignments, master agreement assignment and general assignments of earnings, insurances and requisition compensation.

These credit facilities impose certain operating and financial restrictions on Costamare and its subsidiaries. These restrictions generally limit Costamare Inc. and its subsidiaries’ ability to, among other things, pay dividends if an event of default has occurred and is continuing or would occur as a result of the payment of such dividends or sell or transfer significant assets, including any vessel or vessels mortgaged under the credit facilities, to any person, including Costamare Inc. and its subsidiaries. The facilities also require Costamare Inc. and certain of its subsidiaries to maintain certain minimum market value and comply with certain financial covenants. The facilities contain customary events of default, including nonpayment of principal or interest, breach of covenants or material inaccuracy of representations, default under other indebtedness in excess of a threshold and bankruptcy. Costamare Inc. and its subsidiaries were not in default under any of these credit facilities as of December 31, 2014.

Derivative Instruments and Hedging Activities

The existing interest rate swaps, detailed in the table below, will be terminated in connection with this offering, with payment for the termination to come from Costamare. While our outstanding indebtedness will not be hedged at the time of the closing of this offering, we intend to use derivative financial instruments in the future to reduce the risks associated with fluctuations in interest rates.

Effective date	Termination date	Notional amount on effective date	Fixed rate per annum (Costamare pays)	Floating rate (Costamare receives)	Fair value Dec. 31, 2013	Fair value Dec. 31, 2014
8/22/2011	8/22/2018	65,000	2.79%	6-month USD LIBOR	$(3,015)	$(2,411)
1/31/2013	1/29/2021	133,700	3.51%	6-month USD LIBOR	$(9,981)	$(10,537)
6/28/2013	6/23/2020	76,400	1.53%	3-month USD LIBOR	$1,587	$429

				Total fair value	$(11,409)	$(12,519)

Contractual Obligations

Our contractual obligations as of December 31, 2014 were:

	Payments Due by Period
	Total	Less than 1 year	Between 1–3 years	Between 3–5 years	More than 5 years
	(Expressed in thousands of U.S. dollars)
Long-term debt obligations	$238,544	$19,371	$38,742	$63,742	$116,689
Interest on long-term debt obligations(1)	51,617	11,039	19,341	14,193	7,044
Payments to our manager(2)	15,138	1,839	3,683	3,314	6,302

Total	$305,299	$32,249	$61,766	$81,249	$130,035

(1)

We expect to be obligated to make the interest payments set forth in the above table with respect to our long-term debt obligations. The interest payments are based on annual assumed all-in rates calculated on the average yearly debt outstanding.

(2)	The payments to our manager include (a) a daily management fee of $956 per day per vessel and (b) a 0.75% chartering fee on charter revenues earned.

After giving effect to this offering and the related transactions, our contractual obligations as of December 31, 2014 on an adjusted basis would have been:

	Payments Due by Period
	Total	Less than 1 year	Between 1–3 years	Between 3–5 years	More than 5 years
	(Expressed in thousands of U.S. dollars)
Long-term debt obligations	$126,599	$8,884	$17,768	$99,947	—
Interest on long-term debt obligations(1)	20,993	5,281	8,937	6,775	—
Payments to our manager(2)	15,138	1,839	3,683	3,314	6,302

Total	$162,730	$16,004	$30,388	$110,036	$6,302

(1)

We expect to be obligated to make the interest payments set forth in the above table with respect to our long-term debt obligations. The interest payments are based on annual assumed all-in rates calculated for the unhedged portion of our debt obligations based on the forward yield curve and on the average yearly debt outstanding. Commitment fees with regards to our revolving credit facility are also included in the interest expense figure, and assume no drawdown of the facility.

(2)	The payments to our manager include (a) a daily management fee of $956 per day per vessel and (b) a 0.75% chartering fee on charter revenues earned.

Capital Expenditures

As of December 31, 2014, there are no commitments for capital expenditures related to the Cosco Beijing, the MSC Athens, the MSC Athos and the Value. In the event we decide to exercise our right to purchase the Valence (or, at Costamare’s option, one of the substitute vessels) from Costamare and, to the extent that we are offered such vessels, our right to purchase any of the nine JV vessels from Costamare and York, we expect to finance the costs with available equity and debt financing, including to the extent available, any remaining proceeds from this offering.

Off-Balance Sheet Arrangements

Currently, we do not have any off-balance sheet arrangements.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations is based upon our combined carve-out financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosure at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions. Critical accounting policies are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies, because they generally involve a comparatively higher degree of judgment in their application. For a description of all our significant accounting policies, see Note 2 to our audited combined carve-out financial statements included elsewhere in this prospectus.

Vessel Impairment

We evaluate the carrying amounts of our vessels to determine if events have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, we review certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

The economic and market conditions as at December 31, 2013 and 2014, including the significant disruptions in the global credit markets in the prior years, had broad effects on participants in a wide variety of industries. Time charter rates and charter free vessel values remained at depressed levels during 2013 and 2014 as reduced demand for transportation services occurred during a time of increased supply of vessels, conditions that we consider to be indicators of possible impairment.

In developing estimates of future undiscounted cash flows, we make assumptions and estimates about the vessels’ future performance, with the significant assumptions being related to time charter rates, vessels’ operating expenses, vessels’ capital expenditures, vessels’ residual value, fleet utilization and the estimated remaining useful life of each vessel. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends as well as future expectations and taking into consideration growth rates.

We determine undiscounted projected net operating cash flows for each vessel and compare it to the vessel’s carrying value. Consistent with prior years and to the extent impairment indicators were present, the projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter rate for the unfixed days (based on the most recent ten-year historical average rates, inflated annually by a 3.42% growth rate being the historical and forecasted average world GDP nominal growth rate) over the remaining estimated useful life of the vessel assumed to be 30 years from the delivery of the vessel from the shipyard, expected outflows for vessels’ operating expenses assuming an annual inflation rate of 2.97% (in line with the average world Consumer Price Index forecasted), planned dry-docking and special survey expenditures, management fees expenditures which will be adjusted every year pursuant to the partnership management agreement, by an inflation rate of 4.0% and fleet utilization of 99.2% (excluding the scheduled off-hire days for planned dry-dockings and special surveys which are determined separately ranging from 16 to 17 days depending on size and age of each vessel) based on historical experience. The salvage value used in the impairment test is estimated to be approximately $300 per light weight ton in accordance with our vessels’ depreciation policy.

Based on our analysis, the undiscounted projected net operating cash flows for each vessel were in excess compared to each vessel’s carrying value, and accordingly, step two of the impairment analysis was not required and no impairment of vessels existed as of December 31, 2013 and December 31, 2014.

As noted above, we determine projected cash flows for unfixed days using an estimated daily time charter rate based on the most recent ten-year historical average rates, inflated annually by a 3.42% growth rate. We consider this approach to be reasonable and appropriate. However, charter rates are subject to change based on a variety of factors that we cannot control and we note that charter rates over the last few years have been, on average, below their historical ten-year average. If as at December 31, 2013 and 2014, we were to utilize an estimated daily time charter equivalent for our vessels’ unfixed days based on the most recent five year, three year or one year historical average rates without adjusting for inflation (or another growth assumption), the net operating cash flows for each vessel would still be in excess of each vessel’s carrying value at December 31, 2013 and 2014.

Internal analyses, which used a discounted cash flow model utilizing inputs and assumptions based on market observations as of December 31, 2013 and December 31, 2014, suggest that none of the four vessels in our initial fleet have current market values below their carrying values.

Although we believe that the assumptions used to evaluate potential impairment are reasonable and appropriate, such assumptions are highly subjective. There can be no assurance as to how long charter rates and vessel values will remain at their current low levels or whether they will improve by any significant degree. Charter rates may remain at depressed levels for some time which could adversely affect our revenue and profitability, and future assessments of vessel impairment.

While we intend to continue to hold and operate its vessels, the following table presents information with respect to the carrying amount of our vessels. The carrying value of each of our vessels does not necessarily represent its fair market value or the amount that could be obtained if the vessel were sold. Our estimates of market values assume that the vessels are all in good and seaworthy condition without need for repair and, if inspected, would be certified as being in class without recommendations of any kind. In addition, because vessel values are highly volatile, these estimates may not be indicative of either the current or future prices that we could achieve if we were to sell any of the vessels. We would not record an impairment for any vessels for which the fair market value is below its carrying value unless and until we either determine to sell the vessel for a loss or determine that the vessel’s carrying amount is not recoverable. None of the vessels in our initial fleet have experienced declines in estimated market values below their carrying values, and accordingly, an impairment charge has not been recorded.

Vessel	Capacity (TEU)	Built	Acquisition Date	Carrying Value December 31, 2013 ($ US Million)(1)	Carrying Value December 31, 2014 ($ US Million)(1)
Value	8,827	2013	June 2013	96.6	93.6
MSC Athos	8,827	2013	April 2013	95.9	92.9
MSC Athens	8,827	2013	March 2013	96.2	93.3
Cosco Beijing	9,469	2006	June 2006	73.2	70.2

(1)	For impairment test calculation, Carrying Value includes the unamortized balance of dry-docking cost as at December 31, 2013 and 2014, respectively.

Vessels are stated at cost, which consists of the contract price and any material expenses incurred upon acquisition (initial repairs, improvements and delivery expenses, interest and on-site supervision costs incurred during the construction periods). Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels.

We review for impairment long-lived assets held and used whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In this respect, we review our fleet for impairment on a vessel by vessel basis. When the estimate of undiscounted projected net operating cash flows, excluding interest charges, expected to be generated by the use of the vessel is less than its carrying amount, we evaluate the vessel for impairment loss. The impairment loss is determined by the difference between the carrying amount of the vessel and the fair value of the vessel. If our estimate of undiscounted projected net operating cash flows for any vessel is lower than the vessel’s carrying value, the carrying value is written down, by recording an impairment loss to operations, to the vessel’s fair market value if the fair market value is lower than the vessel’s carrying value.

Vessel Lives and Depreciation

We depreciate our vessels based on a straight-line basis over the expected useful life of each vessel, which is 30 years from the date of their initial delivery from the shipyard, which we believe is within industry standards and represents the most reasonable useful life for each of our vessels. Depreciation is based on the cost of the vessel less its estimated residual value which is equal to the product of vessels’ lightweight tonnage and estimated scrap rate (approximately $300 per lightweight ton). Secondhand vessels, to the extent that we acquire them in the future, will be depreciated from the date of their acquisition through their remaining estimated useful lives. A decrease in the useful life of a vessel or in its residual value would have the effect of increasing the annual depreciation charge. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted to end at the date such regulations become effective.

Special Survey and Dry-docking Costs

Within the shipping industry, there are two methods that are used to account for special survey and dry-docking costs: (1) capitalize special survey and dry-docking costs as incurred (deferral method) and amortize such costs over the period to the next scheduled survey, and (2) expense special survey and dry-docking costs as incurred. Since special survey and dry-docking cycles typically extend over a period of 30 to 60 months, management believes that the deferral method provides a better matching of revenues and expenses than the expense-as-incurred method. Costs deferred are limited to actual costs incurred at the shipyard and parts used in the dry-docking or special survey. If a survey is performed prior to the scheduled date, the remaining unamortized balances are immediately written off. Unamortized balances of vessels that are sold are written off and included in the calculation of the resulting gain or loss in the period of the vessel’s sale. Furthermore, unamortized dry-docking and special survey balances of vessels that are classified as assets held for sale and are not recoverable as of the date of such classification are immediately written off to the income statement.

Vessel, Cost

Vessels are stated at cost, which consists of the contract price and any material expenses incurred upon acquisition (initial repairs, improvements and delivery expenses, interest and on-site supervision costs incurred during the construction periods). Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels; otherwise these amounts are charged to expenses as incurred.

Voyage Revenue Recognition

Revenues are generated from time charters and are usually paid 15 days in advance. Time charters with the same charterer are accounted for as separate agreements according to the terms and conditions of each agreement. Time charter revenues over the term of the time charter are recorded as service is provided, when they become fixed and determinable. Revenues from time charters providing for varying annual rates, if we secure such time charters in the future, are accounted for as operating leases and thus recognized on a straight-line basis as the average revenue over the rental periods of such agreements, as service is performed. A voyage is deemed to commence upon the completion of discharge of the vessel’s previous cargo and the sea passage for the next fixed cargo, and is deemed to end upon the completion of discharge of the current cargo, provided an agreed non-cancelable time charter between the us and the charterer is in existence, the charter rate is fixed or determinable and collectability is reasonably assured. Unearned revenue includes cash received prior to the balance sheet date for which all criteria to recognize as revenue have not been met, including any unearned revenue resulting from time charters providing for varying annual rates, if any, which are accounted for on a straight-line basis. Unearned revenue also includes the unamortized balance of the liability associated with the acquisition of secondhand vessels with time charters attached that were acquired at values below fair market value at the date the acquisition agreement is consummated, as well as any revenue recognized based on the average hire rate as derived from the entire duration of the charter, rather than being recognized on the per year hire rates provided in the time charter when the daily hire rate decreases over time.

Receivables

Revenue is based on contracted time charters and although our business is with customers who are believed to be of the highest standard, there is always the possibility of dispute. In such circumstances, we will assess the recoverability of amounts outstanding and a provision will be estimated if there is a possibility of non-recoverability. Although we may believe that our provisions are based on fair judgment at the time of their creation, it is possible that an amount under dispute will not be recovered and the estimated provision of doubtful accounts would be inadequate. If any of our revenues become uncollectible, these amounts would be written-off at that time.

Derivative Financial Instruments

We enter into interest rate swap contracts to manage our exposure to fluctuations of interest rate risks associated with specific borrowings. Interest rate differentials paid or received under these swap agreements are recognized as part of interest expense related to the hedged debt. All derivatives are recognized in the financial statements at their fair value. On the inception date of the derivative contract, we designate the derivative as a hedge of a forecasted transaction or the variability of cash flow to be paid (“cash flow” hedge). Changes in the fair value of a derivative that is qualified, designated and highly effective as a cash flow hedge are recorded in other comprehensive income until earnings are affected by the forecasted transaction or the variability of cash flow and are then reported in earnings. Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in earnings in the period in which those fair value changes have occurred. Realized gains or losses on early termination of the derivative instruments are also classified in earnings in the period of termination of the respective derivative instrument. We may redesignate an undesignated hedge after its inception as a hedge but then will consider its non-zero value at redesignation in its assessment of effectiveness of the cash flow hedge.

We formally document all relationships between hedging instruments and hedged terms, as well as the risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to specific forecasted transactions or variability of cash flow.

We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flow of hedged items. We consider a hedge to be highly effective if the change in fair value of the derivative hedging instrument is within 80% to 125% of the opposite change in the fair value of the hedged item attributable to the hedged risk. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting prospectively, in accordance with ASC 815 “Derivatives and Hedging”.

We may also enter into forward exchange rate contracts to manage our exposure to currency exchange risk on certain foreign currency liabilities. We have not designated these forward exchange rate contracts for hedge accounting.

JOBS Act Status

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described under “Summary-Implications of Being an Emerging Growth Company”. We have elected to opt out of the extended transition period for complying with new or revised accounting standards under Section 107(b) of the JOBS Act, which election is irrevocable.

In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company.

Recent Accounting Pronouncements

See Note 2 to our audited combined carve-out financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Information About Market Risk

Interest Rate Risk

The shipping industry is a capital intensive industry, requiring significant amounts of investment. Much of this investment is provided in the form of long-term debt. Our debt usually contains interest rates that fluctuate with the financial markets. Increasing interest rates could adversely impact future earnings. Historically, the outstanding debt for the vessels in our initial fleet had been fully hedged against interest rate fluctuations and, as a result, we were not exposed to interest rate risks in 2014. In connection with this offering, however, the existing interest rate swaps will be terminated. To the extent that our exposure to fluctuations in the interest rates is not fully hedged in the future, our interest expense will be affected by changes in the general level of interest rates, particularly LIBOR.

Interest Rate Swaps

The existing interest rate swaps entered into by Costamare in connection with the existing vessel financing arrangements described elsewhere in this prospectus will be terminated in connection with this offering. We have entered into a new credit facility to refinance the existing vessel financing arrangements for our initial fleet. Pursuant to such new credit facility, we may execute interest rate swap agreements converting floating interest rate exposure into fixed interest rates in order to economically hedge our exposure to fluctuations in prevailing market interest rates.

Foreign Currency Exchange Risk

We generate all of our revenue in U.S. dollars, but a substantial portion of our vessel operating expenses, primarily crew wages, are in currencies other than U.S. dollars (mainly in Euro), and any gain or loss we incur as a result of the U.S. dollar fluctuating in value against those currencies is included in vessel operating expenses. We hold cash and cash equivalents mainly in U.S. dollars.

We recognize these financial instruments on our balance sheet at their fair value. These foreign currency forward contracts do not qualify as hedging instruments, and thus we recognize changes in their fair value in our earnings.

Inflation and Cost Increases

In the current economic environment, inflation has not had a significant impact on us. In the near term, assuming the continuation of current economic conditions, crewing costs are the most likely expense to be affected by inflation. In recent years, the limited supply of and increased demand for well-qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs, which we generally bear under our time charters. Unless we are able to increase our hire rates to compensate for increases in crew costs and other vessel operating costs such as insurance, repairs and maintenance, and lubricants, our business, results of operations, financial condition and our ability to make cash distributions to our unitholders may be adversely affected.

THE INTERNATIONAL CONTAINERSHIP INDUSTRY

The information and data contained in this prospectus relating to the international container shipping industry has been provided by Clarkson Research and is taken from Clarkson Research’s database and other sources. We believe and act as though the information and data contained in the prospectus relating to the international container shipping industry provided by Clarkson Research is accurate. Clarkson Research has advised that: (i) some information in Clarkson Research’s database is derived from estimates or subjective judgments; (ii) the information in the databases of other maritime data collection agencies may differ from the information in Clarkson Research’s database; (iii) whilst Clarkson Research has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

Overview of the Container Shipping Market

Container shipping is responsible for the movement of a wide range of goods between different parts of the world in a unitized form and, since its beginnings in the late 1960s, containerization has become an integral part of the global economy. The use of containers in global trade has resulted in considerable production and efficiency gains and has become important to the process of globalization. A wide range of cargoes are transported by container but most notably container transportation is responsible for the shipment of a diverse selection of manufactured and consumer goods. These cargoes are transported by container to end users in all regions of the world, and in particular from key producing and manufacturing regions to end users in the world’s largest consumer economies. Participants in the container shipping industry include “liner” shipping companies, who operate container shipping services and in many instances own containerships, containership owners, often known as “charter owners”, who own containerships and charter them out to liner companies, and shippers who require the seaborne movement of containerized goods.

The expansion of global container trade is heavily influenced by global economic growth, increases in economic consumption at a global and regional level, and the process of globalization. During the period 2004-2014, global container trade grew by a CAGR of 6.0%, with global trade growth currently estimated to have reached 6.0% in full year 2014, with trade totaling 171 million TEU. Current projections suggest that growth will reach 6.7% in 2015, although this projection is subject to a wide range of risks from the global economy. As of January 1, 2015, the global container capable fleet stood at 20.4 million TEU, with the majority consisting of fully cellular containerships (which are equipped with fixed cell guides for containers throughout), with a total standing slot capacity (or nominal static ship container capacity) of 18.2 million TEU across 5,106 fully cellular ships. “Charter owners” accounted for the ownership of 47.3% of fully cellular fleet capacity at the start of January 2015. The long-term trend has been that of a growing ownership share of fully cellular containerships by charter owners, driven by liner companies seeking to charter-in a larger proportion of the capacity they operate. This provides liner companies some flexibility with regards to capital spending levels over time, given the significant costs associated with purchasing vessels. At the start of 1996, the charter owner share of ownership stood at 29% of fully cellular fleet capacity. This rose to 51% at the start of 2012. There has since been a slight decline from this high, with the share falling to 48% at the start of 2014 and to 47% at the start of 2015. This is owing to a combination of a depressed charter market, general difficulty in obtaining financing and the severe contraction of the KG finance sector which has reduced the overall investment by “charter owners” in the containership newbuilding and secondhand market. However, in the last twelve months, ordering has returned to the long-term trend as reflected in the current orderbook. The fully cellular containership orderbook stood at 18.0% of the fleet in terms of capacity as of the start of January 2015. The charter owner share of the fully cellular containership orderbook stood at 66.1% of total capacity at the start of January 2015, considerably up from a 12 year low of 34.3% recorded in June 2012. The containership fleet is estimated to have grown by 6.4% in full year 2014 and is projected to increase by a further 6.4% in terms of capacity in 2015. Overall, container trade growth is projected to marginally outpace the growth in capacity of the fully cellular fleet in 2015. Although the difference between these growth rates is narrow, this dynamic should help improve the supply/demand balance of the market in the short and medium term.

Container Shipping Supply And Demand

Source: Clarkson Research, January 2015

Note: The full year 2014 estimate and 2015 forecast are as of the start of January 2015 and subject to change. Complete trade and economic data for 2014 is not yet available, estimates are subjective and there is no guarantee that current trends will continue.

Types of Containership

The most significant portion of the global container capable fleet is comprised of fully cellular containerships which as of January 1, 2015, represented 5,106 vessels and 89% of globally available TEU capacity. The remainder of the fleet is made up of a range of non-fully cellular vessel types, including multi-purpose vessels (“MPRs”) capable of carrying container and breakbulk cargo, roll-on roll-off cargo vessels (“Ro-Ros”) and general cargo vessels, which often have container carrying capacity. Unless noted otherwise, the remainder of the discussion in this section focuses on fully cellular containerships. The fully cellular containership fleet is made up of vessels from 100 TEU in capacity to 18,000 TEU and above. Vessels can be separated broadly into four categories:

•	Very Large Containerships—Post-Panamax vessels over 8,000 TEU in capacity, primarily responsible for servicing mainlane East-West trades as well as other very high volume routes.
•

Large Containerships—Containerships with a capacity between 3,000 and 7,999 TEU of Panamax or Post-Panamax dimensions deployed on a wide array of trades including non-mainlane East-West and North-South routes. Increasingly, smaller Post-Panamax and Panamax containerships are also being deployed on intra-regional trade lanes.

•

Intermediate Containerships—Sub-Panamax or Handy vessels between 1,000 TEU and 2,999 TEU in capacity, which generally serve smaller North-South, intra-regional and in some cases non-mainlane East-West trades. These vessels are also employed on “feeder” routes, relaying cargo within a region from or to main port hubs served by larger ships.

•	Feeder Containerships—Below 1,000 TEU in capacity, these vessels are generally operated on an intra-regional or “feeder” basis.

World Containership Fleet By Vessel Size

Class	Fleet Size (TEU)	Typical Deployment	Number	000 TEU

Post-Panamax	12,000 & above	Deployed largely on the deep sea mainlane east-west	192	2,676

Post-Panamax	8,000-11,999	trades as well as on other high volume trades.	459	4,089

Post-Panamax	3,000-7,999	Deployed on many trades including non-mainlane	659	3,812

Panamax	3,000 & above	East-West and North-South trades.	862	3,618

Feeder/Sub-Pmax	100-2,999	Deployed on intra-regional, ‘feeder’ and other smaller volume non-mainlane trades.	2,934	4,015

Total			5,106	18,210

Source: Clarkson Research, January 2015

Given the recent drive by liner companies to maximize economies of scale by deploying high TEU capacity vessels which benefit from lower operating expenses per TEU of capacity, total capacity of the fleet of 8,000+ TEU vessels has grown by a CAGR of 23.7% over the last 5 years compared to a CAGR of just 1.5% for vessels smaller than 8,000 TEU in capacity. On a year-on-year basis, the total capacity of containerships 8,000 TEU or larger grew by 20.8% in 2014, 19.2% in 2013, 23.2% in 2012, 26.4% in 2011, 29.1% in 2010 and 17.3% in 2009. This is compared to year-on-year contraction in the total capacity of containerships smaller than 8,000 TEU by 0.6% in 2014 and by 0.2% in 2013, and growth of just 0.2% in 2012, 2.9% in 2011, 5.3% in 2010 and 3.7% in 2009. Containership deployment patterns are continually subject to change, and in recent years it has been evident that on the intra-regional trade routes, within which volumes have risen substantially compared to 5 or 10 years earlier, larger vessels, especially in the 1,000-2,999 TEU bracket, have been increasingly deployed. There has also been an expansion in the number of 3,000 TEU and larger Panamax and Post-Panamax vessels finding deployment on North-South and other non-mainlane trades, with vessels of over 8,000 TEU in capacity deployed on certain high volume routes.

Containership Demand

Growth in global container trade has been driven by growth in world merchandise trade, and the growing share in the containerized part thereof, along with the expansion in ‘containerization’ of new commodities and the trend towards globalization. In terms of loaded containers moved from origin to destination, estimated global container trade more than doubled from 66.8 million TEU in 2000 to 134.8 million TEU in 2008. Following the onset of the global economic downturn, container trade expansion slowed significantly. After growing by just 4.0% in 2008, container trade contracted by 9.2% in 2009 before rebounding by 13.8% in 2010. Between 2010 and 2013, container trade grew by a CAGR of 5.0% per annum and is estimated to have risen by 6.0% in 2014 and is projected to grow by a further 6.7% in 2015. This compares to a five-year (2009-2014) CAGR of 6.9%, a ten-year (2004-2014) CAGR of 6.0% and a fifteen-year (1999-2014) CAGR of 7.2%. Post-downturn growth has been driven predominantly by trade on non-mainlane routes, partcularly on intra-Asian trades and those involving developing economies in South America, Africa and Asia. Growth in global container trade correlates strongly with global GDP growth. Although there are risks to the downside, the IMF projects that the global economy will strengthen this year, with much of the impetus coming from advanced economies. Recent figures from the IMF estimate that global GDP grew by 3.3% in 2014, and will rise by 3.5% in 2015.

World Container Trade And Annual Growth

Source: Clarkson Research, January 2015; IMF WEO, Oct 2014/Jan 2015

Note: The full year 2014 estimate and 2015 forecast are as of the start of January 2015 and subject to change. Complete trade and economic data for 2014 is not yet available, estimates are subjective and there is no guarantee that current trends will continue.

Trade Routes and Growth Trends

Global container trade is spread over a range of long-haul, regional, and intra-regional routes, which can be separated into four categories:

•

Mainlane East-West: The individual “mainlane” container trades on the major east-west routes are the world’s largest in volume terms. The Transpacific trade route is the world’s largest container trade with 13% of the total container volume in 2014, followed by the Far East-Europe trade route and the Transatlantic trade route. Due to the higher cargo volumes on these routes, they are generally served by very large Post-Panamax ships with capacity of 8,000 TEU up to 18,000 TEU and above, and by other large Post-Panamax and Panamax containerships generally with capacity from 8,000 TEU down to approximately 4,500 TEU. There are also some 3,000-4,500 TEU containerships which continue to serve these trades. Mainlane East-West trade grew by a CAGR of 4.7% per annum in the last five years (2009-2014).

•

Non-Mainlane East-West: These routes include trade lanes between the Indian Sub-Continent or the Middle East and North America, Europe or the Far East, and are generally served by a range of ship sizes, from Post-Panamax containerships of around 8,000 TEU and below to vessels of Panamax size and smaller. Trade on Non-Mainlane East-West routes grew by a CAGR of 8.1% per annum over the last five years (2009-2014).

•

North-South: These trade routes form the second layer of the global liner network, connecting the northern hemisphere with South America, Africa and Oceania, and are generally served by vessels 1,000-5,000 TEU, but also increasingly by vessels of 5,000 TEU and above. Trade on this route grew by a CAGR of 7.2% per annum between 2009 and 2014.

•

Intra-Regional: These routes include both intra-Asian and intra-European trades, where containerships below 4,000 TEU in size generally provide the majority of transportation. Intra-Asian container trades collectively constitute the largest portion of global containership volumes. Ports involved in these trades often impose infrastructural and other limitations on the vessel types that can be utilized, such as draft restrictions or the lack of availability of handling equipment. Intra-Regional trade grew by a CAGR of 8.3% per annum between 2009 and 2014.

World Seaborne Container Trade

million TEU	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014e	2015f

Mainlane East-West	38.5	43.2	47.1	46.1	40.9	45.6	47.3	47.1	49.1	51.3	54.1
% share of total	37%	37%	36%	34%	33%	33%	32%	31%	30%	30%	30%
Non-Mainlane East-West	10.8	11.7	12.8	14.3	14.6	16.9	18.8	19.5	20.1	21.5	23.1
% share of total	10%	10%	10%	11%	12%	12%	13%	13%	12%	13%	13%
North-South	18.9	20.2	21.4	22.9	21.6	24.9	27.2	27.6	28.9	30.5	32.4
% share of total	18%	17%	17%	17%	18%	18%	18%	18%	18%	18%	18%
Intra-Regional	36.8	41.8	48.2	51.4	45.4	51.9	56.0	59.7	63.1	67.6	72.8
% share of total	35%	36%	37%	38%	37%	37%	38%	39%	39%	40%	40%

GLOBAL TOTAL	105.1	116.9	129.5	134.8	122.4	139.3	149.3	153.8	161.2	171.0	182.4
growth	10.4%	11.2%	10.8%	4.0%	-9.2%	13.8%	7.2%	3.0%	4.9%	6.0%	6.7%

Source: Clarkson Research, January 2015. The full year 2014 estimate and 2015 forecast are as of the start of January 2015 and subject to change. Complete trade and economic data for 2014 is not yet available, estimates are subjective and there is no guarantee that current trends will continue.

As mentioned above, global container trade expanded in 2014, with the rate of volume growth picking up from 2013. Recent data suggests that both European and US demand improved firmly in 2014, building on gains made during the second half of 2013. At present, steady growth is expected across most trade lanes in 2015, in line with a broadly positive global economic outlook, although this projection is subject to a wide range of risks.

Container Trade Lane Annual Volume Growth

Source: Clarkson Research, January 2015

Containership Supply

As of January 1, 2015 the global fully cellular containership fleet stood at 5,106 vessels with an aggregate slot capacity of 18.2 million TEU. Overall fully cellular containership standing slot capacity expanded at a compound annual growth rate of 10.0% in the period between the start of 2004 and end of 2013. Fully cellular fleet capacity is estimated to have expanded by 5.4% in full year 2013 and by 6.4% in 2014 and current projections suggest that fully cellular containership capacity will grow by a further 6.4% in 2015.

Containership Fleet And Annual Growth

Source: Clarkson Research, January 2015

As of January 1, 2015, the containership orderbook was 440 vessels and 3.28 million TEU, representing 18.0% of the existing fleet in terms of capacity. The size of orderbook differs widely across containership size segments, as demonstrated below, with the most significant orderbook compared to existing fleet capacity being in the larger vessel sizes. The large proportion of ships of 8,000 TEU in capacity and above on the orderbook has been driven by liner operators seeking larger vessels to minimize average costs per slot. This has been given particular focus by liner companies since 2009 owing to a combination of high bunker prices and low freight rates. In line with aims to minimize operating costs post-2009, yards began to market fuel efficient “eco-ship” designs. At the start of January 2015, 97% of the orderbook in terms of capacity was ordered in 2010 or later.

Containership Orderbook As % Of Existing Fleet Segment

Source: Clarkson Research, January 2015

Containership Orderbook by Year of Delivery

		Total Orderbook			2015		2016		2017		2018+
Containership Type	Size (TEU)	Number	’000 TEU	% of fleet	’000 TEU	% of flt	’000 TEU	% of flt	’000 TEU	% of flt	’000 TEU	% of flt	% Non-Delivery (2014)

Post-Panamax	12000 & above	99	1,551.2	58.0%	828.8	31.0%	454.6	17.0%	155.5	5.8%	112.4	4.2%	0%
Post-Panamax	8000-11999	125	1,175.2	28.7%	750.3	18.3%	406.1	9.9%	18.8	0.5%			2%
Post-Panamax	3000-7999	46	224.8	5.9%	162.5	4.3%	35.1	0.9%	20.0	0.5%	7.2	0.2%	33%
Panamax	3000 & above	4	13.0	0.4%	9.9	0.3%	3.1	0.1%					24%
Feeder/Sub-Pmax	100-2999	166	315.3	7.9%	137.6	3.4%	154.2	3.8%	23.5	0.6%			22%

Total	100+ TEU	440	3,279.5	18.0%	1,889.0	10.4%	1,053.0	5.8%	217.8	1.2%	119.6	0.7%	9%

Source: Clarkson Research, January 2015. Orderbook data is as of January 1, 2015 and does not take into account potential delivery problems. Going forward, the orderbook will be influenced by delays, cancellations and the re-negotiation of contracts. Due to these technical and contractual issues, there is currently considerable uncertainty surrounding the orderbook. The orderbook includes some orders originally scheduled for delivery prior to 2015.

Although establishing accurate data is difficult, according to preliminary data approximately 9% of scheduled deliveries in terms of TEU capacity expected to enter the fleet in 2014 at the start of that year were confirmed as non-delivered during 2014. This figure was 22% for containerships below 3,000 TEU in size, 24% for Panamax containerships, 33% for Post-Panamax containerships below 8,000 TEU in size and 1% for Post Panamax containerships larger than 8,000 TEU. This is partly due to statistical reporting delays but also because of delays in construction and cancellations of orders. The tables above and the graph below illustrate the difference between scheduled start year and actual containership deliveries in 2014. The rate of non-delivery improved significantly in 2014 and 91% of scheduled delivery dates were met compared to just 73% in full year 2013.

Scheduled vs Actual Containership
Deliveries

Source: Clarkson Research, January 2015

Delivering the orderbook presents a number of technical and financial challenges to both shipyards and owners, which contributes to delays and cancellations of scheduled containership deliveries.

Amongst the financial challenges to owners in recent years has been the fall of the German KG system of finance. A large number of the containerships contracted pre-2009 were financed by the KG system, which allows tax benefits to private investors in certain shipowning companies. Typically these are companies set up to invest in one or a small number of vessels, financed mainly by private investors and bank financing. Funds from private investors are typically raised after the vessels have been ordered. Since 2009, in a much weaker economic and investment environment, there have been severe limitations to the ability of KG funds to collect the equity planned for investment in ships which are on order, and also, in an environment of lower vessel earnings, to their ability to generate planned returns to investors on existing projects. As a result, just 19% of containerships ordered in

2014 were contracted by German owners compared to 47.3% of containerships ordered in the ten years between 1999 and 2008.

Between 1999 and 2008 an average of 351 containerships were ordered per annum. New vessel contracting reached a peak in 2007 with 547 ships of a combined 3.2 million TEU contracted in the full year. The level of ordering slowed to 223 vessels of a combined 1.2 million TEU in 2008 while ordering in 2009 was negligible. Contracting activity picked up in the second half of 2010, taking total contracting in 2010 to 0.6 million TEU. Contracting levels remained high in the first half of 2011 and a total of 1.8 million TEU was contracted in the full year. Contracting activity in 2012 once again slowed and a total of 0.4 million TEU was contracted. In full year 2013, ordering accelerated and 2.1 million TEU was contracted, and in 2014, a total of 0.9 million TEU was contracted. In total, of the 3.3 million TEU on order at the start of 2015, 97% of the total capacity was contracted in 2010 or later.

Fleet Age and Scrapping

Levels of containership scrapping are driven by demand for steel scrap and scrap price levels as well as the age profile of the containership fleet, movements in containership earnings and supply of and demand for different sizes of containership. In the period from 1999 to 2008, an average of 29 containerships was scrapped each year. A substantial volume of aging containership capacity was sold for scrap in 2009, with the full year seeing 202 containerships with a combined capacity of 0.38 million TEU sold for scrap, significantly higher than historical levels. In 2010, 88 containerships with a combined capacity of 0.13 million TEU were sold for scrap and in 2011, 61 containerships with a combined capacity of 0.08 million TEU were sold for scrap. In 2012, the number of vessels scrapped rose to 182 containerships with a combined capacity of 0.33 million TEU and in full year 2013, 198 containerships of a combined 0.44 million TEU were scrapped. In full year 2014, a further 171 containerships totaling 0.38 million TEU were sold for demolition. The acceleration in scrapping since 2012 has, in part, helped to moderate the structural over-capacity in the market.

Containership Demolition

Class	Size (TEU)		2005	2006	2007	2008	2009	2010	2011	2012	2013	2014

Post-Panamax	8,000 & above	No of ships ’000 TEU

Post-Panamax	3,000-7,999	No of ships					1	1		1	7	15
		’000 TEU					4.65	4.65		4.47	30.83	74.26

Panamax	3,000 & above	No of ships		2	1	4	36	13	3	31	67	43
		’000 TEU		6.25	3.01	12.40	128.77	44.68	10.47	104.47	240.67	168.04

Feeder/Sub-Pmax	100-2,999	No of ships	5	14	20	57	165	74	58	150	125	113
		’000 TEU	2.35	17.53	17.93	88.76	244.94	83.23	67.31	225.44	172.84	139.09

Total		No of ships	5	16	21	61	202	88	61	182	198	171
		’000 TEU	2.35	23.79	20.93	101.17	378.36	132.57	77.78	334.37	444.04	381.38

Source: Clarkson Research, January 2015

In tandem with the rise in scrapping activity since 2012 has been a reduction in the average age of vessels scrapped. Between 2005 and 2011 the average age of a scrapped containership stood at 28.6 years. This fell to 23.9 years in 2012 and to 22.9 years in 2013. The average age of vessels scrapped in full year 2014 was 22.4 years. 43 Panamax vessels of 3,000 TEU and above and with an average age of 20.8 years were scrapped in 2014 (44% of total capacity scrapped), demonstrating the decline in demand for these older less efficient designs, compared to their modern wide-beam counterparts.

As of January 1, 2015, the average age of a vessel in the containership fleet was 10.9 years. The majority of aging containership capacity is at the smaller end of the fleet below 4,000 TEU, where some capacity may be more at risk of becoming outdated as larger ships prove more efficient at serving increased trade volumes. Overall, 3.4% of containership fleet capacity is currently aged 20 years or more.

Idling and Lay-up

As a result of the slowdown in demand through 2009, the portion of the fleet in lay-up (or “idle”) grew from 0.42 million TEU at the end of 2008 to peak at an estimated 1.52 million TEU of capacity in December 2009, representing approximately 572 vessels, according to AXS-Alphaliner, equal to 11.8% of the global fleet by capacity, according to Clarkson Research. However, the proportion of “idle” capacity declined through most of 2010 and the first half of 2011 as carriers reintroduced capacity on reactivated or newly implemented services, and in some cases upgraded capacity on existing services, to meet the apparent increase in trade volumes. However, operators once again increased the number of “idle” containerships in the second half of 2011 and by mid-March 2012, 302 containerships of a combined 0.91 million TEU were in lay-up according to AXS-Alphaliner, equal to 5.9% of the global fleet by capacity according to Clarkson Research. The total idle capacity subsequently declined, with 1.3% of the global fleet by capacity (0.23 million TEU) in lay-up at the end of 2014.

Slow-Steaming

Following the downturn in container trade volumes in late 2008 and 2009 and alongside firming bunker prices, a significant number of container shipping services began to be operated by liner companies at slower vessel speeds than in the past, with additional ships added to services in order to maintain fixed regular port call schedules. This management of supply not only reduced liner company bunker costs but also helped absorb containership capacity, as “slow steamed” services offer the same amount of “running” capacity whilst requiring additional standing vessel capacity. As of January 2015, slow steaming remains in place on a range of container shipping services and appears to be most prevalent on services on the longer mainlane trades such as the Far East-Europe and the Transpacific, where there is the greater possibility to add extra ships and adjust the service speed to an appropriate level, than on shorter-haul trades. Although bunker prices have fallen by approximately half over the last six months, reducing the economic incentive to slow-steam, there has been little indication, as yet, that carriers are intending to increase service speeds in the short-term. Furthermore, many new vessels ordered at yards since the downturn have been optimized for slower speeds, while some ships have undergone permanent modifications for greater efficiency at slower speeds.

Environment and Regulation

Environmental regulations, widespread slow steaming and low earnings environment increased interest from liner companies in “eco-designs” (typically vessels designed with environmental equipment and/or fuel-efficient features) across the shipping markets since the downturn. Shipyards have successfully marketed designs that offer significant fuel consumption savings and speed flexibility, and the “ECO” specification has fast become a standard. There is evidence that recently built vessels constructed to particularly fuel efficient “Eco” specifications can achieve a significant premium in the timecharter market. Vessels with “eco-design” features are also preferred on the sale and purchase market. There is a growing requirement to meet various regulatory issues, including SOx, NOx and carbon emissions targets, and the introduction of Ballast Water Treatment Systems. There have also been examples of retro-fitting technology to existing trading vessels. This typically takes place at a scheduled dry docking and while savings are not typically as high as newbuildings, in some cases significant advantages are achievable.

Cascading

Since the start of the downturn in 2008/2009, redeployment of supply across trade lanes has also been a key feature of the containership sector. With deliveries of new capacity dominated by the largest containerships and trade volumes growing more rapidly on North-South and intra-regional trade lanes traditionally served by medium-sized and smaller containerships, a significant degree of vessel redeployment, known as “cascading” has been required. As new very large 13,000+ TEU Post-Panamax vessels have been delivered into service on the Far East-Europe trade lane, vessels have been redeployed from the Far East-Europe to other trade lanes including the Transpacific, from where, for example, vessels of up to and around 8,000 TEU in size have been redeployed to North-South trade lanes, and then some smaller vessels have been further redeployed to intra-regional trade lanes. The redistribution of capacity across individual trade lanes via cascading has been instrumental in moderating the effect of the high volume of deliveries on the freight market in recent years. In general, freight rates have become more volatile since the downturn in 2009 and despite some short-term improvements, freight rates have remained under pressure. Relatively weak trade growth coupled with the on-going delivery of high capacity containerships has placed signficant pressure on freight rates on the mainlane trades. “Cascading” has to some extent mitigated the impact of these deliveries on the mainlane freight markets, although the cumulative impact of vessel redeployment to North-South and other non-mainlane trade routes has eventually placed substantial pressure on freight rates on these routes as well.

The Containership Markets

Containership Timecharter Rates

Pricing of containership transportation services occurs against a background of a highly competitive global containership charter market. Containership charter rates depend on the supply of, and demand for, containership capacity, and can vary significantly from year to year. Containership economies of scale mean that the daily timecharter rate per TEU for a larger containership is less than for a ship with lower TEU capacity. The containership charter market experienced significant upward movement in timecharter rates in the period between the start of 2002 and the middle of 2005. The market recovered from the decreases in charter rates seen in 2001 to levels beyond previous market highs before decreasing again mid-way through 2005, stabilizing in the first half of 2006, and then slipping further during the second half of 2006. The first half of 2007 saw the containership charter market recover to rate levels similar to those seen in late 2005 and early 2006. However, the onset of the global economic downturn and the resulting slowdown in container trade growth created a relative oversupply of capacity, leading to a rapid decrease in containership earnings in the latter half of 2008, which continued in the first half of 2009, with earnings remaining depressed during the rest of the year. In 2010, containership charter rates registered an upward trend over the year as a whole and made further gains in early 2011 before decreasing sharply in the second half of 2011 and remaining depressed through 2012, 2013 and 2014. The Containership Timecharter Rate Index (a per TEU weighted average of Panamax and smaller containerships) reached a peak of 172 points in March and April 2005 before falling to a low of 32 points in the period from November 2009 to January 2010. The index subsequently firmed to 59 points at the end of December 2010, falling to 42 points at the end of December 2011. The index fluctuated through 2012, ending the year unchanged from a year earlier at 42 points. The index recovered marginally in 2013, standing at 47 points at the end of December 2013 and remained at 47 points at the end of December 2014. There has historically been less activity in the charter market for the larger Post-Panamax sector compared to the Panamax and smaller segments. This is partly owing to the fact that the share of ownership of the Post-Panamax fleet was historically greater for liner companies than charter owners. Furthermore, it is a relatively young fleet and many vessels (particularly vessels of 8,000 TEU and above) are chartered for periods, for example, of 10 years or more on delivery. However, in general, the charter market for these larger vessels is expected to broadly follow the trends highlighted above, albeit with less volatility in recent years. Although there is limited information, charter rates for larger Post-Panamax vessels have not declined to levels approaching operating expenses, as has been the case for Panamax and smaller vessels. However, there was an increase in the number of Post-Panamax ships in lay-up following the downturn in 2008/2009. At the same time a general lack of financing and employment opportunities available to owners left a number of Post-Panamax ships undelivered from yards. More recently, the number of Post-Panamax ships in lay-up has declined. The benchmark three-year timecharter rate for a 9,000 TEU Post-Panamax vessel stood at $41,000 per day in June 2012 before falling to a low of $35,000 per day between October 2012 and March 2013 rising to $39,000/day at the end of December 2013. At the end of December 2014 the benchmark rate stood at $39,500 per day.

Containership Timecharter Rates

Source: Clarkson Research, January 2015

Note: The Containership Timecharter Rate Index is a per TEU weighted average of 6-12 month timecharter rates for Panamax and smaller vessels (1993=100). Movements in the index are expected to be broadly representative of the timecharter market in general.

There are, of course, limitations and risks to future scenarios, dependent on developments in the world economy and global trade patterns, and the development of ordering, deliveries and demolitions in the future. With the growth in container volumes having turned very negative in 2009, supply far outweighed demand for the global movement of containers, causing significant downwards pressure on the entire container shipping sector. The impact of the differential between growth in demand and supply on the containership charter market was sharply negative, pushing rates acutely downwards. Demand growth outstripped supply growth in 2010, supporting rates. In 2011, supply growth and demand growth were relatively balanced and in 2012, supply growth outpaced growth in demand. Supply and demand growth rates were broadly similar in both full year 2013 and full year 2014. However, owing to the extended period of soft demand growth, in particular the 9.2% contraction of trade in 2009, a degree of structural overcapacity remains, keeping timecharter rates at relatively low levels compared to historical averages.

Containership Timecharter Rates

US$/day	Period	2009	2010	2011	2012		2013	2014	Dec-14

1,700 TEU geared	6-12 months	4,754	6,800	10,142	6,292		7,096	7,312	7,250
3,500 TEU gearless	6-12 months	6,575	13,250	14,871	7,179		7,021	7,746	8,100
4,400 TEU Panamax	5 years	15,667	22,917	25,375	18,792		13,583	11,062	12,000
6,800 TEU Post-Pmax	3 years				29,857	*	27,542	24,667	25,000
9,000 TEU Post Pmax	3 years				37,357	*	37,625	39,125	39,500

Source: Clarkson Research, January 2015. Annual figures are averages of monthly assessments. Estimates based on monthly market assessments for theoretical fully cellular ships by Clarksons brokers. These estimates are based on a given point in time and are no guide to or guarantee of future rates. Geared vessels have their own cranes. *Average of last 7 months of 2012.

Containership Fixture Activity

Along with movements in containership charter rates, the market has also seen changes in the number of fixtures (new charters) and average charter periods. During 2003 and 2004 the volume of reported fixtures was relatively high, but as demand continued to grow, and a greater number of vessels were committed for longer periods than previously, the lack of availability caused the volume of fixtures to slow in 2005 and 2006. The average number of monthly fixtures fell from 159 in 2003 to 59 in 2005, and increased gradually to an average of 198 fixtures reported per month in 2014. The average period of reported fixtures moved from 18.3 months in 2006 to just 6.1 months in 2014, with container shipping lines less willing to commit to longer periods and owners keen to avoid longer periods at prevailing rates. The graph below shows containership fixture activity by size range.

Reported Containership Fixture Activity

Source: Clarkson Research, January 2015

Note: Fixture activity data based on reported market fixtures and should not be considered comprehensive.

Average Reported Containership Timecharter Fixture Length

Source: Clarkson Research, January 2015

There were a total of 153 reported fixtures of Post-Panamax containerships with a capacity of 3,000 TEU and above in 2014. The average reported fixture length was 12.2 months, with larger vessels and newbuildings typically fixed for longer periods. The average reported fixture length in 2014 of vessels larger than 6,000 TEU was 32.1 months (80 reported fixtures). In comparison, the average fixture length for Panamax and smaller vessels stood at 5.7 months in 2014.

Vessel Values: The Newbuild & Secondhand Containership Market

Newbuild Prices: The development of containership newbuild prices reflects both the demand for vessels as well as the cost of acquisition of new containerships by owners from shipyards, which is influenced by the cost of materials and labor, availability of shipbuilding capacity, and the impact of demand from other shipping sectors on shipyards. Economies of scale in containership building mean that the cost per TEU involved in building larger containerships is less than for vessels with smaller TEU capacity.

The newbuild price for a theoretical 6,600 TEU containership increased from $60.0 million at the start of 2003 to peak at $108.0 million in the period June to September 2008. However, following the downturn, this figure fell gradually reaching a low of $57.5 million in the first quarter of 2013. The guideline value subsequently rose to $68.0 million in March 2014 before softening marginally to $67.75 million in December 2014. The graph below shows the historical development of containership newbuild prices.

Containership Newbuilding Price Development

Source: Clarkson Research, January 2015

Note: Prices are evaluated at the end of each calendar month. Newbuild prices assume “European spec.”, standard payment schedules and “first class competitive yards” quotations.

Secondhand Prices: As the containership charter market is playing an increasingly important role in the container shipping industry as a whole, the market for the sale and purchase of secondhand containerships has also expanded. Secondhand vessel prices are influenced by newbuild prices and also by vessel charter rates or earnings, although there is sometimes a lag in the relationship. For example, in 2001, when containership charter rates dropped significantly, containership secondhand prices also moved downwards.

Activity on the secondhand market for containerships has grown steadily in recent years. A portion of this activity has been constituted by the sale of containerships by liner companies to charter owners. These sales have commonly been accompanied by “timecharter back” arrangements whereby the liner company sells the vessel, removing the asset from its balance sheet, then, as part of the transaction, arranges a time charter of the vessel from the party to which it has sold the ship. The liquidity of the secondhand sales market is much greater for small and medium-sized containerships than for large vessels. Only 384 of the 1,975 secondhand containership sales recorded in the period 2000-2014 involved ships with 3,000 TEU or more in capacity. Large containerships are generally newer, and more likely to remain owned by their original owner either for their own end use or on an initial relatively long-term charter.

Secondhand containership sales volumes show some volatility and full year 2014 saw 192 secondhand vessels with a combined capacity of 555,870 TEU sold. The following graph shows the development of secondhand prices for five-year old containerships. Trends in secondhand prices for older containerships typically move according to similar cycles. The graph shows the development of five-year old 3,500 TEU, 6,600 TEU and 8,800 TEU ship prices. The price for a theoretical five year old 8,800 TEU containership decreased from $130.0 million at the end of August 2008 to just $48.0 million at the end of November 2009. This price rose to $80.5 million in July and August 2011, before falling sharply to $61.0 million between February and May 2012. The guideline five-year old 8,800 TEU price subsequently rose to plateau at $67.0 million between July 2013 and July 2014 before falling to $60.0 million at the end of December 2014. This compares to a five-year average of $65.8 million.

Containership Secondhand Price Development

Source: Clarkson Research, January 2015

Note: Prices are evaluated at the end of each calendar month. There have been periods of uncertainty surrounding secondhand prices and the values provided between October 2008 and December 2009 are subject to wider than usual confidence margins.

Since the financial crisis there has been a significant reduction in secondhand prices and this, combined with the problems of the KG finance sector, have increased the exposure of banks to problematic container vessel loans, particularly for vessels below 5,000 TEU. In some cases this has resulted in banks, as a non-traditional owning group, taking effective control of certain vessels. The banks involved may look to exit such positions at some stage in the short, medium or long term, potentially leading to an increase in sale candidates.

Liner Company Overview

There are two types of companies that own containerships: “liner” shipping companies, who operate container shipping services and own and charter-in containerships; and containership owners, often known as “charter owners” who own containerships and charter them out to liner companies. Liner companies include charterers such as Maersk Line, MSC, CMA-CGM and Evergreen, who both own and charter in container carrying vessels for the services that they operate. This differs somewhat from the traditional tanker and bulkcarrier shipping sectors where owners provide tonnage to charterers who are mainly cargo interests or operators which are less inclined to own their own vessels. Liner companies also are responsible for providing the containers themselves, either owned or leased, arranging terminal handling either at dedicated or third-party terminals and often inland transportation between ports and cargo origins and destinations. In order to offer a wide range of services, many liner companies engage in alliances or other liner service cooperation agreements. There are over 200 liner companies, who combined account for the ownership of 52.7% of global fully cellular containership capacity in the fleet and 33.9% of containership capacity on order as of January 1, 2015. Owing to a degree of structural overcapacity in the market that has persisted since the start of the downturn in 2009, freight rates on many trade routes remain under pressure, while also displaying a greater degree of volatility. As a result, liner companies have experienced a generally weak but similarly volatile financial environment in recent years.

As mentioned above, at the onset of the downturn in container trade, liner companies were forced to idle surplus capacity. At the start of January 2010, 56% of total idled capacity was owned by liner companies. This share declined in the following years reaching just 15% in September 2012, as liner companies preferentially reactivated their own tonnage and returned chartered-in tonnage where possible. This imbalance in ownership of idled tonnage has placed additional pressure on the charter market. At the end of December 2014 it was estimated that just 12% of idled containership capacity was owned by operator owners, with the remaining 88% owned by charter owners, although in total, idle capacity represented just 1.3% of the containership fleet by capacity.

Top Liner Operators by TEU Capacity Operated

Source: BRS-Alphaliner, January 2015

Charter Market Competition

Charter owners own containerships and charter them out to liner companies. There were over 300 “charter owners” owning containerships as of January 1, 2015. The largest share of the charter owner containership fleet is owned by German shipowners, which accounted for 56% of the fully cellular containerships in the charter owner fleet as of January 1, 2015. German charter owner activity in the newbuilding market has reduced significantly since 2009, predominantly owing to the severe reduction in funds available through the KG system of finance, which was utilized by many German owners. As such, just 10% of the containership capacity on order for charter owners is for German owners, compared to 26% for Chinese charter owners, 19% for Greek owners and 16% for Canadian owners.

The top 10 charter owners account for 42% of charter owner global capacity as of January 1, 2015. Historically, a significant share of the world’s containership capacity has been owned by the liner companies, but since the 1990s there has been an increasing trend for the liner companies to charter-in a larger proportion of the capacity that they operate as a way of retaining some degree of flexibility with regard to capital spending levels over time given the significant costs associated with purchasing vessels. The availability of capital as well as some selectivity by major liner companies can create a barrier to entry in the long-term timecharter market for larger vessels. At the start of 1996, the liner company share of ownership of fully cellular containerships stood at 71% of fully cellular fleet capacity, with liner companies chartering in the remaining 29% from charter owners.

This share has since declined, with the liner company share of ownership standing at 52.7% of fleet capacity at the start of January 2015.

Top Containership Charter Owners by TEU Capacity

as of October 1, 2014						Orderbook
Owner		Country	No. of vessels	Fleet TEU	Avg. Size	No. of vessels	TEU

1	Seaspan	Canada	80	504,637	6,308	28	341,000
2	C-P Offen	Germany	68	442,892	6,513
3	Blue Star Holding	Germany	81	435,689	5,379
4	Peter Dohle	Germany	109	413,045	3,789	5	54,985
5	Rickmers Group	Germany	77	339,333	4,407	3	16,398
6	Danaos Shpg	Greece	57	337,973	5,929
7	Costamare	Greece	59	331,316	5,616	9	115,820
8	Norddeutsche	Germany	69	311,026	4,508
9	NSB N’elbe	Germany	47	262,244	5,580	4	20,000
10	Zodiac M’time	United Kingdom	36	247,962	6,888	17	126,208
11	Schulte Grp	Germany	47	206,039	4,384	12	28,068
12	Eastern Pacific Shpg	Singapore	30	188,077	6,269	3	47,724
13	N.S. Lemos	Greece	14	176,736	12,624
14	Shoei Kisen	Japan	41	167,640	4,089	5	70,000
15	Technomar	Greece	32	117,847	3,683	5	40,600
16	Hansa T’hand	Germany	32	117,392	3,669
17	MPC Group	Germany	42	110,695	2,636
18	Fredriksen Group	Norway	22	106,558	4,844	2	17,428
19	NSC Schiff.	Germany	29	101,160	3,488	4	36,120
20	Hermann Buss	Germany	50	88,195	1,764
21	T Schulte	Germany	27	85,816	3,178	1	3,405
22	Leonhardt &B	Germany	43	82,253	1,913
23	Embiricos Group	Greece	12	82,159	6,847
24	Gebab	Germany	20	72,080	3,604
25	Synergy Marine	Cyprus	16	70,430	4,402

	Top 25		1,140	5,399,194	4,736	98	917,756
	Others (343)		1,558	3,213,544	2,063	178	1,249,335
	Total		2,698	8,612,738	3,192	276	2,167,091

Source: Clarkson Research, January 2015. Costamare fleet and orderbook figures sourced from Costamare, January 2015.

As of January 1, 2015, it was estimated that 2,698 containerships (8.6 million TEU) out of a fully cellular containership fleet of 5,106 vessels were owned by charter owners, representing 52.8% of the global containership fleet in terms of ship numbers and 47.3% in terms of TEU capacity. The top ten charter owners own a total of 683 containerships of a combined 3.6 million TEU. The top ten comprises 6 German owners, 2 Greek owners, 1 Canadian owner and 1 owner based in the United Kingdom. The number of German charter owners has historically reflected a preference for German owners to invest in containerships, heavily utilizing the KG system of finance. As a result, the recent decline of the KG system has corresponded with a fall in the share of the fleet owned by German charter owners. At the start of January 2015, German charter owners accounted for 52% of the total capacity in the charter owner fleet, compared to a ten-year average of 63%.

Containership Fleet Capacity Ownership, start year

Source: Clarkson Research, January 2015

According to the orderbook at the start of January 2015, charter owners account for ownership of 62% of total containership capacity scheduled to be delivered in full year 2015, 80% of capacity scheduled to be delivered in full year 2016, 64% of capacity scheduled to be delivered in 2017 and 12% of capacity scheduled to be delivered from the start of 2018 onwards.

Containership Orderbook Delivery Schedule

Source: Clarkson Research, January 2015

Note: Data based on scheduled delivery dates and does not take into account potential non-delivery.

The charter owner fleet is heavily weighted towards the smaller end of the fleet. Charter owners own 1,683 containerships (2.5 million TEU) of below 3,000 TEU in size, which represents 62% of the total charter owner fleet in terms of vessel numbers and 30% in terms of TEU capacity. Of the remaining 1,015 vessels, 483 of a combined 2.0 million TEU are of Panamax dimensions, 305 ships of a combined 1.8 million TEU are of Post-Panamax dimension and less than 8,000 TEU in size, and the remaining 227 vessels of a combined 2.3 million TEU are 8,000 TEU or above in size.

The majority of the containership charter market is focused on containerships of 4,500 TEU or less, and the large majority of charter market activity in this sector is timecharter business (in which the charterer hires the vessels from the owner for a specified period of time at a per day charter rate), with charter periods ranging from less than one month to three years or more. However, in other instances, and generally in the case of larger Panamax and Post-Panamax containerships, the charter owner will contract a containership newbuild at a shipyard, which is then chartered out to one of the major container shipping lines on a long-term time charter ranging up to 10 or 12 years in duration (generally, but not exclusively, for use on the mainlane trades). Within the substantial part of the containership charter market focused on containerships of 4,500 TEU or less, both the number of vessels and the number of fixtures are more numerous than in the larger size ranges. In addition, the number of operators utilizing 1,000-4,500 TEU containerships, for example, is much higher than the number operating ships 4,500 TEU and above in size. Below 4,500 TEU containership operation is more highly fragmented, with global operators competing with regional operators who have less requirement for the deployment of larger containerships.

BUSINESS

Overview

We are a growth-oriented limited partnership formed to own, operate and acquire containerships under long-term, fixed-rate charters, which we define as charters of five full years or more. As of December 31, 2014, our initial fleet of four containerships had an average capacity of approximately 9,000 TEU and an average remaining charter term (weighted by TEU capacity) of approximately 6.2 years, with charter terms expiring between April 2018 and February 2023. These four vessels will be contributed to us by Costamare, one of the largest publicly listed containership owners by TEU capacity, which will control us through its ownership of our general partner. We believe that Costamare intends to utilize us as its primary growth vehicle to pursue the acquisition of containerships that are expected to generate long-term, predictable cash flows, although there is no guarantee that we will be able to take advantage of opportunities to grow or generate the desired cash flows, nor is there any guarantee that Costamare will utilize us in this manner.

We are an owner of containerships and we generate our revenues by chartering them to leading liner companies pursuant to long-term, fixed-rate charters. Under the terms of these charters, we provide crewing and technical management, while the charterer is generally responsible for securing cargos, fuel costs and voyage expenses. Our charters provide for a fixed hire rate over the life of the charter, regardless of the utilization of the vessel. We intend to focus primarily on large modern vessels because we believe that the economies of scale and fuel savings of newly designed vessels are most appealing to our customers, the major liner companies. We believe our focus on owning modern, high quality containerships, chartered under long-term contracts with staggered maturities, will provide stability and predictability to our revenues and cash flows and minimize re-chartering risk. In addition, we are focused on providing charters to a diversified group of leading liner companies, which we believe will minimize our counterparty risk. Though there is no guarantee that we will be able to take advantage of opportunities to grow or generate the desired cash flows, we believe that our strategy will ensure the long-term stability of our distributions.

Upon the closing of this offering, we will own four containerships, of which three were built in 2013 and one in 2006. These containerships operate under long-term charters with MSC, affiliates of Evergreen, and COSCO. We will also have options to acquire an additional ten identified vessels and certain other rights under which we may acquire additional containerships with long-term charters from Costamare and, with respect to the JV vessels, York as described below. We believe that such options and rights will provide us with significant built-in growth opportunities. We may also grow through further acquisitions of containerships, not only from Costamare and York, but also from liner companies, shipyards and other shipowners. We believe that executing our growth strategy, while providing reliable service to our customers, will enable us to grow our distributions per unit. However, we cannot assure you that we will make any particular acquisition or that as a consequence we will successfully grow the amount of our per unit distributions. Among other things, our ability to acquire additional containerships will be dependent upon our ability to raise additional equity and debt financing.

Our Relationship with Costamare Inc.

We believe that one of our principal strengths is our relationship with Costamare and its affiliates. We believe our relationship with Costamare will give us access to its relationships with leading liner companies, shipbuilders, financing sources and suppliers and to its technical, commercial and managerial expertise, which we believe will allow us to compete more effectively when seeking additional customers and expanding our fleet. As of December 31, 2014, Costamare’s fleet consisted of (i) 59 vessels in the water, aggregating approximately 332,000 TEU and (ii) nine newbuild vessels aggregating in excess of 115,000 TEU that are scheduled to be delivered through third quarter 2016, based on the current shipyard schedule. As of December 31, 2014, 13 of Costamare’s containerships, including nine newbuilds, had been acquired pursuant to the Framework Agreement with York by vessel-owning joint venture entities in which Costamare holds a minority equity interest.

The vessels in our initial fleet will be managed by Costamare’s affiliated manager, Costamare Shipping, which is controlled by Costamare’s chairman and chief executive officer, unless Costamare Shipping decides to delegate certain of its management services to an affiliated manager (such as Shanghai Costamare), V.Ships Greece or, subject to our consent, other third party managers. Costamare Shipping will also provide certain administrative and commercial management services to the Partnership. Costamare Shipping is a global operator that has successfully managed Costamare’s growing and diverse fleet for the past 41 years. Costamare Shipping utilizes both affiliated and unaffiliated managers for the technical management of vessels, which provides scale and flexibility to its operations. We believe that Costamare Shipping provides superior management services based on its market-specific experience and relationships, and we expect to rely on substantially the same management platform to manage our growing fleet. On January 7, 2013, Costamare Shipping entered into a Co-operation Agreement with V.Ships Greece, a member of V.Group, to establish a ship management cell that, subject to limited exceptions, serves as the exclusive third-party manager of Costamare Shipping.

Upon completion of this offering, Costamare will own our 2.0% general partner interest, all of our incentive distribution rights and a  % limited partner interest in us, which consists of  common units and all of our subordinated units. As a result, Costamare will hold a majority of our total equity interests. Our general partner will manage our operations and day-to-day activities.

Market Opportunities

We believe there are a number of market factors that create a favorable backdrop for a growth oriented containership company:

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Growing demand for large, modern containerships provided by well-capitalized owners. As reported by Clarkson Research, due to a combination of high bunker prices and low freight rates in the container shipping market since 2009, liner companies are increasingly relying on large, modern containerships with high TEU capacity and fuel efficiency features, which minimize average operating expenses per TEU of capacity. According to Clarkson Research, this focus on maximizing economies of scale has been accompanied by a CAGR of 23.7% in total capacity of containerships 8,000 TEU or larger over the last five years, compared to a CAGR of just 1.5% for containerships smaller than 8,000 TEU in size during the same period. On a year-on-year basis, the total capacity of containerships 8,000 TEU or larger grew by 20.8% in 2014, 19.2% in 2013, 23.2% in 2012, 26.4% in 2011, 29.1% in 2010 and 17.3% in 2009. This is compared to year-on-year contraction in the total capacity of containerships smaller than 8,000 TEU by 0.6% in 2014 and by 0.2% in 2013 and growth of just 0.2% in 2012, 2.9% in 2011, 5.3% in 2010 and 3.7% in 2009. Furthermore, Clarkson Research reported that recently built vessels with fuel efficiency features or environmental compliance features can achieve significant premium in the charter market. These large, modern containerships are capital intensive assets, and liner companies have traditionally relied on well-capitalized containership owners such as us to help manage their balance sheets. As the global economy continues to strengthen and liner companies continue to balance their capital expenditures and debt capacity with their requirement for larger vessels, we believe they will continue to rely on shipowners like us who can provide them with large vessels with minimal upfront capital outlay.

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Availability of attractive acquisition opportunities in the container shipping industry. Shipbuilding prices for new containerships and prices for secondhand vessels have been, and remain, near historically low levels since the recent economic downturn. As reported by Clarkson Research, benchmark prices for 6,600 TEU new containerships and 8,800 TEU secondhand five-year-old vessels in December 2014 were approximately 37% and 54%, respectively, below their peaks in 2008. The competition for these acquisition opportunities has changed as several historical lenders to shipping companies have tightened lending criteria and either stopped or severely reduced lending to shipping companies. In addition, certain German shipping funds that have historically contracted for nearly half of the containerships ordered between 1999 and 2008 have faced significant financial challenges and, as a result, their share of containership orders in 2014 fell to 19%. Furthermore, we believe liner companies typically prefer to charter from shipowners such as Costamare, who have demonstrated the financial wherewithal to acquire and offer them several vessels in a single transaction. We believe that our moderate leverage will profile position us well to obtain financing to allow us to exploit attractive growth opportunities and enhance our ability to earn an attractive yield on our vessels.

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Containership owners play a significant role in containership trade. Historically, a significant share of the global containership fleet by TEU capacity was owned by the liner companies. Since the 1990s, however, liner companies have increasingly chartered in a larger proportion of the capacity that they operate. Based on Clarkson Research information, the portion of liner companies’ fully cellular containership capacity that is supplied by independent charter owners has grown from 29% at the start of 1996 to 47.3% in January 2015. As one of the largest publicly traded containership owners, Costamare has informed us that it expects to participate directly in the continued growth and recovery of the global containership trade. In turn, we believe this will provide us with increased opportunities to grow our fleet and distributable cash flow.

•

Global containership trade continues to grow. As reported by Clarkson Research, global container trade grew by 4.0% in 2008, contracted by 9.2% in 2009, rebounded by 13.8% in 2010 and, between 2010 and 2013, grew by a CAGR of 5.0% per annum, and is estimated to have grown by 6.0% in 2014. According to Clarkson Research, current projections suggest that growth will reach 6.7% in 2015, outpacing expected growth in global containership fleet capacity. Clarkson Research also reported relative stability in the benchmark three-year charter rates for 9,000 TEU containerships in the past two and a half years and a reduction in the proportion of the vessels in layup from the levels reached in 2009. Clarkson Research projects that this dynamic will help improve the supply and demand balance of the containership market through 2015.

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High barriers to entry to the long term charter market. According to Clarkson Research, availability of capital and selectivity by major liner companies can create barrier to entry in the long-term time charter market for larger vessels. We also believe that, given the large capital requirements, limited availability of financing, and need for a high level of operational and technical management expertise, the long-term charter market for larger vessels is difficult to penetrate. Our liner customers are extremely selective, and we believe that our relationship with Costamare provides us with a significant advantage in being able to attract long-term charters from high quality customers. We believe our relationship with Costamare and Costamare Shipping, and their long track record of operating containerships for some of the largest liner companies in the world, including A.P. Moller- Maersk, MSC, Evergreen, Hapag Lloyd and COSCO, allows us to benefit from the preference for experienced, high-quality operators. We believe this enhances our ability to compete for new customers and charters relative to less qualified and less experienced ship operators.

Competitive Strengths

We believe that our future business prospects are well supported by the following factors:

•

Significant built-in growth opportunities. In addition to our initial fleet of four containerships, we will have the option to purchase one wholly-owned vessel of Costamare for which a long-term charter has been arranged. Additionally, Costamare and York have a 36-month period after each such vessel’s acceptance by its charterer, in which they may offer us the right to purchase nine JV vessels expected to be delivered to Costamare and York between the fourth quarter of 2015 and the end of 2016, for five of which long-term charters have been arranged. If they do not reach an agreement to offer us such right during the 36-month period, we will have the right to purchase such vessels at the end of such 36-month period, provided that, at the end of the 36-month period, the relevant vessel constitutes a non-compete vessel. Once such purchase options are no longer exercisable, Costamare and, with respect to the JV vessels, the JV Entity and York have agreed to offer us the right to purchase at fair market value as determined in accordance with the omnibus agreement other non-compete vessels that Costamare, either by itself or jointly with York owns or acquires, to the extent such vessels constitutes non-compete vessels at the time of such offer to us, in each case in accordance with the terms of the omnibus agreement. We believe these acquisition opportunities, as well as other future acquisition opportunities from Costamare, JV Entities and York or other third parties, will facilitate the growth of our distributions per unit.

•

Predictable cash flow profile through long-term charters to leading liner companies with staggered expiration dates. Our initial fleet will operate under charters with initial terms that expire between April 2018 and February 2023, and six of the ten containerships for which we have options to purchase from Costamare and, with respect to the JV vessels, York have or will have charter durations ranging from approximately 5.5 to 10 years with Evergreen. The staggered maturities of the charters for vessels in our initial fleet will mean that we will likely conduct our re-chartering activity in varying rate environments and we will seek to tailor our charter terms accordingly. Our current charters do not provide the charterers with the option to purchase the vessels at the end of the charter term, which we believe will allow us to take advantage of any improvement in the container shipping market at the end of the charter terms. Furthermore, by contracting with the liner companies that we perceive to be the most financially and operationally sound, such as MSC, Evergreen and COSCO, we believe that we have reduced our potential counterparty risk.

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Enhanced growth opportunities through our relationship with Costamare, an established owner of containerships with significant experience and relationships in the containership sector. We believe our relationship with Costamare will provide us with many benefits that should drive growth in our distributions per unit. We believe charterers award new business to established participants in the containership sector because of their demonstrated technical, commercial and managerial expertise. Because our initial fleet is managed by the same ship manager as Costamare, we believe that we will benefit from the record that Costamare’s containerships have of low unscheduled off-hire days, with fleet utilization levels, excluding scheduled dry-dockings, of 99.9%, 99.9% and 99.8% in 2012, 2013 and 2014, respectively. Furthermore, over the last three years Costamare’s largest customers by revenue included many of the world’s largest liner companies, including A.P. Moller-Maersk, MSC, Evergreen, Hapag-Lloyd and COSCO. We believe that our relationship with Costamare and its affiliated ship managers, with their track record and reputation, will help us to similarly maintain a customer base of large liner companies, as well as to attract additional long-term charters for containerships. Further, we believe that we will be able to enhance our operational and financial efficiency through Costamare’s strong relationships with customers, shipyards and established financing providers, and its large pool of experienced and qualified global seafarers.

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Scale and flexibility in vessel operation. Our vessels will be managed by Costamare Shipping, as head manager, and the same technical managers used for Costamare’s own fleet, which consist of Costamare Shipping, its affiliated manager, Shanghai Costamare (which acts as a sub-manager), V.Ships Greece and, in certain cases, subject to our consent, other third party managers. We believe that utilizing both affiliated and unaffiliated managers will provide us with operational scale, geographical flexibility and market-specific experience and relationships, which will allow us to grow appropriately to meet demand and manage our vessels in an efficient and cost-effective manner.

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Newly constructed and high specification containerships. Our initial fleet will be among the youngest of any containership operator, with three of the four vessels built in 2013 and an average age (weighted by TEU capacity) of approximately 3.5 years as of December 31, 2014. We believe the large size of the vessels in our initial fleet will be attractive to liner companies as such vessels provide economies of scale, reducing costs per TEU of capacity, and can be deployed in numerous trade routes, providing liner companies with operational flexibility. The majority of the vessels in our initial fleet and all of our option vessels are equipped with the latest electronically controlled engines and have been designed with optimized hulls and propulsion systems, which allows the vessels to achieve relatively high fuel efficiency at lower speeds.

•

Experienced management team. Our ship managers’ senior management teams have a combined average of approximately 38 years of experience in the shipping industry. In addition, we believe that we will be able to secure attractive long-term charters with leading liner companies because of, among other things, our relationship with Costamare, which has an established operating track record and a high level of service and support. The Chief Executive Officer of our general partner, Konstantinos Konstantakopoulos, and Chief Financial Officer of our general partner, Gregory Zikos, will allocate their time between managing our business and affairs and the business and affairs of Costamare. Mr. Konstantakopoulos is the Chief Executive Officer and Chairman of the Board of Costamare. Mr. Zikos is the Chief Financial Officer and a member of the board of directors of Costamare. The amount of time Mr. Konstantakopoulos and Mr. Zikos will allocate between our business and the businesses of Costamare will vary from time to time depending on various circumstances and needs of the businesses, such as the relative levels of strategic activities of the businesses. Mr. Konstantakopoulos and Mr. Zikos will devote sufficient time to our business and affairs as they believe is necessary for their proper conduct.

•

Financial flexibility and access to capital to support our growth. After giving effect to this offering, we expect to have a moderate level of debt. We believe that such capital structure will allow us to pursue accretive vessel acquisitions and explore various ways to maximize unitholder value and grow distributable cash flow per share. Since Costamare’s initial public offering in November 2010, its management team has successfully raised over $2.2 billion in the equity and bank debt markets. We will be managed by the same management team as that of Costamare and we believe that, as a public company, we will have access to the public equity and bank debt markets in order to pursue expansion opportunities.

We can provide no assurance, however, that we will be able to utilize our strengths described above. For further discussion of the risks that we face, see “Risk Factors”.

Business Strategies

Our primary business objective is to grow our business profitably and increase quarterly distributions per unit over time by executing the following strategies:

•

Pursue strategic and accretive acquisitions of containerships on long-term, fixed-rate charters. We will seek to leverage our relationship with Costamare to make strategic acquisitions that are accretive to our distributions per unit. As of December 31, 2014, Costamare had 68 containership vessels in its fleet, including 13 vessels in its joint venture with York. This fleet includes a substantial built-in pipeline of potential acquisition targets for us. Furthermore, under the omnibus agreement, we will have the option to purchase one wholly-owned vessel of Costamare for which a long-term charter has been arranged. Additionally, Costamare and York have a 36-month period after each such vessel’s acceptance by its charterer, in which they may offer us the right to purchase nine JV vessels expected to be delivered to Costamare and York between the fourth quarter of 2015 and the end of 2016, for five of which long-term charters have been arranged. If they do not reach an agreement to offer us such right during the 36-month period, we will have the right to purchase such vessels at the end of such 36-month period, provided that, at the end of the 36-month period, the relevant vessel constitutes a non-compete vessel. Once such purchase options are no longer exercisable, Costamare and, with respect to the JV vessels, the JV Entity and York have agreed to offer us the right to purchase other non-compete vessels in the Costamare fleet, to the extent such vessels constitute non-compete vessels at the time of such offer to us, in each case in accordance with the terms of the omnibus agreement. Finally, we will continuously evaluate potential vessel acquisitions from third-parties and seek to acquire those vessels that meet our rigorous quality standards, have long-term charters and that we believe will be accretive to distributions per unit.

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Acquire attractively priced vessels. We believe we are well-positioned to take advantage of the significant opportunities created by the recent economic downturn to acquire vessels at attractively low prices. In addition to our initial fleet of four containerships, we will also have options to acquire one wholly-owned vessel of Costamare and, subject to being offered such vessels by Costamare and York, nine JV vessels, which are delivered or expected to be delivered to Costamare and York between the fourth quarter of 2015 and the end of 2016, and other rights under which we may acquire additional containerships from Costamare and, with respect to the JV vessels, York, as described above. We intend to expand our fleet by acquiring additional containerships at relatively low prices using proceeds from this offering to the extent available and proceeds from future equity and debt financings.

•

Manage our fleet and charter portfolio to provide a stable base of cash flows. We intend to maintain and grow our cash flow by expanding our relationships with creditworthy counterparties, growing our fleet of vessels on long-term time charters, and minimizing operating costs, while maintaining a high level of service to our customers. Costamare’s largest customers over the last three years have been A.P. Moller-Maersk, MSC, Evergreen, Hapag-Lloyd and COSCO, which we perceive to be among the more creditworthy liner companies. We believe that Costamare will continue to maintain and develop relationships with these and other liner companies, with a particular focus on counterparty diversification and credit quality, in order to support its growth programs. We expect to benefit from these growth and diversification initiatives as we seek to acquire additional vessels with long- term charters from Costamare. We believe that the long-term fixed-rate nature of our charters will continue to provide us with a stable base of contracted future revenue. As of December 31, 2014, the time charters for our initial fleet represented an aggregate of $343.1 million of contracted revenue through 2023.

•

Maintain a strong balance sheet through moderate use of leverage. We intend to use approximately $  million of the net proceeds from this offering and the borrowings under our new credit facility to repay the outstanding indebtedness under our existing credit facilities. We intend to manage our balance sheet conservatively, targeting a modest amount of leverage, managing our maturity profile and maintaining an adequate level of liquidity. We believe that managing our balance sheet in a conservative manner will minimize our financial risk while providing a solid foundation for our future expansion and enhancing our ability to apply a substantial portion of our cash flow to the payment of distributions to our unitholders.

•

Provide high-quality, low-cost customer service through efficient vessel management. We seek to provide high-quality, low-cost customer service that allows our customers to implement integrated logistics solutions in the marketplace in a cost-effective manner. Our managers’ ship management approach is to provide tailored services based on the customers’ needs, which we believe has helped extend Costamare’s charters and the useful lives of its containerships, and can differentiate us from our competitors. We believe that our partnership with Costamare Shipping, who may delegate certain management services to its affiliated managers, V.Ships Greece and, subject to our consent, other unaffiliated managers, will allow us to have a deep pool of operational management in multiple locations around the globe with the market-specific experience and relationships necessary to manage a large fleet with a high level of service at a low-cost, while offering the scalability and flexibility for future growth. We also believe that our focus on customer service and reliability will enhance our relationships with our charterers. In the past decade, Costamare and our other managers have had successful chartering relationships with the majority of the top 20 liner companies by TEU capacity. We also intend to apply high standards of vessel operation and maintenance to enhance the predictability of our operating expenses and the operational efficiencies of our fleet.

We can provide no assurance, however, that we will be able to implement our business strategies described above. For further discussion of the risks that we face, see “Risk Factors”.

Our Fleet

Initial Fleet

Upon the closing of this offering, our initial fleet will consist of the following four vessels. As of December 31, 2014, these four vessels had an average age (weighted by TEU capacity) of approximately 3.5 years and an average remaining charter term (weighted by TEU capacity) of approximately 6.2 years:

Vessel Name	Charterer	Year Built	Capacity (TEU)	Daily Charter Rate (U.S. dollars)	Expiration of Charter(1)
MSC ATHOS	MSC	2013	8,827	42,000	February 2023
MSC ATHENS	MSC	2013	8,827	42,000	January 2023
VALUE	Evergreen	2013	8,827	41,700	April 2020(2)
COSCO BEIJING	COSCO	2006	9,469	36,400	April 2018

(1)	Charter terms and expiration dates are based on the earliest scheduled date charters could expire. Amounts set out for daily charter rate are the amounts contained in the charter contracts.
(2)

Assumes exercise of owner’s unilateral options to extend the charter of this vessel for two one-year periods at the same charter rate. The charterer also has corresponding options to unilaterally extend the charter for the same periods at the same charter rate.

Option Vessels

We will have the option to purchase from Costamare the Valence (and shares in the vessel-owning entity) within 12 months following the closing of this offering at fair market value as determined in accordance with the omnibus agreement, provided that Costamare may, at its option, replace the Valence with any one of the substitute vessels. In addition, Costamare and York have a 36-month period after each such vessel’s acceptance by its charterer, in which to offer us the right to purchase nine additional JV vessels (and shares in the vessel-owning entities) that Costamare and York jointly own, in each case at fair market value as determined in accordance with the omnibus agreement. Within 30 days of receiving such notice, our general partner must make an election on whether to purchase the relevant vessel. If Costamare and York do not reach an agreement to offer us such right during the 36-month period, we will have the right to purchase such vessels at the end of such 36-month period, provided that, at the end of the 36-month period, the relevant vessel is subject to a charter with a remaining term of five full years or more.

As of the date of this prospectus, we have not secured any financing in connection with the ten option vessels. Our ability to purchase these ten option vessels, should we exercise our right to purchase such vessels, is dependent on our ability to obtain financing to fund all or a portion of the acquisition costs and may be dependent on the consent of existing lenders to Costamare and, as applicable, York with respect to these option vessels, as we may seek to transfer existing financing arrangements, including any financing leases, in connection with an acquisition. There are no assurances that we will purchase any of the option vessels. See “Risk Factors—Risk Inherent in Our Business—We may have difficulty obtaining consents that are necessary to acquire vessels with an existing charter or financing agreement”.

Vessel Name	Charterer	Date of Delivery(1)	Capacity (TEU)	Daily Charter Rate (U.S. dollars)	Expiration of Charter
S2125*	Evergreen	Q3 2016	14,354	46,700	2026(2)
S2124*	Evergreen	Q3 2016	14,354	46,700	2026(2)
S2123*	Evergreen	Q3 2016	14,354	46,700	2026(2)
S2122*	Evergreen	Q2 2016	14,354	46,700	2026(2)
S2121*	Evergreen	Q2 2016	14,354	46,700	2026(2)
VALENCE**	Evergreen	2013	8,827	41,700	July 2020(3)
Not currently chartered
NCP0116*	—	Q2 2016	11,000	—	—
NCP0115*	—	Q2 2016	11,000	—	—
NCP0114*	—	Q1 2016	11,000	—	—
NCP0113*	—	Q4 2015	11,000	—	—

(1)	For newbuilds, expected delivery quarters are presented.
(2)

Assumes exercise of owner’s unilateral options to extend the charter of this vessel for one three-year period and an additional one two-year period at the same charter rate. The charterer also has unilateral options to extend the charter for one three-year period and one two-year period, which correspond to owner’s extension option periods, and an additional two-year period, in each case at the same charter rate.

(3)

Assumes exercise of owner’s unilateral options to extend the charter of this vessel for two one-year periods at the same charter rate. The charterer also has corresponding options to unilaterally extend the charter for the same periods at the same charter rate.

*	Denotes vessels acquired by the JV Entities pursuant to the Framework Agreement with York.
**

Costamare may, at its option, replace the Valence with any of its three substitute vessels. The charters for the three substitute vessels expire in April 2020, June 2020 and September 2020, assuming the exercise of owner’s unilateral options to extend the charter of each such vessels for two one-year periods at the same charter rate. The charterer also has corresponding options to unilaterally extend the charter for the same periods at the same charter rate.

Non-Compete Vessels

In addition to the initial fleet and the option vessels described above, we intend to leverage our relationship with Costamare to make additional accretive acquisitions of containerships with long-term charters. Upon the earliest date on which the purchase options are no longer exercisable, either as a result of the expiration of the last of the option periods described above (which may be as late as 2019 based on the expected delivery schedule) or our having made elections with respect to such options (the “Non-Compete Commencement Date”), the following non-competition provisions of the omnibus agreement will become applicable to Costamare, the JV Entities, York and us. Following the Non-Compete Commencement Date, Costamare and, as applicable, York have agreed to offer us the right to purchase any other containerships (and shares in the vessel-owning entities), including the JV vessels, with the following characteristics:

•	vessel is less than seven years old with a carrying capacity of greater than 8,000 TEU; and
•	charters are secured with committed terms of five full years or more, which for existing charters shall mean charters with a remaining term of five full years or more.

We refer to any such vessel (and shares in the vessel-owning entities) as a “non-compete vessel”. Costamare and, with respect to any JV vessel, the JV Entities or York have agreed to offer us the right to purchase such non-compete vessel at fair market value as determined in accordance with the omnibus agreement.

In the case of any vessel that constitutes a non-compete vessel as of the Non-Compete Commencement Date, Costamare and, with respect to any JV vessels, the applicable JV Entity and York, have agreed to notify our general partner and offer us, within 36 months following the Non-

Compete Commencement Date or, if later, the date of delivery to and acceptance by the charterer, the right to purchase such vessel.

For all vessels that become non-compete vessels after the Non-Compete Commencement Date, Costamare and, with respect to any JV vessels, the applicable JV Entity and York, have agreed to notify our general partner and offer us the right to purchase such non-compete vessels within (1) 36 months after the delivery to and acceptance by the charterer in the case of any newbuild non-compete vessels or (2) 24 months after the consummation of the acquisition or the commencement of operations or charter in the case of any secondhand non-compete vessels.

Costamare and, with respect to any JV vessel, the applicable JV Entity and York will be subject to the requirements described above to provide notice and offer for purchase any non-compete vessel (whether the relevant vessel constitutes a non-compete vessel as of the Non-Compete Commencement Date or becomes a non-compete vessel after the Non-Compete Commencement Date) only if, at the time of such notice and offer, the relevant vessel constitutes a non-compete vessel. If at the end of any such 36-month period or 24-month period, as applicable, the relevant vessel constitutes a non- compete vessel, and Costamare and York have not previously notified and offered us the right to purchase such vessel, we will have the right to do so at the end of such 36-month period or 24-month period, as applicable. Under these provisions, if a vessel ceases to be a non-compete vessel before they are offered to us, that vessel will cease to be subject to these non-competition provisions. Within 30 days of receiving such notice, our general partner must make an election on whether to purchase the relevant vessel.

Except as discussed elsewhere in this prospectus, this right to purchase non-compete vessels pursuant to the omnibus agreement will run from the Non-Compete Commencement Date through the entire term of the omnibus agreement. In addition, starting from the closing of this offering, we will have a right of first offer with regard to any proposed sale, transfer or other disposition of any non-compete vessels that Costamare wholly or jointly with York owns, as discussed elsewhere in this prospectus.

Our ability to acquire additional containerships, including option vessels and non-compete vessels, from Costamare and, as applicable, a JV Entity and York is subject to obtaining any applicable consents of governmental authorities and other non-affiliated third parties, including the relevant lenders and charterers. Under the omnibus agreement, Costamare and, as applicable, a JV Entity and York will be obligated to use commercially reasonable efforts to obtain any such consents and to indemnify us if such consents are not obtained. The fair market value to be paid for such vessels and other terms of the purchase will be subject to approval by the conflicts committee of the board of directors of the general partner. Our ability to exercise any right to acquire additional containerships will also be subject to our ability to obtain additional equity and debt financing. We cannot assure you that in any particular case the necessary consent will be obtained. See “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement”.

Our Manager

The operations of our initial fleet of containerships will be managed by Costamare Shipping pursuant to a partnership management agreement between us, our general partner and Costamare Shipping, under the supervision of the chairman and chief executive officer and the chief financial officer of our general partner, in conjunction with the board of directors of our general partner. Costamare Shipping will receive a fee in 2015 of $956 per day or, if any of our containerships become subject to a bareboat charter, $478 per day, for each containership, pro rated for the calendar days we own each containership, for providing us and our general partner with general administrative services, certain commercial services, D&O related insurance services and the services of the officers of our general partner (but not for providing funds for the compensation or benefits of such officers) and for providing the relevant containership-owning subsidiaries with technical, commercial, insurance, accounting, provisioning, sale and purchase, chartering, crewing, bunkering and administrative services. In 2014 such daily fees payable by the Predecessor were $919 and $460, respectively. In the event that Costamare Shipping decides to delegate certain or all of the services it has agreed to perform to affiliated managers (such as Shanghai Costamare), V.Ships Greece or, subject to our consent, other third-party managers, either through subcontracting or by directing the applicable manager to enter into a direct ship management agreement with the relevant containership- owning subsidiary, then, in the case of subcontracting, Costamare Shipping will be responsible for paying the management fee charged by the relevant sub-manager for providing such services and, in the case of a direct ship management agreement, the fee received by Costamare Shipping will be reduced by the fee payable to the applicable manager under the relevant direct ship management agreement. As a result, these arrangements will not result in any increase in the aggregate management fees we pay. In addition to management fees, we will pay for any capital expenditures, financial costs, operating expenses and any general and administrative expenses, including the salaries of the officers and employees of our general partner and payments to third parties in accordance with the partnership management agreement and the relevant separate ship management agreements or, if we enter into any ship building contracts, supervision agreements. We will also pay to Costamare Shipping a flat fee of $787,405 per newbuild vessel for the supervision of the construction of any newbuild vessel that we may contract. Such fee will be subject to annual negotiation subsequent to the expiry of the initial term of the partnership management agreement and may be further adjusted to reflect any strengthening of the Euro against the U.S. dollar and/or material unforeseen cost increases. Costamare Shipping also receives a fee of 0.75% on all gross freight, demurrage, charter hire, ballast bonus or other income earned with respect to each containership in our fleet.

The initial term of the partnership management agreement with Costamare Shipping expires on December 31, 2015. The partnership management agreement automatically renews for five consecutive one-year periods until December 31, 2020, at which point the partnership management agreement will expire. Subsequent to the expiry of the initial term of the partnership management agreement, the daily management fee for each containership will be subject to annual negotiation and may be further adjusted to reflect any strengthening of the Euro against the U.S. dollar and/or material unforeseen cost increases. After the initial term expires on December 31, 2015, our general partner, or, if our general partner exercises its option to cause us to be managed by our own board of directors, we, will be able to terminate the partnership management agreement, subject to a termination fee, by providing written notice to Costamare Shipping at least 12 months before the end of the subsequent one-year term. The termination fee is equal to (a) the lesser of (i) five and (ii) the number of full years remaining prior to December 31, 2020, times (b) the aggregate fees due and payable to Costamare Shipping during the 12-month period ending on the date of termination (without taking into account any reduction in fees to reflect that certain obligations have been delegated to another manager); provided that the termination fee will always be at least two times the aggregate fees over the 12-month period described above. Information about other termination events under the partnership management agreement is set forth in “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Partnership Management Agreement”.

Pursuant to the terms of our partnership management agreement and the related separate ship management agreements and supervision agreements, liability of our managers to us or our general partner is limited to instances of gross negligence or willful misconduct on the part of the managers. Further, we are required to indemnify the managers for liabilities incurred by the managers in performance of the partnership management agreement and the related ship management agreements and supervision agreements, except in instances of gross negligence or willful misconduct on the part of the managers.

Chartering of Our Fleet

We deploy our containership fleet, the Cosco Beijing, the MSC Athens, the MSC Athos and the Value under long-term time charters with MSC, Evergreen and COSCO, who operate on regularly scheduled routes between large commercial ports. As of December 31, 2014, the average (weighted by TEU capacity) remaining charter term for our initial fleet was approximately 6.2 years.

A time charter is a contract to charter a vessel for a fixed period of time at a set daily rate and can last from a few days up to several years. Under our time charters the charterer pays for most voyage expenses, which generally include, among other things, fuel costs, port and canal charges, pilotages, towages, agencies, commissions, extra war risks insurance and any other expenses related to the cargoes, and we pay for vessel operating expenses, which generally include, among other costs, costs for crewing, provisions, stores, lubricants, insurance, maintenance and repairs, dry-docking and intermediate and special surveys.

The following discussion describes the material terms of the time charters for our ships.

Initial Term, Extensions and Redelivery

The initial terms of the time charters for the Cosco Beijing, the MSC Athens, the MSC Athos and the Value began upon delivery of the ships in June 2006, March 2013, April 2013 and June 2013, respectively, and will terminate between April 2018 and February 2023, as applicable. The charters have a fixed term and do not include any extension options, except for the charter on the Value, which grants each party an option to extend the charter for two additional one-year periods. Our time charters provide for redelivery of the ship to us at the expiration of the term, as such term may be extended upon charterer’s or our exercise of the extension option, or upon earlier termination of the charter (as described below), plus or minus 45 days or 60 days, as applicable. Under the charters for the Cosco Beijing and the Value, the charterer has the right to extend the term for most periods in which the vessel is off-hire, as described below. If we exercise our option to sell the Value during the charter term, the charterer has a right of first refusal to the sale. Our charter contracts do not provide the charterers with options to purchase our ships upon expiration of the charter term.

Hire Rate Provisions

“Hire” rate refers to the basic payment from the customer for use of the ship. Under all of our time charters, the hire rate is payable to us every 15 days in advance in U.S. dollars. Our charters contain fixed daily hire rate provisions that apply during the fixed term of the charters and, in the case of the Value, any option periods.

Off-Hire

When a ship is “off-hire”, or not available for service, a time charterer generally is not required to pay the hire rate, and we remain responsible for all costs. A ship generally will be deemed off-hire under our time charters if there is a specified time outside of the annual allowance period when the ship is not available for the charterer’s use due to, among other things, operational deficiencies (including the failure to maintain a certain guaranteed speed), dry-docking for examination or painting bottom, maintenance or inspection, equipment breakdowns, deficiency of personnel or neglect of duty by the ship’s officers or crew, deviation from course, or delays due to arrests, requisition, ship detentions or similar problems.

All ships are dry-docked at least once every five years as required by the ship’s classification society for a special survey. Our ships are considered to be off-hire under our time charters during such periods.

Ship Management and Maintenance

Under the charters, we are responsible for the technical management of our vessels, including engaging and providing qualified crews, maintaining the vessel, arranging supply of stores and equipment, periodic dry-docking, cleaning and painting and ensuring compliance with applicable regulations, including licensing and certification requirements. The vessels in our initial fleet will be managed by Costamare’s affiliated manager, Costamare Shipping, unless Costamare Shipping decides to subcontract or delegate certain of its management services to an affiliated manager (such as Shanghai Costamare), V.Ships Greece or, subject to our consent, other third party managers. Our obligations and performance under the charters for the Cosco Beijing and the Value are guaranteed by Costamare in favor of the respective charterers.

Termination and Cancellation

Under our time charters, each party has the right to cancel the charter under certain circumstances, which include, among other things, our right to withdraw the vessel from the service of the charterers for failure to make punctual and regular payment of the hire. Under the Cosco Beijing charter, the charterer has an option to cancel the charter in the event of a requisition or a failure of the vessel to maintain certain minimum speed, and either party may cancel the charter in the event of an outbreak of war involving two or more specified nations, which include the United States and the People’s Republic of China. Under the charters for the MSC Athens and the MSC Athos, the charterers have the option to cancel the charter if loss of time due to boycott or government restrictions caused by the vessel’s flag, ownership, crew or employment terms is not remedied within 96 working hours. Under the Value charter, if the vessel is blocked or trapped in an area exposed to war risks for a period of 365 days, the charter is automatically terminated. In addition, the charterer of the Cosco Beijing has the option to terminate the charter if the vessel is off-hire for any reason other than scheduled dry- docking for a period exceeding 45 days on a cumulative basis in any 365-day period. The charterer of the Value also has the option to terminate the charter if the vessel is off-hire for any reason other than scheduled dry-docking for more than one period of 60 consecutive full days during the course of the charter.

Technical and Operational Management

Pursuant to the ship management agreements, through Costamare Shipping and, as applicable, any other managers, we manage the day-to-day aspects of ship operations, including crewing, training, insurance, maintenance and repair, procurement of supplies, regulatory and classification compliance and HSSE management and reporting, for our initial fleet. In connection with the offering, we expect to enter into an addendum for each of the existing ship management agreements for our initial fleet such that our operating subsidiaries will continue to be party to such agreements pursuant to the partnership management agreement.

Management of Our Fleet

Costamare Shipping will provide us with general administrative services, certain commercial services, director and officer, or “D&O”, related insurance services and the services of our general partner’s executive officers pursuant to the partnership management agreement to be entered into by Costamare Shipping, our general partner and us at the time of the closing of this offering. The partnership management agreement permits Costamare Shipping to subcontract certain of its obligations or to direct our subsidiaries to enter into direct management agreement with other third-party managers with respect to such obligations. Costamare Shipping, itself or through Shanghai Costamare, V.Ships Greece, or, in certain cases, subject to our consent, other third-party managers, will provide our current fleet of containerships with technical, crewing, commercial, provisioning, bunkering, sale and purchase, chartering, accounting, insurance and administrative services pursuant to the partnership management agreement and the related ship management agreements between each of our containership-owning subsidiaries and Costamare Shipping or, in certain cases, V.Ships Greece. As described below, the Cell under V.Ships Greece is the exclusive third-party manager of Costamare Shipping (except for a limited number of vessels in Costamare’s fleet, which does not currently include any of the vessels in our initial fleet, that may be managed by other third-party managers). The Cell also actively seeks opportunities to manage vessels for third parties. Upon the closing of the offering, the vessels in our initial fleet are expected to be managed by Costamare Shipping without any subcontracting or delegation arrangements.

In return for these services, we and our general partner pay the management fees described below in this section and elsewhere in this prospectus. Our affiliated managers, Costamare Shipping and Shanghai Costamare, control the selection and employment of seafarers for our containerships, directly through their crewing offices in Athens, Greece and Shanghai, China, and indirectly through a crewing agent in the Philippines, C-Man Maritime, and independent manning agents in Romania and Bulgaria. The seafarers for our containerships managed by V.Ships Greece are arranged in part through C-Man Maritime and in part through V.Ships Greece (which utilizes the global V.Group network) under the Co-operation Agreement. As discussed below and elsewhere in this prospectus, these arrangements will not result in any increase in the aggregate amount of management fees we and our general partner pay. We believe that having multiple management companies provides us with a deep pool of operational management in multiple locations with market-specific experience and relationships, as well as the geographic flexibility needed to manage and crew our fleet so as to provide a high level of service, while remaining cost-effective. For example, Shanghai Costamare employs Chinese nationals with the language skills and local knowledge we believe are necessary to grow and establish meaningful relationships with Chinese shipyards, charterers, ship-owners, financial institutions and containership service providers. The Cell under V.Ships Greece provides added operational flexibility and economies of scale while maintaining a high level of management services.

Costamare Shipping and Shanghai Costamare are controlled by the chairman and chief executive officer of our general partner. The chairman and chief executive officer and chief financial officer of our general partner supervise, in conjunction with the board of directors of our general partner, the services provided by our managers. Costamare Shipping reports to our general partner through its chairman and chief executive officer and chief financial officer, each of whom is appointed by Costamare. Under the partnership management agreement, we and our general partner are responsible for the cost of the compensation and benefits for our general partner’s executive officers. We could request that Costamare Shipping provide the services of additional officers or employees to us and our general partner pursuant to the partnership management agreement, in which case we and our general partner would be responsible for the cost of their compensation and benefits.

Costamare Shipping, which was established in 1975, is a ship management company which was owned by Vasileios Konstantakopoulos until June 2010, at which point ownership was transferred to the chairman and chief executive officer of our general partner. Costamare Shipping has 41 years of experience in managing containerships of all sizes, developing specifications for newbuild vessels and supervising the construction of such newbuild vessels in reputable shipyards in the Far East. Costamare Shipping has long established relationships with major liner companies, financial institutions and suppliers and we believe is recognized in the containership shipping industry as a leading containership manager. Costamare Shipping provides commercial services and insurance services to all our containerships. Costamare Shipping also provides, either directly or through another manager, as applicable, technical, crewing, provisioning, bunkering, sale and purchase and accounting services to our containerships. For the vessels in our initial fleet, all of these ship management services are provided by Costamare Shipping pursuant to separate ship management agreements between Costamare Shipping and each of our containership-owning subsidiaries. In connection with the offering, we expect to enter into an addendum for each of the existing ship management agreements for our initial fleet such that our operating subsidiaries will continue to be party to such agreements pursuant to the partnership management agreement.

Shanghai Costamare, which was established in February 2005, is owned (indirectly) 70% by our general partner’s chairman and chief executive officer, and (indirectly) 30% by Shen Xiao Dong, a Chinese national who is Shanghai Costamare’s general manager. Shanghai Costamare will be able to service the needs of our containerships when operating in the Far East and South East Asia regions in an efficient and cost-effective manner by providing dedicated on-shore support and manning services in China, and provide a valuable interface with Chinese shipyards, charterers, ship-owners, financial institutions and containership service providers. While none of the vessels in our initial fleet is currently managed by Shanghai Costamare, Costamare may subcontract certain of its obligations to Shanghai Costamare. Any vessels managed by Shanghai Costamare may be exclusively manned by Chinese crews, which means that the Chinese on-shore personnel of Shanghai Costamare can communicate and provide integrated services and support to these containerships in the most efficient manner. Shanghai Costamare provides these services for a fixed daily fee, pursuant to separate ship management agreements between Costamare Shipping and Shanghai Costamare.

On January 7, 2013, Costamare Shipping entered into a Co-operation Agreement with V.Ships Greece, a member of V.Group, pursuant to which the two companies established the Cell within V.Ships Greece to provide management services to certain of our containerships. The Cell also offers ship management services to third-party owners, including one JV vessel in Costamare’s fleet. The net profit from the operation of the Cell relating to the Partnership’s containerships is passed on to Costamare Shipping to the extent it exceeds $20,000 per vessel while the net profit from the operation of the Cell related to third-party owners is split equally between V.Ships Greece and Costamare Shipping. No such profit was passed to our Predecessor in 2013. Costamare Shipping has certain control rights regarding the employment and dismissal of the Cell’s personnel, the appointment of the Cell’s senior managers and the management of vessels owned by third parties. Costamare Shipping or V.Ships Greece may terminate the Co-operation Agreement upon six months’ notice.

Although the Cell will be operated pursuant to the Co-operation Agreement between Costamare Shipping and V.Ships Greece, it is not controlled by Costamare Shipping and we do not consider it to be an affiliated manager.

We believe that our affiliated managers, Costamare Shipping and Shanghai Costamare, are well regarded in the industry and have used innovative practices and technological advancement to maximize efficiency in the operation of our fleet of containerships. V.Ships Greece is a member of V.Group, one of the largest providers of ship management services worldwide. ISM certification is in place for our fleet of containerships and our affiliated managers, with Costamare Shipping, our head manager under the partnership management agreement, having obtained such certification in 1998, three years ahead of the deadline set by the IMO. Costamare Shipping, Shanghai Costamare and V.Ships Greece are also certified in accordance with ISO 9001-2008 and ISO 14001-2004 relating to quality management and environmental standards. In 2013, Costamare received the Lloyd’s List Greek shipping award for Dry Cargo Company of the Year. Costamare Shipping received that same award in 2004. Additionally, in 2014, Costamare received the Lloyd’s List Company of the Year award. As of December 31, 2014, our affiliated managers did not manage containerships other than those owned by Costamare, which included the four containerships in our initial fleet, and by vessel-owning entities formed under the Framework Agreement. Costamare Shipping is expected to provide commercial and insurance services as well as technical, crewing, provisioning, bunkering, sale and purchase and accounting services to all of the containerships in our initial fleet.

Costamare Shipping has agreed that, during the term of the partnership management agreement, it will not provide any management services to any other entity without our prior written approval. We have consented to Costamare Shipping providing management services to the Costamare fleet, including JV vessels. The partnership management agreement does not prohibit Shanghai Costamare from providing services to third parties. In the past, Shanghai Costamare has only provided services to third parties on a limited basis and there is no current plan to change that practice. The Co-operation Agreement anticipates that the Cell will continue to actively seek to provide ship management services to third-party owners in order to capitalize on the ship management expertise of the Cell and the economies of scale brought by the affiliation with V.Group.

Under the restrictive covenant agreement between Costamare and Konstantinos Konstantakopoulos, during the period of his employment or service with Costamare and for six months thereafter, he has agreed to restrictions on his ownership of any containerships or the acquisition, investment in or control of any business involved in the ownership or operation of containerships, subject to certain exceptions. Konstantinos Konstantakopoulos has also agreed that if one of Costamare’s containerships and a containership owned by him are both available and meet the criteria for an available charter, Costamare’s containerships will receive such charter. Under the omnibus agreement, Costamare has agreed that if Konstantinos Konstantakopoulos is required to offer a vessel or business to Costamare that Costamare in turn would be required to offer to us under the non-competition provisions of that agreement, our general partner can require Costamare to exercise its right under the restrictive covenant agreement and cause such vessel or business to be offered to us, in accordance with the non-competition provisions of the omnibus agreement. See “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Restrictive Covenant Agreement”.

Costamare Shipping receives a fee in 2015 of $956 per day or, in the case of a containership subject to a bareboat charter, $478 per day, for each containership, pro rated for the calendar days we own each containership, for providing us and our general partner with general administrative services, certain commercial services, D&O related insurance services and the services of our general partner’s officers (but not for providing funds for the compensation or benefits of such officers) and for providing the relevant containership-owning subsidiaries with technical, commercial, insurance, accounting, provisioning, chartering, sale and purchase, crewing, bunkering and administrative services. In 2014 such amounts were $919 and $460, respectively. In the event that Costamare Shipping decides to delegate certain or all of the services it has agreed to perform, either through subcontracting or by directing such manager to enter into a direct ship management agreement with the relevant containership-owning subsidiary, then, in the case of subcontracting, Costamare Shipping will be responsible for paying the management fee charged by the relevant sub-manager for providing such services and, in the case of a direct ship management agreement, the fee received by Costamare Shipping will be reduced by the fee payable to the applicable manager under the relevant direct ship management agreement. As a result, these arrangements will not result in any increase in the aggregate management fees we pay.

In addition to management fees, we pay for any capital expenditures, financial costs, operating expenses and any general and administrative expenses, including the salaries of our general partner’s officers and employees and payments to third parties, including specialist providers, in accordance with the partnership management agreement and the relevant separate ship management agreements or supervision agreements. We also pay to Costamare Shipping a flat fee of $787,405 per newbuild vessel for the supervision of the construction of any newbuild vessel for which we may contract. Such fee will be subject to annual negotiation subsequent to the expiry of the initial term of the partnership management agreement and may be further adjusted to reflect any strengthening of the Euro against the U.S. dollar and/or material unforeseen cost increases. Costamare Shipping also receives a fee of 0.75% on all gross freight, demurrage, charter hire and ballast bonus or other income earned with respect to each containership in our fleet. The initial term of the partnership management agreement expires on December 31, 2015. The partnership management agreement automatically renews for five consecutive one-year periods until December 31, 2020, at which point the partnership management agreement will expire. Subsequent to the expiry of the initial term of the partnership management agreement, the daily management fee for each containership will be subject to annual negotiation and may be further adjusted to reflect any strengthening of the Euro against the U.S. dollar and/or material unforeseen cost increases. After the initial term expires on December 31, 2015, we will be able to terminate the partnership management agreement, subject to a termination fee, by providing written notice to Costamare Shipping at least 12 months before the end of the subsequent one-year term. The termination fee is equal to (a) the lesser of (i) five and (ii) the number of full years remaining prior to December 31, 2020, times (b) the aggregate fees due and payable to Costamare Shipping during the 12- month period ending on the date of termination (without taking into account any reduction in fees to reflect that certain obligations have been delegated to a sub-manager); provided that the termination fee will always be at least two times the aggregate fees over the 12-month period described above. Information about other termination events under the partnership management agreement is set forth in “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Partnership Management Agreement—Term and Termination Rights”.

Pursuant to the terms of our partnership management agreement and separate ship management agreements and supervision agreements, liability of our managers to us is limited to instances of gross negligence or willful misconduct on the part of the managers. Further, we are required to indemnify the managers for liabilities incurred by the managers in performance of the partnership management agreement and separate ship management agreements and supervision agreements, except in instances of gross negligence or willful misconduct on the part of the managers. See “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Partnership Management Agreement”.

Competition

We operate in markets that are highly competitive and based primarily on supply and demand. Generally, we compete for charters based upon charter rate, customer relationships, operating expertise, professional reputation and containership specifications, size, age and condition. Competition for providing containership services comes from a number of experienced shipping companies, including state-sponsored entities. In addition, in recent years, there have been other entrants in the market, such as leasing companies and private equity firms who have significant capital to invest in vessel ownership, which has provided for additional competition in the sector.

Participants in the container shipping industry include “liner” shipping companies, who operate container shipping services and own containerships, containership owners, often known as “charter owners”, who own containerships and charter them out to liner companies, and shippers who require the seaborne movement of containerized goods. Historically, a significant share of the world’s containership capacity has been owned by the liner companies, but since the 1990s there has been an increasing trend for the liner companies to charter-in a larger proportion of the capacity that they operate as a way of retaining some degree of flexibility with regard to capital spending levels over time given the significant costs associated with purchasing vessels.

We believe that the containership sector of the international shipping industry is characterized by the significant time required to develop the operating expertise and professional reputation necessary to obtain and retain customers. We believe our relationship with Costamare will give us access to Costamare’s relationships with leading liner companies, shipbuilders, financing sources and suppliers and to its technical, commercial and managerial expertise, which we believe will allow us to compete more effectively when seeking additional customers and expanding our fleet. In addition, in the past, Costamare has been able to address the periodic scarcity of secondhand containerships available for acquisition in the open market though the acquisition of containerships mainly from liner company customers in privately negotiated sales. In connection with these acquisitions, the vessel is typically chartered back to these customers. We believe Costamare has been able to pursue these privately negotiated acquisitions because of its long-standing customer relations, which we do not believe new entrants have. We believe we will be able to leverage our relationship with Costamare to exploit such acquisition opportunities. We also believe that our focus on customer service and reliability will enhance our relationships with our charterers.

Inspection by Classification Societies

Every seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class”, signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class, regular and extraordinary surveys of hull and machinery, including the electrical plant and any special equipment classed, are required to be performed as follows:

Annual Surveys. For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable, on special equipment classed at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out on the ship’s hull and machinery, including the electrical plant, and on any special equipment classed at the intervals indicated by the character of classification for the hull. During the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of funds may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period is granted, a ship-owner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. At a ship-owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal. All areas subject to surveys as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are otherwise prescribed. The period between two consecutive surveys of each area must not exceed five years.

All vessels are also dry-docked at least once every five years for inspection of their underwater parts and for repairs related to such inspections. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the ship-owner within prescribed time limits.

Insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies, or “IACS”. All of our vessels are certified as being “in class” by members of IACS.

The following table lists the dates by which we expect to carry out the next dry-dockings and special surveys for the vessels in our current vessel fleet:

Ship Name	Dry-docking and Special Survey
COSCO BEIJING	2016
MSC ATHENS	2018
MSC ATHOS	2018
VALUE	2018

Crewing and Shore Employees

We will not directly employ any on-shore employees or seagoing employees. As of the closing of this offering, we expect to have two shore-based officers of our general partner, its chief executive officer and chief financial officer. In each case their services are provided under the partnership management agreement with Costamare Shipping. As of December 31, 2014, Costamare Shipping and the applicable managers (such as Shanghai and V.Ships Greece) had approximately 2,000 people serving in a pool of personnel who rotate their service onboard the containerships managed by Costamare Shipping, which includes the vessels in our initial fleet. Costamare Shipping and Shanghai Costamare each employed approximately 90 and 30 people, respectively, all of whom were shore-based. In addition, our affiliated managers are responsible for recruiting, either directly or through a crewing agent, the senior officers and all other crew members for our containerships that they manage. Recruiting is arranged directly through our managers’ crewing offices in Athens, Greece and Shanghai, China, and indirectly through a crewing agent related to Costamare, C- Man Maritime Inc., or “C-Man Maritime”, in the Philippines, and independent manning agents in Romania and Bulgaria. The senior officers and other crew members for any containerships managed by V.Ships Greece will be arranged in part through C-Man Maritime and in part through V.Ships Greece (which utilizes the global V.Group network) under the Co-operation Agreement. We believe the streamlining of crewing arrangements through our managers ensures that all of our vessels will be crewed with experienced crews that have the qualifications and licenses required by international regulations and shipping conventions. Costamare has not experienced any material work stoppages due to labor disagreements during the past three years.

Although our managers have historically experienced a high retention rate for our seafarers, the demand for technically skilled officers and crews to serve on containerships has been increasing as the global fleet of containerships continues to grow. In recent years, the limited supply of and increased demand for well-qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs, which we generally bear under our time charters.

Risk of Loss, Liability Insurance and Risk Management

The operation of any vessel includes risks such as mechanical failure, collision, property loss or damage, cargo loss or damage and business interruption due to a number of reasons, including political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, as well as other liabilities arising from owning and operating vessels in international trade. The U.S. Oil Pollution Act of 1990, or “OPA 90”, which imposes under certain circumstances, unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship-owners and operators trading in the United States market.

We maintain hull and machinery marine risks insurance and hull and machinery war risks insurance for our fleet of containerships to cover normal risks in our operations and in amounts that we believe to be prudent to cover such risks. In addition, we maintain protection and indemnity insurance up to the maximum insurable limit available at any given time. While we believe that our insurance coverage will be adequate, not all risks can be insured, and there can be no guarantee that we will always be able to obtain adequate insurance coverage at reasonable rates or at all, or that any specific claim we may make under our insurance coverage will be paid.

Hull & Machinery Marine Risks Insurance, Hull & Machinery War Risks Insurance and Loss of Hire Insurance

We maintain hull and machinery marine risks insurance and hull and machinery war risks insurance, which cover the risk of particular average, general average, 4/4ths collision liability, contact with fixed and floating objects and actual or constructive total loss in accordance with the Nordic Marine Insurance Plan. Each of our containerships is insured up to what we believe to be at least its fair market value, after meeting certain deductibles.

We do not and will not obtain loss of hire insurance (or any other kind of business interruption insurance) covering the loss of revenue during off-hire periods for any of our vessels because we believe that this type of coverage is not economical and is of limited value to us, in part because historically our vessels have had a very limited number of off-hire days.

Protection and Indemnity Insurance—Pollution Coverage

Protection and indemnity insurance is usually provided by a protection and indemnity association (a “P&I association”) and covers third-party liability, crew liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, third-party claims arising from collisions with other vessels (to the extent not recovered by the hull and machinery policies), damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal.

Our protection and indemnity insurance is provided by a P&I association which is a member of the International Group of P&I Clubs, or “International Group”. The 13 P&I associations that comprise the International Group insure approximately 90% of the world’s commercial blue-water tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Insurance provided by a P&I association is a form of mutual indemnity insurance.

Our protection and indemnity insurance coverage is currently subject to a limit of about $5 billion per vessel per incident, except that for pollution the limit is set at $1 billion per vessel per incident, and for war risks the limit is set at $500 million per vessel per incident.

As a member of a P&I association, which is a member of the International Group, we will be subject to calls payable to the P&I association based on the International Group’s claim records as well as the claim records of all other members of the P&I association of which we are a member.

Environmental and Other Regulations

Government regulation affects the ownership and operation of our vessels in a significant manner. We are subject to international conventions and national, port state and local laws and regulations applicable to international waters and/or territorial waters of the countries in which our vessels may operate or are registered, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and the management of other contamination, air emissions, and grey water and ballast water discharges. These laws and regulations include OPA 90, the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, or “CERCLA”, the U.S. Clean Water Act, or “CWA”, the U.S. Clean Air Act, or “CAA”, and regulations adopted by the IMO, including the International Convention for Prevention of Pollution from Ships, or “MARPOL”, and the International Convention for Safety of Life at Sea, or “SOLAS”, as well as regulations enacted by the European Union and other international, national and local regulatory bodies. Compliance with these laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of governmental and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities Port State Control (such as the U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry) and charterers. Certain of these entities require us to obtain permits, licenses, financial assurances and certificates for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or result in the temporary suspension of operation of one or more of our vessels in one or more ports.

We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements for all vessels and may accelerate the scrapping of older vessels throughout the container shipping industry. Increasing environmental concerns have created a demand for vessels that conform to the strictest environmental standards. We will be required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with U.S. and international regulations. Our affiliated managers and V.Ships Greece are certified in accordance with ISO 9001-2008 and ISO 14001-2004 (relating to quality management and environmental standards, respectively). We believe that operation of our vessels will be in substantial compliance with applicable environmental laws and regulations and that our vessels will have all material permits, licenses, certificates and other authorizations necessary for their operation.

Our containerships are subject to standards imposed by the IMO, the United Nations agency for maritime safety and the prevention of pollution by ships. The IMO has adopted regulations that are designed to reduce pollution in international waters, both from accidents and from routine operations, and has negotiated international conventions that impose liability for oil pollution in international waters and a signatory’s territorial waters. For example, Annex VI to MARPOL, which became effective on May 19, 2005, sets limits on sulfur oxide and nitrogen oxide emissions from vessel exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil. In addition, amendments to Annex VI that entered into force in July 2010 seek to reduce air pollution from vessels by, among other things, establishing a series of progressive requirements to further limit the sulfur content of fuel oil that will be phased in through 2020 and by establishing new tiers of nitrogen oxide emission standards for new marine diesel engines, depending on their date of installation. Annex VI also provides for the establishment of special areas known as Emission Control Areas where more stringent controls on sulfur and other emissions apply. Currently, the Baltic Sea, certain coastal areas of North America and the U.S. Caribbean Sea are within designated Emission Control Areas, and additional Emission Control Areas could be established in the future. All the vessels in our initial fleet are compliant with current Annex VI requirements. However, if new Emission Control Areas are approved by the IMO or other new or more stringent air emission requirements are adopted by the IMO or the states where we expect to operate, compliance with these requirements could entail significant additional capital expenditures, operational changes or otherwise increase the costs of our operations.

The International Convention on Civil Liability for Bunker Oil Pollution Damage (the “Bunker Convention”), which became effective in November 2008, imposes strict liability on vessel owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention also requires registered owners of vessels over 1,000 gross tons to maintain insurance in specified amounts to cover liability for bunker fuel pollution damage. Each of our containerships has been issued a certificate attesting that insurance is in force in accordance with the Bunker Convention.

In 2004, the IMO also adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the “BWM Convention”). The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been ratified by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. To date, the BWM Convention has not yet entered into force because it has not been ratified by a sufficient number of countries to meet this threshold.

The operation of our vessels is also based on the requirements set forth in the ISM Code. The ISM Code requires vessel owners, bareboat charterers and management companies to develop and maintain an extensive Safety Management System, or “SMS”, that includes the adoption of a safety and environmental protection policy, sets forth instructions and procedures for safe operation and describes procedures for dealing with emergencies. The ISM Code requires that vessel operators obtain a “Safety Management Certificate” for each vessel they operate from the government of the vessel’s flag state. The certificate verifies that the vessel operates in compliance with its approved SMS. No vessel can obtain a certificate unless the flag state has issued a document of compliance with the ISM Code to the vessel’s manger. Noncompliance by a vessel owner, manager or bareboat charterer with the ISM Code may subject such party to increased liability, invalidate existing insurance or decrease available insurance coverage for the affected vessels and result in a denial of access to, or detention in, certain ports. Our managers and each of our containerships are ISM Code-certified.

United States Requirements

OPA 90 established an extensive regulatory and liability regime for the protection of the environment from oil spills and cleanup of oil spills. OPA 90 applies to discharges of any oil from a vessel, including discharges of fuel and lubricants. OPA 90 affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in U.S. waters, which include the United States’ territorial sea and its two hundred nautical mile exclusive economic zone. While we do not carry oil as cargo, we do carry fuel in our containerships, making them subject to the requirements of OPA 90.

Under OPA 90, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the discharge of pollutants results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges, of pollutants from their vessels, including bunkers. OPA 90 defines these other damages broadly to include:

•	natural resource damages and the costs of assessment thereof;

•	real and personal property damage;
•	net loss of taxes, royalties, rents, fees and other lost revenues;
•	lost profits or impairment of earning capacity due to property or natural resource damages; and
•	net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA 90 preserves the right to recover damages under other existing laws, including maritime tort law.

U.S. Coast Guard regulations limit OPA 90 liability to the greater of $1,000 per gross ton or $854,400 per incident for non-tank vessels, subject to periodic adjustments of such limits. These limits of liability do not apply if an incident was directly caused by violation of applicable U.S. safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

CERCLA applies to spills or releases of hazardous substances other than petroleum or petroleum products whether on land or at sea. CERCLA imposes joint and several liability, without regard to fault, on the owner or operator of a vessel, vehicle or facility from which there has been a release, along with other specified parties. Costs recoverable under CERCLA include cleanup and removal costs, natural resource damages and governmental oversight costs. Liability under CERCLA is generally limited to the greater of $300 per gross ton or $5.0 million for vessels carrying any hazardous substances, such as cargo or residue, or $0.5 million for any other vessel, per release of or incident involving hazardous substances. These limits of liability do not apply if the incident is caused by gross negligence, willful misconduct or a violation of certain regulations, in which case liability is unlimited.

All owners and operators of vessels over 300 gross tons are required to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under OPA 90 and CERCLA. Under the U.S. Coast Guard regulations, vessel owners and operators may evidence their financial responsibility by providing proof of insurance, surety bond, guarantee, letter of credit or self-insurance. An owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessel in the fleet having the greatest maximum liability under OPA 90 and CERCLA. Under the self-insurance provisions, the vessel owner or operator must have a net worth and working capital, measured in assets located in the United States against liabilities located anywhere in the world, that exceeds the applicable amount of financial responsibility. We have received certificates of financial responsibility from the U.S. Coast Guard for each of the vessels in our initial fleet.

OPA 90 specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call.

We will maintain, for each of our containerships, oil pollution liability coverage insurance in the amount of $1.0 billion per vessel per incident. In addition, we carry hull and machinery and protection and indemnity insurance to cover the risks of fire and explosion. Although our containerships will only carry bunker fuel, a spill of oil from one of our vessels could be catastrophic under certain circumstances. Losses as a result of fire or explosion could also be catastrophic under some conditions. While we believe that our present insurance coverage is adequate, not all risks can be insured, and if the damages from a catastrophic spill exceeded our insurance coverage, the payment of those damages could have an adverse effect on our business or the results of our operations.

Title VII of the Coast Guard and Maritime Transportation Act of 2004 (the “CGMTA”) amended OPA 90 to require the owner or operator of any non-tank vessel of 400 gross tons or more that carries oil of any kind as a fuel for main propulsion, including bunker fuel, to prepare and submit a response plan for each vessel. These vessel response plans include detailed information on actions to be taken by vessel personnel to prevent or mitigate any discharge or substantial threat of such a discharge of oil from the vessel due to operational activities or casualties. Each of the vessels in our initial fleet has an approved response plan.

The CWA prohibits the discharge of oil or hazardous substances in navigable waters and imposes liability in the form of penalties for any unauthorized discharges. It also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under the more recently enacted OPA 90 and CERCLA, discussed above. The U.S. Environmental Protection Agency (the “EPA”) regulates the discharge of ballast water and other substances under the CWA. EPA regulations require vessels 79 feet in length or longer (other than commercial fishing vessels) to obtain coverage under a Vessel General Permit, or “VGP”, authorizing discharges of ballast waters and other wastewaters incidental to the operation of vessels when operating within the three-mile territorial waters or inland waters of the United States. The VGP requires vessel owners and operators to comply with a range of best management practices and reporting and other requirements for a number of incidental discharge types. The EPA issued a new VGP, which became effective in December 2013, that contains more stringent requirements, including numeric ballast water discharge limits (that generally align with the most recent U.S. Coast Guard standards issued in 2012), requirements to ensure that the ballast water treatment systems are functioning correctly, and more stringent effluent limits for oil to sea interfaces and exhaust gas scrubber wastewater. We have obtained coverage under the current version of the VGP for all of the vessels in our initial fleet. We do not believe that any material costs associated with meeting the requirements under the VGP will be material.

U.S. Coast Guard regulations adopted under the 1996 U.S. National Invasive Species Act, or “NISA”, also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters. Amendments to these regulations that became effective in June 2012 established maximum acceptable discharge limits for various invasive species and/or requirements for active treatment of ballast water. The U.S. Coast Guard ballast water standards are consistent with requirements under the BWM Convention. Several states, including Michigan and California, have adopted legislation or regulations relating to the permitting and management of ballast water discharges. California has extended its ballast water management program to the regulation of “hull fouling” organisms attached to vessels and adopted regulations limiting the number of organisms in ballast water discharges. Other states could adopt similar requirements that could increase the costs of operation in state waters.

The EPA has adopted standards under the CAA that pertain to emissions from vessel vapor control and recovery and other operations in regulated port areas and emissions from model year 2004 and later large marine diesel engines. Several states also regulate emissions from vapor control and recovery under authority of State Implementation Plans adopted under the CAA. On April 30, 2010, the EPA promulgated regulations that impose more stringent standards for emissions of particulate matter, sulfur oxides and nitrogen oxides from new Category 3 marine diesel engines on vessels constructed on or after January 1, 2016 and registered or flagged in the U.S. and implement the new MARPOL Annex VI requirements for U.S. and foreign flagged ships entering U.S. ports or operating in U.S. internal waters. The EPA is also considering a petition from a number of environmental groups that requests the EPA to impose more stringent emissions limits on foreign-flagged vessels operating in U.S. waters. California has adopted emission limits for auxiliary diesel engines of ocean-going vessels operating within 24 miles of the California coast and requires operators to use low sulfur content fuel. If new or more stringent regulations relating to emissions from marine diesel engines or port operations by ocean-going vessels are adopted by the EPA or states, these requirements could require significant capital expenditures or otherwise increase the costs of our operations.

European Union Requirements

The European Union has also adopted legislation that (1) requires member states to refuse access to their ports to certain sub-standard vessels, according to vessel type, flag and number of previous detentions, (2) obliges member states to inspect at least 25% of foreign vessels using their ports annually and provides for increased surveillance of vessels posing a high risk to maritime safety or the marine environment, (3) provides the European Union with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of negligent societies, and (4) requires member states to impose criminal sanctions for certain pollution events, such as the unauthorized discharge of tank washings.

Other Regional Requirements

The environmental protection regimes in certain other countries, such as Canada, resemble those of the United States. To the extent we operate in the territorial waters of such countries or enter their ports, our containerships would typically be subject to the requirements and liabilities imposed in such countries. Other regions of the world also have the ability to adopt requirements or regulations that may impose additional obligations on our containerships and may entail significant expenditures on our part and may increase the costs of our operations. These requirements, however, would apply to the industry operating in those regions as a whole and would also affect our competitors.

Greenhouse Gas Regulations

Currently, emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and required adopting countries to implement national programs to reduce greenhouse gas emissions. The Kyoto Protocol was extended to 2020 at the 2012 United Nations Climate Change Conference, with the hope that a new climate change treaty would be adopted by 2015 and enter into force by 2020.

International or multinational bodies or individual countries may adopt climate change initiatives. For example, the MEPC of the IMO adopted two new sets of mandatory requirements to address greenhouse gas emissions from ships at its July 2011 meeting. The Energy Efficiency Design Index requires a minimum energy efficiency level per capacity mile and is applicable to new vessels, and the Ship Energy Efficiency Management Plan is applicable to currently operating vessels. The requirements entered into force in January 2013 and could cause us to incur additional compliance costs. The IMO is also considering the development of a market-based mechanism for greenhouse gas emissions from ships, but it is difficult to accurately predict the likelihood that such a standard might be adopted or its potential impact on our operations at this time.

In June 2013, the European Commission developed a strategy to integrate maritime emissions into the overall European Union Strategy to reduce greenhouse gas emissions. If the strategy is adopted by the European Parliament and Council large vessels entering European Union ports would be required to monitor, report and verify their carbon dioxide emissions beginning in January 2018. In December 2013, the European Union environmental ministers discussed draft rules to implement monitoring and reporting of carbon dioxide emissions from ships. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations under the CAA to limit greenhouse gas emissions from certain mobile sources and proposed regulations to limit greenhouse gas emissions from large stationary sources. Although the mobile source emissions do not apply to greenhouse gas emissions from ships, the EPA may, in the future, decide to regulate greenhouse gas emissions from ocean-going vessels. Any passage of climate control legislation or other regulatory initiatives by the IMO, the European Union, the United States or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures that we cannot predict with certainty at this time. Even in the absence of climate control legislation and regulations, our business and operations may be materially affected to the extent that climate change results in sea level changes or more intense weather events.

The State of California has mandated that ships, instead of relying on their shipboard power, must use shore power while breathed through a process known as Cold Ironing or Alternative Maritime Power. The regulation is being phased in starting in 2014. Vessels in our initial fleet built after 2012 and our option vessels have or will have the necessary installation. It is expected that the cost of modifications needed for older vessels will be borne in part by the charterers of each vessel, but it is difficult to predict the exact impact on our operations.

Vessel Security Regulations

A number of initiatives have been introduced in recent years intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002 (the “MTSA”) was signed into law. To implement certain portions of the MTSA, the U.S. Coast Guard issued regulations in July 2003 requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. This new chapter came into effect in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security Code (the “ISPS Code”). Among the various requirements are:

•	on-board installation of automatic information systems to enhance vessel-to-vessel and vessel-to-shore communications;
•	on-board installation of ship security alert systems;
•	the development of ship security plans; and
•	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures; provided such vessels have on board a valid “International Ship Security Certificate” that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We have implemented the various security measures required by the IMO, SOLAS and the ISPS Code and have approved ISPS certificates and plans certified by the applicable flag state on board all our containerships.

Permits and Authorizations

We are required by various governmental and other agencies to obtain certain permits, licenses, certificates and financial assurances with respect to each of our vessels. The kinds of permits, licenses, certificates and financial assurances required by governmental and other agencies depend upon several factors, including the commodity being transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the type and age of the vessel. All permits, licenses, certificates and financial assurances currently required to operate our vessels have been obtained (exclusive of cargo- specific documentation, for which charterers or shippers are responsible). Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of doing business.

Properties

We have no freehold or material leasehold interest in any real property. We occupy office space at 60 Zephyrou Street & Syngrou Avenue, 17564 Athens, Greece, that is provided to us as part of the services we receive under the partnership management agreement. Other than our vessels, we do not have any material property. Our vessels are subject to priority mortgages, which secure our obligations under our credit facilities. In certain cases, we may finance the ownership of vessels through finance lease arrangements with purchase options in our favor, rather than secured loans.

Legal Proceedings

We have not been involved in any legal proceedings that we believe may have a significant effect on our business, financial position, results of operations or liquidity, and we are not aware of any proceedings that are pending or threatened that may have a material effect on our business, financial position, results of operations or liquidity. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, principally property damage and personal injury claims. We expect that these claims would be covered by insurance, subject to customary deductibles. However, those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Taxation of the Partnership

Marshall Islands

The following discussion represents the opinion of Cozen O’Connor, our counsel as to matters of the laws of the Republic of the Marshall Islands. Because we and our subsidiaries do not and will not conduct business or operations in the Republic of the Marshall Islands, neither we nor our subsidiaries will be subject to income, capital gains, profits or other taxation under current Marshall Islands law, and we do not expect this to change in the future. As a result, distributions we receive from the operating subsidiaries are not expected to be subject to Marshall Islands taxation.

Liberia

The following discussion represents the opinion of Cozen O’Connor, our counsel as to matters of the laws of the Republic of Liberia. The Republic of Liberia enacted a new income tax act effective as of January 1, 2001 (the “New Act”). In contrast to the income tax law previously in effect since 1977, the New Act does not distinguish between the taxation of “non-resident” Liberian corporations, such as our Liberian subsidiaries, which conduct no business in Liberia and were wholly exempt from taxation under the prior law, and “resident” Liberian corporations, which conduct business in Liberia and are (and were under the prior law) subject to taxation.

The New Act was amended by the Consolidated Tax Amendments Act of 2011, which was published and became effective on November 1, 2011 (the “Amended Act”). The Amended Act specifically exempts from taxation non-resident Liberian corporations such as our Liberian subsidiaries that engage in international shipping (and are not engaged in shipping exclusively within Liberia) and that do not engage in other business or activities in Liberia other than those specifically enumerated in the Amended Act. In addition, the Amended Act made such exemption from taxation retroactive to the effective date of the New Act. Accordingly, neither we nor our subsidiaries will be subject to Liberian taxation under the Amended Act so long as the conditions for the exemption from taxation of the Amended Act are satisfied.

If our Liberian subsidiaries were subject to Liberian income tax under the Amended Act, they would be subject to tax at a rate of 35% on their worldwide income. As a result, their, and subsequently our, net income and cash flow would be materially reduced. In addition, as the ultimate stockholder of the Liberian subsidiaries, we would be subject to Liberian withholding tax on dividends paid by our Liberian subsidiaries at rates ranging from 15% to 20%.

United States

The following discussion represents the opinion of Cravath, Swaine & Moore LLP, our U.S. counsel, regarding the material U.S. federal income tax consequences to us of our activities. It is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. In addition, the opinion of our U.S. counsel is not binding on the IRS or any court. This discussion does not address any U.S. state or local taxes. You are encouraged to consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of our common units that may be applicable to you.

In General

We have elected to be treated as a corporation for U.S. federal income tax purposes. As such, except as provided below, we will be subject to U.S. federal income tax on our income to the extent such income is from U.S. sources or is otherwise effectively connected with the conduct of a trade or business in the United States.

U.S. Taxation of Our Subsidiaries

Our subsidiaries have elected (or are in the process of electing) to be treated as disregarded entities for U.S. federal income tax purposes. As a result, for purposes of the discussion below, our subsidiaries are treated (or will be treated) as branches rather than as separate corporations.

U.S. Taxation of Shipping Income

We expect that substantially all of our gross income will be attributable to income derived from chartering our containerships to our customers. Gross income attributable to transportation exclusively between non-U.S. ports is considered to be 100% derived from sources outside the United States and generally not subject to any U.S. federal income tax. Gross income attributable to transportation that both begins and ends in the United States, or “U.S. Source Domestic Transportation Income”, is considered to be 100% derived from sources within the United States and generally will be subject to U.S. federal income tax. Although there can be no assurance, we do not expect to engage in transportation that gives rise to U.S. Source Domestic Transportation Income.

Gross income attributable to transportation, including shipping income, that either begins or ends, but that does not both begin and end, in the United States is considered to be 50% derived from sources within the United States (such 50% being “U.S. Source International Transportation Income”). Subject to the discussion of “effectively connected” income below, Section 887 of the Code would impose on us a 4% U.S. income tax in respect of our U.S. Source International Transportation Income (without the allowance for deductions) unless we are exempt from U.S. federal income tax on such income under the rules contained in Section 883 of the Code. The other 50% of the income described in the first sentence of this paragraph would not be subject to U.S. income tax.

For this purpose, “shipping income” means income that is derived from:

(i) the use of ships;

(ii) the hiring or leasing of ships for use on a time, operating or bareboat charter basis;

(iii) the participation in a pool, partnership, strategic alliance, joint operating agreement or other joint venture we directly or indirectly own or participate in that generates such income; or

(iv) the performance of services directly related to those uses.

Under Section 883 of the Code and the regulations thereunder, we will be exempt from U.S. federal income tax on our U.S. Source International Transportation Income if:

(i) we are organized in a foreign country (the “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States with respect to the types of U.S. Source International Transportation Income that we may earn (an “Equivalent Exemption”);

(ii) we satisfy the Publicly-Traded Test (as described below) or the 50% Ownership Test (as described below); and

(iii) we meet certain substantiation, reporting and other requirements.

In order for a foreign corporation to meet the Publicly-Traded Test, its equity interests must be “primarily traded” and “regularly traded” on an established securities market in the United States or in a foreign jurisdiction that grants an Equivalent Exemption. The Treasury regulations under Section 883 of the Code provide, in pertinent part, that equity of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if, with respect to the class or classes of equity relied upon to meet the “regularly traded” requirement described below, the number of units of such class of equity that is traded during any taxable year on all established securities markets in that country exceeds the number of equity interests in each such class that is traded during that year on established securities markets in any other single country. We believe that our common units will be the sole class of our equity that will be traded, and that such class will be “primarily traded” on the New York Stock Exchange, which is an established securities market for these purposes.

The Publicly-Traded Test also requires equity interests in a foreign corporation to be “regularly traded” on an established securities market. The Treasury regulations under Section 883 of the Code provide that equity interests in a foreign corporation are considered to be “regularly traded” on an established securities market if one or more classes of such equity interests that, in the aggregate, represent more than 50% of the combined vote and value of all outstanding equity interests in the foreign corporation satisfy certain listing and trading volume requirements. These listing and trading volume requirements will be satisfied with respect to a class of equity interests if (i) such equity interests are traded on the market, other than in minimal quantities, on at least 60 days during the taxable year (or 1/6 of the days in a short taxable year) and (ii) the aggregate number of equity interests in such class traded on such market during the taxable year is at least 10% of the average number of equity interests outstanding in that class during such year (as appropriately adjusted in the case of a short taxable year), provided, that if a class of equity interests is traded on an established securities market in the United States and is regularly quoted by dealers making a market in such equity interests then tests (i) and (ii) will be deemed satisfied.

Notwithstanding the foregoing, a class of equity interests may fail the regularly traded test if, for more than half the number of days during the taxable year, persons who each own, either actually or constructively under certain attribution rules, 5% or more of the vote and value of the outstanding shares of the class of equity interests, or “5% Unitholders,” own in the aggregate 50% or more of the vote and value of the class of equity interests (which is referred to as the “Closely Held Block Exception”). The Closely Held Block Exception does not apply, however, if the foreign corporation can establish that a sufficient proportion of such 5% Unitholders are Qualified Shareholders (as defined below) so as to preclude the non-qualified 5% Unitholders from owning 50% or more of the total value of the class of equity interests for more than half the number of days during the taxable year. If 50% or more of the vote and value of a class of equity interests is owned, in the aggregate, by 5% Unitholders, then a sufficient number of 5% Unitholders must verify that they are Qualified Shareholders by providing certain information to the foreign corporation, including information about their countries of residence for tax purposes and their actual and/or constructive ownership of such equity interests.

As an alternative to satisfying the Publicly-Traded Test, a foreign corporation may qualify for an exemption under Section 883 of the Code by satisfying the 50% Ownership Test. A corporation generally will satisfy the 50% Ownership Test if more than 50% of the value of its outstanding equity interests is owned, or treated as owned after applying certain attribution rules, for at least half the number of days in the taxable year by individual residents of jurisdictions that grant an Equivalent Exemption, foreign corporations organized in jurisdictions that grant an Equivalent Exemption and that meet the Publicly-Traded Test, or certain other qualified persons described in the Treasury regulations under Section 883 (which are referred to collectively as “Qualified Shareholders”).

The Marshall Islands, the jurisdiction in which we are organized, grants an Equivalent Exemption with respect to the type of U.S. Source International Transportation Income we expect to earn. Therefore, we will be eligible for the exemption under Section 883 of the Code if we satisfy either the Publicly-Traded Test or the 50% Ownership Test and we satisfy certain substantiation, reporting or other requirements.

Following consummation of the formation transactions (described above in the section “—Formation Transactions”), our equity will consist of common units, subordinated units, a general partner interest and incentive distribution rights. At such time, we will not be eligible to satisfy the Publicly-Traded Test because our common unitholders will not have the right to elect any of the directors of our general partner and therefore will not have more than 50% of the voting power of our equity. However, Costamare, which is organized in Marshall Islands, will then own more than 50% of the value of all of our equity, and it will have the power to appoint all of the directors of our general partner. Therefore, if Costamare qualifies under Section 883 of the Code and provides appropriate certifications to us, we will qualify for Section 883 of the Code under the 50% Ownership Test. Costamare believes that it has qualified and currently intends to continue to qualify for this statutory tax exemption under Section 883 for the foreseeable future. However, no assurance can be given that this will be the case in the future, particularly if Costamare sells a portion of our equity that it currently owns in one or more sales in the future or we issue additional equity interests to other owners, such that Costamare’s ownership interest in us no longer satisfies the 50% Ownership Test.

Even if Costamare does qualify under Section 883 of the Code, we cannot assure you that Costamare will provide to us the certifications necessary to allow us to qualify under the 50% Ownership Test. If it does not do so, we will not be exempt under Section 883. Moreover, even if Costamare provides such certification, we cannot assure you of our ability to continue to qualify under the 50% Ownership Test unless Costamare continues to satisfy the Publicly-Traded Test and to hold more than 50% of the value of our equity. If either of those conditions is not satisfied, we might no longer be able to satisfy the 50% Ownership Test.

As described elsewhere in this prospectus, our general partner will have the option to cause us to be managed by our own board of directors and officers and, in that connection, to cause the common unitholders to permanently have the right to elect a majority of our directors. This option is exercisable at the sole discretion of our general partner, which is a wholly-owned subsidiary of Costamare. If that option is exercised, our common units would then be considered to have more than 50% of the voting power of all our equity. Our common units would then be considered to be “regularly traded” on an established securities market if they represented more than 50% of the value of all our equity and the listing and trading conditions described above are satisfied. Based upon our expected cash flow and distributions on our outstanding equity units, we expect that the common units will represent more than 50% of the value of our equity, and we expect that we will also satisfy the listing and trading requirements. However, we cannot assure you this will be the case. If these conditions are satisfied, and except as provided below, we would satisfy the Publicly-Traded Test unless the “Closely Held Block” exception to that test was applicable. If Costamare at that time satisfies the Publicly Traded Test, it would be a Qualified Shareholder of ours, to the extent it continued to own our common units, in determining whether the Closely Held Block Exception to the Publicly Traded Test applied.

In addition, our partnership agreement provides that any person or group (including Costamare) that beneficially owns more than 4.9% of any class of our units then outstanding generally will be treated as owning only 4.9% of such units for purposes of voting for directors. We cannot assure you that this limitation will be effective to eliminate the possibility that we will have any 5% Unitholders for purposes of the Closely Held Block Exception.

However, assuming this limitation is effective, we anticipate that, in the event that Costamare exercises the Costamare option, we will be able to satisfy the Publicly-Traded Test if our common units represent more than half the value of our equity.

However, we cannot assure you that we will be able to satisfy the Publicly-Traded Test in the future. There is no assurance that Costamare will exercise the Costamare option, which is necessary for us to satisfy the Publicly-Traded Test. Moreover, we cannot assure you that Costamare’s exercise of the Costamare option will be sufficient for us to satisfy the Publicly-Traded Test. For example, it is possible that we may not be able to satisfy the Publicly-Traded Test in the calendar year during which Costamare exercises the Costamare option, even if Costamare’s ownership of less than a majority of the value of our equity for part of that year also prevents us from satisfying the 50%

Ownership Test for that year. In addition, if an increase in the value of our incentive distribution rights causes our common units to fail the 50% value test, we will fail to satisfy the Publicly-Traded Test even if the option is exercised. Moreover, because we are in legal form a partnership, it is possible that the IRS would assert that our common units do not meet the “regularly traded” test. Furthermore, our board of directors could determine that it is in our best interests to take an action that would result in our not being able to satisfy the Publicly-Traded Test in the future. Should any of the requirements described above fail to be satisfied, we may not be able to satisfy the Publicly-Traded Test.

If we are not entitled to the exemption under Section 883 for any taxable year, then we would be subject to the 4% U.S. federal income tax under Section 887 on our U.S. Source International Transportation Income (subject to the discussion of “effectively connected income” below) for those years.

In addition, our U.S. Source International Transportation Income that is considered to be “effectively connected” with the conduct of a U.S. trade or business is subject to the U.S. corporate income tax currently imposed at rates of up to 35% (net of applicable deductions). In addition, we may be subject to the 30% U.S. “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. Source International Transportation Income would be considered effectively connected with the conduct of a U.S. trade or business only if:

(i) we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S. source gross transportation income; and

(ii) substantially all of our U.S. source gross transportation income was attributable to regularly scheduled transportation, such as the operation of a ship that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We believe that we will not meet these conditions because we will not have, or permit circumstances that would result in having, such a fixed place of business in the United States or any ship sailing to or from the United States on a regularly scheduled basis.

Taxation of Gain on Sale of Shipping Assets

Regardless of whether we qualify for the exemption under Section 883 of the Code, we will not be subject to U.S. Federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States (as determined under U.S. tax principles). In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel (and risk of loss with respect to the vessel) passes to the buyer outside of the United States. We expect that any sale of a vessel will be so structured that it will be considered to occur outside of the United States.

Other Jurisdictions and Additional Information

For additional information regarding the taxation of our subsidiaries, see Note 13 to our audited combined carve-out financial statements included elsewhere in this prospectus.

MANAGEMENT

Management of Costamare Partners LP

Costamare Partners GP LLC, our general partner, will manage our operations and day-to-day activities. Unitholders will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. The directors of our general partner will oversee our operations. The day-to-day affairs of our business are managed by the officers of our general partner. Employees of affiliates of Costamare, including Costamare Shipping, will continue to provide services to us after the closing of this offering under the partnership management agreement. See “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Partnership Management Agreement”.

Following the closing of this offering, our general partner will have an audit committee of two independent directors. The audit committee will, among other things, review our external financial reporting, engage our external auditors and oversee our internal audit activities and procedures and the adequacy of our internal accounting controls. Such audit committee will initially be comprised of two directors, Bart Veldhuizen and Ulrich Kranich, with Bart Veldhuizen serving as chair of the audit committee. We expect that the board of directors of our general partner will determine that each of Bart Veldhuizen and Ulrich Kranich satisfies the independence standards established by the New York Stock Exchange, and that Bart Veldhuizen qualifies as an “audit committee financial expert” for the purposes of the SEC rules and regulations.

In addition, two members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee must meet the independence standards established by the New York Stock Exchange and the SEC to serve on an audit committee of a board of directors, and may not be any of the following: (a) officers or employees of our general partner, (b) officers, directors or employees of any affiliate of our general partner (other than the Partnership and its affiliates) or (c) holders of any ownership interest in the general partner, its affiliates or the Partnership and its subsidiaries (other than (x) common units or (y) awards granted pursuant to any long-term incentive plan, equity compensation plan or similar plan of the Partnership or its subsidiaries). Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner or its affiliates of any duties any of them may owe us or our unitholders. Our initial conflicts committee will be comprised of Bart Veldhuizen and Ulrich Kranich, with the former serving as the chair of the conflicts committee. For additional information about the conflicts committee, see “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest”.

Because we qualify as a foreign private issuer under SEC rules, we are permitted to follow the corporate governance practices of the Marshall Islands (the jurisdiction in which we are organized) in lieu of certain of the New York Stock Exchange corporate governance requirements that would otherwise be applicable to us. Under Marshall Islands law, we are not required to have a board of directors comprised of a majority of directors meeting the independence standards described in the New York Stock Exchange rules. In addition, New York Stock Exchange rules do not require a listed company that is a foreign private issuer like us to have a majority of independent directors on the board of directors of our general partner. Accordingly, after this offering, the board of directors of our general partner will not be comprised of a majority of independent directors.

Furthermore, New York Stock Exchange rules do not require foreign private issuers or limited partnerships like us to establish a compensation committee or a nominating/corporate governance committee. Similarly, under Marshall Islands law, we are not required to have a compensation committee or a nominating/corporate governance committee. Accordingly, neither we nor our general partner will have a compensation committee or a nominating/corporate governance committee.

The Chief Executive Officer of our general partner, Konstantinos Konstantakopoulos, and Chief Financial Officer of our general partner, Gregory Zikos, will allocate their time between managing our business and affairs and the business and affairs of Costamare. Mr. Konstantakopoulos is the Chief Executive Officer and Chairman of the Board of Costamare. Mr. Zikos is the Chief Financial Officer and a member of the board of directors of Costamare. The amount of time Mr. Konstantakopoulos and Mr. Zikos will allocate between our business and the businesses of Costamare will vary from time to time depending on various circumstances and needs of the businesses, such as the relative levels of strategic activities of the businesses. Mr. Konstantakopoulos and Mr. Zikos will devote sufficient time to our business and affairs as is necessary for their proper conduct.

The officers of our general partner and other individuals providing services to our general partner, us or our subsidiaries may face a conflict regarding the allocation of their time between our business and the other business interests of Costamare or its affiliates. Our general partner intends to seek to cause its officers to devote as much time to the management of our business and affairs as they believe is necessary for the proper conduct of our business and affairs.

Whenever our general partner makes a determination or takes or declines to take an action in its individual capacity rather than in its capacity as our general partner, it is entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to us or any limited partner, and our general partner is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement or under the Marshall Islands Act or any other law. Specifically, pursuant to our partnership agreement, our general partner will be considered to be acting in its individual capacity if it (a) exercises its (i) call right, (ii) pre-emptive rights, (iii) registration rights, (iv) right to make a determination to receive common units in a resetting of the target distribution levels related to the incentive distribution rights or (v) right to exercise or not exercise the option to cause us to be managed by our own board of directors and officers and in that connection cause the common unitholders to permanently have the right to elect a majority of our directors, (b) consents or withholds consent to any merger or consolidation of the partnership, (c) appoints any directors or votes for the election of any director, (d) votes or refrains from voting on amendments to our partnership agreement that require a vote of the outstanding units, (e) voluntarily withdraws from the partnership, (f) transfers (to the extent permitted under our partnership agreement) or refrains from transferring its units or general partner interest or (g) votes upon the dissolution of the partnership. Actions of our general partner, which are made in its individual capacity, will be made by Costamare as sole member of our general partner. In addition, in deciding whether we will exercise the right to acquire a vessel under the vessel option or non-competition provisions of the omnibus agreement, our general partner is permitted to consider the interests of Costamare as well as us, so long as it does so in good faith. These decisions may be to the detriment of our future growth.

Although we will initially be managed by our general partner, which will act through its board of directors and officers, all of whom will be appointed by Costamare, our general partner will have the option to cause us instead to be managed by our own board of directors and officers. In that connection, the exercise of such option by our general partner will cause the common unitholders to permanently have the right to elect a majority of our directors. This option is exercisable at the sole discretion of our general partner, which is a wholly-owned subsidiary of Costamare. Our general partner may decide to exercise this right in order to permit us to claim, or continue to claim, an exemption under Section 883 of the Code from U.S. federal income tax on U.S. Source International Transportation Income. However, there is no assurance that our general partner will exercise this right, and in its sole discretion, our general partner may decide not to exercise this right even if, as a result of such non-exercise, we would become subject to U.S. federal income tax on U.S. Source International Transportation Income. For 2015, we expect to qualify for the exemption under Section 883 of the Code on the basis of Costamare’s qualification under that section and its ownership and control of us, but we cannot assure you that we will continue to do so in the future. Please read “Business—Taxation of the Partnership—United States” for a discussion of material U.S. federal income tax consequences of our activities and the definition of “U.S. Source International Transportation Income”.

Directors and Executive Officers

The following table provides information about the directors and executive officers of our general partner. The directors of the general partner will be appointed by Costamare. We will rely solely on the executive officers provided to our general partner by Costamare Shipping who will perform executive officer services for our benefit pursuant to the partnership management agreement and who will be responsible for our day-to-day management. The business address of each of our general partner’s executive officers and directors listed below is 60 Zephyrou Street & Syngrou Avenue, 17564 Athens, Greece. Our telephone number at that address is +30-210-949-0050.

Name	Age	Position
Konstantinos Konstantakopoulos	45	Chief Executive Officer and Chairman of the Board
Gregory Zikos	45	Chief Financial Officer
Ulrich Kranich(1)	64	Director
Anastassios Gabrielides	50	Director
Diamantis Manos	66	Director
Bart Veldhuizen(1)	47	Director

(1)

Ulrich Kranich and Bart Veldhuizen have each agreed to serve on our board of directors, effective as of the listing date for the units of the Partnership in connection with this initial public offering.

Konstantinos Konstantakopoulos has served as the Chief Executive Officer and Chairman of the board of directors of Costamare Partners GP LLC since his appointment on August 4, 2014, in connection with the formation of our general partner. He has also served as the chief executive officer and chairman of the board of directors of Costamare since April 2008. Mr. Konstantakopoulos also serves as president and chief executive officer of Costamare Shipping, one of our managers, which he wholly owns and joined in 1992 (and where he worked part-time beforehand). In 2001, Mr. Konstantakopoulos founded CIEL, which served as a sub-manager of certain of Costamare’s vessels until April 2013 when it was replaced by V.Ships Greece. In 2005, Mr. Konstantakopoulos founded another of our managers, Shanghai Costamare, of which he is the controlling stockholder. Mr. Konstantakopoulos also owns, indirectly, 25% of C-Man Maritime, a vessel manning agency which he founded in 2006. Mr. Konstantakopoulos has served on the board of directors of the Union of Greek Ship-owners since 2006. Mr. Konstantakopoulos studied engineering at Université Paul Sabatier in France.

Gregory Zikos has served as the Chief Financial Officer of Costamare Partners GP LLC since his appointment on August 4, 2014, in connection with the formation of our general partner. He has also served as the chief financial officer and a member of the board of directors of Costamare since 2007. Prior to 2007, Mr. Zikos was employed at DryShips, Inc., a public shipping company, as the chief financial officer from 2006 to 2007. From 2004 to 2006, Mr. Zikos was employed with J&P Avax S.A., a real estate investment and construction company, where he was responsible for project and structured finance debt transactions. From 2000 to 2004, Mr. Zikos was employed at Citigroup (London), global corporate and investment banking group, where he was involved in numerous European leveraged and acquisition debt financing transactions. Mr. Zikos practiced law from 1994 to 1998, during which time he advised financial institutions and shipping companies in debt and acquisition transactions. Mr. Zikos holds an M.B.A. in finance from Cornell University, an L.L.M. from the University of London King’s College, and a bachelor of laws, with merits, from the University of Athens.

Anastassios Gabrielides has served as a member of the board of directors of Costamare Partners GP LLC since its inception. He has also served as the general counsel and secretary of Costamare since 2013. From 2011 to 2012, Mr. Gabrielides worked for Allseas Marine SA, a ship management company. From 2004 to 2011, Mr. Gabrielides has served at the Hellenic Capital Markets Commission, the Greek securities regulator, first as vice chairman (2004 to 2009) and then as chairman (2009 to 2011). Mr. Gabrielides practiced law in Athens from 1999 to 2004, specializing in securities, banking and finance and corporate law. Mr. Gabrielides also worked for the Alexander S. Onassis Foundation from 1991 to 1999 in various posts and was a member of the executive committee. Mr. Gabrielides has been a member of the board of supervisors of the European Securities and Markets Authority and has been a member of the Greek FIY. Mr. Gabrielides holds L.L.M. degrees from Harvard Law School and the London School of Economics, a law degree from Athens University Law School, and a B.A. in economics from the American College of Greece, Deree College.

Ulrich Kranich has agreed to serve as one of our directors. His term will commence as of the listing date for the common units of the Partnership. Mr. Kranich joined Hapag-Lloyd AG, a German container liner shipping company, in 1975 and held various positions until his retirement in June 2014, including, most recently, executive board member and chief financial officer, from July 2006 through June 2008, and executive board member and chief operating officer, from July 2008 through June 2014. As a member of the Hapag-Lloyd AG executive board, Mr. Kranich also served as chairman of the board of Hapag-Lloyd (America) Inc. from January 2009 through June 2014, as well as serving on the boards of various Hapag-Lloyd subsidiaries. Mr. Kranich has also served as a director on the boards of Box Club (International Council of Containership Operators), including as chairman from January 2012 through March 2014, World Shipping Council, European Liner Affairs Association and Britannia Steam Ship Insurance Association Limited. Since June 2007, Mr. Kranich has served as a non-executive director of the TT Club, Through Transport Mutual Services (UK) Limited, serving as a member of the audit and risk committee since March 2009 and as chairman of the audit and risk committee since March 2014. Mr. Kranich holds a degree in Business Economics from the Academy for Business Administration in Bremen, Germany.

Diamantis Manos has served as a member of the board of directors of Costamare Partners GP LLC since his appointment on August 4, 2014, in connection with the formation of our general partner. He has been the managing director of Costamare Shipping Company S.A. since 2004. Prior to 2004, Mr. Manos was employed as director at “Consolidated Marine Management Inc.” (Latsis group) from 1997 to 2003. From 1995 to 1997, Mr. Manos held the position of Secretary General of the Ministry of Mercantile Marine (M.M.M.). From 1971 to 1995, he served in the Hellenic Coast Guard and he mainly represented the M.M.M at various international Maritime and Economic organizations (UNCTAD, IMO, OECD, EU, CSG, etc.). From 1985 to 1989, Mr. Manos was positioned at the Hellenic Permanent Representation to the European Union in Brussels and represented the M.M.M. at various EU institutions. During the period of the two Greek Presidencies (1988 and 1994) in the EU, Mr. Manos was the chairman of the Maritime Transport Group of the European Council. During 1994-98, he was the chairman of the Maritime Transport Committee of the OECD. In 2002, he was appointed, for a five year period, member of the Board of the European Maritime Safety Agency (EMSA) as one of the four professionals selected by the Commission of the EU. Mr. Manos has been a member of the Board of the ‘’Swedish Club” (Marine and P&I insurance) since 2005 and he is also member of the Board of HELMEPA (Hellenic Maritime Environmental Protection Association). Mr. Manos holds a university degree in Public Administration and Political Sciences from the Panteion University of Athens and a diploma from the Hellenic Naval Academy.

Bart Veldhuizen has agreed to serve as one of our directors. His term will commence as of the listing date for the common units of the Partnership. Mr. Veldhuizen has been working in the shipping industry since 1994 on both the banking and non banking side. Mr. Veldhuizen is a founding director of Swaen Marine Ltd., an advisory company in London focusing on the maritime industry. From August 2007 until October 2011, he was the managing director & head of shipping of Lloyds Banking. In this capacity, Mr. Veldhuizen managed the combined Lloyds Bank and Bank of Scotland’s US$16 billion shipping loan and lease portfolio. He started his career with Van Ommeren Shipping, a Dutch public shipping & storage company after which he joined DVB bank as a shipping banker working in both Rotterdam and Piraeus. In 2000, he joined Smit International, a publicly listed Maritime service provider active in Salvage, Marine Contracting and Harbour Towage. After working for Smit in both Greece and Singapore, Mr. Veldhuizen returned to the Netherlands in August 2003 to work with NIBC Bank, a Dutch based merchant bank. Mr. Veldhuizen holds a degree in Business Economics from the Erasmus University in Rotterdam, the Netherlands. Currently, Mr. Veldhuizen is a director of Seadrill Partners LLC, Golar LNG Partners LP and Eagle Bulk Shipping Inc.

Reimbursement of Expenses of Our General Partner

Our general partner will not receive a management fee in connection with its management of our business, although it will be entitled to reimbursement for expenses incurred on our behalf. These expenses include all expenses necessary or appropriate for conducting our business and allocable to us, as determined by our general partner.

Compensation of Directors and Senior Management

Non-executive directors of our general partner receive annual fees in the amount of $  , plus reimbursement for their out-of-pocket expenses. The officers of our general partner who also serve as directors of our general partner will not receive additional compensation for their service as directors.

Prior to this offering, our general partner has not paid any compensation to its chief executive officer or chief financial officer. Our general partner’s executive officers are provided to us by Costamare Shipping and their compensation is set and paid by Costamare Shipping, from the funds we and our general partner make available to Costamare Shipping under the partnership management agreement as compensation of our general partner’s executive officers. Currently, such compensation is expected to be $  million per year in the aggregate. Our general partner does not have any service contracts with our non-executive directors that provide for benefits upon termination of their services. Under the partnership agreement, the directors and officers of our general partner will be indemnified to the fullest extent permitted by law against liabilities, costs and expenses related to their service as directors and officers. See “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Partnership Management Agreement”.

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of units of Costamare Partners LP that will be issued upon the consummation of this offering and the related transactions, beneficial owners of 5.0% or more of the units and all of the directors and executive officers of our general partner as a group. The table also does not reflect an aggregate of approximately  million and  million common units that members of the Konstantakopoulos family and certain funds managed by York, respectively, have indicated that they currently intend to purchase in the offering at the public offering price.

Name of Beneficial Owner	Common Units to be Beneficially Owned After the Offering			Subordinated Units to be Beneficially Owned After the Offering			Percentage of Total Common and Subordinated Units to be Beneficially Owned After the Offering
	Number	Percent		Number	Percent
Costamare(1)			%			%	(2)
All directors and executive officers as a group ( persons)	—	—		—	—		—

(1)

Costamare is controlled by members of the Konstantakopoulos family. Konstantinos Konstantakopoulos, our chairman and chief executive officer, and Christos Konstantakopoulos and Achillefs Konstantakopoulos, the brothers of our chairman and chief executive officer, each own approximately 21.59% of issued and outstanding common stock of Costamare. If they act together, these stockholders would be able to control the outcome of matters on which Costamare stockholders are entitled to vote, including the election of the entire board of directors and other significant corporate actions of Costamare. They could, therefore, indirectly control our general partner. This table excludes the 2.0% general partner interest held by our general partner, a wholly-owned subsidiary of Costamare.

(2)

Assumes no exercise of the option to purchase additional common units. If the underwriters exercise their option to purchase additional common units in full, Costamare’s percentage of common units to be beneficially owned after the offering will decrease to  %, and its percentage of total common and subordinated units to be beneficially owned will decrease to  %.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

After this offering, Costamare will own our general partner and will own  common units and  subordinated units, representing a  % limited partner interest in us, assuming no exercise of the underwriters’ option to purchase additional common units, and all of our incentive distribution rights. In addition, our general partner will own general partner units representing a 2.0% general partner interest in us. Costamare’s ability, as sole member of our general partner, to control the appointment of all members of the board of directors of our general partner and to approve certain significant actions we may take, and Costamare’s common and subordinated unit ownership and its right to vote the subordinated units as a separate class on certain matters, means that it, together with its affiliates, will have the ability to control our management.

Distributions and Payments to our General Partner and its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with our formation, ongoing operation and any liquidation. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Formation Stage
The consideration to be received by our general partner and its affiliates in exchange for the transfer to us of the vessels in our fleet	•	common units and subordinated units to be issued to Costamare;
	•	general partner units representing a 2.0% general partner interest in us and all of our incentive distribution rights; and
	•	$ in cash.
See “Summary—Formation Transactions” for further information about our formation and assets contributed to us in connection with the closing of this offering.

The common units and subordinated units to be owned by Costamare after giving effect to this offering represent a  % limited partner interest in us, assuming no exercise of the underwriters’ option to purchase additional common units. For more information, see “The Partnership Agreement—Voting Rights” and “The Partnership Agreement—Amendment of the Partnership Agreement”.

Operational Stage
Distributions of available cash to our general partner and its affiliates

We will generally make cash distributions of 98.0% of available cash to unitholders (including Costamare, the owner of our general partner and the holder of common units and all of our subordinated units) and the remaining 2.0% to our general partner.

In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, Costamare, as the holder of the incentive distribution rights, will be entitled to increasing percentages of the distributions, up to 48% of the distributions above the highest target level. We refer to the rights to the increasing distributions as “incentive distribution rights”. See “How We Make Cash Distributions—Incentive Distribution Rights” for more information regarding the incentive distribution rights.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters, but no distributions in excess of the full minimum quarterly distribution, our general partner would receive an annual distribution of approximately $   million on its 2.0% general partner interest, and Costamare would receive an annual distribution of approximately $   million on its common and subordinated units.

Payments to our general partner and its affiliates

Our general partner will not receive a management fee or other compensation for the management of our partnership. Our general partner and its affiliates will be entitled to reimbursement for all direct and indirect expenses they incur on our behalf. In addition, we and our subsidiaries will pay management fees to Costamare Shipping or any other applicable manager for administrative, commercial and technical management services pursuant to the partnership management agreement and the separate ship management agreements. See “—Agreements Governing the Transactions—Partnership Management Agreement” and “—Agreements Governing the Transactions—Ship Management Agreement”.

Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its general partner interest will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. See “The Partnership Agreement—Withdrawal or Removal of our General Partner”.

Liquidation Stage
Liquidation

Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions as described in “The Partnership Agreement-Liquidation and Distribution of Proceeds”.

Agreements Governing the Transactions

We, our general partner, our subsidiaries and certain affiliates have entered into or will enter into various documents and agreements that will effect the transactions relating to our formation and this offering, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries. These agreements will not be the result of arm’s-length negotiations and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as they could have obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Omnibus Agreement

Concurrent with and as of the completion of this offering, the omnibus agreement executed by and among the Partnership, Costamare, York and certain of its subsidiaries, our general partner and certain of our other subsidiaries will automatically become effective. The following discussion describes certain provisions of the omnibus agreement.

Containership Purchase Options

Under the omnibus agreement, we will have the right to purchase the Valence (and shares in the relevant vessel-owning entity) from Costamare within 12 months after the closing of this offering at fair market value as determined in accordance with the provisions of the omnibus agreement, provided that Constamare may, at its option, replace the Valence with any one of the substitute vessels. In addition, Costamare and York have agreed to notify our general partner and offer us, within 36 months of the respective vessel’s acceptances by the charterer, the right to purchase each of Hulls NCP0113, NCP0114, NCP0115, NCP0116, S2121, S2122, S2123, S2124 and S2125 (and shares in the relevant vessel-owning entities) at fair market value as determined in accordance with the provisions of the omnibus agreement and which would include the value related to any then existing charter on such vessels. Costamare and York will be subject to such requirement only if at the time of such notice and offer, the relevant vessel constitutes a Five-Year Vessel (as defined below). If at the end of any such 36-month period the relevant vessel constitutes a Five-Year Vessel (as defined below) and Costamare and York have not previously notified and offered us the right to purchase such vessel, we will have the right to do so at the end of such 36-month period. Within 30 days of receiving such notice, our general partner must make an election on whether to purchase the relevant vessel.

If we and Costamare and, with respect to the JV vessels, York are unable to agree upon the fair market value of any of the Valence (or one of the substitute vessels, as applicable) and Hulls NCP0113, NCP0114, NCP0115, NCP0116, S2121, S2122, S2123, S2124 and S2125 during the 30-day period (provided that, with respect to the Valence, such period shall be extended for another 30 calendar days if Costamare exercises its option to replace the Valence with a substitute vessel within the initial 30-day period) after our general partner’s notice and exercise of the relevant purchase option, our general partner will appoint a ship broker from a pool of pre-approved ship brokers within five business days following the expiration of such 30-day period. Such ship broker will determine the fair market value of the relevant vessel, and we will have the right, but not the obligation, to purchase the vessel at such price by providing notice to Costamare and, with respect to the JV vessels, York, within 10 business days of such ship broker’s fair market value determination, which would include the value related to any then existing charter on such vessels. If we exercise our right to purchase such vessel, the rights, title and interests in the relevant vessel, including the shares of capital stock in the vessel owning entity, will be transferred to us upon consummation of the acquisition. Unless otherwise agreed by Costamare, the Partnership and, with respect to any JV vessel, York, the consideration for such vessel shall be in all cash. Costamare, the Partnership and York have agreed to a form of agreement that contains other terms applicable to any purchase and sale of vessels pursuant to the purchase option provisions of the omnibus agreement. Our ability to consummate the acquisition of such vessels from Costamare and, as applicable, York will be subject to obtaining any consents of governmental authorities and other non-affiliated third parties and to all agreements existing as of the closing date in respect of such vessels. See “Risk Factors—Risks Inherent in Our Business—We may have difficulty obtaining consents that are necessary to acquire vessels with an existing charter or a financing agreement.”

Non-competition

Upon the earliest date on which the purchase options described above are no longer exercisable, either as a result of the expiration of the last of the option periods described above (which may be as late as 2019 based on the expected delivery schedule) or our having made elections with respect to such options (the “Non-Compete Commencement Date”), the following non-competition provisions of the omnibus agreement will become applicable to Costamare, York, any JV Entity and us. Under the omnibus agreement, Costamare and, during the capital commitment period under the Framework Agreement, York and any JV Entity will agree, and will cause their controlled affiliates (other than us, our general partner and our subsidiaries) to agree, not to acquire, own, operate or charter any containership less than seven years old with a carrying capacity of greater than 8,000 TEU if charters are secured with committed terms of five full years or more, which for charters that exist at the time of such determination shall mean charters with a remaining term of five full years or more. For purposes of this section, we refer to these vessels (and shares in the relevant vessel-owning entities), together with any related charters, as “Five-Year Vessels” and to all other containerships (and shares in the relevant vessel-owning entities), together with any related charters, as “Non-Five-Year Vessels”. Costamare and, with respect to any JV vessels, York and any JV Entity have agreed to offer to us the right to purchase such Five-Year Vessel at fair market value as determined in accordance with the omnibus agreement under the procedures described below.

In the case of any vessel that constitutes a Five-Year Vessel as of the Non-Compete Commencement Date, Costamare and, with respect to any JV vessels, the JV Entity and York, have agreed to notify our general partner and offer us, within 36 months following the Non-Compete Commencement Date or, if later, the date of delivery to and acceptance by the charterer, the right to purchase such vessel.

For all vessels that become Five-Year Vessels after the Non-Compete Commencement Date, Costamare and, with respect to JV vessels, the JV Entity and York, have agreed to notify our general partner and offer us the right to purchase such Five-Year Vessels within (1) 36 months after the delivery to and acceptance by the charterer in the case of any newbuild Five-Year Vessels or (2) 24 months after the consummation of the acquisition or the commencement of operations or charter in the case of any secondhand Five-Year Vessels.

Costamare and, with respect to any JV vessel, the JV Entity and York will be subject to the requirement described above to provide notice and offer for purchase any Five-Year Vessel (whether the relevant vessel constitutes a Five-Year Vessel as of the Non-Compete Commencement Date or becomes a Five-Year Vessel after the Non-Compete Commencement Date) only if, at the time of such notice and offer, the relevant vessel constitutes a Five-Year Vessel. If at the end of any such 36-month period or 24-month period, as applicable, the relevant vessel constitutes a Five-Year Vessel, and Costamare and York have not previously notified and offered us the right to purchase such vessel, we will have the right to do so at the end of such 36-month period or 24-month period, as applicable. Under these provisions, if a vessel ceases to be a Five-Year Vessel before they are offered to us, that vessel will cease to be subject to these non-competition provisions. Within 30 days of receiving such notice, our general partner must make an election on whether to purchase the relevant vessel. The restrictions in this paragraph will not prevent Costamare, York or any of their controlled affiliates (other than us and our subsidiaries) or a JV Entity, in each case, subject to the terms of the Framework Agreement, from:

(1)

acquiring, owning, operating or chartering (i) any vessel owned, operated or chartered in, or contracted for, by Costamare, York or a JV Entity prior to the Non-Compete Commencement Date or (ii) any Non-Five-Year Vessels;

(2)

acquiring one or more Five-Year Vessels if Costamare, York or the JV Entity, as applicable, offers to sell the vessel to us for the acquisition price plus any administrative costs (including re-flagging and reasonable legal costs) associated with the transfer to us if the offer is given substantially simultaneously with the acquisition giving rise to such offer, or offers to sell it to us at fair market value during the relevant periods specified above;
(3)

putting a Non-Five-Year Vessel under charter for five full years or more if either (i) it does not result in the vessel becoming a Five-Year Vessel or (ii) it results in the vessel becoming a Five-Year Vessel and Costamare, York or the JV Entity, as applicable, offers to sell the vessel to us for fair market value during the relevant periods specified above;

(4)	acquiring Five-Year Vessels as part of the acquisition of a controlling interest in a business or package of assets and owning, operating or chartering those vessels; provided, however, that:
(a)

if less than a majority of the value of the business or assets acquired is attributable to Five-Year Vessels, as determined in good faith by Costamare’s or York’s, as applicable, board of directors, Costamare, York or the JV Entity, as applicable, must offer to sell such vessels to us for their fair market value plus any additional tax or other similar costs that Costamare, York or the JV Entity, as applicable, incurs in connection with the acquisition and the transfer of such vessels to us separate from the acquired business during the relevant periods specified above; and

(b)

if a majority or more of the value of the business or assets acquired is attributable to Five-Year Vessels, as determined in good faith by Costamare’s or York’s, as applicable, board of directors, Costamare, York or the JV Entity must notify us of the proposed acquisition in advance. Not later than 30 days following receipt of such notice, our general partner will notify Costamare, York or the JV Entity, as applicable, if we wish to acquire such vessels in cooperation and simultaneously with Costamare, York or the JV Entity acquiring the Non-Five-Year Vessels. If our general partner does not notify Costamare, York or the JV Entity, as applicable, of our intent to pursue the acquisition within 30 days, Costamare, York or the JV Entity, as applicable, may proceed with the acquisition and then offer to sell such vessels to us as provided in (a) above;

(5)

acquiring a non-controlling equity ownership, voting or profit participation interest in any company, business or pool of assets or lending to or investing in the debt of any company, business or pool of assets;

(6)	acquiring, owning, operating or chartering any Five-Year Vessel if we do not fulfill our obligation to purchase such vessel in accordance with the terms of any existing or future agreement;
(7)

acquiring, owning, operating or chartering a Five-Year Vessel subject to the offers to us described in paragraphs (2), (3) and (4) above pending our receipt of such offer, and our determination whether to accept such offers and pending the closing of any offers we accept;

(8)	providing ship management services relating to any vessel;
(9)

prior to the Non-Compete Commencement Date, owning, operating or chartering in any Five-Year Vessel that Costamare, York or a JV Entity owns or is under contract to purchase or charter in on the closing date of this offering that is not part of our initial fleet as of such date; or

(10)	acquiring, owning, operating or chartering a Five-Year Vessel if we have previously advised Costamare, York or the JV Entity that we consent to such acquisition, ownership, operation or charter.

The non-compete provisions and the exceptions provided above are in addition to the applicable provisions of the Framework Agreement. The provisions of the omnibus agreement shall not prevent York from (a) investing in the debt of any container shipping company or any other person (whether as part of a loan-to-own strategy, with the aim to enter into debt-to-equity swaps or other forms of debt or capital restricting of that business or person and the entry into any related transactions), (b) acquiring an interest in any containership vessel (whether or not a Five-Year Vessel or a Non-Five-Year Vessel) or an interest in a containership vessel owning entity (i) upon enforcement of security or in satisfaction of a judgment; (ii) following the exercise or realization or any of its rights as a creditor to a business or any person (including, without limitation, by way of, or as a result of, debt-to-equity swaps, loan-to-own strategies or any other form of debt or capital restructuring); or (iii) by way of any other arrangement or transaction having a similar effect, but in the case of (a) and (b)(ii) and (iii), subject to the provisions of the Framework Agreement that require York under certain circumstances to offer for purchase such interests to Costamare and, to the extent such interests relate to a Five-Year Vessel, the non-compete provisions of the omnibus agreement.

If Costamare, York, any JV Entity or any of their controlled affiliates (other than us, our general partner or our subsidiaries) acquires, owns, operates or charters Five-Year Vessels pursuant to any of the exceptions described above, it may not subsequently expand that portion of its business other than pursuant to those exceptions. However, such Five-Year Vessels could eventually compete with our vessels upon their re-chartering.

In addition, following the Non-Compete Commencement Date, we will agree, and will cause our subsidiaries to agree, to acquire, own, operate or charter Five-Year Vessels only under the omnibus agreement. The restrictions in this paragraph will not:

(1)

prevent us or any of our subsidiaries from owning, operating or chartering any Non-Five-Year Vessel that was previously a Five-Year Vessel owned, operated or chartered by us or any of our subsidiaries or a vessel forming part of our initial fleet upon closing of this offering;

(2)

prevent us or any of our subsidiaries from acquiring Non-Five-Year Vessels as part of the acquisition of a controlling interest in a business or package of assets and owning, operating or chartering those vessels; provided, however, that:

(a)

if less than a majority of the value of the business or assets acquired is attributable to Non-Five-Year Vessels, as determined in good faith by our general partner, we must offer to sell such vessels to Costamare for their fair market value plus any additional tax or other similar costs that we incur in connection with the acquisition and the transfer of such vessels to Costamare separate from the acquired business; and

(b)

if a majority or more of the value of the business or assets acquired is attributable to Non-Five-Year Vessels, as determined in good faith by our general partner, we must notify Costamare of the proposed acquisition in advance. Not later than 30 days following receipt of such notice, Costamare must notify us if it wishes to acquire the Non-Five-Year Vessels in cooperation and simultaneously with us acquiring the Five-Year Vessels. If Costamare does not notify us of its intent to pursue the acquisition within 30 days, we may proceed with the acquisition and then offer to sell such vessels to Costamare as provided in (a) above;

(3)

prevent us or any of our subsidiaries from acquiring, owning, operating or chartering any Non-Five-Year Vessels subject to the offer to Costamare described in paragraph (2) above, pending its determination whether to accept such offer and pending the closing of any offer it accepts; or

(4)

prevent us or any of our subsidiaries from acquiring, owning, operating or chartering Non-Five-Year Vessels if Costamare has previously advised us that it consents to such acquisition, ownership, operation or charter.

The parties to the omnibus agreement acknowledge that any acquisition of a vessel by Costamare pursuant to the terms of the non-compete provisions of the omnibus agreement may be subject to the applicable provisions of the Framework Agreement.

If we or any of our subsidiaries acquires, owns, operates or charters Non-Five-Year Vessels pursuant to any of the exceptions described above, neither we nor such subsidiary may subsequently expand that portion of our business other than pursuant to those exceptions.

During the 30-day period after our general partner’s exercise of the right to purchase a Five-Year-Vessel pursuant to the non-competition provisions of the omnibus agreement, we, Costamare and, with respect to any JV vessel, York will negotiate in good faith to reach an agreement on the fair market value (or, if the offer to purchase is given substantially simultaneously with the acquisition giving right to such offer, the acquisition cost and any applicable break-up costs) of the relevant vessel. If we do not reach an agreement within such 30-day period, our general partner will appoint a ship broker from a pool of pre-approved ship brokers within five business days following the expiration of such 30-day period. Such ship broker will determine the fair market value (or, if the offer to purchase is given substantially simultaneously with the acquisition giving right to such offer, the acquisition cost and any applicable break-up costs) of the relevant vessel, and we will have the option, but not the obligation, to purchase the relevant vessel on such terms by providing notice to Costamare and, with respect to the JV vessels, York within 10 business days of such ship broker’s fair market value determination, which would include the value related to any then existing charter on such vessels. If we exercise our right to purchase such vessel, the rights, title and interests in the relevant vessel, including the shares of capital stock in the vessel owning entity, will be transferred to us upon consummation of the acquisition. Unless otherwise agreed by Costamare, the Partnership and, with respect to any JV vessel, York, the consideration for such vessel shall be in all cash. Costamare, the Partnership and York have agreed to a form of agreement that contains other terms that will be applicable to any purchase and sale of vessels pursuant to the non-compete provisions of the omnibus agreement. Our ability to consummate the acquisition of such Five-Year Vessel from Costamare and, as applicable, York will be subject to obtaining any consents of governmental authorities and other non-affiliated third parties and to all agreements existing with respect to such Five-Year Vessel. See “Risk Factors—Risks Inherent in Our Business—We may have difficulty obtaining consents that are necessary to acquire vessels with an existing charter or a financing agreement.”

Upon a change of control of us or our general partner, the non-competition provisions of the omnibus agreement will terminate immediately. Upon a change of control of Costamare, the non-competition provisions of the omnibus agreement applicable to Costamare, any JV Entity and York will terminate at the time that is the later of the date of the change of control and the date on which all of our outstanding subordinated units have converted to common units. In addition, if our general partner exercises its right to delegate management of the partnership to a board of directors of the Partnership, then on the date on which a majority of our directors ceases to consist of directors that were (1) appointed by our general partner and (2) recommended for election by a majority of our appointed directors, the non-competition provisions applicable to Costamare, any JV Entity and York shall terminate immediately.

Rights of First Offer

Under the omnibus agreement, Costamare and, with respect to any JV vessel, the JV Entities and York will agree (and will cause its subsidiaries to agree) to grant to us a right of first offer on any proposed sale, transfer or other disposition of any Five-Year Vessels they might own. These rights of first offer will not apply to (1) transfers, assignments, sales or other disposition of vessels between any affiliated subsidiaries of Costamare, Partnership, or subject to certain restrictions, York, between Costamare or its affiliates on the one hand and York or its affiliates on the other, or pursuant to the terms of any related charter or other agreements with a charter party or pursuant to a financing lease, (2) transfers, assignments, sales or other dispositions pursuant to the non-competition provisions of the omnibus agreement or (3) grants or security interests in or mortgages or liens in favor of a bona fide third party lender (but not the foreclosing of any such security interest, mortgage or lien).

Prior to engaging in any negotiation regarding any vessel disposition with respect to a Five-Year Vessel with an unaffiliated third party, Costamare, York or a JV Entity will deliver a written notice to us setting forth the material terms and conditions of the proposed transaction. During the 30-day period after the delivery of such notice, we, on the one hand, and Costamare, York or a JV Entity, on the other, will negotiate in good faith to reach an agreement on the transaction. If we do not reach an agreement within such 30-day period, Costamare, York or a JV Entity will be able within the next 180 calendar days to sell, transfer, dispose or re-charter the vessel to a third party (or to agree in writing to undertake such transaction with a third party) on terms generally no less favorable to Costamare, York or a JV Entity than those offered pursuant to the written notice. Our ability to consummate the acquisition of such Five-Year Vessel from Costamare and, as applicable,

York or a JV Entity will be subject to obtaining any consents of governmental authorities and other non-affiliated third parties and to all agreements existing in respect of such Five-Year Vessel. See “Risk Factors—Risks Inherent in Our Business—We may have difficulty obtaining consents that are necessary to acquire vessels with an existing charter or a financing agreement.”

Upon a change of control of us or our general partner, the right of first offer provisions of the omnibus agreement will terminate immediately. Upon a change of control of Costamare, the right of first offer provisions applicable to Costamare and, as applicable,York or a JV Entity under the omnibus agreement will terminate at the time that is the later of the date of the change of control and the date on which all of our outstanding subordinated units have converted to common units. In addition, if our general partner exercises its right to delegate management of the partnership to a board of directors of the partnership, then on the date on which a majority of our directors ceases to consist of directors that were (1) appointed by our general partner and (2) recommended for election by a majority of our appointed directors, the provisions related to the rights of first offer granted to us by Costamare and, as applicable, York or a JV Entity shall terminate immediately.

For purposes of the omnibus agreement, a “change of control” means, with respect to any “applicable person”, any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the applicable person’s assets to any other person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the applicable person; (b) the consolidation or merger of the applicable person with or into another person pursuant to a transaction in which the outstanding voting securities of the applicable person are changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding voting securities of the applicable person are changed into or exchanged for voting securities of the surviving person or its parent and (ii) the holders of the voting securities of the applicable person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding voting securities of the surviving person or its parent immediately after such transaction; and (c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than Costamare, York or their affiliates with respect to the general partner or us or certain permitted holders with respect to Costamare, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding voting securities of the applicable person, except in a merger or consolidation which would not constitute a change of control under clause (b) above.

Under the omnibus agreement, the fair market value to be paid for such vessels and other terms of the purchase will be subject to approval by the conflicts committee of the board of directors of the general partner. The requirement that the conflicts committee approve the fair market value of a vessel or related interests or the terms of the relevant transaction will be deemed satisfied if the conflicts committee determines that the relevant transaction is fair to us from a financial point of view.

Indemnification

Under the omnibus agreement, Costamare will indemnify us after the closing of this offering for a period of five years (and Costamare and, with respect to vessels acquired by the Partnership in which York holds any interest, York will indemnify us for a period of at least three years after our purchase of any of the vessels pursuant to the purchase option or the non-competition provisions of the omnibus agreement, provided that, with respect to any vessel in which York holds any interest, any such indemnification will be provided by Costamare and York on a several but not joint basis in proportion to their respective ownership percentage in the applicable vessel) against certain environmental and toxic tort liabilities with respect to the initial fleet and any vessels subject to purchase options or the non-competition provisions that are contributed or sold to us to the extent arising prior to the time they were contributed or sold to us. Liabilities resulting from a change in law after the closing of this offering are excluded from the environmental indemnity. For the initial fleet, there is an aggregate cap of $5 million (or $1.25 million for the vessels not in the initial fleet) on the amount of indemnity coverage provided by Costamare and, as applicable, York for environmental and toxic tort liabilities. No claim may be made unless the aggregate dollar amount of all claims exceeds $500,000, in which case Costamare and, as applicable, York will be liable for claims only to the extent such aggregate amount exceeds $500,000. Costamare and, as applicable, York will also indemnify us for liabilities related to certain defects in title to the initial fleet and the vessels acquired by the Partnership pursuant to the purchase options or the non-competition provisions of the omnibus agreement and any failure to obtain, prior to the time they were contributed or sold to us, certain consents and permits necessary to conduct our business, which liabilities arise within three years after the closing of this offering in the case of the initial fleet, or the closing of the vessel acquisition in the case of the other vessels.

In addition, Costamare and, as applicable, York will also indemnify us for liabilities related to certain tax liabilities attributable to the operation of the assets contributed or sold to us prior to the time they were contributed or sold, provided that, with respect to vessels acquired by the Partnership in which York holds any interest, any such indemnification will be provided by Costamare and York on a several but not joint basis in proportion to their respective ownership percentage in the applicable vessel.

Amendments

The omnibus agreement may not be amended without the prior approval of the conflicts committee of our board of directors if the proposed amendment will, in the reasonable discretion of our board of directors, adversely affect holders of our common units.

Partnership Management Agreement

Upon completion of this offering, we and our general partner will enter into a partnership management agreement with Costamare Shipping, pursuant to which Costamare Shipping will provide us and our general partner with general administrative services, certain commercial services, D&O related insurance services and the services of our general partner’s executive officers. This agreement will contain terms that are substantially similar to that of the existing group management agreement between Costamare and Costamare Shipping. The partnership management agreement permits Costamare Shipping to subcontract certain of its obligations or to direct our subsidiaries to enter into direct management agreement with other third-party managers with respect to such obligations. Costamare Shipping provides our current fleet of containerships with technical, crewing, commercial, provisioning, bunkering, sale and purchase, chartering, accounting, insurance and administrative services pursuant to the partnership management agreement and separate ship management agreements between each of our containership-owning subsidiaries and Costamare Shipping. In return for these services, we pay the management fees described below in this section and elsewhere in this prospectus. For the four vessels in our initial fleet, we expect that we and our subsidiaries will pay approximately $1.8 million under the partnership management agreement and the related ship management agreements for the twelve months ending December 31, 2015. The vessels in our initial fleet will be managed by Costamare Shipping without any subcontracting or delegation arrangements.

Reporting Structure. The chairman and chief executive officer and chief financial officer of our general partner supervise, in conjunction with the board of directors of our general partner, the management of our operations by Costamare Shipping, Shanghai Costamare, V.Ships Greece as well as any other third-party managers. Costamare Shipping reports to us and our general partner through the chairman and chief executive officer and chief financial officer of our general partner, each of which is appointed by Costamare.

Under our partnership management agreement, our general partner’s executive officers may unilaterally direct Costamare Shipping to remove and replace any individual serving as an officer or any senior manager serving as head of a business unit of the Partnership or any of its subsidiaries from such position. Costamare Shipping, on the other hand, may not remove any person serving as an officer or senior manager of the Partnership or any of its subsidiaries without the prior written consent of our chief executive officer and chief financial officer.

Compensation of Our Manager. Costamare Shipping receives a fee in 2015 of $956 per day or, in the case of a containership subject to a bareboat charter, $478 per day, for each containership,

pro rated for the calendar days we own each containership, for providing us and our general partner with general administrative services, certain commercial services, D&O related insurance services and the services of the officers of our general partner (but not for providing funds for the compensation or benefits of such officers) and for providing the relevant containership-owning subsidiaries with technical, commercial, insurance, accounting, provisioning, sale and purchase, chartering, crewing, bunkering and administrative services. In the event that Costamare Shipping decides to delegate certain or all of the services it has agreed to perform to affiliated managers (such as Shanghai Costamare), V.Ships Greece or, subject to our consent, other third-party managers, either through subcontracting or by directing the applicable manager to enter into a direct ship management agreement with the relevant containership-owning subsidiary, then, in the case of subcontracting, Costamare Shipping will be responsible for paying the management fee charged by the relevant sub-manager for providing such services and, in the case of a direct ship management agreement, the fee received by Costamare Shipping will be reduced by the fee payable to the applicable manager under the relevant direct ship management agreement. As a result, these arrangements will not result in any increase in the aggregate management fees we and our general partner pay. Subsequent to the expiry of the initial term of the partnership management agreement, the daily management fee for each containership will be subject to annual negotiation and may be further adjusted to reflect any strengthening of the Euro against the U.S. dollar and/or material unforeseen cost increases.

In addition to management fees, we and our general partner pay for any capital expenditures, financial costs, operating expenses and any general and administrative expenses, including the salaries of the officers and employees of the general partner and payments to third parties in accordance with the partnership management agreement and the relevant separate ship management agreements or supervision agreements.

We will also pay to Costamare Shipping a flat fee of $787,405 per newbuild vessel for the supervision of the construction of any newbuild vessel that we may contract. Such fee will be subject to annual negotiation subsequent to the expiry of the initial term of the partnership management agreement and may be further adjusted to reflect any strengthening of the Euro against the U.S. dollar and/or material unforeseen cost increases.

Costamare Shipping also receives a fee of 0.75% on all gross freight, demurrage, charter hire and ballast bonus or other income earned with respect to each containership in our fleet.

Term and Termination Rights. Subject to the termination rights described below, the initial term of the partnership management agreement expires on December 31, 2015. The partnership management agreement automatically renews for five consecutive one-year periods until December 31, 2020, at which point the agreement will expire. In addition to the termination provisions outlined below, after the initial term expiring on December 31, 2015, we will be able to terminate the partnership management agreement subject to a termination fee, by providing 12 months’ written notice to Costamare Shipping that we wish to terminate the partnership management agreement at the end of the then-current term.

Our Manager’s Termination Rights. Costamare Shipping may terminate the partnership management agreement prior to the end of its term if:

•	any moneys payable by us under the partnership management agreement have not been paid when due or if on demand within 20 business days of payment having been demanded;
•	if we materially breach the agreement and we have failed to cure such breach within 20 business days after we are given written notice from Costamare Shipping; or
•	there is a change of control of our general partner or the Partnership.

Our Termination Rights. We may terminate the partnership management agreement prior to the end of its term if:

•	any moneys payable by Costamare Shipping under or pursuant to the partnership management agreement are not paid or accounted for within 10 business days after receiving written notice from us;

•	Costamare Shipping materially breaches the agreement and has failed to cure such breach within 20 business days after receiving written notice from us;
•	there is a change of control of Costamare Shipping; or
•

Costamare Shipping is convicted of, enters a plea of guilty or nolo contendere with respect to, or enters into a plea bargain or settlement admitting guilt for a crime (including fraud), which conviction, plea bargain or settlement is demonstrably and materially injurious to us, if such crime is not a misdemeanor and such crime has been committed solely and directly by an officer or director of Costamare Shipping acting within the terms of its employment or office.

Mutual Termination Rights. Either we or Costamare Shipping may terminate the partnership management agreement if:

•

the other party ceases to conduct business, or all or substantially all of the properties or assets of the other party are sold, seized or appropriated which, in the case of seizure or appropriation, is not discharged within 20 business days;

•

the other party files a petition under any bankruptcy law, makes an assignment for the benefit of its creditors, seeks relief under any law for the protection of debtors or adopts a plan of liquidation, or if a petition is filed against such party seeking to have it declared insolvent or bankrupt and such petition is not dismissed or stayed within 40 business days of its filing, or such party admits in writing its insolvency or its inability to pay its debts as they mature, or if an order is made for the appointment of a liquidator, manager, receiver or trustee of such party of all or a substantial part of its assets, or if an encumbrancer takes possession of or a receiver or trustee is appointed over the whole or any part of such party’s undertaking, property or assets or if an order is made or a resolution is passed for Costamare Shipping’s or our winding up;

•

the other party is prevented from performing any obligations under the partnership management agreement by any cause whatsoever of any nature or kind beyond the reasonable control of such party respectively for a period of two consecutive months or more, or “Force Majeure”; or

•	all supervision agreements and all ship management agreements are terminated in accordance with their respective terms.

If Costamare Shipping terminates the partnership management agreement for any reason other than Force Majeure, or if we terminate the partnership management agreement pursuant to our ability to terminate with 12 months’ written notice, we will be obliged to pay to Costamare Shipping a lump sum termination fee which will be determined by reference to the period between the date of termination and December 31, 2020. The termination fee is equal to (a) the lesser of (i) five and (ii) the number of full years remaining prior to December 31, 2020, times (b) the aggregate fees due and payable to Costamare Shipping during the 12-month period ending on the date of termination (without taking into account any reduction in fees to reflect that certain obligations have been delegated to a sub-manager), provided that the termination fee will always be at least two times the aggregate fees over the 12-month period described above. In addition, the individual ship management agreements to which our vessels are subject may be terminated by either us or the applicable manager if the vessel is sold, becomes a total loss or is requisitioned.

Ship Management Agreements

After the closing of this offering, the agreements governing the crew and technical management of the vessels in our initial fleet will remain in place. Each vessel in our initial fleet is subject to an existing ship management agreement pursuant to which certain crew and technical services are provided by Costamare Shipping. In connection with the offering, we expect to enter into an addendum for each of the existing ship management agreements for our initial fleet such that our operating subsidiaries will continue to be party to such agreements pursuant to the partnership management agreement. In addition to the fees payable pursuant to the partnership management agreement for the ship management services, our operating subsidiaries will reimburse the managers for postage and communication expenses, traveling expenses, and other out-of-pocket expenses.

Management services. Each ship management agreement requires that Costamare Shipping and any other applicable managers to use their best endeavors to perform, among others, the following management services:

•	provision of competent personnel to supervise the maintenance and general efficiency of the vessel;
•

arrangement and supervision of dry dockings, repairs, alterations and the upkeep of the vessel to the standards required by the owners provided that the managers shall be entitled to incur the necessary expenditure to ensure that the vessel will comply with the law of the flag of the vessel and of the places where she trades, and all requirements and recommendations of the classification society;

•	arrangement of the supply of necessary stores, spares and lubricating oil;
•	appointment of surveyors and technical consultants as the managers may consider from time to time to be necessary;
•	development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code and of a security system in accordance with the ISPS Code;
•	handling any claims against the builder of the vessel arising out of the relevant shipbuilding contract, if applicable; and
•	on request by the owners, providing the owners with a copy of any inspection report, survey, valuation or any other similar report prepared by any shipbrokers, surveyors and the class.

Term. Each ship management agreement continues until the partnership management agreement is terminated, unless the ship management is earlier terminated in accordance with its terms.

Automatic termination and termination by either party. Each ship management agreement will be deemed to be terminated if the vessel is sold, becomes a total loss, declared as a constructive, compromised or arranged total loss or is requisitioned.

Termination by either party. Either party shall be entitled to terminate the ship management agreement by written notice if:

•

The other party ceases to conduct business, or all or substantially all of the equity-interests, properties or assets of such other party are sold, seized or appropriated which, in the case of seizure or appropriation, is not discharged within 20 business days;

•

(i) the other party files a petition under any bankruptcy law, makes an assignment for the benefit of its creditors, seeks relief under any law for the protection of debtors or adopts a plan of liquidation; (ii) a petition is filed against the other party seeking to have it declared insolvent or bankrupt and such petition is not dismissed or stayed within 40 business days of its filing; (iii) the other party shall admit in writing its insolvency or its inability to pay its debts as they mature; (iv) an order is made for the appointment of a liquidator, manager, receiver or trustee of the other party of all or a substantial part of its assets; (v) an encumbrancer takes possession of or a receiver or trustee is appointed over the whole or a substantial part of the other party’s undertaking, property or assets; or (vi) an order is made or a resolution is passed for the other party’s winding up;

•

the other party is prevented from performing its obligations under the ship management agreement, in any material respect, by reasons of Force Majeure for a period of two or more consecutive months; or

•	all supervision agreements and all ship management agreements are terminated in accordance with the respective terms thereof

Termination by the manager. Under each ship management agreement, the relevant manager may terminate the applicable ship management agreement with immediate effect by written notice if:

•

any moneys payable to the manager pursuant to the ship management agreement has not been paid within 20 days of payment having been requested in writing by the manager or if the vessel is repossessed by its mortgagees; or

•

the owner (i) proceeds with the employment of or continues to employ the vessel in carriage of contraband, blockade running or in an unlawful trade or on a voyage, which in the reasonable opinion of the manager, is unduly hazardous or improper or (ii) fails to meet certain of its obligations under the ship management agreement and, in each case, fails to remedy such default to the satisfaction of the manager within 20 business days of the receipt of the notice of default.

Termination by the owner. Under each ship management agreement, the owner may terminate the applicable ship management agreement with immediate effect by written notice if the manager fails to meet any material obligation of the ship management agreement and fails to remedy such default within 20 business days of the receipt of notice of default.

Supervision Agreement

Pursuant to the partnership management agreement, our subsidiaries that enter into ship building contracts to acquire newbuilds may enter into supervision agreements with Costamare Shipping or other applicable managers to whom Costamare has delegated its obligations. In addition to the fees payable pursuant to the partnership management agreement for the supervision services, the applicable subsidiaries will reimburse the managers for any expenses incurred under the relevant ship building contract.

Pursuant to a supervision agreement, Costamare Shipping or other applicable managers will be appointed to act as the owner’s representative and to perform the duties and rights that rest with the subsidiary acquiring the newbuild under the ship building contract. As the owner’s representative, the applicable manager will, among other things, review and approve the lists of plans and the drawings, attend the testing of the vessel’s machinery, outfitting and equipment, request any tests or inspections that the manager considers appropriate, request and agree to any minor alterations or modifications to the extent permitted under the ship building contract, determine whether the vessel has been constructed and completed in accordance with, and complies with, the ship building contract and give the shipbuilder a notice of acceptance or rejection. The supervision agreement will generally continue until the delivery of the vessel in accordance with the ship building contract, unless the supervision agreement is earlier terminated in accordance with its terms. Certain termination rights of each party will be provided in the supervision agreement.

Contribution Agreement

In connection with the closing of this offering, we will enter into a contribution agreement with Costamare and certain of its subsidiaries that will effect the transactions described under “Summary—Formation Transactions”, including the transfer of the ownership interests in the vessels, and the use of the net proceeds of this offering and the borrowings under our new credit facility. This agreement will not be the result of arm’s-length negotiations, and it, or any of the transactions that it provides for, may not be effected on terms at least as favorable to the parties to this contribution agreement as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Restrictive Covenant Agreement

Costamare has entered into a restrictive covenant agreement with Konstantinos Konstantakopoulos. Under such agreement, for the period of Konstantinos Konstantakopoulos’s employment or service with Costamare and for six months thereafter, he has agreed to restrictions on his ownership of any containerships and on the acquisition of any shareholding in a business involved in the ownership of containerships (such activities are referred to here as “the restricted activities”), subject to the exceptions described below.

Under the omnibus agreement, Costamare has agreed that if Konstantinos Konstantakopoulos is required to offer a vessel or business to Costamare that Costamare in turn would be required to offer to us under the non-competition provisions of that agreement, our general partner can require

Costamare to exercise its right under the restrictive covenant agreement and cause such vessel or business to be offered to us, in accordance with the non-competition provisions of the omnibus agreement.

In exercising its rights under the above provisions, our general partner is permitted to consider the interests of Costamare, as well as us, so long as it does so in good faith. As such, our general partner can be expected to balance the interests of Costamare and us in its discretion and is not required to take actions that, when viewed solely from our perspective, or the perspective of our unitholders, would be in our interest.

Under Konstantinos Konstantakopoulos’s restrictive covenant agreement with Costamare, Konstantinos Konstantakopoulos is permitted to engage in the restricted activities in the following circumstances: (a) pursuant to his involvement with Costamare (which for this purpose includes us), (b) with respect to certain permitted acquisitions (as described below) and (c) pursuant to his passive ownership of up to 19.99% of the outstanding voting securities of any publicly traded company that is engaged in the containership business.

As noted above, Konstantinos Konstantakopoulos is permitted to engage in restricted activities with respect to two types of permitted acquisitions: (1) the acquisition of a containership or an acquisition or investment in a containership business, on terms and conditions that are not materially more favorable, than those first offered to Costamare and refused by an independent conflicts committee of Costamare’s directors, and/or (2) the acquisition of a business that includes containerships. Under this second type of permitted acquisition, Costamare must be given the opportunity to buy the containerships or containership businesses included in the acquisition, in each case for its fair market value plus certain break-up costs.

Other Related Party Transactions

As a result of our relationships with Costamare and its affiliates, we, our general partner and our subsidiaries have entered into or will enter into various agreements that will not be the result of arm’s length negotiations. We generally refer to these agreements and the transactions that they provide for as “transactions with affiliates” or “related party transactions”.

Our partnership agreement sets forth procedures by which future related party transactions may be approved or resolved by our general partner. Pursuant to our partnership agreement, our general partner may, but is not required to, seek the approval of a related party transaction from the conflicts committee of the board of directors or from the common unitholders (excluding common units owned by our general partner and its affiliates). Neither our general partner nor its board of directors will be in breach of their obligations under the partnership agreement or their duties stated or implied by law or equity if the transaction is approved by the conflicts committee or the requisite majority of the unitholders. If approval of the conflicts committee is sought, then the conflicts committee will be authorized to consider any and all factors as it determines to be relevant or appropriate under the circumstances and it will be presumed that, in making its decision, the conflicts committee acted in good faith. In order for a determination or other action to be in “good faith” for purposes of the partnership agreement, the person or persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in our best interests, unless the context otherwise requires.

The conflicts committee of our general partner will be comprised of two members of the board of directors of our general partner. The conflicts committee will be available at the general partner’s discretion to review specific matters that the general partner believes may involve conflicts of interest. The members of the conflicts committee must meet the independence standards established by the New York Stock Exchange and the SEC to serve on an audit committee of a board of directors, and may not be any of the following: (a) officers or employees of our general partner, (b) officers, directors or employees of any affiliate of our general partner (other than the Partnership and its subsidiaries) or (c) holders of any ownership interest in the general partner, its affiliates or the Partnership and its subsidiaries (other than (x) common units or (y) awards granted pursuant to any long-term incentive plan, equity compensation plan or similar plan of the Partnership or its subsidiaries).

Transactions with our affiliates that are not approved by the conflicts committee and that do not involve a vote of unitholders must be on terms no less favorable to us than those generally provided to or available from unrelated third parties or be “fair and reasonable” to us. In determining whether a transaction or resolution is “fair and reasonable”, our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be advantageous or beneficial to us. If our general partner does not seek approval by the conflicts committee or the requisite majority of the unitholders and instead determines that the terms of a transaction with an affiliate are no less favorable to us than those generally provided to or available from unrelated third parties or are “fair and reasonable” to us, it will be presumed that, in making its decision, our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. See “Conflicts of Interest and Fiduciary Duties”.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including Costamare, on the one hand, and us and our unaffiliated limited partners, on the other hand. The directors and officers of our general partner, Costamare Partners GP LLC, have certain fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, our general partner has a fiduciary duty to make any decisions relating to our management in a manner beneficial to us and our unitholders. In addition, certain of the officers and/or directors of our general partner will also be officers and/or directors of Costamare or its affiliates and will have fiduciary duties to Costamare or its affiliates that may cause them to pursue business strategies that disproportionately benefit Costamare or its affiliates or which otherwise are not in the best interests of us or our unitholders. As a result of these relationships, conflicts of interest may arise between us and our unaffiliated limited partners on the one hand, and Costamare and its affiliates, including our general partner, on the other hand. The resolution of these conflicts may not be in the best interest of us or our unitholders.

Our partnership affairs are governed by our partnership agreement and the Marshall Islands Act. The provisions of the Marshall Islands Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. We are not aware of any material difference in unitholder rights between the Marshall Islands Act and the Delaware Revised Uniform Limited Partnership Act. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Limited Partnership Act and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law or “case law” of the courts of the State of Delaware. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in Delaware. For example, the rights of our unitholders and fiduciary responsibilities of our general partner and its affiliates under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. Due to the less-developed nature of Marshall Islands law, our public unitholders may have more difficulty in protecting their interests or seeking remedies in the face of actions by our general partner, its affiliates or our controlling unitholders than would unitholders of a limited partnership organized in the United States.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit the fiduciary duties of our general partner to the unitholders under Marshall Islands law. Our partnership agreement also restricts the remedies available to unitholders for actions taken by our general partner that, without those limitations, might constitute breaches of fiduciary duty.

Our partnership agreement provides that our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders stated or implied by law or equity if the resolution of the conflict is:

•	approved by the conflicts committee, although our general partner is not obligated to seek such approval;
•

approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates, although our general partner is not obligated to seek such approval;

•

on terms no less favorable to us than those generally being provided to or available from unrelated third parties, but our general partner is not required to obtain confirmation to such effect from an independent third party; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the board of directors of our general partner or from the common unitholders. If our general partner does not seek approval from the conflicts committee, and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, our general partner and its board of directors, including the board members affected by the conflict, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires. See “Management—Management of Costamare Partners LP” for information about the composition and formation of the conflicts committee of the board of directors of our general partner.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	the amount and timing of asset purchases and sales;
•	cash expenditures;
•	borrowings;
•	estimates of maintenance and replacement capital expenditures;
•	the issuance of additional units; and
•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or
•	hastening the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. See “How We Make Cash Distributions—Subordination Period”.

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us or our subsidiaries.

Neither our partnership agreement nor any other agreement requires Costamare to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Costamare’s directors and executive officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Costamare, which may be contrary to our interests.

Because we expect that certain of our general partner’s directors and officers will also be directors and officers of Costamare and its affiliates, such directors and officers have fiduciary duties to Costamare and its affiliates that may cause them to pursue business strategies that disproportionately benefit Costamare, or which otherwise are not in the best interests of us or our unitholders.

Our general partner is allowed to take into account the interests of parties other than us, such as Costamare.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by Marshall Islands fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligations to give any consideration to any interest of or factors affecting us, our affiliates or any unitholder. Decisions made by our general partner in its individual capacity will be made by its sole owner, Costamare. Specifically, pursuant to our partnership agreement, our general partner will be considered to be acting in its individual capacity if it (a) exercises its (i) call right, (ii) pre-emptive rights, (iii) registration rights, (iv) right to make a determination to receive common units in a resetting of the target distribution levels related to the incentive distribution rights or (v) right to exercise or not exercise the option to cause us to be managed by our own board of directors and officers and in that connection cause the common unitholders to permanently have the right to elect a majority of our directors, (b) consents or withholds consent to any merger or consolidation of the partnership, (c) appoints any directors or votes for the election of any director, (d) votes or refrains from voting on amendments to our partnership agreement that require a vote of the outstanding units, (e) voluntarily withdraws from the partnership, (f) transfers (to the extent permitted under our partnership agreement) or refrains from transferring its units or general partner interest or (g) votes upon the dissolution of the partnership.

In addition, in deciding whether we will exercise the right to acquire a vessel under the vessel option or non-competition provisions of the omnibus agreement, our general partner is permitted to consider the interests of Costamare as well as us, so long as it does so in good faith.

We do not have any officers and rely solely on officers of Costamare Partners GP LLC, and our officers face conflicts in the allocation of their time to our business.

The officers of our general partner, all of whom are employed by an affiliate of Costamare, Costamare Shipping, and perform executive officer functions for us pursuant to the partnership management agreement, are not required to work full-time on our affairs and also perform services for affiliates of our general partner, including Costamare. The affiliates of our general partner, including Costamare, conduct substantial businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of our officers who also provide services to our general partner’s affiliates, which could have a material adverse effect on our business, results of operations and financial condition. See “Management”.

We will reimburse our general partner and its affiliates for expenses.

We will reimburse our general partner and its affiliates for costs incurred, if any, in managing and operating us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. See “Certain Relationships and Related Party Transactions” and “Management—Reimbursement of Expenses of Our General Partner”.

Our general partner intends to limit its liability regarding our obligations.

Our partnership agreement directs that liabilities of our general partner for the contractual arrangements of the partnership are limited so that the other party has recourse only to our assets and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit the liability of our general partner is not a breach of the fiduciary duties of our general partner, even if we could have obtained terms that are more favorable without the limitation on liability.

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our partnership agreement generally provides that any future transaction with our affiliates, such as an agreement, contract or arrangement between us and our general partner and its affiliates, must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be favorable or advantageous to us).

Costamare Shipping, which will provide certain commercial, technical and administrative management services to our general partner, us and our subsidiaries, may delegate (either by subcontracting or by directing our vessel owning subsidiaries to enter into a direct ship management agreement with another manager) certain of its obligations to an affiliated manager (such as Shanghai Costamare), V.Ships Greece or, subject to our consent, other third-party managers; however, there is no obligation of any affiliate of Costamare Shipping or third parties to enter into any contracts of this kind.

Common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase all of our common units at any time our general partner and its affiliates hold 80% or more of the then issued and outstanding partnership interests of any class as provided in the partnership agreement, or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right. As a result, a common unitholder may have common units purchased from the unitholder at an undesirable time or price. See “The Partnership Agreement—Limited Call Right”.

Our general partner, in its sole discretion, may exercise or not exercise the option to cause the formation of a board of directors and management at our level and cause the common unitholders to permanently have the right to elect a majority of its directors.

We will initially be managed by our general partner, which will act through its board of directors and officers, all of whom will be appointed by Costamare. Our general partner will have the option to cause us instead to be managed by our own board of directors and officers and, in that connection, to cause the common unitholders to permanently have the right to elect a majority of our directors. This option is exercisable at the sole discretion of our general partner, which is a wholly-owned subsidiary of Costamare. Our general partner may decide to exercise this right in order to permit us to claim, or continue to claim, an exemption under Section 883 of the Code from U.S. federal income tax on U.S. Source International Transportation Income. However, there is no assurance that our general partner will exercise this right, and in its sole discretion, our general partner may decide not to exercise this right even if, as a result of such non-exercise, we would become subject to U.S. federal income tax on U.S. Source International Transportation Income. For 2015, we expect to qualify for the exemption under Section 883 of the Code on the basis of Costamare’s qualification under that section and its ownership and control of us, but we cannot assure you that we will continue to do so in the future. Please read “Business—Taxation of the Partnership—United States” for a discussion of material U.S. federal income tax consequences of our activities and the definition of “U.S. Source International Transportation Income”.

We may choose not to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner’s affiliates, including Costamare, may compete with us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. In addition, our partnership agreement provides that following the Non- Compete Commencement Date, our general partner, for so long as it is general partner of our partnership, and Costamare and certain of its affiliates, for so long as Costamare controls our partnership, will not engage in, by acquisition or otherwise, the businesses described above under the caption “Certain Relationships and Related Party Transactions-Agreements Governing the Transactions-Omnibus Agreement-Non-competition”. Except as provided in our partnership agreement and the omnibus agreement, affiliates of our general partner, including Costamare, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

Fiduciary Duties

Our general partner and its affiliates are accountable to us and our unitholders as fiduciaries. Fiduciary duties owed to unitholders by our general partner and its affiliates are prescribed by law and the partnership agreement. The Marshall Islands Act provides that Marshall Islands limited partnerships may, in their partnership agreements, expand or restrict the fiduciary duties otherwise owed by our general partner and its affiliates to the limited partners and the partnership. If our general partner exercises its option to cause us to be managed by our own board of directors, our directors will be subject to the same fiduciary duties as our general partner, as expanded or restricted by the partnership agreement.

In addition, in connection with this offering, our general partner, we and our subsidiaries will enter into partnership management agreement and remain party to related ship management agreements, and may enter into additional agreements with Costamare Shipping and other affiliates of Costamare. In the performance of their obligations under these agreements, Costamare Shipping and other affiliates of Costamare are not held to a fiduciary standard of care but rather to the standards of care specified in the relevant agreement.

Our partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial both to its owner, Costamare, as well as to you. These modifications disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of:

•	the fiduciary duties imposed on our general partner by the Marshall Islands Act;
•	material modifications of these duties contained in our partnership agreement; and
•	certain rights and remedies of unitholders contained in the Marshall Islands Act.

Marshall Islands law fiduciary duty standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner and the directors of a Marshall Islands limited partnership to act for the partnership in the same manner as a prudent person would act on its own behalf and to refrain from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that a partner refrain from dealing with the partnership in the conduct or winding up of the partnership business or affairs as or on behalf of a party having an interest adverse to the partnership, refrain from competing with the partnership in the conduct of the partnership business or affairs before the dissolution of the partnership, and to account to the partnership and hold as trustee for it any property, profit or benefit derived by the partner in the conduct or winding up of the partnership business or affairs or derived from a use by the partner of partnership property, including the appropriation of a partnership opportunity. In addition, although not a fiduciary duty, a partner shall discharge the duties to the partnership and exercise any rights consistently with the obligation of good faith and fair dealing.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties under the laws of the Marshall Islands. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under the laws of the Marshall Islands to the extent permitted by law. Such standards, such as the duty of care and duty of loyalty, are described in the immediately preceding paragraph under “—Marshall Islands law fiduciary duty standards”. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held. Our partnership agreement generally provides that transactions with our affiliates and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

	•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
	•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be favorable or advantageous to us).

If our general partner obtains the approval of the conflicts committee or the requisite majority of the unitholders, then our partnership agreement provides that our general partner will not be in breach of its obligations under the partnership agreement or its duties to us and our unitholders stated or implied by law or equity. In approving a transaction, the conflicts committee will be authorized to consider any and all factors as it determines to be relevant or appropriate under the circumstances and it will be presumed that, in making its decision, the conflicts committee acted in good faith.

If our general partner does not seek approval from the conflicts committee, and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, our board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any matter whatsoever, unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers or directors engaged in actual fraud or willful misconduct. In the absence of these specific provisions contained in our partnership agreement, our general partner and its directors would be subject to the fiduciary duty standards set forth under “—Marshall Islands law fiduciary duty standards”.

In addition, in deciding whether we will exercise the right to acquire a vessel under the vessel option or non-competition provisions of the omnibus agreement, our general partner is permitted to consider the interests of Costamare as well as us, so long as it does so in good faith.

Rights and remedies of unitholders

The provisions of the Marshall Islands Act resemble the provisions of the limited partnership act of Delaware. For example, like Delaware, the Marshall Islands Act favors the principles of freedom of contract and enforceability of partnership agreements and allows the partnership agreement to contain terms governing the rights of the unitholders. The rights of our unitholders, including voting and approval rights and the ability of the partnership to issue additional units, are governed by the terms of our partnership agreement. See “The Partnership Agreement”.

As to remedies of unitholders, the Marshall Islands Act permits a limited partner to institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement.

In becoming one of our limited partners, a common unitholder effectively agrees to be bound by the provisions in the partnership agreement, including the provisions discussed above. The failure of a limited partner or transferee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under the partnership agreement, we must indemnify our general partner and its directors and officers to the fullest extent permitted by law against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons engaged in actual fraud or willful misconduct. We also must provide this indemnification for criminal proceedings when our general partner or these other persons acted with no reasonable cause to believe that their conduct was unlawful. Thus, our general partner and its directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable. See “The Partnership Agreement—Indemnification”.

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our partnership agreement. No certificates will be issued to the unitholders in respect of the common units or subordinated units. For a description of the relative rights and privileges of holders of common units and subordinated units in and to partnership distributions, see this section and “How We Make Cash Distributions”. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see “The Partnership Agreement”.

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust, LLC will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates (to the extent the original certificates were ever issued), taxes and other governmental charges;
•	special charges for services requested by a holder of a common unit; and
•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;
•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and
•

gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

See “How We Make Cash Distributions” for descriptions of the general partner interest and the incentive distribution rights.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, see “How We Make Cash Distributions”;
•	with regard to the fiduciary duties of our general partner and our directors, see “Conflicts of Interest and Fiduciary Duties”; and
•	with regard to the transfer of common units, see “Description of the Common Units—Transfer of Common Units”.

Organization and Duration

We were organized on July 30, 2014 and have perpetual existence.

Purpose

Our purpose under the partnership agreement is to engage in any business activities that may lawfully be engaged in by a limited partnership organized pursuant to the Marshall Islands Act.

Although our general partner has the ability to cause us or our subsidiaries to engage in activities other than the provision of marine transportation services, it has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership interests, including to the holders of our incentive distribution rights, as well as to our general partner in respect of its general partner interest. For a description of these cash distribution provisions, see “How We Make Cash Distributions”.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability”. For a discussion of our general partner’s right to contribute capital to maintain its 2.0% general partner interest if we issue additional units, see “—Issuance of Additional Interests”.

Voting Rights

The following is a summary of the unitholder vote required for the approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, voting as a single class, and a majority of the subordinated units, voting as a single class; and

•	after the subordination period, the approval of a majority of the outstanding common units, voting as a single class.

In voting their common units and subordinated units our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to claim an exemption from U.S. federal income tax under Section 883 of the Code, if at any time any person or group owns beneficially more than 4.9% of any class of units then outstanding, any units beneficially owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement, unless otherwise required by a mandatory provision of applicable law. Effectively, this means that the voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our general partner, its affiliates and persons who acquired common units with the prior approval of the board of directors of our general partner will not be subject to this 4.9% limitation or redistribution of the voting rights described above.

Action	Unitholder Approval Required and Voting Rights
Issuance of additional units	No approval rights; general partner approval required for all issuances. See “—Issuance of Additional Interests”.
Amendment of the partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments must be proposed by the general partner and generally require the approval of a unit majority. See

“—Amendment of the Partnership Agreement”.
Merger of our partnership or the sale of all or substantially all of our assets	Unit majority and approval of our general partner. See “—Merger, Sale, Conversion or Other Disposition of Assets”.
Dissolution of our partnership	Unit majority and approval of our general partner. See “—Termination and Dissolution”.
Reconstitution of our partnership upon dissolution	Unit majority. See “—Termination and Dissolution”.
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to December 31, 2024 in a manner that would cause a dissolution of our partnership. See “—Withdrawal or Removal of our General Partner”.

Action	Unitholder Approval Required and Voting Rights
Removal of our general partner	Not less than 80.0% of the outstanding units, including units held by our general partner and its affiliates, voting together as a single class. See “—Withdrawal or Removal of our General Partner”.
Transfer of our general partner interest in us

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2024. See “—Transfer of General Partner Interest”.

Transfer of incentive distribution rights

Except for transfers to an affiliate or another person as part of a merger or consolidation with or into, or sale of all or substantially all of the assets to, such person, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to December 31, 2019. See “—Transfer of Incentive Distribution Rights”.

Transfer of ownership interests in our general partner	No approval required at any time. See “—Transfer of Ownership Interests in General Partner”.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Marshall Islands law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;
•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;
•	asserting a claim arising pursuant to any provision of the Marshall Islands Act; and
•	asserting a claim governed by the internal affairs doctrine;

shall be exclusively brought in the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, regardless of whether such claims, suits, actions or proceedings arise under laws relating to contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, in connection with any such claims, suits, actions or proceedings; however, a court could rule that such provisions are inapplicable or unenforceable. Any person or entity purchasing or otherwise acquiring any interest in our common units shall be deemed to have notice of and to have consented to the provisions described above. This forum selection provision may limit our unitholders’ ability to obtain a judicial forum that they find favorable for disputes with us or our directors, officers or other employees or unitholders.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Marshall Islands Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Marshall Islands Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;
•	to approve some amendments to our partnership agreement; or
•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Marshall Islands Act, then the limited partners could be held personally liable for our obligations under the laws of the Marshall Islands, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Marshall Islands Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Marshall Islands case law.

Under the Marshall Islands Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Marshall Islands Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Marshall Islands Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Marshall Islands Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Marshall Islands Act, a purchaser of units who becomes a limited partner of a limited partnership is liable for the obligations of the transferor to make contributions to the partnership, except that the transferee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which our subsidiaries conduct business, which may include qualifying to do business in those jurisdictions. Limitations on the liability of limited partners for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interest in an operating subsidiary or otherwise, it was determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

The partnership agreement authorizes us to issue an unlimited amount of additional partnership interests and rights to buy partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

We intend to fund acquisitions through borrowings and the issuance of additional common units or other equity securities and the issuance of debt securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Marshall Islands law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership interests (other than the issuance of common units upon exercise of the underwriters’ option to purchase additional common units, the issuance of common units in connection with a reset of the incentive distribution target levels or the issuance of partnership interests upon conversion of outstanding partnership interests), our general partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Our general partner’s interest in us will thus be reduced if we issue additional partnership interests in the future and our general partner does not elect to maintain its 2.0% general partner interest in us. Our general partner and its affiliates will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. Other holders of common units will not have similar pre-emptive rights to acquire additional common units or other partnership interests.

Tax Status

The partnership agreement provides that the partnership will elect to be treated as a corporation for U.S. federal income tax purposes.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

(1)	increase the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2)

increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of the general partner, which may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) through (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon completion of this offering, the owner of our general partner will own  % of our outstanding common and subordinated units, assuming no exercise of the underwriters’ option to purchase additional common units.

Additionally, except for as discussed in “—No Unitholder Approval” and “—Merger, Sale, Conversion or Other Disposition of Assets” below, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes must be approved by the holders of a majority of the outstanding partnership interests of the class affected.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

(1)	a change in our name, the location of our principal place of business, our registered agent or our registered office;
(2)	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;
(3)

a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the Marshall Islands Act;

(4)

an amendment that is necessary, upon the advice of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974 whether or not substantially similar to plan asset regulations currently applied or proposed;

(5)

an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership interests or rights to acquire partnership interests, including any amendment that our general partner determines is necessary or appropriate in connection with:

•

the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our incentive distribution rights as described under “How We Make Cash Distributions-Costamare’s Right to Reset Incentive Distribution Levels”;

•	the implementation of the provisions relating to Costamare’s right to reset the incentive distribution rights in exchange for common units;
•

any modification of the incentive distribution rights made in connection with the issuance of additional partnership interests or rights to acquire partnership interests, provided that, any such modifications and related issuance of partnership interests have received approval by a majority of the members of the conflicts committee of the board of directors of our general partner; or

•	any amendment expressly permitted in the partnership agreement to be made by our general partner acting alone;

(6)	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;
(7)

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

(8)	a change in our fiscal year or taxable year and related changes;
(9)	certain mergers or conveyances as set forth in our partnership agreement;
(10)	an amendment to cure any ambiguity, defect or inconsistency; or
(11)	an amendment that is necessary or appropriate to effect our general partner’s exercise of its option to cause us to be managed by our own board of directors and officers; or
(12)	any other amendments substantially similar to any of the matters described in (1) through (11) above.

In addition, our general partner may make amendments to the partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

(1)	do not adversely affect the rights of our limited partners (or any particular class of limited partners) in any material respect;
(2)	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority or statute;
(3)

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

(4)	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of the partnership agreement; or
(5)	are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under “—Amendment of the Partnership Agreement—No Unitholder Approval” should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or privileges of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale, Conversion or Other Disposition of Assets

A merger or consolidation of us requires the consent of our general partner. However, to the fullest extent permitted by law, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries taken as a whole. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without the prior approval of the holders of units representing a unit majority. Our general partner may also determine to sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of the holders of units representing a unit majority.

If conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable law in the event of a conversion, merger or consolidation, sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated or converted under our partnership agreement. We will dissolve upon:

(1)	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;
(2)	at any time there are no limited partners, unless we continue without dissolution in accordance with the Marshall Islands Act;
(3)	the entry of a decree of judicial dissolution of us; or
(4)

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the partnership agreement by appointing as general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as provided in “How We Make Cash Distributions—Distributions of Cash Upon Liquidation”. The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2024 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after December 31, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the above, our general partner may withdraw without unitholder approval upon 90 days’ written notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all, but not less than all, of its general partner interest in us without the approval of the unitholders. See “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights”.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. See “—Termination and Dissolution”.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80.0% of the outstanding common and subordinated units, including units held by our general partner and its affiliates, voting together as a single class, and we receive an opinion of counsel regarding limited liability. The ownership of more than  % of the outstanding units by our general partner and its affiliates would provide the practical ability to prevent our general partner’s removal. At the closing of this offering, our general partner and Costamare will own  % of the outstanding common and subordinated units, assuming no exercise of the underwriters’ option to purchase additional common units. Any removal of our general partner is also subject to the successor general partner being approved by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as a single class.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;
•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and
•

our general partner will have the right to convert its general partner interest and the holder of the incentive distribution rights will have the right to convert such incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates the partnership agreement, a successor general partner will have the option to purchase the general partner interest owned by the departing general partner for a cash payment equal to the fair market value of that interest. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and the incentive distribution rights of any holder thereof will automatically convert into common units equal to the fair market value of those interests as determined by an independent investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for the transfer by our general partner of all, but not less than all, of its general partner interest in us to:

•	an affiliate of our general partner (other than an individual); or
•

another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to December 31, 2024, without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the general partner, agree to be bound by the provisions of the partnership agreement and furnish an opinion of counsel regarding limited liability.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in General Partner

At any time, the members of our general partner may sell or transfer all or part of their respective membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Costamare or its affiliates, or a subsequent holder, may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, or sale of all or substantially all of its assets to that entity, without the prior approval of the unitholders. Prior to December 31, 2019, Costamare may also transfer a portion of its incentive distribution rights to York, but other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by Costamare and its affiliates. On or after December 31, 2019, the incentive distribution rights will be freely transferable.

Change of Management Provisions

The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Costamare Partners GP LLC as our general partner or otherwise change management. If any person or group acquires beneficial ownership of more than 4.9% of any class of units then outstanding, that person or group loses voting rights on all of its units in excess of 4.9% of all such units. Our general partner, its affiliates, including Costamare, and persons who acquired common units with the prior approval of the board of directors of our general partner will not be subject to this 4.9% limitation.

The partnership agreement also provides that if our general partner is removed under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and
•	our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for that interest.

Limited Call Right

If at any time our general partner and/or its affiliates hold 80% or more of the then-issued and outstanding partnership interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership interests of the class held by unaffiliated persons as of a record date to be selected by the general partner, on at least ten but not more than 60 days’ written notice at a price equal to the greater of (x) the average of the daily closing prices of the partnership interests of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for partnership interests of such class during the 90-day period preceding the date such notice is first mailed. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

As a result of the general partner’s right to purchase outstanding partnership interests, a holder of partnership interests may have the holder’s partnership interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of common units in the market. See “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Sale, Exchange or Other Disposition of Common Units” and “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non- U.S. Holders-Disposition of Units”.

At the completion of this offering and assuming no exercise of the underwriters’ option to purchase additional common units, Costamare, the sole member of our general partner, will own  % of our common units. At the end of the subordination period, assuming no additional issuances of common units, no exercise of the underwriters’ option to purchase additional common units and conversion of all of our subordinated units into common units, Costamare will own  % of our common units.

Our General Partner’s Option to Create a Partnership Board of Directors

We will initially be managed by our general partner, which will act through its board of directors and officers, all of whom will be appointed by Costamare. Our general partner will have the option to cause us instead to be managed by our own board of directors and officers and, in that connection, to cause the common unitholders to permanently have the right to elect a majority of our directors. This option is exercisable at the sole discretion of our general partner, which is a wholly-owned subsidiary of Costamare. Our general partner may decide to exercise this right in order to permit us to claim, or continue to claim, an exemption under Section 883 of the Code from U.S. federal income tax on U.S. Source International Transportation Income. However, there is no assurance that our general partner will exercise this right, and in its sole discretion, our general partner may decide not to exercise this right even if, as a result of such non-exercise, we would become subject to U.S. federal income tax on U.S. Source International Transportation Income. For 2015, we expect to qualify for the exemption under Section 883 of the Code on the basis of Costamare’s qualification under that section and its ownership and control of us, but we cannot assure you that we will continue to do so in the future. Please read “Business—Taxation of the Partnership—United States” for a discussion of material U.S. federal income tax consequences of our activities and the definition of “U.S. Source International Transportation Income”. If our general partner exercises this option, we would need to obtain a waiver or amendment of the provision of our new credit facility, which makes it a change of control if our general partner ceases to be able to appoint a majority of our directors.

Meetings; Voting

Except as described below regarding a person or group owning more than 4.9% of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

The general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit may vote according to the holder’s percentage interest in us, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Interests”. However, if at any time, any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement, unless otherwise required by a mandatory provision of applicable law. Effectively, this means that the voting rights of any such unitholders in excess of 4.9% will be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. This limitation will help our ability to claim an exemption from U.S. federal income tax under Section 883 of the Code, in the event our general partner exercises its option to cause us to be managed by our own board of directors and officers and, in that connection, to cause the common unitholders to permanently have the right to elect a majority of our directors. Our general partner, its affiliates and persons who acquired common units with the prior approval of the board of directors of our general partner will not be subject to this 4.9% limitation or redistribution of the voting rights described above. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the partnership agreement otherwise provides, subordinated units will vote together with common units as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

Except as described above under “—Limited Liability”, the common units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records.

Indemnification

Under the partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1)	our general partner;
(2)	any departing general partner;
(3)	any person who is or was an affiliate of our general partner or any departing general partner;
(4)	any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;
(5)	any person who is or was serving as a director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and
(6)	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to us by our general partner.

Books and Reports

Our general partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect Our Books and Records

The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at the limited partner’s own expense, have furnished to the limited partner:

(1)	a current list of the name and last known address of each partner;
(2)

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

(3)	copies of the partnership agreement, the certificate of limited partnership of the partnership and related amendments;
(4)	information regarding the status of our business and financial position; and
(5)	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership interests proposed to be sold by (i) members of the Konstantakopoulos family and certain funds managed by York or (ii) our general partner or any of its affiliates, if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of Costamare Partners GP LLC as our general partner and are subject to certain restrictions as set forth in the partnership agreement. We are obligated to pay all expenses incidental to the registration, including the fees and expenses of one counsel to represent all holders participating in any registration. The holders participating in a registration shall pay all underwriting fees, discounts and other underwriting or selling compensation and transfer taxes, and the fees and expenses of any additional counsel or other advisors. In connection with these registration rights, we will not be required to pay any damages or penalties related to any delay or failure to file a registration statement or to cause a registration statement to become effective. See “Units Eligible for Future Sale”.

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus, our general partner and Costamare will hold an aggregate of  common units and  subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act. None of the directors or officers of our general partner own any common units prior to this offering. In addition, members of the Konstantakopoulos family and certain funds managed by York have indicated that they currently intend to purchase an aggregate of approximately  million and  million common units, respectively, in the offering at the public offering price. Assuming members of the Konstantakopoulos family and certain funds managed by York purchase in the aggregate  million common units, such common units will be held by persons who have contractually agreed not to sell such units for 180 days following the date of this prospectus. Any additional common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act pursuant to Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of ours to be sold into the market in an amount that does not exceed, during any three- month period, the greater of:

•	1% of the total number of the class of securities outstanding; or
•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. See “The Partnership Agreement—Issuance of Additional Interests”.

Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any common units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any common units to require registration of any of these common units and to include any of these common units in a registration by us of other common units, including common units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their common units in private transactions at any time, subject to compliance with applicable laws.

We, our subsidiaries and our general partner and its affiliates, including the directors and officers of our general partner, Costamare, as well as members of the Konstantakopoulos family and certain funds managed by York who have indicated that they currently intend to purchase our common units, have agreed not to sell any common units for a period of 180 days from the date of this prospectus, subject to certain exceptions. See “Underwriting” for a description of these lock-up provisions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Cravath, Swaine & Moore LLP, our U.S. counsel, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Code, Treasury Regulations and current administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we”, “our” or “us” are references to Costamare Partners LP.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” within the meaning of Section 1221 of the Code (i.e., generally, for investment purposes) and is not intended to be applicable to all categories of investors, such as unitholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, retirement plans or individual retirement accounts or former citizens or long-term residents of the United States), persons who will hold the units as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, or persons that have a functional currency other than the U.S. dollar, each of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common units, you are encouraged to consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court. This discussion does not contain information regarding any U.S. state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units. This discussion does not comment on all aspects of U.S. federal income taxation that may be important to particular unitholders in light of their individual circumstances, and each prospective unitholder is encouraged to consult its own tax advisor regarding the U.S. federal, state, local and other tax consequences of the ownership or disposition of common units.

Election to be Treated as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, U.S. Holders (as defined below) will not be directly subject to U.S. federal income tax on our income, but rather will be subject to U.S. federal income tax on distributions received from us and dispositions of units as described below.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that owns (actually or constructively) less than 10.0% of our equity and that is:

•	an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia,
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or
•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions they receive from us because we are not a U.S. corporation. Dividends received with respect to our common units generally will be treated as foreign source “passive category income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends received with respect to our common units by a U.S. Holder that is an individual, trust or estate, or a “U.S. Individual Holder”, generally will be treated as “qualified dividend income”, which is taxable to such U.S. Individual Holder at preferential tax rates provided that: (i) our common units are readily tradable on an established securities market in the United States (such as the New York Stock Exchange on which we expect our common units to be traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “—PFIC Status and Significant Tax Consequences”); (iii) the U.S. Individual Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed at ordinary income rates to a U.S. Individual Holder.

Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends”. In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10.0% of a unitholder’s adjusted tax basis (or fair market value upon the unitholder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20.0% of a unitholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income”, then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Ratio of Dividend Income to Distributions

The amount of distributions we pay on our common units that is treated as dividend income will depend upon the amount of our current and accumulated earnings and profits. We will compute our earnings and profits for each taxable year in accordance with U.S. federal income tax principles. Based upon various assumptions and estimates regarding our expected earnings and profits, we estimate that all of the cash distributions received by a purchaser of common units in this offering that holds such common units through December 31, 2016 will constitute dividend income. However, if any distributions received by a purchaser exceed the earnings and profits of the Partnership, such excess portion will instead be treated first as a non-taxable return of capital to the extent of the purchaser’s tax basis in its common units, and thereafter, as capital gain. These estimates are based upon the assumption that we will pay the minimum quarterly distribution of $  per unit on our common units during the referenced period and on other assumptions with respect to our earnings, capital expenditures and cash flow for this period. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties that are beyond our control.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in its units generally will be the U.S. Holder’s purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under “—Distributions” and “—Ratio of Dividend Income to Distributions”). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes.

Medicare Tax on Net Investment Income

Certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on, among other things, dividends and capital gains from the sale or other disposition of equity interests. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by deductions that are allocable to such income. Unitholders are encouraged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from their ownership and disposition of our common units.

PFIC Status and Significant Tax Consequences

Adverse U.S. federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-U.S. corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our units, either:

•

at least 75.0% of our gross income (including the gross income of our vessel-owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains from the sale or exchange of investment property and rents derived other than in the active conduct of a rental business); or

•

at least 50.0% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

Income earned, or treated as earned (for U.S. federal income tax purposes), by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated as deriving that rental income in the active conduct of a trade or business under the applicable rules.

Based on our current and projected methods of operation, and an opinion of counsel, we do not believe that we are or will be a PFIC for our current or any future taxable year. We have received an opinion of our U.S. counsel, Cravath, Swaine & Moore LLP, in support of this position that concludes that the income our subsidiaries earn from certain of our present time-chartering activities should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our U.S. counsel that we expect that more than 25.0% of our gross income for our current taxable year and each future year will arise from such time-chartering activities, and more than 50.0% of the average value of our assets for each such year will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our U.S. counsel for purposes of their opinion, our U.S. counsel is of the opinion that we should not be a PFIC for our current taxable year or any future year.

Our counsel has indicated to us that the conclusions described above are not free from doubt. While there is legal authority supporting our conclusions, including IRS pronouncements concerning the characterization of income derived from time charters as services income, the United States Court of Appeals for the Fifth Circuit (or the Fifth Circuit) held in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009) that income derived from certain marine time charter agreements should be treated as rental income rather than services income for purposes of a “foreign sales corporation” provision of the Code. In that case, the Fifth Circuit did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of this case were extended to the PFIC context, the gross income we derive or are deemed to derive from our time-chartering activities may be treated as rental income, and we would likely be treated as a PFIC. The IRS has announced its nonacquiescence with the court’s holding in the Tidewater case and, at the same time, announced the position of the IRS that the marine time charter agreements at issue in that case should be treated as service contracts.

Distinguishing between arrangements treated as generating rental income and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing our specific method of operation. Conclusions in this area therefore remain matters of interpretation. We are not seeking a ruling from the IRS on the treatment of income generated from our time-chartering operations, and the opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of counsel in support of our position, it is possible that the IRS or a court could disagree with this position and the opinion of our counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure unitholders that the nature of our operations will not change in the future and that we will not become a PFIC in any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund”, which we refer to as a “QEF election”. As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such units owned by such holder will be treated as PFIC units even if we are not a PFIC in a subsequent year and, if the total value of all PFIC stock that such holder directly or indirectly owns exceeds certain thresholds, such holder must file an annual report with the IRS.

The PFIC rules are complex, and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.

Taxation of U.S. Holders Making a Timely QEF Election

If we were to be treated as a PFIC for any taxable year, and a U.S. Holder makes a timely QEF election, such holder hereinafter an “Electing Holder”, then, for U.S. federal income tax purposes, that holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. If contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above. Although the QEF election is available with respect to subsidiaries, in the event we acquire or own a subsidiary in the future that is treated as a PFIC, no assurances can be made that we will be able to provide U.S. Holders with the necessary information to make the QEF election with respect to such subsidiary.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock”, then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. The mark-to-market election generally will not be available with respect to subsidiaries. Accordingly, in the event we acquire or own a subsidiary in the future that is treated as a PFIC, the mark-to-market election generally will not be available with respect to such subsidiary.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year, such holder hereinafter a “Non-Electing Holder”, would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125.0% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the portion of the Non- Electing Holder’s holding period for the common units before the taxable year) and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•

the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common units. If we were treated as a PFIC for any taxable year and a Non-Electing Holder who is an individual dies while owning our common units, such holder’s successor generally would not receive a step-up in tax basis with respect to such units. A Non-Electing Holder may be required to report its ownership of our units by filing IRS Form 8621 with its U.S. federal income tax return.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to as a Non-U.S. Holder. If you are a partner in a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding our common units, you are encouraged to consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a U.S. trade or business. If the Non-U.S. Holder is engaged in a U.S. trade or business, our distributions will be subject to U.S. federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s U.S. trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a U.S. trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder is not subject to U.S. federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a U.S. trade or business. A Non-U.S. Holder that is engaged in a U.S. trade or business will be subject to U.S. federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such U.S. trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a U.S. trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a U.S. Individual Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a U.S. Individual Holder also may be subject to backup withholding if the U.S. Individual Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

U.S. Holders purchasing more than $100,000 of our common units in this offering generally will be required to file IRS Form 926 reporting such payment. For purposes of determining the total dollar value of common units purchased by a U.S. Holder in this offering, units purchased by certain related parties (including family members) are included. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with this reporting obligation. Each U.S. Holder is encouraged to consult its own tax advisor as to the possible obligation to file IRS Form 926.

In addition, individual citizens or residents of the United States holding certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain thresholds (the lowest being holding foreign financial assets with an aggregate value in excess of: (1) $50,000 on the last day of the tax year or (2) $75,000 at any time during the tax year) are required to report information relating to such assets. Significant penalties may apply for failure to satisfy the reporting obligations described above. Unitholders are encouraged to consult their tax advisors regarding their reporting obligations, if any, that would result from their purchase, ownership or disposition of our units.

NON-UNITED STATES TAX CONSIDERATIONS

Unless the context otherwise requires, references in this section to “we”, “our” or “us” are references to Costamare Partners LP.

Marshall Islands Tax Consequences

The following discussion is the opinion of Cozen O’Connor, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

EACH PROSPECTIVE UNITHOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER ITS PARTICULAR CIRCUMSTANCES.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common units set out below:

Name	Number of Common Units
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC

Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives”, respectively. The underwriters are offering the common units subject to their acceptance of the common units from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common units offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common units offered by this prospectus if any such common units are taken. However, the underwriters are not required to take or pay for the common units covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the common units directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers, which may include the underwriters, at such offering price less a selling concession of not in excess of $   per share. After the initial offering of the common units, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to  additional common units at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common units offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common units as the number listed next to the underwriter’s name in the preceding table bears to the total number of common units listed next to the names of all underwriters in the preceding table.

The following table shows the per unit and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional  common units.

	Per Unit	Total
		No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us(1)	$	$	$
Proceeds, before expenses, to us(1)	$	$	$

(1)

Excludes an aggregate structuring fee of  % of the offering proceeds before discounts and expenses payable to Morgan Stanley & Co. LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. for providing advice regarding the capital structure of our partnership, the terms of the offering, the terms of our partnership agreement and the terms of certain other agreements between us, our general partner, Costamare and its affiliates, as applicable.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions and structuring fee, are approximately $  . We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $25,000.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of common units offered by them.

We will apply to have our common units approved for listing on the New York Stock Exchange under the trading symbol “CMRP”.

We, all of the directors and executive officers of our general partner, our subsidiaries and our affiliates, including our general partner and Costamare, and York have agreed that, without the prior written consent of the representatives, on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units or any securities convertible into or exercisable or exchangeable for common units;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any common units or any securities convertible into or exercisable or exchangeable for common units; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units,

whether any such transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of common units to the underwriters;
•

the issuance by the Partnership of common units upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•

transactions by any person other than us relating to common units or other securities acquired in open market transactions after the completion of the offering of the common units; provided that no filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required or voluntarily made in connection with subsequent sales of the common units or other securities acquired in such open market transactions;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common units, provided that (i) such plan does not provide for the transfer of common units during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common units may be made under such plan during the restricted period;

•	transfers by a holder of common units or any security convertible into common units as a bona fide gift;
•	distributions by a holder of common units or any security convertible into common units to limited partners or stockholders of such holder; or
•

transfers by a holder of common units or any security convertible into common units to any immediate family member of such holder or any trust or other entity for the direct or indirect benefit of such holder or the immediate family of such holder, provided, with respect to the transfers described in the last three bullet points above, that any donee, distributee, transferee or beneficiary agrees to be subject to the restrictions described in this paragraph and no filing under the Exchange Act is required or voluntarily made. The representatives, in their sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time.

Any of the common units purchased by members of the Konstantakopoulos family and certain funds managed by York which have indicated that they currently intend to purchase common units in the offering at the public offering price will also be subject to the lock-up agreement described above. The number of common units available for sale to the general public will be reduced to the extent of these sales.

In order to facilitate the offering of the common units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common units. Specifically, the underwriters may sell more common units than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common units available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common units in the open market. In determining the source of common units to close out a covered short sale, the underwriters will consider, among other things, the open market price of common units compared to the price available under the over-allotment option. The underwriters may also sell common units in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common units in the open market to stabilize the price of the common units. These activities may raise or maintain the market price of the common units above independent market levels or prevent or retard a decline in the market price of the common units. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses. Affiliates of Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC will be lenders under our new credit facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our common units. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required.  The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.  Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Potential Investors in the United Kingdom

The Partnership may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at (i) investment professionals falling within the description of persons in Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (ii) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order or Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA received by it in connection with the issue or sale of any common units which are the subject of the offering contemplated by this Prospectus (the “Securities”) in circumstances in which Section 21(1) of FSMA does not apply to the Partnership; and

(b) it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the common units described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The common units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the common units has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
•	used in connection with any offer for subscription or sale of the common units to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or
•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The common units may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht-BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

This offering of our common units does not constitute an offer to buy or the solicitation or an offer to sell our common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006, or CISA. Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in Hong Kong

The common units may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the common units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong

Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The common units offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The common units have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common units may not be circulated or distributed, nor may the common units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the common units are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common units pursuant to an offer made under Section 275 of the SFA except:

™

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

™	where no consideration is or will be given for the transfer; or
™	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common units may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common units without disclosure to investors under Chapter 6D of the Corporations Act.

The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a limited partnership. Our general partner is organized under the laws of the Marshall Islands as a limited liability company. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of the directors and officers of our general partner and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of the directors and officers of our general partner are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our general partner, our subsidiaries or the directors and officers of our general partner or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, our registered agent, to accept service of process on our behalf in any such action.

Cozen O’Connor, our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, our general partner or our general partner’s directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our general partner or our general partner’s directors and officers in original actions brought in the Marshall Islands, based on these laws.

LEGAL MATTERS

The validity of the common units and certain other legal matters, including tax matters, with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Cozen O’Connor, New York, New York. Certain other legal matters, including tax matters with respect to U.S. law, will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain matters with respect to this offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, New York, New York. The underwriters are also advised by Latham & Watkins LLP, New York, New York.

EXPERTS

The combined carve-out financial statements of Costamare Partners LP Predecessor at December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014, appearing in this prospectus and registration statement have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report, given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Costamare Partners LP as of December 31, 2014, and for the period from July 30, 2014 (date of inception) through December 31, 2014, appearing in this prospectus and registration statement have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and is included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The offices of Ernst & Young (Hellas) Certified Auditors Accountants S.A. are located at 8B Chimarras Street, Maroussi, Greece.

The discussion contained under the section of this prospectus entitled “The International Containership Industry” has been reviewed by Clarkson Research, which has confirmed to us that it accurately describes the international shipping market, as indicated in the consent of Clarkson Research included as an exhibit to the registration statement on Form F-1 under the Securities Act of which this prospectus is a part.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions and structuring fees, in connection with this offering, which we will be required to pay.

U.S. Securities and Exchange Commission registration fee		$12,880
Financial Industry Regulatory Authority filing fee		15,500
The New York Stock Exchange listing fee		25,000
Legal fees and expenses
Accounting fees and expenses
Printing and engraving costs		300,000
Transfer agent fees and other		5,000
Miscellaneous

Total	$

All amounts are estimated, except the SEC registration fee, the Financial Industry Regulatory Authority filing fee and the New York Stock Exchange listing fee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 regarding the common units. For purposes of this section, the term “registration statement” means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered in this prospectus, you may wish to review the full registration statement, including the exhibits attached thereto. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates or from the SEC’s website on the Internet at http://www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our registration statement can also be inspected and copied at the offices of the New York Stock Exchange.

Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and, in accordance therewith, we will be required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, which will be operational after this offering, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to furnish or make available to our unitholders annual reports containing our audited consolidated financial statements prepared in accordance with GAAP and make available to our unitholders quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year. Our annual report will contain a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods.

INDUSTRY AND MARKET DATA

Clarkson Research has provided us with statistical and graphical information contained in the sections of this prospectus entitled “The International Containership Industry” relating to the international shipping market. We believe that the information and data supplied by Clarkson Research is accurate in all material respects and we have relied upon such information for purposes of this prospectus. Clarkson Research has advised us that this information is drawn from its databases and other sources and that:

•	certain information in Clarkson Research’s database is derived from estimates or subjective judgments;
•	the information in the databases of other maritime data collection agencies may differ from the information in Clarkson Research’s database; and
•

while Clarkson Research has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

INDEX TO FINANCIAL STATEMENTS

COSTAMARE PARTNERS LP

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

COSTAMARE PARTNERS LP PREDECESSOR

AUDITED COMBINED CARVE-OUT FINANCIAL STATEMENTS

COSTAMARE PARTNERS LP

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

INTRODUCTION TO
UNAUDITED PRO FORMA COMBINED BALANCE SHEET

On July 30, 2014, Costamare Inc. (“Costamare”) formed Costamare Partners LP (the “Partnership”), as a limited partnership under the laws of the Republic of the Marshall Islands in connection with the Partnership’s proposed initial public offering of its common units (the “IPO”). The Partnership’s unaudited pro forma combined balance sheet as of December 31, 2014, has been prepared based on the audited combined carve-out balance sheet of the Predecessor (as defined below) as of December 31, 2014. The Partnership’s audited combined balance sheet assumes that the IPO and related transactions occurred on December 31, 2014, for the purpose of this pro forma presentation.

The unaudited pro forma combined balance sheet was derived from the audited combined carve-out balance sheet and should be read together with the historical combined carve-out financial statements of Costamare Partners LP Predecessor and the accompanying notes thereto and the forcasted results of operations included elsewhere in this prospectus.

The combined net assets and results of operations of 100% ownership in each of the four container vessels the Cosco Beijing, the MSC Athens, the MSC Athos and the Value, are collectively referred to as the “Predecessor”.

Concurrently with the IPO of the Partnership, Costamare, the partnership’s limited partner, will contribute to Costamare Partners Holdings LLC, a wholly-owned subsidiary of the Partnership, a 100% ownership interest in each of Capetanissa Maritime Corporation, Jodie Shipping Co., Kayley Shipping Co. and Raymond Shipping Co., which are subsidiaries of Costamare that own and operate each of the container vessels the COSCO Beijing, the MSC Athens, the MSC Athos and the Value.

The unaudited pro forma combined balance sheet as of December 31, 2014, assumes the following transactions occurred on such date:

•	The formation of the Partnership;
•

The transfer by Costamare to Costamare Partners Holdings LLC, a wholly-owned subsidiary of the Partnership, of the capital stock and other equity interests in its wholly owned subsidiaries that have a 100% interest in the entities that own and operate each of the container vessels the COSCO Beijing, the MSC Athens, the MSC Athos and the Value. These interests have been transferred at the Predecessor’s book values;

•	The issuance by the Partnership to Costamare of common units and all its subordinated units representing a % limited liability company interest in the Partnership;
•

The issuance by the Partnership to its general partner, Costamare Partners GP LLC, a Marshall Islands limited liability company wholly owned by Costamare, general partner units, representing a 2.0% general partner interest in the Partnership.

•	The issuance by the Partnership to Costamare of all of the Partnership’s incentive distribution rights;
•	The issuance by the Partnership to the public of common units representing limited liability company interests in the Partnership;
•

The payment of approximately $   million of the net proceeds of the IPO to Costamare as partial consideration for the Partnership’s acquisition of its interest in the “Predecessor”, a portion of which will be used by Costamare to pay the swap termination fee;

•	The payment by the Partnership of approximately $ million in offering fees and expenses from the IPO proceeds;
•

The repayment of the outstanding indebtedness of the Predecessor of $   million, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Borrowing Activities”; and

•

The draw down by the Partnership of $   million under the term loan facility as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Borrowing Activities”. The revolving credit facility described under

“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Borrowing Activities” is not expected to be utilized at this stage.

The historical audited combined carve-out balance sheet has been adjusted to give effect to pro forma items that are: (1) directly attributable to the IPO and the related transactions and (2) factually supportable. The unaudited pro forma combined balance sheet and the accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, and should be read together with the Predecessor’s historical combined carve-out financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma combined financial information was derived by adjusting the historical audited combined carve-out financial statements of the Predecessor. The adjustments reflected in the unaudited pro forma combined balance sheet are based on currently available information and certain estimates and assumptions; therefore, actual results may differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the IPO and the related transactions, and that the pro forma adjustments in the unaudited pro forma combined balance sheet give appropriate effect to the assumptions.

The unaudited pro forma combined balance Sheet does not purport to represent the Partnership’s financial position had the IPO and related transactions actually been completed on the date indicated. In addition, it does not project the Partnership’s financial position for any future date or period.

COSTAMARE PARTNERS LP
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of December 31, 2014
(Expressed in thousands of U.S. dollars)

	As of December 31, 2014
	Costamare Partners LP(1), (2)	Costamare Partners LP Predecessor	Formation adjustments(3(a))		Sub-total	IPO and financing related adjustments(3(b)), (3(c))		Costamare Partners LP Pro Forma(2)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—	$		$		$(3(b)(i)),	$—
							(3(b)(ii)),
							(3(b)(iii)),
							(3(c)(i)),
							(3(c)(ii))
Restricted cash	—	432						—
Accounts receivable	—	227						—
Inventories	—	1,240						—
Insurance claims receivable	—	51						—
Prepayments and other	2,544	250						—

Total current assets	2,544	2,200						—

FIXED ASSETS, NET:
Vessels, net	—	349,773						—

Total fixed assets, net	—	349,773						—

NON-CURRENT ASSETS:
Deferred charges, net	—	1,926						—
Restricted cash	—	5,225						—

Total assets	$2,544	$359,124	$		$	$		$—

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$—	$19,371	$		$		$(3(c)(i)),	$—
							(3(c)(ii))
Accounts payable	—	190						—
Accrued liabilities	1,047	2,662						—
Unearned revenue	—	1,372						—
Due to related parties	1,502	5,658						—
Fair value of derivatives	—	7,336					(3(b)(ii))	—
Other current liabilities	—	352						—

Total current liabilities	2,549	36,941						—

NON-CURRENT LIABILITIES:
Long-term debt, net of current portion	—	219,173					(3(c)(i)),	—
							(3(c)(ii))
Fair value of derivatives, net of current portion	—	5,183					(3(b)(ii))	—

Total non-current liabilities	—	224,356						—

COMMITMENTS AND CONTINGENCIES	—	—						—
EQUITY:
				(3(a)(i)),
Owner’s equity	(5)	97,827		(3(a)(ii)),				—
				(3(a)(iii))
							(3(b)(i)),
Common unitholders	—	—					(3(b)(ii)),	—
							(3(b)(iii))
Subordinated unitholder	—	—					(3(b)(i)),
							(3(b)(ii)),	—
							(3(b)(iii))

Limited partners interest	—	—		(3(a)(i)),				—
				(3(a)(ii))
General partner interest	—	—		(3(a)(i)),				—
				(3(a)(iii))

Total equity	(5)	97,827						—

Total liabilities and equity	$2,544	$359,124	$		$	$		$—

(1)	As of July 30, 2014, the Partnership had total assets of $nil and total liabilities and partners’ equity of $nil.

(2)	The actual date on which the Partnership was formed is July 30, 2014.
(3)	For information on footnotes (3(a)), (3(b)), (3(c)) and their subsections, please refer to the corresponding sections in the accompanying notes.

The accompanying notes are an integral part of this balance sheet.

COSTAMARE PARTNERS LP
Notes to Unaudited Pro Forma Combined Balance Sheet
As of December 31, 2014
(Expressed in U.S. dollars)

1. Basis of Presentation

The unaudited pro forma combined balance sheet as of December 31, 2014, assumes that the following transactions occurred on such date:

•	The formation of the Partnership;
•

The transfer by Costamare to Costamare Partners Holding LLC, a wholly-owned subsidiary of the Partnership, of the capital stock and other equity interests in its wholly owned subsidiaries that have a 100% interest in the entities that own and operate each of the container vessels the COSCO Beijing, the MSC Athens, the MSC Athos and the Value. These interests have been transferred at the Predecessor’s book values;

•	The issuance by the Partnership to Costamare of common units and all its subordinated units representing a % interest in the Partnership;
•

The issuance by the Partnership to its general partner, Costamare Partners GP LLC, a Marshall Islands limited liability company wholly owned by Costamare, general partner units, representing a 2.0% general partner interest in the Partnership;

•	The issuance by the Partnership to Costamare of all of the Partnership’s incentive distribution rights;
•	The issuance by the Partnership to the public of common units representing limited liability company interests in the Partnership;
•

The payment of approximately $   million of the net proceeds of the IPO to Costamare as partial consideration for the Partnership’s acquisition of its interest in the “Predecessor”, a portion of which will be used by Costamare to pay the swap termination fee;

•	The payment by the Partnership of approximately $ million in offering fees and expenses from the IPO proceeds;
•

The repayment of the outstanding indebtedness of the Predecessor of $   million, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Borrowing Activities”; and

•

The draw down by the Partnership of $   million under the term loan facility as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Borrowing Activities”. The revolving credit facility described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Borrowing Activities” is not expected to be utilized at this stage.

The effects on the unaudited pro forma combined balance sheet of certain of the transactions described above are described in Note 3. The unaudited pro forma combined balance sheet includes the net assets of the Predecessor.

No working capital adjustments have been reflected in this unaudited combined pro forma balance sheet. None of the pro forma adjustments described above have an income tax effect. Reflecting the nature of this common control transaction, transferred assets and liabilities have been transferred at the Predecessor’s book values.

The unaudited pro forma combined financial information was derived by adjusting the historical audited combined carve-out financial statements of the Predecessor. The adjustments reflected in the unaudited pro forma combined balance sheet are based on currently available information and certain estimates and assumptions; therefore, actual results may differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the IPO and the related transactions, and that the pro forma adjustments in unaudited pro forma combined balance sheet give appropriate effect to the assumptions.

COSTAMARE PARTNERS LP
Notes to Unaudited Pro Forma Combined Balance Sheet—(Continued)
As of December 31, 2014
(Expressed in U.S. dollars)

The unaudited pro forma combined balance sheet does not purport to represent the Company’s financial position had the IPO and related transactions actually been completed on the date indicated. In addition, it does not project the Partnership’s financial position for any future date or period.

In the opinion of the management, this unaudited pro forma combined balance sheet contains all the adjustments necessary for a fair presentation.

2. Summary of Significant Accounting Policies

The accounting policies followed in preparing the unaudited pro forma combined balance sheet are those used by the Predecessor as set forth in its historical combined carve-out financial statements contained elsewhere in this prospectus.

3. Pro Forma Adjustments and Assumptions

The unaudited pro forma combined balance sheet gives pro forma effect to the following adjustments:

(a) Formation Adjustments

(i)

The transfer by Costamare to Costamare Partners Holding LLC, a wholly-owned subsidiary of the Partnership, of the capital stock and other equity interests in its wholly owned subsidiaries that have a 100% interest in the entities that own and operate each of the container vessels the COSCO Beijing, the MSC Athens, the MSC Athos and the Value. These interests have been transferred at the Predecessor’s book values; and

(ii)	The issuance by the Partnership to Costamare of undifferentiated limited partner interests representing a 98% limited liability company interest in the Partnership; and
(iii)

The issuance by the Partnership to its general partner Costamare Partners GP LLC, a Marshall Islands limited liability company wholly owned by Costamare, general partner units, representing a 2.0% general partner interest in the Partnership;

(b) Initial Public Offering Adjustments

(i)

The issuance by the Partnership to the public of   common units representing limited liability company interests in the Partnership and the allocation of the limited partnership interests held by Costamare to   common units and all of the subordinated units and incentive distribution rights units;

(ii)

The payment of approximately $   million of the net proceeds of the IPO to Costamare as partial consideration for the Partnership’s acquisition of its interest in the Predecessor, a portion of which will be used by Costamare to pay the swap termination fee; and

(iii)	The payment by the Partnership of approximately $ million in offering fees and expenses from the IPO proceeds.

(c) Financing Adjustments

(i)

The repayment of (i) approximately $   million of borrowings under the $90.0 million Credit Agricole-Capetanissa Credit Facility (which matures in 2018), the purpose of which was to finance part of the acquisition and collateral cost of the Cosco Beijing; (ii) approximately $   million of borrowings under the $140.0 million ING Credit Facility (which matures in 2021), the purpose of which was to finance part of the acquisition and construction cost of the MSC Athens and the MSC Athos and (iii) approximately $   million of borrowings under the $152.8 million DnB—Raymond Credit Facility (which matures in 2020), the purpose of which was to finance part of the acquisition and construction cost of the Value and the Valence, as described under “Management’s

COSTAMARE PARTNERS LP
Notes to Unaudited Pro Forma Combined Balance Sheet—(Continued)
As of December 31, 2014
(Expressed in U.S. dollars)

Discussion and Analysis of Financial Condition and Results of Operations—Borrowing Activities”; and
(ii)

The draw down by the Partnership of $   million under the term loan facility as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Borrowing Activities”. The borrowings under the new term loan facility will be used solely to repay existing outstanding debt. The new term loan facility is expected to bear an interest of three-month LIBOR plus the applicable spread of 1.95%. The revolving credit facility described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Borrowing Activities” is not expected to be utilized at this stage.

(d) Assignment of Equity

Equity has been allocated among the units for the purpose of this unaudited pro forma combined balance sheet.

Common units accrue cumulative cash distributions for any period during the subordination period in which the available cash is not sufficient to pay the minimum quarterly distribution of $   per unit.

The subordinated units may convert to common units if certain performance milestones are reached after a specified time. The subordination period also end upon the removal of the Costamare Partners GP LLC without cause. When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis. The current expectation is that all subordinated units will convert on a one-to-one basis. See “How We Make Cash Distributions—Subordination Period—Definition of Subordination Period”.

Our general partner Costamare Partners GP LLC initially will hold a 2% general partner interest in us and will be entitled to 2.0% of all distributions that we make.

Costamare Inc. will initially hold all the incentive distribution rights following the completion of this offering, which represent the right to receive an increasing percentage of quarterly distributions of the Partnership. See “How We Make Cash Distributions—Incentive Distribution Rights”.

The discussion of the unaudited pro forma combined balance sheet assumes that the underwriters’ over-allotment option is not exercised. If the underwriters exercise in full their option to purchase additional common units, the Partnership would receive $   million of net proceeds from the sale of such common units.

4. Commitments and Contingencies

Commitments and contingencies are set forth in the Predecessor’s historical combined carve-out financial statements contained elsewhere in this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The General Partner and Limited Partner of Costamare Partners LP

We have audited the accompanying combined carve-out balance sheets of Costamare Partners LP Predecessor (see Note 1 to the combined carve-out financial statements), as of December 31, 2013 and 2014, and the related combined carve-out statements of income, comprehensive income/(loss), stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of Costamare Partners LP Predecessor’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Costamare Partners LP Predecessor’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Costamare Partners LP Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Costamare Partners LP Predecessor at December 31, 2013 and 2014, and the combined results of their operations and their cash flows for each of the two years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
January 30, 2015

COSTAMARE PARTNERS LP PREDECESSOR
COMBINED CARVE-OUT BALANCE SHEETS
As of December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars)

	December 31, 2013	December 31, 2014	Pro forma December 31, 2014 (Note 18)
	(audited)	(audited)	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—	$—
Restricted cash (Note 3)	432	432	432
Accounts receivable	183	227	227
Inventories (Note 4)	967	1,240	1,240
Insurance claims receivable	30	51	51
Prepayments and other	232	250	250

Total current assets	1,844	2,200	2,200

FIXED ASSETS, NET:
Vessels, net (Note 6)	361,488	349,773	349,773

Total fixed assets, net	361,488	349,773	349,773

NON-CURRENT ASSETS:
Deferred charges, net (Note 7)	2,491	1,926	1,926
Restricted cash (Note 3)	5,656	5,225	5,225

Total assets	$371,479	$359,124	$359,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt (Note 8)	$19,371	$19,371	$19,371
Payable to Costamare Inc.	—	—	[ ]
Accounts payable	123	190	190
Accrued liabilities	2,481	2,662	2,662
Unearned revenue (Note 9)	1,371	1,372	1,372
Due to related parties (Note 3)	6,093	5,658	5,658
Fair value of derivatives (Notes 14 and 15)	8,242	7,336	7,336
Other current liabilities	471	352	352

Total current liabilities	38,152	36,941	[ ]

NON-CURRENT LIABILITIES:
Long-term debt, net of current portion (Note 8)	238,544	219,173	219,173
Fair value of derivatives, net of current portion (Notes 14 and 15)	3,167	5,183	5,183

Total non-current liabilities	241,711	224,356	224,356

COMMITMENTS AND CONTINGENCIES (Note 10)	—	—
STOCKHOLDERS’ EQUITY:
Common stock (Note 11)	2	2	2
Additional paid-in capital (Note 11)	56,789	41,501	41,501
Retained earnings	43,984	66,709	[ ]
Accumulated other comprehensive loss (Note 16)	(9,159)	(10,385)	(10,385)

Total stockholders’ equity	91,616	97,827	[ ]

Total liabilities and stockholders’ equity	$371,479	$359,124	$359,124

The accompanying notes are an integral part of these predecessor combined carve-out financial statements.

COSTAMARE PARTNERS LP PREDECESSOR
COMBINED CARVE-OUT STATEMENTS OF INCOME
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

	For the years ended December 31,
	2013	2014
REVENUES:
Voyage revenue	$44,369		$59,161
EXPENSES:
Voyage expenses	(190)		—
Voyage expenses-related parties (Note 3)	(334)		(444)
Vessels’ operating expenses	(7,733)		(9,762)
General and administrative expenses	(316)		(277)
Management fees-related parties (Note 3)	(987)		(1,340)
Amortization of dry-docking and special survey costs (Note 7)	(173)		(172)
Depreciation (Note 6)	(8,928)		(11,715)
Foreign exchange gains / (losses), net	22		(6)

Operating income	25,730		35,445

OTHER INCOME / (EXPENSES):
Interest and finance costs (Note 12)	(10,764)		(12,742)
Other, net	2		22

Total other expenses, net	(10,762)		(12,720)

Net Income	$14,968		$22,725

Pro forma earnings per unit (unaudited) (Note 18)		$
Common unitholders’ interest in net income		$
Subordinated unitholder’s interest in net income		$
General Partner’s interest in net income		$
Pro forma net income per common unit, basic and diluted		$
Pro forma common units outstanding, basic and diluted
Pro forma adjusted earnings per unit (unaudited) (Note 18)
Pro forma adjusted net income per common unit, basic and diluted		$
Pro forma adjusted common units outstanding, basic and diluted

The accompanying notes are an integral part of these predecessor combined carve-out financial statements.

COSTAMARE PARTNERS LP PREDECESSOR
COMBINED CARVE-OUT STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars)

	For years ended December 31,
	2013	2014
Net income for the year	$14,968	$22,725

Unrealized gains / (losses) on cash flow hedges, net (Note 16)	12,145	(1,226)

Other comprehensive income / (loss) for the year	$12,145	$(1,226)

Total comprehensive income for the year	$27,113	$21,499

The accompanying notes are an integral part of these predecessor combined carve-out financial statements.

COSTAMARE PARTNERS LP PREDECESSOR
COMBINED CARVE-OUT STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total
	# of shares	Par value
BALANCE, December 31, 2012	2,000	$2	$19,349	$(21,304)	$29,016	$27,063

— Movement in invested equity	—	—	37,440	—	—	37,440
— Net income	—	—	—	—	14,968	14,968
— Other comprehensive income	—	—	—	12,145	—	12,145

BALANCE, December 31, 2013	2,000	$2	$56,789	$(9,159)	$43,984	$91,616

—Movement in invested equity	—	—	(15,288)	—	—	(15,288)
—Net income	—	—	—	—	22,725	22,725
—Other comprehensive loss	—	—	—	(1,226)	—	(1,226)

BALANCE, December 31, 2014	2,000	$2	$41,501	$(10,385)	$66,709	$97,827

The accompanying notes are an integral part of these predecessor combined carve-out financial statements.

COSTAMARE PARTNERS LP PREDECESSOR
COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars)

	For the years ended December 31,
	2013	2014
Cash Flows From Operating Activities:
Net income:	$14,968	$22,725
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	8,928	11,715
Amortization of financing costs	266	393
Amortization of deferred dry-docking and special survey	173	172
Changes in operating assets and liabilities:
Accounts receivable	(93)	(44)
Inventories	(736)	(273)
Insurance claims receivable	(30)	(21)
Prepayments and other	(191)	(18)
Accounts payable	70	67
Due to related parties	(1,976)	(4)
Accrued liabilities	3,298	65
Unearned revenue	837	1
Other current liabilities	383	(119)

Net Cash provided by Operating Activities	25,897	34,659

Cash Flows From Investing Activities:
Advances for vessel acquisitions	(184,852)	—

Net Cash used in Investing Activities	(184,852)	—

Cash Flows From Financing Activities:
Proceeds from long-term debt	133,700	—
Repayment of long-term debt	(12,185)	(19,371)
Movement in invested equity	37,440	(15,288)

Net Cash provided by / (used in) Financing Activities	158,955	(34,659)

Net increase / (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of the year	—	—

Cash and cash equivalents at end of the year	$—	$—

Supplemental Cash Information:
Cash paid during the year for interest	$4,124	$6,006

The accompanying notes are an integral part of these predecessor combined carve-out financial statements.

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

1. Basis of Presentation and General Information:

On July 30, 2014, Costamare Partners LP (the “Partnership”) was formed as a limited partnership under the laws of the Republic of the Marshall Islands for the purpose of initially acquiring the interests in four containership vessels, the Cosco Beijing, the MSC Athens, the MSC Athos and the Value, which will be contributed to the Partnership by Costamare Inc. (“Costamare” or the “Sponsor”) in connection with the initial public offering of the Partnership’s common units (the “IPO”). Concurrently with the IPO, the Sponsor will contribute to Costamare Partners Holdings LLC, a wholly owned subsidiary of the Partnership, a 100% ownership interest in each of Capetanissa Maritime Corporation, Jodie Shipping Co., Kayley Shipping Co. and Raymond Shipping Co., the subsidiaries of the Sponsor that own and operate the four vessels (collectively, the “Subsidiaries”). Accordingly, the accompanying predecessor combined carve-out financial statements of the Partnership have been presented as if the Subsidiaries were subsidiaries of the Partnership for all years presented. The Subsidiaries are referred to as the Costamare Partners LP Predecessor (the “Company” or the “Predecessor”) and are presented in the predecessor combined carve-out financial statements.

In connection with the Sponsor’s contribution to the Partnership referred to above, the Sponsor will receive the incentive distribution rights together with common units and subordinated units in the Partnership. In addition, Costamare Partners GP LLC, in which the Sponsor has a 100% ownership interest, will receive a 2% general partner interest in the Partnership.

Costamare Inc. is a corporation organized under the laws of the Republic of the Marshall Islands. Costamare specializes in the acquisition, ownership, operation and chartering of containerships.

The predecessor combined carve-out financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) on a “carve-out” basis from the accounting records of the Sponsor using the historical results of operations, assets and liabilities of the Subsidiaries for all years presented including the assignment of the long-term loans and interest rate swaps relating to the MSC Athens and the MSC Athos (Notes 8(a) and 14) and the allocation of expenses from the Sponsor. Management believes the allocations have been determined on a basis that is a reasonable reflection of the utilization of services provided to, or the benefit received by, the Company during the years presented. The actual basis of allocation is described below.

These predecessor combined carve-out financial statements include the assets, liabilities, revenues, expenses and cash flows directly attributable to the Company, plus the following items, which have been assigned or allocated as set forth below:

•

General and Administrative Expenses: General and administrative expenses, consisting mainly of legal fees, audit fees and fees for the services of Costamare Shipping Company S.A.’s (Note 3) officers, were allocated to the Company based on the vessel owning days of the owning entities. Management believes that these allocations reasonably present the financial position, results of operations and cash flows of the Company. For the years ended December 31, 2013 and 2014, total expenses allocated by the Sponsor amounted to $292 and $256, respectively.

•

Long-Term Debt and Interest Rate Swaps: The long-term loans and interest rate swaps relating to the MSC Athens and the MSC Athos, currently the Sponsor’s obligations, have been assigned based on the actual debt and interest rate swap agreements, as these are readily separable and identifiable within the books of Costamare.

Accordingly, the respective debt, the fair value of the interest rate swaps, the related interest and other finance costs and the gains / (losses) on the cash flow hedges have been included in these predecessor combined carve-out financial statements.

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

Certain of the Company’s long-term debt agreements (including those assigned by Costamare) provide that restricted cash is maintained, calculated at 3% of Costamare’s outstanding consolidated debt. Such restricted cash is maintained by Costamare and will not be transferred to the Company. Accordingly, restricted cash is separately reflected under current and non-current assets with a related liability due to related parties in the accompanying predecessor combined carve-out balance sheets.

Amounts due to and due from the Company from / to Costamare and other Costamare entities are recognized within stockholders’ equity in the predecessor combined carve-out financial statements. As Costamare uses a centralized cash management system, whereby cash generated at a subsidiary level is swept into a centralized treasury function at Costamare, intercompany payables and receivables outstanding for the years presented have been deemed to have been treated as equity by the Company.

The predecessor combined carve-out balance sheets, statements of income, comprehensive income and cash flows may not be indicative of the results that would have been realized had the Company operated as an independent stand-alone entity for the years presented. Had the Company operated as an independent stand-alone entity, its results could have differed significantly from those presented herein.

The predecessor combined carve-out financial statements include the following entities, each of which has been organized under the laws of Liberia:

Company’s name	Containership	Entity’s establishment date	Vessel acquisition date
Capetanissa Maritime Corporation	COSCO Beijing	November 2003	June 2006
Jodie Shipping Co.	MSC Athens	December 2010	March 2013
Kayley Shipping Co.	MSC Athos	December 2010	April 2013
Raymond Shipping Co.	Value	March 2011	June 2013

The Company’s charterers are international container liner companies. During the years ended December 31, 2013 and 2014, four containerships generated revenues, which were derived from three charterers.

2. Significant Accounting Policies and Recent Accounting Pronouncements:

(a) Principles of Combination: The predecessor combined carve-out financial statements, as described above are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and include the accounts and operating results of the Subsidiaries. All significant intercompany balances and transactions have been eliminated in the predecessor combined carve-out financial statements. The predecessor combined carve-out financial statements have been prepared on a “carve-out” basis from the accounting records of the Sponsor using historical results of operations, assets and liabilities attributable to the Company, including the assignment and allocation of certain assets, liabilities and expenses from the Sponsor.

(b) Use of Estimates: The preparation of the predecessor combined carve-out financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the predecessor combined carve-out financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Comprehensive Income / (Loss): In the predecessor combined carve-out statement of comprehensive income, the Company presents the change in equity (net assets) during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

equity during a period except those resulting from investments by stockholders and distributions to stockholders. The Company follows the provisions of ASC 220 “Comprehensive Income” and presents items of net income, items of other comprehensive income (“OCI”) and total comprehensive income in two separate but consecutive statements. Reclassification adjustments between OCI and net income are required to be presented separately on the predecessor combined carve-out statement of comprehensive income.

(d) Foreign Currency Translation: The functional currency of the Company is the U.S. dollar as the Company’s vessels operate in international shipping markets and, therefore, primarily transact business in U.S. dollars. The Company’s accounting records are maintained in U.S. dollars. Transactions involving other currencies during the year are converted into U.S. dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated into U.S. dollars at the year-end exchange rates. Resulting gains or losses are reflected separately in the accompanying predecessor combined carve-out statements of income.

(e) Cash and Cash Equivalents: The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash equivalents.

(f) Restricted Cash: Restricted cash is minimum cash deposits required to be maintained under certain of the Company’s long-term debt agreements. The restricted cash is maintained by Costamare as corporate guarantor of certain of the Company’s long-term debt agreements.

(g) Receivables: The amount shown as receivables, at each balance sheet date, mainly includes receivables from charterers for hire, net of any provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts. There was no provision for doubtful accounts as of December 31, 2013 and 2014.

(h) Inventories: Inventories consist of bunkers and lubricants which are stated at the lower of cost or market on a consistent basis. Cost incurred to bring inventories to their present location and condition is determined by the first in, first out method.

(i) Insurance Claims Receivable: The Company records insurance claim recoveries for insured losses incurred on damages to fixed assets and for insured crew medical expenses. Insurance claim recoveries are recorded, net of any deductible amounts, at the time the Company’s fixed assets suffer insured damages or when crew medical expenses are incurred, recovery is probable under the related insurance policies and the claim is not subject to litigation.

(j) Advances for Vessels under Construction and Related Costs: This represents amounts expended by the Company in accordance with the terms of the construction contracts for its containerships as well as other expenses incurred directly or under a management agreement with a related party in connection with onsite supervision. The carrying value of containerships under construction represents the accumulated costs at the balance sheet date.

Costs components include payments for yard installments and variation orders, commissions to a related party, construction supervision, equipment, spare parts, capitalized interest, costs related to first time mobilization and commissioning costs. No charge for depreciation is made until commissioning of the newbuild has been completed and it is ready for its intended use.

(k) Vessels, Net: Vessels are stated at cost, which consists of the contract price and any material expenses incurred upon acquisition (initial repairs, improvements and delivery expenses, interest and on-site supervision costs incurred during the construction periods). Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life,

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

increase the earning capacity or improve the efficiency or safety of the vessels; otherwise these amounts are charged to expense as incurred.

The cost of each of the Company’s vessels is depreciated from the date of acquisition on a straight-line basis over the vessel’s remaining estimated economic useful life, after considering the estimated residual value which is equal to the product of vessels’ lightweight tonnage and estimated scrap rate (approximately $0.300 per light weight ton). Management estimates the useful life of the Company’s vessels to be 30 years from the date of initial delivery from the shipyard. Secondhand vessels are depreciated from the date of their acquisition through their remaining estimated useful life. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its remaining useful life is adjusted at the date such regulations are adopted.

(l) Impairment of Long-Lived Assets: The Company uses ASC 360 “Property plant and equipment”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

As of December 31, 2013 and 2014, the Company concluded that the economic and market conditions, including the significant disruptions in the global credit markets in the prior years, had broad effects on participants in a wide variety of industries. Time charter rates and charter free vessel values remained at depressed levels during 2013 and 2014 as reduced demand for transportation services occurred during a time of increased supply of vessels, conditions that were considered to be indicators of possible impairment. As a result, the Company performed an impairment assessment of the Company’s long-lived assets by comparing the undiscounted projected net operating cash flows for each vessel to its respective carrying value.

In developing estimates of future undiscounted cash flows, the Company makes assumptions and estimates about the vessels’ future performance, with the significant assumptions relating to time charter rates, vessels’ operating expenses, vessels’ capital expenditures, vessels’ residual value, fleet utilization and the estimated remaining useful life of each vessel. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends as well as future expectations and taking into consideration growth rates.

The Company determines undiscounted projected net operating cash flows for each vessel and compares it to the vessel’s carrying value. To the extent impairment indicators are present, the projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter rate for the unfixed days (based on the most recent ten year historical average rates, inflated annually by a 3.42% growth rate being the historical and forecasted average world GDP nominal growth rate) over the remaining estimated useful life of the vessel assumed to be 30 years from the delivery of the vessel from the shipyard, expected outflows for vessels’ operating expenses assuming an annual inflation rate of 2.97% (in line with the average world Consumer Price Index forecasted), planned dry-docking and special survey expenditures, management fees expenditures which are adjusted every year, after December 31, 2012, pursuant to the Company’s existing group management agreement, by an inflation rate of 4.0% and fleet utilization of 99.2% (excluding the scheduled off-hire days for planned dry-dockings and special surveys which are determined separately ranging from 16 to 17 days depending on the size and age of each vessel) based on historical experience.

The salvage value used in the impairment test is estimated to be approximately $0.300 per light weight ton in accordance with the vessels’ depreciation policy. The Company’s assessment concluded that step two of the impairment analysis was not required and no impairment of vessels existed as of December 31, 2013 and 2014, as the undiscounted projected net operating cash flows per vessel

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

exceeded the carrying value of each vessel. No impairment loss was recorded as of December 31, 2013 and 2014.

(m) Accounting for Special Survey and Dry-docking Costs: The Company follows the deferral method of accounting for special survey and dry-docking costs whereby actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date the next survey is scheduled to become due. Costs deferred are limited to actual costs incurred at the shipyard and parts used in the dry-docking or special survey. If a survey is performed prior to the scheduled date, the remaining unamortized balances are immediately written-off. Unamortized balances of vessels that are sold are written-off and included in the calculation of the resulting gain or loss in the period of the vessel’s sale. Furthermore, unamortized dry-docking and special survey balances of vessels that are classified as Assets held for sale and are not recoverable as of the date of such classification are immediately written-off to the predecessor combined carve-out statement of income.

(n) Financing Costs: Costs associated with new loans or refinancing of existing loans, including fees paid to lenders or required to be paid to third parties on the lender’s behalf for obtaining new loans or refinancing existing loans, are recorded as deferred charges. Such fees are deferred and amortized to interest and finance costs during the life of the related debt using the effective interest method. Unamortized fees relating to loans repaid or refinanced, meeting the criteria of debt extinguishment, are expensed in the period the repayment or refinancing is made.

(o) Commitment and contingencies: Provisions are recognized when: the Company has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and a reliable estimate of the amount of the obligation can be made. Provisions are reviewed at each balance sheet date.

(p) Concentration of Credit Risk: Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents, accounts receivable and derivative instruments (interest rate swaps). The Company performs periodic evaluations of the relative credit standing of those financial institutions. The Company is exposed to credit risk in the event of non-performance by counterparties to derivative instruments; however, the Company limits its exposure by diversifying among counterparties with high credit ratings. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for its accounts receivable.

(q) Voyage Revenues: Voyage revenues are generated from time charters and are usually paid 15 days in advance. Time charters with the same charterer are accounted for as separate agreements according to the terms and conditions of each agreement. Time charter revenues over the term of the time charter are recorded as service is provided, when they become fixed and determinable.

Revenues from time charters providing for varying annual rates are accounted for as operating leases and thus recognized on a straight-line basis as the average revenue over the rental periods of such agreements, as service is performed. A voyage is deemed to commence upon the completion of discharge of the vessel’s previous cargo and the sea passage for the next fixed cargo and is deemed to end upon the completion of discharge of the current cargo, provided an agreed non-cancelable time charter between the Company and the charterer is in existence, the charter rate is fixed or determinable and collectability is reasonably assured.

Unearned revenue includes cash received prior to the balance sheet date for which all criteria to recognize as revenue have not been met, including any unearned revenue resulting from time charters providing for varying annual rates, which are accounted for on a straight-line basis. Unearned revenue also includes the unamortized balance of the liability associated with the acquisition of secondhand vessels with time charters attached which were acquired at values below fair market value at the date the acquisition agreement is consummated, as well as revenue

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

recognized based on the average hire rate as derived from the entire duration of the charter party, rather than being recognized on the per year hire rates provided in the charter party when the daily hire rate decreases over time.

Revenues for 2013 and 2014, deriving from significant charterers individually accounting for 10% or more of revenues (in percentages of total revenues), were as follows:

	2013	2014
A	53%	52%
B	29%	22%
C	18%	26%

Total	100%	100%

(r) Voyage Expenses: Voyage expenses primarily consist of port, canal and bunker expenses that are unique to a particular charter and are paid for by the charterer under time charter arrangements or by the Company under voyage charter arrangements and commissions and fees, which are always paid for by the Company, regardless of the charter type. All voyage and vessel operating expenses are expensed as incurred, except for commissions. Commissions are deferred over the related voyage charter period to the extent revenue has been deferred since commissions are earned as the Company’s revenues are earned.

(s) Repairs and Maintenance: All repair and maintenance expenses, including underwater inspection expenses, are expensed as incurred in the period. Such costs are included in vessel operating expenses in the accompanying predecessor combined carve-out statements of income.

(t) Derivative Financial Instruments: The Company enters into interest rate swap contracts to manage its exposure to fluctuations of interest rate risks associated with specific borrowings. Interest rate differentials paid or received under these swap agreements are recognized as part of the interest expense related to the hedged debt. All derivatives are recognized in the predecessor combined carve-out financial statements at their fair value. On the inception date of the derivative contract, the Company designates the derivative as a hedge of a forecasted transaction or the variability of cash flow to be paid (“cash flow” hedge). Changes in the fair value of a derivative that is qualified, designated and highly effective as a cash flow hedge are recorded in the predecessor combined carve-out statement of comprehensive income until earnings are affected by the forecasted transaction or the variability of cash flow and are then reported in earnings. Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in earnings in the period in which those fair value changes have occurred. Realized gains or losses on early termination of the derivative instruments are also classified in earnings in the period of termination of the respective derivative instrument. The Company may re-designate an undesignated hedge after its inception as a hedge but then will consider its non-zero value at re-designation in its assessment of effectiveness of the cash flow hedge.

The Company, at each reporting date, formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions.

This process includes linking all derivatives that are designated as cash flow hedges to specific forecasted transactions or variability of cash flow. The Company also formally assesses, both at the hedge’s inception and, on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flow of hedged items. The Company considers a hedge to be highly effective if the change in fair value of the derivative hedging instrument is within 80% to 125% of the opposite change in the fair value of the hedged item attributable to the hedged risk. When it is determined that a derivative is not highly effective as a

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively, in accordance with ASC 815 “Derivatives and Hedging”.

(u) Fair Value Measurements: The Company follows the provisions of ASC 820 “Fair Value Measurements and Disclosures”, which defines and provides guidance as to the measurement of fair value. This standard creates a hierarchy of measurement and indicates that, when possible, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair value hierarchy gives the highest priority (Level 1) to quoted prices in active markets and the lowest priority (Level 3) to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy (Note 15).

(v) Segment Reporting: The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers, i.e., spot or time charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter.

Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide (subject to certain agreed exclusions) and, as a result, the disclosure of geographic information is impracticable. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment.

(w) Recent Accounting Pronouncements: “Revenue from Contracts with Customers”: The FASB and the International Accounting Standards Board (IASB) (collectively, the Boards) jointly issued a standard that will supersede virtually all of the existing revenue recognition guidance in US GAAP and IFRS and is effective for annual periods beginning on or after December 15, 2016. The standard establishes a five-step model that will apply to revenue earned from a contract with a customer (with limited exceptions), regardless of the type of revenue transaction or the industry. The standard’s requirements will also apply to the recognition and measurement of gains and losses on the sale of some non-financial assets that are not an output of the entity’s ordinary activities (e.g., sales of property, plant and equipment or intangibles). Extensive disclosures will be required, including disaggregation of total revenue; information about performance obligations; changes in contract asset and liability account balances between periods and key judgments and estimates. Management is in the process of assessing the impact of the new standard on the Company’s financial position and performance.

3. Transactions with Related Parties:

Costamare Shipping Company S.A. (the “Manager” or “Costamare Shipping”): Costamare Shipping is a ship management company wholly-owned by Mr. Konstantinos Konstantakopoulos, the Sponsor’s Chief Executive Officer and, as such, is not part of the combined group of the Company, but is a related party. Costamare Shipping provides the Company with general administrative services, certain commercial services, director and officers related insurance services and the services of the Sponsor’s officers.

Costamare Shipping, itself provides technical, crewing, commercial, provisioning, bunkering, sale and purchase, chartering, accounting, insurance and administrative services in exchange for a daily fee for each containership.

Pursuant to the existing group management agreement between Costamare Shipping and Costamare, Costamare Shipping receives a daily fee for each containership as follows: (i) for each containership (subject to any charter other than a bareboat charter) it receives a daily fee of $0.919

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

since January 1, 2014 ($0.884 for 2013), prorated for the calendar days the Company owns each containership and, (ii) for each containership subject to a bareboat charter it receives a daily fee of $0.460 since January 1, 2014 ($0.442 for 2013), prorated for the calendar days the Company owns each containership.

The Company also pays to Costamare Shipping: (i) a flat fee of $700 for the supervision of the construction of any newbuild vessel contracted by the Company, provided that such flat fee (which is fixed at the time of the ordering of any newbuild and remains constant until its delivery) will be annually adjusted upwards by 4% for any vessels ordered after December 31, 2012, and will be further annually adjusted to reflect any strengthening of the Euro against the U.S. dollar and / or material unforeseen cost increases and, (ii) a fee of 0.75% on all gross freight, demurrage, charter hire, ballast bonus or other income earned with respect to each containership in the Company’s fleet.

The initial term of the existing group management agreement expires on December 31, 2015 and will be automatically extended in additional one-year increments until December 31, 2020, at which point it will expire. The daily management fee for each containership is fixed until December 31, 2014 and is thereafter adjusted upwards by 4%, and will be further annually adjusted to reflect the strengthening of the Euro against the U.S. dollar and / or material unforeseen cost increases. After the initial term expires on December 31, 2015, the Company will be able to terminate the existing management agreement, subject to a termination fee, by providing written notice to Costamare Shipping at least 12 months before the end of the subsequent one-year term. The termination fee is equal to: (a) the lesser of (i) five and (ii) the number of full years remaining prior to December 31, 2020, times (b) the aggregate fees due and payable to Costamare Shipping during the 12-month period ending on the date of termination; provided that the termination fee will always be at least two times the aggregate fees over the 12-month period described above.

Management fees charged by the Manager in the years ended December 31, 2013 and 2014, amounted to $987 and $1,340, respectively and are included in Management fees-related parties in the accompanying predecessor combined carve-out statements of income. In addition, the Manager charged: (i) $334 and $444 for the years ended December 31, 2013 and 2014, respectively, representing a fee of 0.75% on all gross revenues, as provided in the existing group management agreement, which is separately reflected as Voyage expenses-related parties in the accompanying predecessor combined carve- out statements of income for the years ended December 31, 2013 and 2014, respectively and, (ii) $1,050 supervision fees in the year ended December 31, 2013, for three newbuild vessels which are included in the vessels acquisition cost.

The balance due to the Manager at December 31, 2013 and 2014, amounted to $5 and $1, respectively, which are included in Due to related parties in the accompanying predecessor combined carve-out balance sheets.

Furthermore, Costamare, as a corporate guarantor for certain of the Company’s long-term debt agreements (Note 8(a)), maintains restricted cash which, at December 31, 2013 and 2014, amounted to $6,088 and $5,657, respectively. These balances are due to Costamare and are included in Due to related parties in the accompanying predecessor combined carve-out balance sheets.

As further discussed in Notes 8 and 10, on October 12, 2011, Raymond Shipping Co. along with Terance Shipping Co., a related entity which is not part of the predecessor combined carve-out financial statements, concluded a credit facility with a bank, as joint and several borrowers for an amount of up to $152,800.

4. Inventories:

Inventories of $967 and $1,240 in the accompanying predecessor combined carve-out balance sheets, relate to lubricants on board of the vessels at December 31, 2013 and 2014, respectively.

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

5. Advances for Vessels Acquisitions:

On January 28, 2011, Jodie Shipping Co. and Kayley Shipping Co. contracted with a shipyard for the construction and purchase of two newbuild vessels (Hulls S4010 and S4011), each of approximately 8,827 TEU capacity. The newbuild vessels the MSC Athens (Hull S4010) and the MSC Athos (Hull S4011) were delivered to the Company on March 14, 2013 and April 8, 2013, respectively and the amount of $196,675, in aggregate, which includes the contract price, capitalized interest and financing costs and other capitalized costs, was transferred to Vessels, net.

On April 20, 2011, Raymond Shipping Co. contracted with a shipyard for the construction and purchase of a newbuild vessel (Hull S4021), of approximately 8,827 TEU capacity. The newbuild vessel the Value (Hull S4021) was delivered on June 25, 2013 and the amount of $98,094, which includes the contract price, capitalized interest and financing costs and other capitalized costs, was transferred to Vessels, net.

The total aggregate price for all three newbuild vessels of $286,500, payable in installments until their deliveries, was fully paid through December 31, 2013. During the year ended December 31, 2013, the aggregate amount of $294,769 was transferred to Vessels, net and is analyzed as follows:

Pre-delivery installments	286,500
Capitalized interest and finance costs	3,237
Other capitalized costs	5,032
Transferred to Vessels, net	(294,769)

Total	—

6. Vessels, Net:

The amounts in the accompanying predecessor combined carve-out balance sheets are analyzed as follows:

	Vessel Cost	Accumulated Depreciation	Net Book Value
Balance, December 31, 2012	94,562	(18,915)	75,647
Depreciation	—	(8,928)	(8,928)
Transfer from advances for vessel acquisitions	294,769	—	294,769

Balance, December 31, 2013	389,331	(27,843)	361,488
Depreciation	—	(11,715)	(11,715)

Balance, December 31, 2014	389,331	(39,558)	349,773

During the year ended December 31, 2013, the Company took delivery, from the shipyard, the three newbuild container vessels the MSC Athens, the MSC Athos and the Value at an aggregate cost of $294,769 (Note 5).

All vessels, having a total carrying value of $349,773 as of December 31, 2014, have been provided as collateral to secure the long-term debt discussed in Note 8(a).

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

7. Deferred Charges:

The amounts in the accompanying predecessor combined carve-out balance sheets are analyzed as follows:

	Financing Costs	Dry-docking and Special Survey Costs	Total
Balance, December 31, 2012	2,337	593	2,930
Amortization	(266)	(173)	(439)

Balance, December 31, 2013	2,071	420	2,491
Amortization	(393)	(172)	(565)

Balance, December 31, 2014	1,678	248	1,926

Financing costs represent fees paid to the lenders for the conclusion of the bank loans discussed in Note 8(a). The amortization of loan financing costs is included in interest and finance costs in the accompanying predecessor combined carve-out statements of income and the amortization of the dry- docking and special survey costs is separately reflected in the accompanying predecessor combined carve-out statements of income.

During the years ended December 31, 2013 and 2014, no vessel underwent any special survey.

8. Long-Term Debt:

(a) Existing Credit Facilities: The amounts shown in the accompanying predecessor combined carve-out balance sheets consist of the following:

		Dec. 31, 2013	Dec. 31, 2014
Borrower
Term Loans:
1.	Capetanissa Maritime Corporation	55,000	50,000
2.	Costamare (Jodie Shipping Co. and Kayley Shipping Co.)	129,243	120,330
3.	Raymond Shipping Co.	73,672	68,214

	Total	257,915	238,544
	Less-current portion	(19,371)	(19,371)

	Long-term portion	238,544	219,173

1. In June 2006, Capetanissa Maritime Corporation entered into a loan agreement with a bank for an amount of up to $90,000, in order to partly finance the acquisition cost of the vessel Cosco Beijing. As at December 31, 2014, the outstanding balance of the loan of $50,000 is repayable in 8 equal semi-annual installments of $2,500 each from February 2015 to August 2018 and a balloon payment of $30,000 payable together with the last installment.

2. On April 7, 2011, the Sponsor, as borrower, concluded a credit facility with a bank, for an amount up to the lesser of $140,000 and 70% of the contract price of the vessels, to finance part of the acquisition and construction cost of Hulls S4010 and S4011 (Note 5). In April 2011, an amount of $26,740, in aggregate, was drawn down in order to partly refinance the first pre-delivery installment of Hulls S4010 and S4011. During the year ended December 31, 2012, an amount of $26,740, in aggregate, was drawn down in order to partly finance the second and third pre-delivery installments of Hulls S4010 and S4011. Furthermore, during the year ended December 31, 2013, an amount of $80,220, in aggregate, was drawn down in order to partly finance the final installments of Hulls S4010 (MSC Athens), which was delivered to Jodie Shipping Co. on March 14, 2013 and S4011 (MSC Athos), which was delivered to Kayley Shipping Co. on April 8, 2013. As at December 31, 2014, the outstanding balance of the loan of $120,330 is repayable in 13 equal semi-annual

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

installments of $4,456.7 from January 2015 until January 2021 and a balloon payment of $62,392.9 payable together with the last installment.

3. On October 12, 2011, Raymond Shipping Co. along with Terance Shipping Co., a related entity which is not part of the predecessor combined carve-out financial statements, concluded a credit facility with a bank, as joint and several borrowers, for an amount of up to $152,800 to finance part of the construction and acquisition cost of Hulls S4021 (Note 5) and S4023. On October 25, 2011, Raymond Shipping Co. drew down an amount of $7,640 in order to partly refinance the first pre-delivery installment of Hull S4021. During the year ended December 31, 2012, Raymond Shipping Co. drew down in aggregate the amount of $15,280 in order to partly finance the second and third pre-delivery installments of Hull S4021. Furthermore, during the year ended December 31, 2013, Raymond Shipping Co. drew down in the aggregate the amount $53,480 in order to partly finance the final installments of Hull S4021 (Value), which vessel was delivered to Raymond Shipping Co. on June 25, 2013 (Note 5). As at December 31, 2014, the outstanding balance of $68,214 relating to Hull S4021 (Value), is repayable in 22 equal quarterly installments of $1,364.3 from March 2015 to June 2020 and a balloon payment of $38,199.8 payable together with the last installment. At December 31, 2014, Raymond Shipping Co. is contingently liable for the outstanding balance of $69,579 due by Terance Shipping Co.

The term loans discussed above bear interest at LIBOR plus a spread and are secured by, inter alia, (a) first priority mortgages over the financed vessels, (b) first priority assignments of all insurances and earnings of the mortgaged vessels and, (c) corporate guarantees of Costamare or its subsidiaries, as the case may be. The loan agreements contain usual ship finance covenants, including restrictions as to changes in management and ownership of the vessels, additional indebtedness, mortgaging of vessels, as well as minimum requirements regarding hull Value Maintenance Clauses (“VMC”) in the range of 100% to 125% and restrictions in dividend payments if an event of default has occurred and is continuing or would occur as a result of the payment of such dividend. In addition to the above, the term loans discussed in 8.a.2 and 8.a.3 above provide that restricted cash is maintained by Costamare, as corporate guarantor, calculated at 3% of its outstanding consolidated debt (Notes 1 and 3).

The annual principal payments required to be made under the existing credit facilities after December 31, 2014, are as follows:

Year ending December 31,	Amount
2015	19,371
2016	19,371
2017	19,371
2018	49,371
2019	14,371
2020 and thereafter	116,689

238,544

The interest rates of the Company’s long-term debt at December 31, 2013 and December 31, 2014, were in the range of 3.54%-6.01% and 3.54%-6.01%, respectively. The weighted average interest rate as at December 31, 2013 and December 31, 2014, was 4.8% and 4.8%, respectively.

Total interest expense incurred on long-term debt (including the effect of the interest rate swaps discussed in Note 14) for the years ended December 31, 2013 and 2014, amounted to $10,934 and $12,017, respectively and is included in Interest and finance costs in the accompanying predecessor combined carve-out statements of income. Of the above amounts $737 and $nil were capitalized and are included in Vessels, net in the accompanying December 31, 2013 and December 31, 2014, predecessor combined carve-out balance sheets, respectively.

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

(b) New Credit Facility: On September 26, 2014, in connection with the IPO (Note 1), the Partnership, as guarantor and each of the vessel owning companies, Capetanissa Maritime Corporation, Jodie Shipping Co., Kayley Shipping Co. and Raymond Shipping Co., as joint and several borrowers, entered into a new credit facility with DNB Bank ASA, Citibank, N.A., London Branch and Credit Suisse AG for up to $180,000. The credit facility consists of:

i.

A term loan, in order to refinance the loans discussed in Note 8(a) above, in an amount equal to the lesser of (i) $126,600 and, (ii) an amount which when aggregated with the amount drawn under the revolving credit facility as of the draw down date of the term loan facility, does not exceed 50% of the market value of the relevant vessels securing the facility. The term loan is available for a single drawdown through March 31, 2015 and is repayable in 20 equal consecutive quarterly installments in the amount of approximately $2,221 plus a balloon payment at the final maturity date, which will be the earlier of the fifth anniversary of the draw down date or November 19, 2019 (the “Final Maturity Date”).

ii.

A revolving credit facility, for general corporate purposes, in an amount equal to the lesser of (i) $53,400 and (ii) an amount which when aggregated with the amount actually drawn under the term loan facility, does not exceed 50% of the market value of the relevant vessels securing the facility. The commitment under the revolving credit facility will be reduced in 20 quarterly amounts of $937 starting three months after the first draw down date under the New Credit Facility and the last such reduction in the amount outstanding as of the Final Maturity Date.

The New Credit Facility will bear interest at LIBOR plus a spread and will be secured among others by a first priority mortgage over the vessels the COSCO Beijing, the MSC Athens, the MSC Athos and the Value.

9. Unearned Revenue, Current and Non-Current:

The amounts of $1,371 and $1,372 presented as unearned revenue in the accompanying predecessor combined carve-out balance sheets as of December 31, 2013 and 2014, respectively, reflect cash received prior to the balance sheet dates for which all criteria to recognize as revenue have not been met.

10. Commitments and Contingencies:

(a) Long-term time charters: As at December 31, 2014, the Company has entered into time charter arrangements on all of its vessels in operation, with international liner operators. These arrangements as at December 31, 2014, have remaining terms of up to 98 months. As of the same date, future minimum contractual charter revenues assuming 365 revenue days per annum per vessel and the earliest redelivery dates possible, based on vessels’ committed, non-cancelable, long-term time charter contracts, are as follows:

Year ending December 31,	Amount
2015	59,167
2016	59,329
2017	59,167
2018	39,143
2019	30,660
2020 and thereafter	95,592

343,058

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

(b) Other: Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims not covered by insurance or contingent liabilities, which should be disclosed, or for which a provision has not been established in the accompanying predecessor combined carve-out financial statements.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any other claims or contingent liabilities which should be disclosed or for which a provision should be established in the accompanying predecessor combined carve-out financial statements. The Company is covered for liabilities associated with the individual vessels’ actions to the maximum limits as provided by Protection and Indemnity (P&I) Clubs, members of the International Group of P&I Clubs.

(c) Contingencies: At December 31, 2014, Raymond Shipping Co., as joint and several borrower, is contingently liable for the outstanding loan balance of Terance Shipping Co., a related party, of $69,579 (Note 8(a)).

11. Common Stock and Additional Paid-In Capital:

The Company’s common stock at December 31, 2014, is analyzed as follows:

Company’s name	Number of shares	Par value per share
Capetanissa Maritime Corporation	500	$1
Kayley Shipping Co.	500	$1
Jodie Shipping Co.	500	$1
Raymond Shipping Co.	500	$1

The amounts shown in the accompanying predecessor combined carve-out balance sheets, as additional paid-in capital, primarily relate to payments made by the stockholders at various dates to finance vessel acquisitions in excess of the amounts of bank loans obtained and advances by stockholders for initial working capital purposes, net of refunds of additional paid-in capital made in the form of dividends.

12. Interest and Finance Costs:

The amounts in the accompanying predecessor combined carve-out statements of income are analyzed as follows:

	For years ended December 31,
	2013	2014
Interest expense	5,339	5,824
Interest capitalized	(737)	—
Swap effect	5,595	6,193
Amortization of financing costs	266	393
Commitment fees	294	323
Bank charges and other	7	9

	10,764	12,742

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

13. Taxes:

Under the laws of the countries of the companies’ incorporation and/or vessels’ registration, the companies are not subject to tax on international shipping income; however, they are subject to registration and tonnage taxes, which are included in Vessel operating expenses in the accompanying predecessor combined carve-out statements of income.

The vessel owning companies with vessels that have called on the United States during the relevant year of operation are obliged to file tax returns with the Internal Revenue Service. The applicable tax is 50% of 4% of U.S. related gross transportation income unless an exemption applies. Management believes that based on current legislation the relevant vessel owning companies are entitled to an exemption because they satisfy the relevant requirements, namely that: (i) the related vessel owning companies are incorporated in a jurisdiction granting an equivalent exemption to U.S. corporations and, (ii) over 50% of the ultimate stockholders of the vessel owning companies are residents of a country granting an equivalent exemption to U.S. persons.

14. Derivatives:

Interest rate swaps that meet the criteria for hedge accounting: The Company, according to its long-term strategic plan to maintain stability in its interest rate exposure, minimizes exposure to floating interest rates by entering into interest rate swap agreements. To this effect, the Company directly or through the Sponsor, has entered into interest rate swap transactions with varying start and maturity dates, in order to proactively and efficiently manage its floating rate exposure.

These interest rate swaps are designed to hedge the variability of interest cash flows arising from floating rate debt, attributable to movements in three-month or six-month USD LIBOR. According to the Company’s Risk Management Accounting Policy, after putting in place the formal documentation required by ASC 815 in order to designate these swaps as hedging instruments as from their inception, these interest rate swaps qualified for hedge accounting. Accordingly, since that time, only hedge ineffectiveness amounts arising from the differences in the change in fair value of the hedging instrument and the hedged item are recognized in the Company’s earnings. Assessment and measurement of prospective and retrospective effectiveness for these interest rate swaps are performed on a quarterly basis. For qualifying cash flow hedges, the fair value gain or loss associated with the effective portion of the cash flow hedge is recognized initially in stockholders’ equity and is recognized to the predecessor combined carve-out statement of income in the periods when the hedged item affects profit or loss. Any ineffective portion of the gain or loss on the hedging instrument is recognized in the predecessor combined carve-out statement of income immediately.

The interest rate swap agreements designated as hedging instruments, as of December 31, 2013 and 2014, were as follows:

Effective date	Termination date	Notional amount on effective date	Fixed rate (Costamare pays)	Floating rate (Costamare receives)	Fair value Dec. 31, 2013	Fair value Dec. 31, 2014
22/8/2011	22/8/2018	65,000	2.79% p.a.	USD LIBOR 6M BBA	(3,015)	(2,411)
31/1/2013	29/1/2021	133,700	3.51% p.a.	USD LIBOR 6M BBA	(9,981)	(10,537)
28/6/2013	23/6/2020	76,400	1.53% p.a.	USD LIBOR 3M BBA	1,587	429

				Total fair value	(11,409)	(12,519)

The interest rate swaps included in the table above are designated for the term loans discussed in Notes 8(a)1, 8(a)2 and 8(a)3. Subject to the successful IPO, Costamare intends to terminate these interest rate swaps and will bear the related termination fee.

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

The Effect of Derivative Instruments for the years ended December 31, 2013 and 2014
Derivatives in ASC 815 Cash Flow Hedging Relationships
	Amount of Gain / (Loss) Recognized in Accumulated OCI on Derivative (Effective Portion)		Location of Gain / (Loss) Recognized in Income on Derivative (Ineffective Portion)	Amount of Gain / (Loss) Recognized in Income on Derivative (Ineffective Portion)
	2013	2014		2013	2014
Interest rate swaps	6,550	(7,419)	Gain / (Loss) on derivative instruments	—	—
Reclassification to Interest and finance costs	5,595	6,193		—	—

Total	12,145	(1,226)		—	—

15. Financial Instruments:

(a) Interest rate risk: The Company’s interest rates and loan repayment terms are described in Note 8(a).

(b) Concentration of credit risk: Financial instruments consist principally of cash, trade accounts receivable and derivatives. The Company places its temporary cash investments, consisting mostly of deposits, primarily with high credit rated financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company’s investment strategy. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for its accounts receivable and does not have any agreements to mitigate credit risk. The Company limits the exposure of non-performance by counterparties to derivative instruments by diversifying among counterparties with high credit ratings and performing periodic evaluations of the relative credit standing of the counterparties.

(c) Fair value: The carrying amounts of financial assets and accounts payable reflected in the accompanying predecessor combined carve-out balance sheets approximate their respective fair values due to the short maturity of these instruments. The fair value of long-term bank loans with variable interest rates approximate the recorded values, generally due to their variable interest rates. The fair value of the interest rate swap agreements discussed in Note 14 above are determined through Level 2 of the fair value hierarchy as defined in FASB guidance for Fair Value Measurements and are derived principally from or corroborated by observable market data, interest rates, yield curves and other items that allow value to be determined.

The fair value of the interest rate swap agreements discussed in Note 14 equates to the amount that would be paid by the Company to cancel the agreements. As at December 31, 2013 and 2014, the fair value of these interest rate swaps in aggregate amounted to a liability of $11,409 and $12,519, respectively.

The following tables summarize the hierarchy for determining and disclosing the fair value of assets and liabilities by valuation technique on a recurring basis as of the valuation date.

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

	December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Recurring measurements:
Interest rate swaps-liability position	(11,409)	—	(11,409)	—

Total	(11,409)	—	(11,409)	—

	December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Recurring measurements:
Interest rate swaps-liability position	(12,519)	—	(12,519)	—

Total	(12,519)	—	(12,519)	—

16. Comprehensive Income:

During the year ended December 31, 2013, Other comprehensive income increased with net gains of $12,145 relating to the change of the fair value of derivatives that qualify for hedge accounting. During the year ended December 31, 2014, Other comprehensive income decreased with net losses of $1,226 relating to the change of the fair value of derivatives that qualify for hedge accounting. During the years ended December 31, 2013 and 2014, Total comprehensive income amounted to $27,113 and $21,499, respectively.

17. Subsequent Events:

Subsequent events have been evaluated up to January 30, 2015. No other subsequent events were identified that would require recognition in these predecessor combined carve-out financial statements or disclosures in the notes thereto.

18. Pro Forma Information (unaudited):

Following the consummation of the IPO discussed in Note 1, an amount of approximately $   of the net proceeds will be distributed to Costamare as partial consideration for the Partnership’s interest in the Predecessor. Such consideration has been reflected as a reduction in stockholders’ equity and a dividend payable in the accompanying pro forma unaudited combined carve-out balance sheet as at December 31, 2014.

As the distribution of $   exceeds net income, after accounting for the effect of the refund of paid-in capital of $15,288 in the form of dividends, for the year ended December 31, 2014, pro forma earnings per common unit are presented in the accompanying predecessor December 31, 2014, combined carve-out statement of income, giving effect to the additional number of common units that would be required to be issued at the IPO price of $   per common unit to pay the amount of the distribution that exceeds net income for the year ended December 31, 2014.

COSTAMARE PARTNERS LP PREDECESSOR
Notes to Combined Carve-out Financial Statements—(Continued)
For the years ended December 31, 2013 and 2014
(Expressed in thousands of U.S. dollars, except share and per share data)

The calculations of the pro forma earnings per common unit discussed above are as follows:

Calculation of the number of additional common units to be issued:

Net income for the year ended December 31, 2014	$22,725
Refund of paid-in capital in the form of dividends		(15,288)
Amount of distribution	(	)

Excess of distribution over earnings	$(	)

Number of common units required to be issued at $ per common unit to pay the excess of the distribution over earnings

Calculation of pro forma earnings per common unit:

	Year ended December 31, 2014
Net income		$22,725
Less net income available for subordinated unit holder and General Partner’s units		(	)

Pro forma net income available to common unit holders

Pro forma common units outstanding, basic and diluted

Pro forma adjusted common units outstanding, basic and diluted

Pro forma adjusted net income per common unit, basic and diluted	$

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The General Partner and Limited Partner of Costamare Partners LP

We have audited the accompanying consolidated balance sheet of Costamare Partners LP (the “Partnership”) as of December 31, 2014, and the related consolidated statements of operations, changes in partners’ equity and cash flows for the period from July 30, 2014 (date of inception) through December 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Costamare Partners LP at December 31, 2014, and the consolidated results of its operations and its cash flows for the period from July 30, 2014 (date of inception) through December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
January 30, 2015

COSTAMARE PARTNERS LP
CONSOLIDATED BALANCE SHEET
As of December 31, 2014
(Expressed in U.S. dollars)

December 31, 2014
ASSETS
CURRENT ASSETS:
Prepayments and other (Note 3)	$2,543,514

Total current assets	2,543,514
Total assets	$2,543,514

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accrued liabilities (Note 4)	$1,047,129
Due to related parties (Note 5)	1,501,171

Total current liabilities	2,548,300

COMMITMENTS AND CONTINGENCIES	—
PARTNERS’ EQUITY (Note 1):
General Partner	(96)
Limited Partner	(4,690)

Total partners’ equity	(4,786)

Total liabilities and partners’ equity	$2,543,514

The accompanying notes are an integral part of these consolidated financial statements.

COSTAMARE PARTNERS LP
CONSOLIDATED STATEMENT OF OPERATIONS
For the period from July 30, 2014 (inception) to December 31, 2014
(Expressed in U.S. dollars)

2014
EXPENSES:
General and administrative expenses	$(4,786)

Operating loss	(4,786)

Partnership’s Net Loss	$(4,786)

General Partner’s interest in Partnership’s Net Loss	$(96)
Limited Partner’s interest in Partnership’s Net Loss	$(4,690)

The accompanying notes are an integral part of these consolidated financial statements.

COSTAMARE PARTNERS LP
CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS’ EQUITY
For the period from July 30, 2014 (inception) to December 31, 2014
(Expressed in U.S. dollars)

	Partners’ capital
	General Partner	Limited Partner	Total
Formation of Partnership as of July 30, 2014	$20	$980	$1,000
Due from Partners	(20)	(980)	(1,000)
Net loss for the period	(96)	(4,690)	(4,786)

BALANCE, December 31, 2014	$(96)	$(4,690)	$(4,786)

The accompanying notes are an integral part of these consolidated financial statements.

COSTAMARE PARTNERS LP
CONSOLIDATED STATEMENT OF CASH FLOWS
For the period from July 30, 2014 (inception) to December 31, 2014
(Expressed in U.S. dollars)

2014
Cash Flows From Operating Activities:
Net loss:	$(4,786)
Changes in operating assets and liabilities:
Prepayments and other	(2,543,514)
Due to related parties	1,501,171
Accrued liabilities	1,047,129

Net Cash provided by / (used in) Operating Activities	—

Net increase / (decrease) in cash and cash equivalents	—
Cash and cash equivalents at beginning of the period	—

Cash and cash equivalents at end of the year	$—

The accompanying notes are an integral part of these consolidated financial statements.

COSTAMARE PARTNERS LP
Notes to Consolidated Financial Statements
For the period from July 30, 2014 (inception) to December 31, 2014
(Expressed in U.S. dollars)

1. Organization and Operations

The accompanying consolidated financial statements include the accounts of Costamare Partners LP (“Costamare Partners”) and its wholly owned subsidiary Costamare Partners Holdings LLC (collectively the “Partnership”).

Costamare Partners was formed on July 30, 2014, as a limited partnership under the laws of the Republic of the Marshall Islands by Costamare Inc. (“Costamare” or the “Limited Partner”), a corporation incorporated under the laws of the Republic of the Marshall Islands, and Costamare Partners GP LLC, the Partnership’s general partner (the “General Partner”), a Marshall Islands limited liability company, which is a wholly-owned subsidiary of Costamare. The Partnership was established to own, operate and acquire containerships.

Concurrently with a proposed initial public offering of the Costamare Partners, Costamare, the Partnership’s limited partner, intends to contribute to Costamare Partners Holding LLC, a 100% ownership interest in each of Capetanissa Maritime Corporation, Jodie Shipping Co., Kayley Shipping Co. and Raymond Shipping Co., which are subsidiaries of Costamare that own and operate each of the COSCO Beijing, the MSC Athens, the MSC Athos and the Value. These four vessels will constitute the initial fleet of the Partnership.

The General Partner and Costamare have committed to contribute $20 and $980, respectively, to Costamare Partners. These contributions receivable are reflected as a reduction to partners’ equity.

2. Significant Accounting Policies and Basis of Presentation

(a) Principles of Consolidation: The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). All amounts in the consolidated financial statements are presented in US Dollars. The consolidated financial statements include the accounts of Costamare Partners and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated upon consolidation.

(b) Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

(c) Comprehensive Income / (Loss): The Partnership follows the provisions of ASC 220 “Comprehensive Income”, which requires separate presentation of certain transactions which are recorded directly as components of equity. The Partnership had no transactions which affect comprehensive income in 2014 and, accordingly, comprehensive loss was equal to net loss.

(d) Foreign Currency Translation: The functional currency of the Partnership is the U.S. dollar as it will operate in international shipping markets and, therefore, primarily will transact business in U.S. dollars. The Partnership’s accounting records are maintained in U.S. dollars. Transactions involving other currencies during the year are converted into U.S. dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated into U.S. dollars at the year-end exchange rates. Resulting gains or losses are reflected separately in the accompanying consolidated statement of operations.

(e) Commitment and contingencies: Provisions are recognized when: the Partnership has a present legal or constructive obligation as a result of past events; it is probable that an outflow

COSTAMARE PARTNERS LP
Notes to Consolidated Financial Statements—(Continued)
For the period from July 30, 2014 (inception) to December 31, 2014
(Expressed in U.S. dollars)

of resources embodying economic benefits will be required to settle the obligation; and a reliable estimate of the amount of the obligation can be made. Provisions are reviewed at each balance sheet date.

3. Prepayments and other

The amount of $2,543,514, presented as prepayments and other in the accompanying consolidated balance sheet as of December 31, 2014, reflects deferred expenses in connection with the initial public offering of Costamare Partners common units (the “IPO”) and include legal fees and expenses, audit related fees, registration fees, printing and filing expenses and other expenses related to the offering.

4. Accrued liabilities

Accrued liabilities of $1,047,129, in the accompanying consolidated balance sheet as of December 31, 2014, relate to IPO expenses accrued as of December 31, 2014. Those expenses include legal fees and expenses, printing and filing expenses.

5. Transactions with related parties

Until the completion of the IPO, Costamare settles all costs related to the offering as well as the Partnership’s administrative costs. As of December 31, 2014, the amount due to Costamare is $1,501,171 and is reflected in Due to related parties in the accompanying consolidated balance sheet.

6. Subsequent Event

Subsequent events have been evaluated up to January 30, 2015. No subsequent events were identified that would require recognition in the consolidated financial statements or disclosure in the notes thereto.

APPENDIX A

FORM OF
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
COSTAMARE PARTNERS LP

A-i

A-ii

A-iii

A-iv

FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
COSTAMARE PARTNERS LP

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF COSTAMARE PARTNERS LP, dated as of [•], 2015, is entered into by and among Costamare Partners GP LLC, a Marshall Islands limited liability company, as the General Partner, Costamare Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands, as the Organizational Limited Partner, and Croy Holdings Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands, as a Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

Section 1.1. Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity and/or asset base of the Partnership Group from the operating capacity and/or asset base of the Partnership Group existing immediately prior to such transaction; provided, however, that any acquisition of properties or assets of another Person that is made solely for investment purposes shall not constitute an Acquisition under this Agreement.

“Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) the amount of any net increase in Working Capital Borrowings (including the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly-owned) with respect to such period and (ii) the amount of any net decrease in cash reserves for Operating Expenditures (including the Partnership’s proportionate share of any net decrease in cash reserves for Operating Expenditures in the case of Subsidiaries that are not wholly- owned) over such period to the extent such reduction does not relate to an Operating Expenditure made with respect to such period, and (b) plus (i) the amount of any net decrease in Working Capital Borrowings (including the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly-owned) with respect to such period; (ii) the amount of any net increase in cash reserves (including the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly-owned) for Operating Expenditures over such period to the extent such reserve is required by any debt instrument for the repayment of principal, interest or premium; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (a)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. Adjusted Operating Surplus includes that portion of Operating Surplus in clause (a)(ii) of the definition of Operating Surplus only to the extent that cash is received by the Partnership Group.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the term “Affiliate” as used in this Agreement shall not include York whenever a reference is made to any “Affiliate” of the General Partner.

“Aggregate Quantity of IDR Reset Common Units” has the meaning set forth in Section 5.10(a).

“Agreed Value” means the fair market value of the applicable property or other consideration at the time of contribution or distribution, as the case may be, as determined by the General Partner.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of Costamare Partners LP, as it may be amended, supplemented or restated from time to time.

“Appointed Directors” has the meaning assigned to such term in Section 7.14(b).

“Associate” means, when used to indicate a relationship with any Person: (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Audit Committee” means a committee of the Board of Directors of the General Partner, which will be composed of a minimum of two members of the Board of Directors then serving who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act, and the rules and regulations of the Commission thereunder and meet the standards for audit committee composition established by the National Securities Exchange on which the Common Units are listed or admitted to trading.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group (including the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly-owned) on hand at the end of such Quarter, (ii) all additional cash and cash equivalents of the Partnership Group (including the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly-owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, and (iii) all cash and cash equivalents on hand on the date of determination of Available Cash resulting from cash distributions received after the end of such Quarter from any Group Member’s equity interest in any Person (other than a Subsidiary), which distributions are paid by such Person in respect of operations conducted by such Person during such Quarter, less

(b) the amount of any cash reserves established by the General Partner (including the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly-owned) to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject and/or (iii) provide funds for distributions under Section 6.3 or Section 6.4 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to clause (iii) above if the effect of establishing such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided, further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America, the State of New York or Greece shall not be regarded as a Business Day.

“Capital Contribution” means (a) with respect to any Partner, any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) with respect to the General Partner only, (i) distributions of cash that the General Partner is entitled to receive but otherwise waives such that the Partnership retains such cash or (ii) Common Units that the General Partner contributes to the Partnership.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, construction of new or improvement or replacement of existing, capital assets by any Group Member or (c) capital contribution by a Group Member to a Person that is not a Subsidiary, in which a Group Member has, or after such capital contribution will have, an equity interest, to fund the Group Member’s pro rata share of the cost of the addition or improvement to or the acquisition of existing, or the construction of new, or the improvement or replacement of existing, capital assets by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase the operating capacity and/or asset base of the Partnership Group from the operating capacity and/or asset base of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction; provided, however, that any such addition, improvement, acquisition or construction that is made solely for investment purposes shall not constitute a Capital Improvement.

“Capital Surplus” has the meaning assigned to such term in Section 6.2(a).

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate (a) substantially in the form of Exhibit A or Exhibit B to this Agreement, (b) issued in global or book entry form in accordance with the rules and regulations of the Depositary or (c) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Registrar of Corporations of The Marshall Islands as referenced in Section 7.2 as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“claim” (as used in Section 7.12(c)) has the meaning assigned to such term in Section 7.12(c).

“Closing Date” means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and ask prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Limited Partner Interests, or, if on any such day such Limited Partner Interests of such class are not quoted by any such system, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commences Commercial Service” and “Commenced Commercial Service” shall mean the date a Capital Improvement is first put into commercial service by a Group Member following, if applicable, completion of construction, acquisition, development and testing.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.3(a)(i).

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are not any of the following: (a) officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner (other than any Group Member) or (c) holders of any ownership interest in the General Partner, its Affiliates or the Partnership Group (other than (x) Common Units or (y) awards granted to such director in his or her capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership, and who also have been determined by the Board of Directors of the General Partner to meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Marshall Islands Act, but excluding cash, contributed to the Partnership.

“Contribution Agreement” means that certain Contribution Agreement, dated as of [•], 2014, among the General Partner, the Partnership, the Operating Company, Costamare and the other parties named therein, together with the additional conveyance documents and instruments contemplated or referenced thereunder or entered into in connection therewith, as such may be amended, supplemented or restated from time to time.

“Costamare” means Costamare Inc.

“Croy” means Croy Holdings Inc.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearage with respect to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.3(a)(ii) and the second sentence of Section 6.4 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Custody Agreement” means that certain Custody Agreement, dated as of [•], among Bluebird Holdings, L.P., Croy, The Bank of New York Mellon, and Costamare, as such may be amended, supplemented or restated from time to time.

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Deferred Issuance and Distribution” means both (a) the issuance by the Partnership of a number of additional Common Units that is equal to the excess, if any, of (x) [•] minus (y) the aggregate number, if any, of Common Units actually purchased by and issued to the Underwriters pursuant to the Over- Allotment Option on the Option Closing Date(s), and (b) distributions of cash pursuant to the Contribution Agreement in an amount equal to the total amount of cash contributed by the Underwriters to the Partnership on or in connection with any Option Closing Date with respect to Common Units issued by the Partnership upon the applicable exercise of the Over-Allotment Option in accordance with Section 5.2, if any.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Elected Directors” has the meaning assigned to such term in Section 7.14(b).

“Estimated Maintenance and Replacement Capital Expenditures” means an estimate made in good faith by the General Partner (with the concurrence of the Conflicts Committee) of the average quarterly Maintenance and Replacement Capital Expenditures that the Partnership will need to incur to maintain over the long-term the operating capacity and asset base of the Partnership Group (including the Partnership’s proportionate share of the average quarterly Maintenance and Replacement Capital Expenditures of its Subsidiaries that are not wholly-owned) existing at the time the estimate is made. The General Partner (with the concurrence of the Conflicts Committee) will be permitted to make such estimate in any manner it determines reasonable. Beginning after the Closing Date, the estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of Maintenance and Replacement Capital Expenditures on a long-term basis. The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance and Replacement Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Maintenance and Replacement Capital Expenditures shall be prospective only.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall not include Maintenance and Replacement Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest payments (and related fees) on debt incurred and distributions on equity issued, in each case, to fund the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of the Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service or the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund any such construction period interest payments, or such construction period distributions on equity paid in respect of such period shall also be deemed to be debt incurred or equity issued, as the case may be, to fund the construction of a Capital Improvement, and the Incremental Incentive Distributions paid in respect of such newly issued equity shall be deemed to be distributions paid on equity issued to finance the construction of a Capital Improvement. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“Fee Agreement” means that certain Fee Agreement, dated as of October 1, 2014, among Bluebird Holdings, L.P., Croy and Costamare, as such may be amended, supplemented or restated from time to time.

“First Target Distribution” means $[•] per Unit per Quarter (or, with respect to the period commencing on and including the Closing Date and ending on the last day of the Quarter in which the Closing Date occurs, it means the product of $[•] multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 5.10 and Section 6.5.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes (a) the weighted average number of Outstanding Units during such period plus (b) all Partnership Interests and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (i) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case, that are senior to or pari passu with the Subordinated Units, (ii) whose conversion, exercise or exchange price, if any, is less than the Current Market Price on the date of such calculation, (iii) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (iv) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.6, such Partnership Interests, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; and provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (y) the number of Units issuable upon such conversion, exercise or exchange and (z) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means Costamare Partners GP LLC, a Marshall Islands limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit shall not constitute a Unit for any purpose under this Agreement.

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws (or similar organizational documents) of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, future, cap, floor, collar or other similar agreement or arrangement entered into for the purpose of hedging the Partnership Group’s exposure to fluctuations in the price of interest rates, currencies or commodities in their operations and not for speculative purposes.

“Holder” has the meaning assigned to such term in Section 7.12(a).

“IDR Reset Common Units” has the meaning set forth in Section 5.10(a).

“IDR Reset Election” has the meaning set forth in Section 5.10(a).

“Incentive Distribution Right” means a non-voting Limited Partner Interest, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.3.

“Incremental Incentive Distributions” means, with respect to any newly issued equity securities of the Partnership, the incremental amount of any Incentive Distributions payable under Section 6.3 based solely upon the amount of distributions paid in respect of such newly issued equity securities.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) the General Partner and the members of its Board of Directors, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Person which any of the preceding clauses of this definition describes, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member (provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), and (f) any other Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group’s business and affairs.

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial General Partner Interest” has the meaning set forth in Section 5.1(a).

“Initial Limited Partner Interest” has the meaning set forth in Section 5.1(a).

“Initial Limited Partners” means Costamare and the Underwriters, in each case upon being admitted as Partners to the Partnership in accordance with Section 10.1.

“Initial Offering” means the initial public offering and sale of Common Units to the public, as described in the Registration Statement, including any Common Units sold pursuant to the exercise of the Over-Allotment Option.

“Initial Partnership Board Meeting” has the meaning assigned to such term in Section 7.14(b).

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters first offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters in the Initial Offering); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member (including assets acquired using Investment Capital Expenditures) other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) capital contributions received; and (e) corporate reorganizations or restructurings.

“Investment Capital Expenditures” means capital expenditures other than Maintenance and Replacement Capital Expenditures and Expansion Capital Expenditures.

“Limited Partner” means, unless the context otherwise requires, the Organizational Limited Partner, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidating Trustee” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4.

“Maintenance and Replacement Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to, or the replacement of, the capital assets owned by any Group Member or for the acquisition of existing, or the construction of new, capital assets) if such expenditure is made to maintain, including over the long term, the operating capacity and/or asset base of the Partnership Group or the revenue generated by the vessels owned by the Partnership Group. Maintenance and Replacement Capital Expenditures shall not include Expansion Capital Expenditures or Investment Capital Expenditures. Maintenance and Replacement Capital Expenditures shall include interest payments (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the acquisition or the construction of a replacement asset and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to acquire or construct a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service or the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund the construction period interest payments, or such construction period distributions on equity shall also be deemed to be debt incurred or equity issued, as the case may be, to finance the construction of a replacement asset, and the Incremental Incentive Distributions paid in respect of such newly issued equity shall be deemed to be distributions paid on equity issued to finance the construction of a replacement asset.

“Marshall Islands Act” means the Limited Partnership Act of The Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“Members of the Konstantakopoulos family ”means (i) Achillefs Konstantakopoulos, his descendants and his Affiliates, (ii) Christos Konstantakopoulos, his descendants and his Affiliates, (iii) Konstantinos Konstantakopoulos, his descendants and his Affiliates and (iv) any group (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” means $[•] per Unit per Quarter (or with respect to the period commencing on and including the Closing Date and ending on the last day of the Quarter in which the Closing Date occurs, it means the product of $[•] multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 5.10 and Section 6.5.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Agreed Value of such property, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of October 1, 2014, among Costamare, the Partnership, the General Partner, the Operating Company and York, as such agreement may be amended, supplemented or restated from time to time.

“Operating Company” means Costamare Partners Holdings LLC, a Marshall Islands limited liability company, and any successors thereto.

“Operating Expenditures” means all Partnership Group cash expenditures (including the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly-owned), including taxes, compensation of employees, directors and officers of the General Partner, reimbursements of expenses of the General Partner, repayment of Working Capital Borrowings, debt service payments, capital expenditures, payments made in the ordinary course of business under any Hedge Contracts (provided, (i) with respect to amounts paid in connection with the initial purchase of any Hedge Contract, such amounts shall be amortized over the life of the Hedge Contract and (ii) that payments made in connection with the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in Operating Expenditures in equal quarterly installments over the remaining scheduled life of such Hedge Contract), subject to the following:

(a) deemed repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, Investment Capital Expenditures or actual Maintenance and Replacement Capital Expenditures, but shall include Estimated Maintenance and Replacement Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions or (iii) distributions to Partners, where capital expenditures consist of both (y) Maintenance and Replacement Capital Expenditures and (z) Expansion Capital Expenditures and/or Investment Capital Expenditures, the General Partner (with the concurrence of the Conflicts Committee) shall determine the allocation between the amounts paid for each.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication:

(a) the sum of (i) $[•] million, (ii) all cash receipts of the Partnership Group (including the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly-owned) for the period beginning on the Closing Date and ending on the last day of such period, other than (A) cash receipts from Interim Capital Transactions, (B) return on capital from Investment Capital Expenditures and (C) cash receipts from the termination of Hedge Contracts; provided, that cash receipts from the termination of a Hedge Contract prior to its specified termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract, (iii) all cash receipts of the Partnership Group (including the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly-owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions paid on equity issued (including Incremental Incentive Distributions) in connection with the construction of a Capital Improvement or replacement of a capital asset and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction of such Capital Improvement or replacement of such capital asset and ending on the earlier to occur of the date that such Capital Improvement or replacement capital asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund the construction period interest payments on debt incurred (including periodic net payments under related Hedge Contracts), or construction period distributions on equity issued (including Incremental Incentive Distributions), to finance the construction of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction of a Capital Improvement or replacement of such capital asset for purposes of this clause (iv)), less

(b) the sum of (i) Operating Expenditures for the period beginning immediately after the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (including the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly- owned) established by the General Partner to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within 12 months after having been incurred and (iv) any cash loss realized on disposition of an Investment Capital Expenditure; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from Investment Capital Expenditures shall be treated as cash receipts only to the extent they are a return on capital, but in no event shall a return of capital be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other person selecting such counsel or obtaining such opinion.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon the exercise of the Over-Allotment Option.

“Organizational Limited Partner” means Costamare Inc., in its capacity as the organizational limited partner of the Partnership.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group beneficially owns more than 4.9% of the Outstanding Partnership Interests of any class then Outstanding (or would own such percentage in the event this limitation were applied to other Persons or Groups), all Partnership Interests owned by or for the benefit of such Person or Group in excess of such limitation shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by a mandatory provision of applicable law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (a) the General Partner or its Affiliates or (b) any Person or Group who acquired more than 4.9% of any Partnership Interests with the prior approval of the Board of Directors of the General Partner after considering the potential effects of such approval on the Partnership.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters pursuant to the Underwriting Agreement.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Costamare Partners LP, a Marshall Islands limited partnership, and any successors thereto.

“Partnership Board Option” has the meaning assigned to such term in Section 7.14(a).

“Partnership Group” means the Partnership and its Subsidiaries, including the Operating Company, treated as a single consolidated entity.

“Partnership Interest” means any equity interest, including any class or series of equity interest, in the Partnership (but excluding any options, rights, warrants, restricted units and appreciation rights relating to an equity interest in the Partnership), including Common Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.

“Percentage Interest” means, as of any date of determination, (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, as the case may be, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or the number of General Partner Units held by the General Partner, as the case may be, by (B) the total number of all Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.4, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning assigned to such term in Section 14.1.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day (which books may be kept, at the General Partner’s option, by the Transfer Agent).

“Registration Statement” means the Partnership’s Registration Statement on Form F-1 (Registration No. 333-199113) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Reset MQD” has the meaning set forth in Section 5.10(e).

“Reset Notice” has the meaning set forth in Section 5.10(b).

“Second Target Distribution” means $[•] per Unit per Quarter (or, with respect to the period commencing on and including the Closing Date and ending on the last day of the Quarter in which the Closing Date occurs, it means the product of $[•] multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 5.10 and Section 6.5.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subordinated Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:

(a) the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.2(a) in respect of any Quarter ending on or after December 31, 2017, in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units, General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units equaled or exceeded the sum of the Minimum Quarterly Distribution during each of the three consecutive, non- overlapping four- Quarter periods immediately preceding such date and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units, General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Weighted Average Basis with respect to each such period and (ii) there are no Cumulative Common Unit Arrearages; and

(b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and no Units held by the General Partner and its Affiliates are voted in favor of such removal.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary (as defined, but excluding subsection (d) of this definition) of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (d) any other Person in which such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) less than a majority ownership interest or (ii) less than the power to elect or direct the election of a majority of the directors or other governing body of such Person, provided, that (A) such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of the determination, has at least a 20% ownership interest in such other Person, (B) such Person accounts for such other Person (under U.S. GAAP, as in effect on the later of the date of investment in such other Person or material expansion of the operations of such other Person) on a consolidated or equity accounting basis, (C) such Person has directly or indirectly material negative control rights regarding such other Person including over such other Person’s ability to materially expand its operations beyond that contemplated at the date of investment in such other Person, and (D) such other Person is (i) other than with respect to the Operating Company, formed and maintained for the sole purpose of owning or leasing, operating and chartering vessels and (ii) obligated under its constituent documents, or as a result of a unanimous agreement of its owners, to distribute to its owners all of its income on at least an annual basis (less any cash reserves that are approved by such Person).

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b)(ii).

“Target Distributions” means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Third Target Distribution” means $[•] per Unit per Quarter (or, with respect to the period commencing on and including the Closing Date and ending on the last day of the Quarter in which the Closing Date occurs, it means the product of $[•] multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 5.10 and Section 6.5.

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted for trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided, however, that if no Transfer Agent is specifically designated for any other Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated [•], 2015, among the Underwriters, the Partnership, the General Partner, the Operating Company, and Costamare, providing for the purchase of Common Units from the Partnership by such Underwriters in connection with the Initial Offering.

“Unit” means a Partnership Interest that is designated by the General Partner as a “Unit” and shall include Common Units and Subordinated Units, but shall not include (a) General Partner Units (or the General Partner Interest represented thereby) or (b) the Incentive Distribution Rights.

“Unitholder Approval” has the meaning assigned to such term in Section 7.9(a).

“Unitholders” means the Record Holders of Units.

“Unit Majority” means (a) during the Subordination Period, at least (i) a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a single class and (ii) a majority of the Outstanding Subordinated Units, voting as a single class, and (b) after the end of the Subordination Period, at least a majority of the Outstanding Common Units, voting as a single class.

“Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Vessel Interests” means the capital stock and other equity interests in certain of Costamare’s wholly-owned Subsidiaries that have interests in four vessels—the Cosco Beijing, the Athens, the Athos and the Value.

“Volume-Weighted Average Market Price” means, for a specified period of consecutive Trading Days for the Common Units, an amount equal to (a) the cumulative sum of the products of (x) the sale price for each trade of Common Units occurring during such period multiplied by (y) the number of Common Units sold at such price, divided by (b) the total number of Common Units so traded during such period.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b)(i).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility, commercial paper facility or similar financing arrangement available to a Group Member, provided, that when such borrowing is incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

“York” means York Capital Management Global Advisors LLC, Sparrow Holdings, L.P., Bluebird Holdings, L.P. and certain affiliated funds on whose behalf York Capital Management Global Advisors LLC has entered into the Omnibus Agreement.

Section 1.2. Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law and subject to the provisions of Section 5.10(d), Section 7.9 and Section 7.12, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and all other Persons for all purposes.

ARTICLE II
ORGANIZATION

Section 2.1. Formation. The General Partner and the Organizational Limited Partner previously formed the Partnership as a limited partnership pursuant to the provisions of the Marshall Islands Act and hereby amend and restate the original Agreement of Limited Partnership of the Partnership in its entirety. This amendment and restatement shall become effective as of the date hereof. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Marshall Islands Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

Section 2.2. Name. The name of the Partnership shall be “Costamare Partners LP”. Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership” or the letters “LP” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time in compliance with the requirements of the Marshall Islands Act and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3. Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in The Marshall Islands shall be located at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960, and the registered agent for service of process on the Partnership in The Marshall Islands at such registered office shall be The Trust Company of The Marshall Islands, Inc. The principal office of the Partnership shall be located at such place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places outside The Marshall Islands as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be such place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4. Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Marshall Islands Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member.

Section 2.5. Powers. The Partnership shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6. Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Marshall Islands Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Marshall Islands Act.

Section 2.7. Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use commercially reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; and, provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

Section 3.1. Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Marshall Islands Act.

Section 3.2. Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Marshall Islands Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 30 of the Marshall Islands Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3. Outside Activities of the Limited Partners. Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4. Rights of Limited Partners. In addition to other rights provided by this Agreement or by the Marshall Islands Act, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited

Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to:

(i) have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(ii) obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner;

(iii) have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto;

(iv) obtain true and full information regarding the status of the business and financial condition of the Partnership Group; and

(v) obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS

Section 4.1. Certificates. Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates; provided that one or more certificates evidencing Incentive Distribution Rights shall be issued from time to time during the term of the Custody Agreement in accordance with the provisions of the Custody Agreement and the Fee Agreement. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board of Directors of the General Partner, President, Chief Executive Officer or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary, Assistant Secretary, or any authorized officer of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. If Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.6, the Record Holders of such Subordinated Units (a) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing the Common Units into which such Record Holder’s Subordinated Units converted or (b) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing the Common Units into which such Record Holder’s Subordinated Units converted. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled; provided, however, that if any Incentive Distribution Rights are held in custody pursuant to the Custody Agreement, no such cancellation shall occur without the consent of the parties to the Custody Agreement.

Section 4.2. Mutilated, Destroyed, Lost or Stolen Certificates. If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the Partnership (for Partnership Interests other than Common Units), the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent (for Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units), as applicable, shall countersign, a new Certificate in place of any Certificate previously issued, or issue uncertificated Units, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate or the issuance of uncertificated Units before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate or uncertificated Units.

(c) As a condition to the issuance of any new Certificate or uncertificated Units under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3. Record Holders. The names and addresses of Unitholders as they appear in the books and records of the Partnership or, if a Transfer Agent has been appointed for a class of Partnership Interests, the Transfer Agent, shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Record Holder of such Partnership Interest and (b) shall be bound by this Agreement and shall have the rights and obligations of a Partner hereunder and as, and to the extent, provided for herein.

Section 4.4. Transfer Generally. The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest (represented by General Partner Units) to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns all or part of such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage, but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void and the Partnership shall have no obligation to effect any such transfer or purported transfer.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner, and the term “transfer” shall not mean any such disposition.

Section 4.5. Registration and Transfer of Limited Partner Interests. The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the books and records of the Partnership.

(b) If Limited Partner Interests are evidenced by Certificates, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) By acceptance of the transfer of a Limited Partner Interest in accordance with this Section 4.5 and except as otherwise provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgments and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any

Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d) Subject to the provisions set forth in this Article IV and applicable securities laws, Limited Partner Interests shall be freely transferable.

(e) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6. Transfer of the General Partner’s General Partner Interest. (a) Subject to Section 4.6(c) below, prior to December 31, 2024, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with (y) the merger or consolidation of the General Partner with or into such other Person or (z) the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b) Subject to Section 4.6(c) below, on or after December 31, 2024, the General Partner may transfer all or any part of its General Partner Interest without Unitholder Approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner or member of any other Group Member under the laws of any such entity’s jurisdiction of formation and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7. Transfer of Incentive Distribution Rights. Prior to December 31, 2019, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual), (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person or (c) to York. Any other transfer of the Incentive Distribution Rights prior to December 31, 2019, shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by Costamare and its Affiliates). On or after December 31, 2019, any holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder Approval. Notwithstanding anything herein to the contrary, (a) the transfer of Common Units issued pursuant to Section 5.10 shall not be treated as a transfer of all or any part of the Incentive Distribution Rights and (b) no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement. The General Partner and any transferee or transferees of the Incentive Distribution Rights may agree in a separate instrument as to the General Partner’s exercise of its rights with respect to the Incentive Distribution Rights under Section 11.3.

Section 4.8. Restrictions on Transfers. (a) Except as provided in Section 4.8(b) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws, laws of the Republic of the Marshall Islands or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii)

terminate the existence or qualification of the Partnership or any Group Member under the laws of the jurisdiction of its formation.

(b) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1. Contributions Prior to the Closing Date. (a) In connection with the formation of the Partnership under the Marshall Islands Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20, for a 2% General Partner Interest in the Partnership (the “Initial General Partner Interest”) and was admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980 for a 98% limited partner interest in the Partnership (the “Initial Limited Partner Interest”) and was admitted as a Limited Partner of the Partnership.

Section 5.2. Initial Unit Issuances; Tax Election; Initial Contributors and Redemption of Common Units. On the Closing Date, automatically pursuant to this Agreement and the Contribution Agreement (i) Costamare shall make a Capital Contribution of the Vessel Interests to the Partnership in exchange for (A) [•] Common Units, representing a [•]% limited partner interest in the Partnership, (B) [•] Subordinated Units, representing a [•]% limited partner interest in the Partnership, (C) all of the Incentive Distribution Rights, which shall be issued to Croy, a wholly-owned subsidiary of Costamare, (D) a payment of $[•] million and (E) the right to receive the Deferred Issuance and Distribution, (ii) the Initial Limited Partner Interest shall be redeemed and (iii) the Initial General Partner Interest shall be converted into [•] General Partner Units (representing a 2.0% interest in the Partnership).

(b) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(c) Upon the exercise, if any, of the Over-Allotment Option, each Underwriter shall contribute cash to the Partnership on the Option Closing Date in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

(d) Effective on or before the Closing Date, the Partnership shall elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(e) No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units and Subordinated Units issuable pursuant to Section 5.2(a), (ii) any Common Units issued pursuant to the Deferred Issuance and Distribution, (iii) the Common Units issued to the Underwriters as described in subparagraphs (b) and (c) hereof and (iv) the Incentive Distribution Rights.

Section 5.3. Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered and permitted as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.4. Issuances of Additional Partnership Interests. (a) The Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership distributions; (ii) the rights upon dissolution and liquidation of the Partnership; (iii) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (iv) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (v) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vi) the method for determining the Percentage Interest as to such Partnership Interest; and (vii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.4, including Common Units issued in connection with the Deferred Issuance and Distribution, (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.10, (iv) the admission of additional Limited Partners and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Marshall Islands Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

Section 5.5. Limitations on Issuance of Additional Partnership Interests. The Partnership may issue an unlimited number of Partnership Interests (or options, rights, warrants or appreciation rights related thereto) pursuant to Section 5.4 without the approval of the Limited Partners; provided, however, that no fractional units shall be issued by the Partnership; and provided, further, that without the approval of the General Partner, the Partnership shall not issue any additional Partnership Interests.

Section 5.6. Conversion of Subordinated Units to Common Units. The Subordinated Units shall convert into Common Units on a one-for-one basis upon the expiration of the Subordination Period.

(b) Notwithstanding any other provision of this Agreement, the Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

Section 5.7. Limited Preemptive Right. (a) Except as provided in this Section 5.7, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. Other than with respect to the issuance of the Partnership Interests in connection with the Initial Offering, the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

(b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than Common Units issued pursuant to Section 5.2(a), Section 5.2(b) and Section 5.2(c) and Common Units issued in connection with a reset of the Incentive Distribution target levels or the issuance of Limited Partner Interests upon conversion of outstanding Limited Partner Interests), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest immediately prior to such issuance by (B) 100 less the General Partner’s Percentage Interest immediately prior to such issuance by (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. The General Partner shall not be obligated to make additional Capital Contributions to the Partnership.

Section 5.8. Splits and Combinations. (a) Subject to Section 5.8(d) and Section 6.5 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted.

(b) Whenever such a Pro Rata distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) If a Pro Rata distribution, subdivision or combination of Partnership Interests is made as contemplated in this Section 5.8, the number of General Partner Units constituting the Percentage Interest of the General Partner (as determined immediately prior to the Record Date for such distribution, subdivision or combination) shall be appropriately adjusted as of the date of payment of such distribution, or the effective date of such subdivision or combination, to maintain such Percentage Interest of the General Partner.

(d) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Partnership Interest, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(e) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units and General Partner Units but for the provisions of this Section 5.8(e), each fractional Unit and General Partner Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit or General Partner Unit shall be rounded to the next higher Unit or General Partner Unit).

Section 5.9. Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non- assessability may be affected by the Marshall Islands Act.

Section 5.10. Issuance of Common Units in Connection with Reset of Incentive Distribution Rights. (a) Subject to the provisions of this Section 5.10, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units Outstanding and the Partnership has made a distribution pursuant to

Section 6.3(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate shares of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the average of the aggregate amount of cash distributions made by the Partnership for each of the two full Quarters immediately preceding the giving of the Reset Notice in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for each of the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). Upon the issuance of such IDR Reset Common Units, the Partnership will issue to the General Partner that number of additional General Partner Units equal to the product of (i) the quotient obtained by dividing (A) the Percentage Interest of the General Partner immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest and (ii) the number of such IDR Reset Common Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in Section 5.10(b) shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units and the General Partner will become entitled to receive General Partner Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.10(c), unless the IDR Reset Election is rescinded pursuant to Section 5.10(d).

(b) To exercise the right specified in Section 5.10(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the Aggregate Quantity of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units and the General Partner will be entitled to receive the related additional General Partner Units on the 15th Business Day after receipt by the Partnership of the Reset Notice, and the Partnership may issue Certificates for the Common Units or uncertificated Partnership Interests to the holder or holders of the Incentive Distribution Rights; provided, however, that the issuance of IDR Reset Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such IDR Reset Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the IDR Reset Common Units to be issued pursuant to this Section 5.10 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the

Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Minimum Quarterly Distribution and the Target Distributions shall be adjusted at the time of the issuance of IDR Reset Common Units or other Partnership Interests pursuant to this Section 5.10 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

ARTICLE VI
DISTRIBUTIONS

Section 6.1. Allocations. The Partnership shall determine its profit or loss and allocate such profit or loss among the Partners in a manner determined appropriate so as to cause, to the extent possible, a capital account maintained with respect to each Partnership Interest to equal the excess of (a) the hypothetical distribution that would be paid with respect to such Partnership Interest in the event the Partnership sold all of its assets for their respective book values (as determined for such purpose), satisfied all outstanding liabilities (limited, with respect to nonrecourse liabilities, to the book value of the assets securing such liabilities) and distributed the remaining proceeds in accordance with Section 12.4, over (b) the sum of the outstanding balance of any nonrecourse liabilities not required to be repaid in the event of such a hypothetical liquidation that are properly allocable to losses or distributions with respect to such Partnership Interest and the amount (if any) that would be required to be contributed to the Partnership with respect to such Partnership Interest upon such a hypothetical liquidation; provided that the Partnership may deviate from the foregoing, as determined necessary or appropriate, for proper administration of the Partnership or otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). For the avoidance of doubt, the allocations described in this Section 6.1 shall not apply for U.S. federal income tax purposes.

Section 6.2. Requirement and Characterization of Distributions; Distributions to Record Holders. Within 45 days following the end of each Quarter commencing with the Quarter ending on the last day of the Quarter in which the Closing Date occurs, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 51 of the Marshall Islands Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. The Record Date for the first distribution of Available Cash shall not be prior to the final closing of the Over-Allotment Option or the Deferred Issuance and Distribution. All amounts of Available Cash distributed by the Partnership on any date following the Closing Date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners following the Closing Date pursuant to Section 6.3 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.4, be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Marshall Islands Act or any other applicable law.

(b) Notwithstanding the first four sentences of Section 6.2(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.3. Distributions of Available Cash from Operating Surplus. (a) During Subordination Period. Available Cash with respect to any Quarter or portion thereof within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.2 or Section 6.4 shall, subject to Section 51 of the Marshall Islands Act, be distributed as follows, except as otherwise contemplated by Section 5.4 in respect of other Partnership Interests issued pursuant thereto:

(i) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to the General Partner and all Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this subclause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.5, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.3(a)(vii).

(b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section

6.2 or Section 6.4, shall subject to Section 51 of the Marshall Islands Act, be distributed as follows, except as otherwise required by Section 5.4(b) in respect of additional Partnership Interests issued pursuant thereto:

(i) First, 100% to the General Partner and the Unitholders Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to the General Partner and the Unitholders Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.5, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.3(b)(v).

Section 6.4. Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.2(a) shall, subject to Section 51 of the Marshall Islands Act, be distributed, unless the provisions of Section 6.2 require otherwise, 100% to the General Partner and the Unitholders Pro Rata, until the Minimum Quarterly Distribution is reduced to zero pursuant to the second sentence of Section 6.5. Available Cash that is deemed to be Capital Surplus shall then be distributed (a) to the General Partner in accordance with its Percentage Interest and (b) to all Unitholders holding Common Units their Pro Rata share of a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.3.

Section 6.5. Adjustment of Minimum Quarterly Distribution and Target Distribution Levels. The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.8. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the announcement of the distribution. If the Common Units are not publicly traded, the fair market value will be determined by the General Partner.

Section 6.6. Special Provisions Relating to the Holders of Subordinated Units. Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.6, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in distributions made with respect to Common Units.

Section 6.7. Special Provisions Relating to the Holders of Incentive Distribution Rights. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, or (ii) be entitled to any distributions other than as provided in Sections 6.3(a)(v), 6.3(a)(vi), 6.3(a)(vii), 6.3(b)(iii), 6.3(b)(iv), 6.3(b)(v), and Section 12.4.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1. Management. (a) Subject to the provisions of Section 7.14, the General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the

Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) distribution of Partnership cash;

(vii) the selection and dismissal of officers, employees, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Interests;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Marshall Islands Act or any applicable law, rule or regulation, each Record Holder and each other Person who may acquire an interest in Partnership Interests or that is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, any Group Member Agreement of any other Group Member and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Underwriting Agreement or described in or filed as exhibits to the Registration Statement, in each case, on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2. Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Registrar of Corporations of The Marshall Islands as required by the Marshall Islands Act. The General Partner shall use all commercially reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership or other entity in which the limited partners have limited liability) in The Marshall Islands or any other jurisdiction in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file or cause to be filed amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of The Marshall Islands or of any other jurisdiction in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3. Restrictions on the Authority of the General Partner. (a) Except as otherwise provided in this Agreement, the General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement.

(b) Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests in the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. The transfer of the General Partner Interest to and the election of a successor general partner of the Partnership shall be made in accordance with Section 4.6, Section 11.1 and Section 11.2.

Section 7.4. Reimbursement of the General Partner. (a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) any direct and indirect expenses it incurs that are allocable to the Partnership Group or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group, which amounts shall also include reimbursement for any Common Units purchased to satisfy obligations of the Partnership under any of its equity compensation plans) and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c) Subject to the applicable rules and regulations of the National Securities Exchange on which the Common Units are listed, the General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of Persons providing officer, director or employee services to the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates from the Partnership or otherwise to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.5. Outside Activities. (a) After the Closing Date, the General Partner, for so long as it is the general partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) except to the extent permitted in the Omnibus Agreement, shall not acquire or own any Five-Year Vessels (as such term is defined in the Omnibus Agreement).

(b) Costamare, the Partnership, the General Partner, the Operating Company and York have entered into the Omnibus Agreement, which agreement sets forth certain restrictions on the ability of Costamare, York and certain of their Affiliates to acquire, own or operate any Five-Year Vessels (as such term is defined in the Omnibus Agreement).

(c) Except as specifically restricted by Section 7.5(a) or the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Notwithstanding anything to the contrary in this Agreement, (i) the possessing of competitive interests and engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners and (ii) it shall be deemed not to be a breach of any duty (including any fiduciary duty) or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership.

(d) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to an Indemnitee (including the General Partner) and, subject to the terms of Section 7.5(a), Section 7.5(b), Section 7.5(c) and the Omnibus Agreement, no Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and, subject to the terms of Section 7.5(a), Section 7.5(b), Section 7.5(c) and the Omnibus Agreement, such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided, that such Indemnitee (including the General Partner) does not engage in such business or activity as a result of using confidential or proprietary information provided by or on behalf of the Partnership to such Indemnitee (including the General Partner).

(e) The General Partner and each of its Affiliates may own and acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term “Affiliates” as used in this Section 7.5(e) with respect to the General Partner shall not include any Group Member.

Section 7.6. Loans from the General Partner; Loans or Contributions from the Partnership or Group Members. (a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arms’ length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners if the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.7. Indemnification. (a) To the fullest extent permitted by the Marshall Islands Act but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; and, provided, further, that no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member) with respect to any such Affiliate’s obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Contribution Agreement. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by the Marshall Islands Act, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement or law.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8. Liability of Indemnitees. (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired Partnership Interests or are otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) The General Partner may exercise any of the powers granted to it and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner or to any other Persons who are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9. Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties. (a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) (such approval, “Unitholder Approval”), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with resolution of such conflict of interest to seek Special Approval or Unitholder Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder Approval. Whenever the General Partner makes a determination to refer or not refer any potential conflict of interest to the Conflicts Committee for Special Approval or to seek or not to seek Unitholder Approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination entirely at its option, free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity, and the General Partner in making such determination shall be permitted to do so at its option. If Special Approval is sought, then, notwithstanding any other provision of this Agreement or law that would otherwise apply, (x) the Conflicts Committee will be authorized in connection with its determination of whether to provide Special Approval to consider any and all factors as it determines to be relevant or appropriate under the circumstances and (y) it will be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if Special Approval is not sought and the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the General Partner acted in good faith, and, in either case, in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

(b) Whenever the General Partner or its Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, its Board of Directors or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties and standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

(c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership or any Limited Partner, any Record Holder or any other Person bound by this Agreement, and, to the fullest extent permitted by law, the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Units, General Partner Interest or Incentive Distribution Rights, if any, to the extent permitted under this Agreement, or refrains from voting or transferring its Units, General Partner Units or Incentive Distribution Rights, as appropriate, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership. In addition, in determining whether the Partnership will exercise the right to acquire any vessels pursuant to the provisions of the Omnibus Agreement, the General Partner may consider the interests of Costamare as well as the Partnership, so long as it does so in good faith.

(d) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) approve the sale or other disposition of any asset of the Partnership Group (if such approval is required pursuant to Section 7.3(b)) or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall, in each case, be at their option.

(e) Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(f) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10. Other Matters Concerning the General Partner and Other Indemnitees. (a) The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by either of them, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.11. Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests; provided, however, that the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.12. Registration Rights. (a) If (i) the General Partner, any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner), Members of the Konstantakopoulos family or York holds Partnership Interests (in any such case, the “Holder”) that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use its commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date (provided that such limit shall not apply to shelf registration under Rule 415 of the Securities Act) or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the provisions of this Section 7.12 shall not apply to any Partnership Interests that may be freely resold or otherwise disposed of without registration under the Securities Act; provided, further, that the Partnership shall not be required to effect a registration pursuant to this Section 7.12(a), for less than $10.0 million in value of Partnership Interests; and, provided, further, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, merger, disposition, corporate reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) not to be utilized more than once in any 12- month period. At any time the Partnership is eligible to use Form F-3 or S-3 for sales of securities by the Holders, it shall upon request file a shelf registration statement under Rule 415 of the Securities Act. In such event, the provisions of the foregoing clauses (x), (y) and (z) shall apply to each offering pursuant to such shelf registration statement as if each such offering were a separate registration under the Securities Act. The Partnership shall use its commercially reasonable efforts to resolve any deferral with respect to any such registration and/or filing. Except as provided in the first sentence of this Section 7.12(a), the Partnership shall be deemed not to have used all its commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Interests covered thereby not being able to offer and sell such Partnership Interests at any time during such period, unless such action is required by applicable law or regulations. In connection with any registration pursuant to this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request (provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration), and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth below and in Section 7.12(c), all costs and expenses of any such registration and offering (including the fees and expenses of one counsel to represent all Holders participating in any registration) shall be paid by the Partnership, without reimbursement by the Holder. The Holders participating in a registration shall pay all underwriting fees, discounts and other underwriting or selling compensation and transfer taxes, and (except as set forth in the preceding sentence) the fees and expenses of any counsel or other advisors to the Holders. Notwithstanding any other provision in this Section 7.12, the Partnership shall not be required to take any action that would result in a violation of any “lock-up” covenants that the Partnership has entered into with the Underwriters in connection with the Initial Offering.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity interests of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use its commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, however, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall execute any customary underwriting or purchase agreement, make its senior management available for a reasonable number of “roadshow” calls or meetings and provide indemnification, representations, covenants, opinions, auditors’ comfort letters and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus or issuer free writing prospectus as defined in Rule 433 of the Securities Act (if used prior to the effective date of such registration statement), or in any summary, free writing or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary, free writing or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates), Members of the Konstantakopoulos family or York, after the General Partner ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e) The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the provisions of this Section 7.12(e) shall not apply to any transfers or assignments of Partnership Interests beneficially owned by York, (ii) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned, and (iii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(f) Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

Section 7.13. Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.14. The General Partner’s Option to Create a Partnership Board of Directors. (a) Pursuant to Section 7.1, the Partnership shall be managed by the General Partner and its directors and officers, all of whom shall be appointed by Costamare. Notwithstanding the foregoing, the General Partner shall have the option, exercisable in its sole and absolute discretion at any time upon written notice to other Partners, to surrender its right to manage the Partnership pursuant to Section 7.1 and delegate all management powers over the business and affairs of the Partnership to a board of directors and officers of the Partnership and, in that connection, cause the Unitholders to permanently have the right to elect a majority of such board of directors (such option, a “Partnership Board Option”). Each of the Partners and each Person who may acquire an interest in a Partnership Interest hereby approves, consents to, ratifies and confirms such delegation to be effected in the event the General Partner exercises the Partnership Board Option. The General Partner shall be entitled, to the fullest extent permitted by law, to exercise or not exercise the Partnership Board Option free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity.

(b) In connection with the General Partner’s exercise of the Partnership Board Option, the General Partner shall effect an amendment to this Agreement pursuant to Section 13.1(n), which amendment shall include among other things, the following provisions:

(i) all management powers over the business and affairs of the Partnership shall be exclusively vested in its board of directors and officers, and in order to enable such board of directors to manage the business and affairs of the Partnership, the General Partner shall irrevocably delegate to such board of directors all management powers over the business and affairs of the Partnership that it may now or hereafter possess under applicable law. Any such delegation by the General Partner to the Partnership’s board of directors of management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be a general partner of the Partnership nor shall it cause such board of directors or any member thereof to be a general partner of the Partnership or to have or be subject to the liabilities of a general partner of the Partnership;

(ii) the initial board of directors of the Partnership shall consist of five individuals, all of whom shall be appointed by the General Partner and serve until an annual or special meeting held at a time designated by the General Partner entirely at its option (the “Initial Partnership Board Meeting”). Following the Initial Partnership Board Meeting, the board of directors of the Partnership shall consist of five individuals, two of whom shall be appointed by the General Partner (the “Appointed Directors”) and three of whom shall be elected by the holders of

Outstanding Common Units (the “Elected Directors”). The Elected Directors shall be divided into three classes: Class I, comprising one Elected Director; Class II, comprising one Elected Director; and Class III, comprising one Elected Director. The successors of the initial members of such board of directors shall be appointed or elected, as the case may be, as follows: (a) the Appointed Directors shall be appointed by the General Partner, and each Appointed Director shall hold office until his successor is duly appointed by the General Partner and qualified or until his earlier death, resignation or removal; and (b) the Class I Elected Director shall be elected at the Initial Partnership Board Meeting for a one-year term expiring on the date of the first succeeding annual meeting, the Class II Elected Director shall be elected at the Initial Partnership Board Meeting for a two-year term expiring on the second succeeding annual meeting and the Class III Elected Director shall be elected at the Initial Partnership Board Meeting for a three-year term expiring on the third succeeding annual meeting, in each case by a plurality of the votes of the Outstanding Common Units present in person or represented by proxy at the annual meeting with each Outstanding Common Unit having one vote. In any such election of the Elected Directors, the Common Units shall be voted without giving effect to the second proviso contained in the definition of “Outstanding”. Except as provided above with respect to the Elected Directors elected at the Initial Partnership Board Meeting, each Elected Director shall hold office until the third succeeding annual meeting and until his successor is duly elected or appointed, as the case may be, and qualified, or until his earlier death, resignation or removal;

(iii) any vacancy among the Appointed Directors shall be filled by an individual appointed by the General Partner and any vacancy among the Elected Directors shall be filled by an individual appointed by a majority of the other Elected Directors then serving;

(iv) the Audit Committee and Conflicts Committee shall be defined as committees of the Partnership’s board of directors and the members of such committees shall be appointed by the Partnership’s board of directors;

(v) the Partnership’s board of directors shall appoint or designate agents of the Partnership, referred to as “officers” of the Partnership, as such board of directors shall deem necessary or advisable in the conduct of the affairs of the Partnership;

(vi) the board of directors and officers of the Partnership shall be entitled to certain rights relating to indemnification, compensation and reimbursements from the Partnership to the same extent that the Board of Directors of the General Partner had been entitled to such rights prior to the General Partner’s exercise of the Partnership Board Option;

(vii) the Partnership’s board of directors shall be entitled to nominate individuals to stand for election as Elected Directors at an annual meeting. In addition, any Limited Partner or Group of Limited Partners beneficially owning 10% or more of the Outstanding Common Units shall be entitled to nominate one or more individuals to stand for election as Elected Directors at an annual meeting by providing appropriate notice to the Partnership’s board of directors;

(viii) the members of the Partnership’s board of directors may only be removed as follows: (y) any Appointed Directors may be removed at any time by the General Partner with or without Cause, by the affirmative vote of the holders of a majority of the Outstanding Units with Cause, or by the affirmative vote of a majority of the other members of the Partnership’s board of directors with Cause and (z) any Elected Director may be removed at any time, with Cause, only by the affirmative vote of a majority of the other members of the Partnership’s board of directors or by the affirmative vote of the holders of a majority of the Outstanding Common Units;

(ix) the standards of conduct and modification of duties described in Section 7.9 herein shall apply to any member of the Partnership’s board of directors; and

(x) any other provisions that are necessary or appropriate to effect the General Partner’s exercise of its option set forth in this Section 7.14.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1. Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2. Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3. Reports. (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website), to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website), to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

Section 9.1 Tax Elections and Information. (a) The Partnership is authorized and has elected, effective as of [•], 2015, to be treated as an association taxable as a corporation for U.S. federal income tax purposes. Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by any applicable tax law.

(b) The tax information reasonably required by Record Holders for U.S. federal income tax reporting purposes with respect to a calendar taxable year shall be furnished to them within 90 days of the close of each calendar year.

Section 9.2 Tax Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required or advisable to cause the Partnership and other Group Members to comply with any withholding requirements with respect to any tax established under any U.S. federal, state or local or any non-U.S. law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount with respect to a distribution or payment to or for the benefit of any Partner, the General Partner may treat the amount withheld as a distribution of cash to such Partner in the amount of such withholding from such Partner.

Section 9.3 Conduct of Operations. The General Partner shall use commercially reasonable efforts to conduct the business of the Partnership and its Affiliates in a manner that does not require a holder of Common Units to file a tax return in any jurisdiction with which the holder has no contact other than through ownership of Common Units.

ARTICLE X
ADMISSION OF PARTNERS

Section 10.1 Admission of Initial Limited Partners. Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, Costamare, Croy and the Underwriters as described in Section 5.1 and Section 5.2 in connection with the Initial Offering, the General Partner shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

Section 10.2 Admission of Additional Limited Partners. (a) From and after the Closing Date, by acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner until such Person acquires a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.

(b) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to receive distributions or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.2(a).

Section 10.3 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all or part of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6; provided, however, that no such Person shall be admitted to the Partnership as a successor or additional General Partner until compliance with the terms of Section 4.6 has occurred and such Person has executed and delivered such other documents or instruments as may be required to effect such admission.

Any such successor or additional General Partner is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Marshall Islands Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner. The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interests pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary petition in bankruptcy; (C) files a voluntary petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A), (B) or (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidating trustee of the General Partner or of all or any substantial part of its properties;

(v) The General Partner is adjudged bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding;

(vi) (A) in the event the General Partner is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter and the expiration of 90 days after the date of notice to the General Partner of revocation without a reinstatement of its charter; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi)(A), 11.1(a)(vi)(B), 11.1(a)(vi)(C) or 11.1(a)(vi)(E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances:

(i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, prevailing Eastern Time, on December 31, 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice; provided, however, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member;

(ii) at any time after 12:00 midnight, prevailing Eastern Time, on December 31, 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice (provided, that, prior to the effective date of such withdrawal, the General Partner delivers to the Partnership a Withdrawal Opinion of Counsel);

(iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or

(iv) notwithstanding clause (i) of this Section 11.1(b), at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or, if applicable, the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 80% of the Outstanding Units (including Units held by the General Partner and its Affiliates), voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the majority vote of the outstanding Common Units and Subordinated Units, voting together as a single class.

Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3 Interest of Departing General Partner and Successor General Partner. (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, (A) the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group

Members and its Incentive Distribution Rights, if any (collectively, the “Combined Interest”), in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure and (B) the other holders of the Incentive Distribution Rights shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require such successor to purchase such holders’ Incentive Distribution Rights in exchange for an amount in cash equal to the fair market value of such Incentive Distribution Rights, such amount to be determined and payable as of the effective date of the Departing General Partner’s departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest in exchange for an amount in cash equal to such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing General Partner’s Combined Interest and the value of the Incentive Distribution Rights held by holders other than the Departing General Partner shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner and the value of the Incentive Distribution Rights held by holders other than the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (i) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (ii) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages. Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and no Units held by the General Partner and its Affiliates are voted in favor of such removal, (a) the Subordination Period will end and all Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (b) all Cumulative Common Unit Arrearages on the Common Units will be extinguished, (c) the General Partner will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor, as provided in Section 11.3 and (d) the other holders of the Incentive Distribution Rights will have the right to convert their Incentive Distribution Rights into Common Units or to receive cash in exchange therefor, as provided in Section 11.3.

Section 11.5 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor or additional General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or Section 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(b) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Marshall Islands Act;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Marshall Islands Act; or

(d) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi), then, to the maximum extent permitted by the Marshall Islands Act, within 180 days thereafter, the holders of a Unit Majority may elect in writing to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing, effective as of the date of the Event of Withdrawal, as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall dissolve and conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner.

Section 12.3 Liquidating Trustee. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidating Trustee. The Liquidating Trustee (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The Liquidating Trustee (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a Unit Majority. Upon dissolution, removal or resignation of the Liquidating Trustee, a successor and substitute Liquidating Trustee (who shall have and succeed to all rights, powers and duties of the original Liquidating Trustee) shall within 30 days thereafter be approved by the holders of at least a Unit Majority. The right to approve a successor or substitute Liquidating Trustee in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidating Trustee approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidating Trustee approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) necessary or appropriate to carry out the duties and functions of the Liquidating Trustee hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidating Trustee shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidating Trustee, subject to the Marshall Islands Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidating Trustee and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value, and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidating Trustee may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidating Trustee may distribute the

Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) The Liquidating Trustee shall first satisfy the liabilities of the Partnership. Liabilities of the Partnership include amounts owed to the Liquidating Trustee as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidating Trustee shall either settle such claim for such amount as it deems appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in this Section 12.4 shall be distributed as follows:

(i) If the Current Market Price of the Common Units as of the date three trading days prior to the announcement of the proposed liquidation exceeds the Unrecovered Capital for a Common Unit plus the Cumulative Common Unit Arrearage:

(A) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to such Current Market Price of a Common Unit;

(B) Second (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to such Current Market Price of a Common Unit; and

(C) Thereafter (x) to the General Partner in accordance with its Percentage Interest; (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (i)(C);

(ii) If the Current Market Price of the Common Units as of the date three trading days prior to the announcement of the proposed liquidation is equal to or less than the Unrecovered Capital for a Common Unit plus the Cumulative Common Unit Arrearage:

(A) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Unrecovered Capital for a Common Unit;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage;

(C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Unrecovered Capital for a Common Unit (as calculated prior to the distribution specified in clause (ii)(A) above); and

(D) Thereafter, (x) to the General Partner in accordance with its Percentage Interest; (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (z) to all Unitholders,

Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (ii)(D);

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the Marshall Islands shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the Marshall Islands Act;

(d) a change that the General Partner determines (i) does not adversely affect the rights of the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority (including the Marshall Islands Act) or (B) facilitate the trading of the Units or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed, or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such regulations are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Interests pursuant to Section 5.4;

(h) an amendment that the General Partner determines to be necessary or appropriate for the authorization of additional Partnership Interests or rights to acquire Partnership Interests, including any amendment that the General Partner determines is necessary or appropriate in connection with:

(i) the adjustments of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution in connection with the IDR Reset Election in accordance with Section 5.10;

(ii) the implementation of the provisions relating to the rights of the holders of the Incentive Distribution Rights to reset their Incentive Distribution Rights in exchange for Common Units; or

(iii) any modification of the Incentive Distribution Rights made in connection with the issuance of additional Partnership Interests or rights to acquire Partnership Interests, provided, that, with respect to this clause (iii), any such modifications to the Incentive Distribution Rights and the related issuance of Partnership Interests have received Special Approval;

(i) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(j) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(k) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other Person, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(l) a conversion, merger or conveyance pursuant to Section 14.3(d);

(m) an amendment to cure any ambiguity, defect or inconsistency;

(n) an amendment that is necessary or appropriate to effect the option set forth in Section 7.14; or

(o) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement or by the Marshall Islands Act. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership’s or the Commission’s website.

Section 13.3 Amendment Requirements. (a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such enlargement shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at the General Partner’s option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(d) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called, it being understood that the purposes of such special meeting may only be to vote on matters that require the vote of the Unitholders pursuant to this Agreement. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Marshall Islands Act or the law of any other jurisdiction in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Marshall Islands Act or the law of any other jurisdiction in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1 at least 10 days in advance of such meeting. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7 Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such postponed meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum and Voting. The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner and its Affiliates) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner and its Affiliates).

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved the action in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the applicable statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Right to Vote and Related Matters. (a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

(c) Subject to the provisions of Section 13.3(b) and Section 13.3(c), the Record Holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter.

ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion. Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

(b) If the General Partner shall determine to consent to the merger, consolidation or conversion, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or another entity, or for the cancellation of such equity securities;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi) in an attachment or exhibit, the certificate of limited partnership, certificate of formation, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain and stated in such articles of conversion); and

(viii) such other provisions with respect to the proposed conversion the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners of Merger, Consolidation or Conversion. (a) Except as provided in Section 14.3(d) and 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d) and 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c) Except as provided in Section 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed  % of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4 Certificate of Merger or Conversion. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or Plan of Conversion, as the case may be, a certificate of merger or conversion, as applicable, shall be executed and filed in conformity with the requirements of the Marshall Islands Act.

Section 14.5 Amendment of Partnership Agreement. Pursuant to Section 20(2) of the Marshall Islands Act, an agreement of merger or consolidation approved in accordance with Section 20(2) of the Marshall Islands Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

Section 14.6 Effect of Merger, Consolidation or Conversion. At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the certificate of conversion, for all purposes of the laws of the Marshall Islands:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity; and

(v) the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests. Notwithstanding any other provision of this Agreement, if at any time from and after the Closing Date the General Partner and its Affiliates hold 80% or more of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class or classes (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, if any, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date to the extent Certificates for the Limited Partner Interests are outstanding, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI and XII) shall thereupon cease, except the right to receive the applicable purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), without interest thereon.

ARTICLE XVI
GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications. (a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class airmail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the relevant postal service marked to indicate that the relevant postal service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.2(a), immediately upon the acquisition of such Limited Partner Interests without execution hereof.

Section 16.8 Applicable Law; Forum, Venue and Jurisdiction. (a) This Agreement shall be construed in accordance with and governed by the laws of The Republic of the Marshall Islands, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Marshall Islands Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), unless otherwise provided for by Marshall Islands law, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), unless otherwise provided for by Marshall Islands law, in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.9 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.10 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners (including any amendment to this Agreement), such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action (including any amendment to this Agreement).

Section 16.11 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

Section 16.12 Third-Party Beneficiaries. Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this First Amended and Restated Agreement of Limited Partnership as a Deed as of the date first written above.

GENERAL PARTNER:
Costamare Partners GP LLC By: Costamare Inc., its Sole Member
By:
Name: Konstantinos Konstantakopoulos Title: Chief Executive Officer
LIMITED PARTNERS:
Costamare Inc.
By:
Name: Konstantinos Konstantakopoulos Title: Chief Executive Officer
Croy Holdings Inc.
By:
Name: Title: President/Director

SIGNATURE PAGE TO
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A
to the First Amended and Restated
Agreement of Limited Partnership of
COSTAMARE PARTNERS LP

Certificate Evidencing Common Units
Representing Limited Partner Interests in
COSTAMARE PARTNERS LP

No.      Common Units

In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of Costamare Partners LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Costamare Partners LP, a Marshall Islands limited partnership (the “Partnership”), hereby certifies that  (the “Holder”) is the registered owner of the above designated number of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 60 Zephyrou Street & Syngrou Avenue, 17564 Athens, Greece. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (a) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (b) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (c) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the Marshall Islands.

Dated:
Countersigned and Registered by:	COSTAMARE PARTNERS LP
By:
as Transfer Agent and Registrar		Title:
By:	By:
Authorized Signature		Chief Financial Officer

[Reverse of Certificate]
ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
Custodian

(Cust) (Minor)
TEN ENT	—	as tenants by the entireties
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts /Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS
in
COSTAMARE PARTNERS LP

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint  as its attorney-in-fact with full power of substitution to transfer the same on the books of Costamare Partners LP.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
(Signature)

(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

EXHIBIT B
to the First Amended and Restated
Agreement of Limited Partnership of
COSTAMARE PARTNERS LP

Certificate Evidencing Incentive Distribution Rights
in Costamare Partners LP

No. IDR-      Incentive Distribution Rights

In accordance with Section 4.1 of the Amended and Restated Agreement of Limited Partnership of Costamare Partners LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Costamare Partners LP, a Marshall Islands limited partnership (the “Partnership”), hereby certifies that  (the “Holder”) is the registered owner of  % of the Incentive Distribution Rights transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Incentive Distribution Rights are set forth in, and this Certificate and the Incentive Distribution Rights represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 60 Zephyrou Street & Syngrou Avenue, 17564 Athens, Greece. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (a) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (b) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (c) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall be governed by and construed in accordance with the laws of the Marshall Islands.

Dated: , 2015	Costamare Partners LP
	By:	Costamare Partners GP LLC, its General Partner
By:
Chief Executive Officer
By:
Title:

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
Custodian

(Cust)(Minor)
TEN ENT	—	as tenants by the entireties
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts /Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF INCENTIVE DISTRIBUTION RIGHTS
in
COSTAMARE PARTNERS LP

FOR VALUE RECEIVED,   hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

  Incentive Distribution Rights, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint   as its attorney-in-fact with full power of substitution to transfer the same on the books of Costamare Partners LP.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
(Signature)
(Signature)

No transfer of the Incentive Distribution Rights evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Incentive Distribution Rights to be transferred is surrendered for registration or transfer.

Costamare Partners LP

Common Units
Representing Limited Partner Interests

PROSPECTUS

 , 2015

Morgan Stanley	Barclays	Citigroup	Wells Fargo Securities
Credit Suisse		J.P. Morgan

Until  , 2015 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify our directors, officers and the affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to the Underwriting Agreement filed as Exhibit 1.1 to this registration statement in which Costamare Partners LP and certain of its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities.

Item 7. Recent Sales of Unregistered Securities.

On July 30, 2014, in connection with the formation of Costamare Partners LP, Costamare Partners LP issued to (a) Costamare Partners GP LLC the 2.0% general partner interest in the partnership for $20 and (b) Costamare Inc. the 98.0% limited partner interest in the partnership for $980. These issuances were exempt from registration under Section 4(2) of the Securities Act of 1933.

There have been no other sales of unregistered securities within the past three years.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1†	Certificate of Limited Partnership of Costamare Partners LP
3.2	Form of Agreement of Limited Partnership of Costamare Partners LP (included as Appendix A to the Prospectus)
3.3†	Certificate of Formation of Costamare Partners GP LLC
3.4†	First Amended and Restated Limited Liability Company Agreement of Costamare Partners GP LLC
5.1†	Opinion of Cozen O’Connor, with respect to the legality of the securities being registered
8.1†	Opinion of Cravath, Swaine & Moore LLP, with respect to certain tax matters
8.2†	Opinion of Cozen O’Connor, with respect to certain Marshall Islands tax matters
8.3†	Opinion of Cozen O’Connor, with respect to certain Liberian tax matters
10.1†	Form of Contribution Agreement
10.2†	Omnibus Agreement
10.3*	Form of Partnership Management Agreement
10.4	Form of Ship Management Agreement
10.5†	Ship Management Agreement for the COSCO Beijing, dated October 27, 2010, between Capetanissa Maritime Corporation and Costamare Shipping Company S.A.
10.6†	Ship Management Agreement for the MSC Athens, dated February 15, 2013, between Jodie Shipping Co. and Costamare Shipping Company S.A.
10.7†	Ship Management Agreement for the MSC Athos, dated February 15, 2013, between Kayley Shipping Co. and Costamare Shipping Company S.A.
10.8†	Ship Management Agreement for the Value, dated May 31, 2013, between Raymond Shipping Co. and Costamare Shipping Company S.A.

Exhibit Number	Description
10.9**†	Time Charter, dated January 16, 2004, between Capetanissa Maritime Corporation and Cosco Container Lines Co., Ltd.
10.10**†	Addendum No. 1 to Time Charter, dated January 16, 2004, between Capetanissa Maritime Corporation and Cosco Container Lines Co., Ltd., dated December 27, 2004
10.11†	Addendum No. 2 to Time Charter, dated January 16, 2004, between Capetanissa Maritime Corporation and Cosco Container Lines Co., Ltd., dated October 15, 2008
10.12**†	Time Charter, dated January 28, 2011, between Jodie Shipping Co. and MSC-Mediterranean Shipping Co. S.A.
10.13†	Addendum No. 1 to Time Charter, dated January 28, 2011, between Jodie Shipping Co. and MSC-Mediterranean Shipping Co. S.A., dated January 19, 2012
10.14†	Addendum No. 2 to Time Charter, dated January 28, 2011, between Jodie Shipping Co. and MSC-Mediterranean Shipping Co. S.A., dated March 27, 2013
10.15†	Addendum No. 3 to Time Charter, dated January 28, 2011, between Jodie Shipping Co. and MSC-Mediterranean Shipping Co. S.A., dated March 28, 2013
10.16**†	Time Charter, dated January 28, 2011, between Kayley Shipping Co. and MSC-Mediterranean Shipping Co. S.A.
10.17†	Addendum No. 1 to Time Charter, dated January 28, 2011, between Kayley Shipping Co. and MSC-Mediterranean Shipping Co. S.A., dated January 19, 2012
10.18†	Addendum No. 2 to Time Charter, dated January 28, 2011, between Kayley Shipping Co. and MSC-Mediterranean Shipping Co. S.A., dated March 27, 2013
10.19†	Addendum No. 3 to Time Charter, dated January 28, 2011, between Kayley Shipping Co. and MSC-Mediterranean Shipping Co. S.A., dated March 28, 2013
10.20**†	Time Charter, dated March 30, 2011, between Raymond Shipping Co. and Italia Marittima S.p.A.
10.21†	Loan Agreement, dated June 29, 2006, relating to a $90,000,000 facility, by and among Calyon, Capetanissa Maritime Corporation, as borrower, and Costamare Shipping Company S.A., as corporate guarantor
10.22†

First Supplemental Agreement, dated September 24, 2008, to the Loan Agreement, dated June 29, 2006, relating to a $90,000,000 facility, by and among Calyon, Capetanissa Maritime Corporation, as borrower, and Costamare Shipping Company S.A., as corporate guarantor

10.23†

Loan Agreement, dated April 7, 2011, relating to a $140,000,000 facility, among Costamare Inc., as borrower, ING Bank N.V. London Branch, as agent, ING Bank N.V., as swap bank, and certain other lenders

10.24†

Facility Agreement, dated October 12, 2011, relating to a $152,800,000 facility, among Raymond Shipping Co. and Terance Shipping Co., as borrowers, certain lending banks and financial institutions, as lenders, and DNB Nor Bank ASA, as agent

10.25†

Loan Agreement, dated September 26, 2014, relating to a new credit facility of up to $180,000,000 among Capetanissa Maritime Corporation, Jodie Shipping Co., Kayley Shipping Co. and Raymond Shipping Co., as borrowers, Costamare Partners LP, as guarantor, and DNB Bank ASA, Citibank, N.A., London Branch and Credit Suisse AG, as lenders

10.26†	Form of Indemnification Agreement for the Partnership’s directors and certain officers
10.27	Form of Addendum to the Ship Management Agreement
10.28	Form of Trademark License Agreement between the Partnership and Costamare Shipping Company S.A.
21.1†	List of Subsidiaries of Costamare Partners LP
23.1	Consent of Independent Registered Public Accounting Firm

Exhibit Number	Description
23.2†	Consent of Cozen O’Connor (included in Exhibit 5.1, Exhibit 8.2 and Exhibit 8.3)
23.3†	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.1)
23.4	Consent of Clarkson Research Services Limited
23.5†	Consent of Bart Veldhuizen, Director Nominee
23.6†	Consent of Ulrich Kranich, Director Nominee
24.1†	Power of Attorney

*	To be provided by amendment.
**	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.
†	Previously filed.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with the general partner or its affiliates and of fees, commissions, compensation and other benefits paid, or accrued to the general partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the limited partners the financial statements required by Form 20-F for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Greece, on January 30, 2015.

COSTAMARE PARTNERS LP

By:	/s/ Konstantinos Konstantakopoulos

Name:	Konstantinos Konstantakopoulos
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 30th day of January, 2015.

Signature	Title

/s/ KONSTANTINOS KONSTANTAKOPOULOS Konstantinos Konstantakopoulos	Chief Executive Officer and Director (Principal Executive Officer)

* Gregory Zikos	Chief Financial Officer (Principal Financial and Accounting Officer)

* Anastassios Gabrielides	Director

* Diamantis Manos	Director
*By:	/s/ KONSTANTINOS KONSTANTAKOPOULOS Konstantinos Konstantakopoulos Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant’s duly authorized representative in the United States has signed this Registration Statement in the City of Newark, State of Delaware, on January 30, 2015.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi

Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Set forth below is a list of exhibits that are being or will be filed with this Registration Statement on Form F-1.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1†	Certificate of Limited Partnership of Costamare Partners LP
3.2	Form of Agreement of Limited Partnership of Costamare Partners LP (included as Appendix A to the Prospectus)
3.3†	Certificate of Formation of Costamare Partners GP LLC
3.4†	First Amended and Restated Limited Liability Company Agreement of Costamare Partners GP LLC
5.1†	Opinion of Cozen O’Connor, with respect to the legality of the securities being registered
8.1†	Opinion of Cravath, Swaine & Moore LLP, with respect to certain tax matters
8.2†	Opinion of Cozen O’Connor, with respect to certain Marshall Islands tax matters
8.3†	Opinion of Cozen O’Connor, with respect to certain Liberian tax matters
10.1†	Form of Contribution Agreement
10.2†	Omnibus Agreement
10.3*	Form of Partnership Management Agreement
10.4	Form of Ship Management Agreement
10.5†	Ship Management Agreement for the COSCO Beijing, dated October 27, 2010, between Capetanissa Maritime Corporation and Costamare Shipping Company S.A.
10.6†	Ship Management Agreement for the MSC Athens, dated February 15, 2013, between Jodie Shipping Co. and Costamare Shipping Company S.A.
10.7†	Ship Management Agreement for the MSC Athos, dated February 15, 2013, between Kayley Shipping Co. and Costamare Shipping Company S.A.
10.8†	Ship Management Agreement for the Value, dated May 31, 2013, between Raymond Shipping Co. and Costamare Shipping Company S.A.
10.9**†	Time Charter, dated January 16, 2004, between Capetanissa Maritime Corporation and Cosco Container Lines Co., Ltd.
10.10**†	Addendum No. 1 to Time Charter, dated January 16, 2004, between Capetanissa Maritime Corporation and Cosco Container Lines Co., Ltd., dated December 27, 2004
10.11†	Addendum No. 2 to Time Charter, dated January 16, 2004, between Capetanissa Maritime Corporation and Cosco Container Lines Co., Ltd., dated October 15, 2008
10.12**†	Time Charter, dated January 28, 2011, between Jodie Shipping Co. and MSC-Mediterranean Shipping Co. S.A.
10.13†	Addendum No. 1 to Time Charter, dated January 28, 2011, between Jodie Shipping Co. and MSC-Mediterranean Shipping Co. S.A., dated January 19, 2012
10.14†	Addendum No. 2 to Time Charter, dated January 28, 2011, between Jodie Shipping Co. and MSC-Mediterranean Shipping Co. S.A., dated March 27, 2013
10.15†	Addendum No. 3 to Time Charter, dated January 28, 2011, between Jodie Shipping Co. and MSC-Mediterranean Shipping Co. S.A., dated March 28, 2013
10.16**†	Time Charter, dated January 28, 2011, between Kayley Shipping Co. and MSC-Mediterranean Shipping Co. S.A.
10.17†	Addendum No. 1 to Time Charter, dated January 28, 2011, between Kayley Shipping Co. and MSC-Mediterranean Shipping Co. S.A., dated January 19, 2012
10.18†	Addendum No. 2 to Time Charter, dated January 28, 2011, between Kayley Shipping Co. and MSC-Mediterranean Shipping Co. S.A., dated March 27, 2013

Exhibit Number	Description
10.19†	Addendum No. 3 to Time Charter, dated January 28, 2011, between Kayley Shipping Co. and MSC-Mediterranean Shipping Co. S.A., dated March 28, 2013
10.20**†	Time Charter, dated March 30, 2011, between Raymond Shipping Co. and Italia Marittima S.p.A.
10.21†	Loan Agreement, dated June 29, 2006, relating to a $90,000,000 facility, by and among Calyon, Capetanissa Maritime Corporation, as borrower, and Costamare Shipping Company S.A., as corporate guarantor
10.22†

First Supplemental Agreement, dated September 24, 2008, to the Loan Agreement, dated June 29, 2006, relating to a $90,000,000 facility, by and among Calyon, Capetanissa Maritime Corporation, as borrower, and Costamare Shipping Company S.A., as corporate guarantor

10.23†

Loan Agreement, dated April 7, 2011, relating to a $140,000,000 facility, among Costamare Inc., as borrower, ING Bank N.V. London Branch, as agent, ING Bank N.V., as swap bank, and certain other lenders

10.24†

Facility Agreement, dated October 12, 2011, relating to a $152,800,000 facility, among Raymond Shipping Co. and Terance Shipping Co., as borrowers, certain lending banks and financial institutions, as lenders, and DNB Nor Bank ASA, as agent

10.25†

Loan Agreement, dated September 26, 2014, relating to a new credit facility of up to $180,000,000, among Capetanissa Maritime Corporation, Jodie Shipping Co., Kayley Shipping Co. and Raymond Shipping Co., as borrowers, Costamare Partners LP, as guarantor, and DNB Bank ASA, Citibank, N.A., London Branch and Credit Suisse AG, as lenders

10.26†	Form of Indemnification Agreement for the Partnership’s directors and certain officers
10.27	Form of Addendum to the Ship Management Agreement
10.28	Form of Trademark License Agreement between the Partnership and Costamare Shipping Company S.A.
21.1†	List of Subsidiaries of Costamare Partners LP
23.1	Consent of Independent Registered Public Accounting Firm
23.2†	Consent of Cozen O’Connor (included in Exhibit 5.1, Exhibit 8.2 and Exhibit 8.3)
23.3†	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.1)
23.4	Consent of Clarkson Research Services Limited
23.5†	Consent of Bart Veldhuizen, Director Nominee
23.6†	Consent of Ulrich Kranich, Director Nominee
24.1†	Power of Attorney

*	To be provided by amendment.
**	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.
†	Previously filed.